                         PINNACLE ENTERTAINMENT, INC.
                     330 NORTH BRAND BOULEVARD, SUITE 1100
                          GLENDALE, CALIFORNIA 91203

                                          , 2000

Dear Fellow Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Pinnacle Entertainment, Inc. (formerly Hollywood Park, Inc.) ("Pinnacle" or
the "Company"), to be held at     on August   , 2000 at   .m. local time.

   At the annual meeting, you will be asked to consider and vote upon a proposal to approve and adopt a merger agreement which provides for the merger of Pinnacle Acquisition Corporation, a wholly-owned subsidiary of PH Casino Resorts, Inc., with and into the Company, with the Company as the surviving corporation. Following the merger, the Company would be wholly-owned by PH Casino Resorts and would no longer have securities listed on the New York Stock Exchange. PH Casino Resorts and Pinnacle Acquisition Corporation are newly formed direct and indirect subsidiaries of Harveys Casino Resorts formed for the purpose of completing the merger. Harveys Casino Resorts is an affiliate of Colony Capital, Inc., a private investment firm.

   Upon closing of the merger, holders of the outstanding shares of the Company's common stock (other than shares of the Company's common stock owned by the Company or its subsidiaries, Pinnacle Acquisition Corporation and stockholders who have perfected their appraisal rights in accordance with Delaware law and certain shares of the Company's common stock to be contributed to PH Casino Resorts by certain members of senior management of the Company, as discussed below) will be entitled to receive $24.00 in cash, without interest, for each share of the Company's common stock held by them. Such stockholders may also be entitled to receive up to an additional $1.00 in cash for each share of the Company's common stock contingent on the sale by the Company of the Company's 97 acres of surplus land in Inglewood, California under certain circumstances, as described in the accompanying Proxy Statement. However, there is no assurance that such a sale will occur or, if such a sale occurs, that such circumstances will be satisfied.

   Upon the closing of the merger, holders of options to purchase shares of the Company's common stock (other than certain options to be exchanged for PH Casino Resorts options by certain members of senior management of the Company as discussed below) also may be entitled to receive cash in exchange for their options, depending on the per share exercise price of such options, as described in the accompanying Proxy Statement, regardless of whether their options are fully vested.

   In connection with the merger, certain members of the Company's senior management, including myself, have agreed to contribute certain of their shares of the Company's common stock to PH Casino Resorts in exchange for shares of PH Casino Resorts common stock, and to exchange certain of their Pinnacle stock options for fully vested options to purchase shares of PH Casino Resorts common stock, with the new PH Casino Resorts shares and options having an aggregate value equal to that of the shares contributed and options exchanged.

   In addition, certain members of the Company's senior management, including myself, are or will be parties to other arrangements concerning their positions as directors, executive officers and stockholders of PH Casino Resorts or its subsidiaries following the merger. These arrangements are described in more detail in the Proxy Statement. Following the merger, it is currently expected that members of the Company's senior management will beneficially own approximately 15.6% of the voting power of PH Casino Resorts common stock.

   Accompanying this letter is the formal Notice of Annual Meeting, Proxy Statement and Proxy Card relating to the meeting. The Proxy Statement provides detailed information about the proposed merger. We encourage you to read the entire Proxy Statement, including the annexes, completely and carefully.

   Because certain members of the Company's senior management will obtain an ownership interest in PH Casino Resorts following the merger, the Board of Directors appointed a special committee of the Board of Directors comprised of seven independent members of the Board of Directors to negotiate and evaluate the merger agreement on behalf of the Company and to recommend to the full Board of Directors whether to proceed with the proposed merger. The Board of Directors, acting on the unanimous recommendation of the special committee, unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Paul Alanis and I, each of whom will own shares of PH Casino Resorts common stock upon consummation of the merger, abstained from the vote.

   The Board of Directors has determined that the terms and conditions of the merger agreement, the proposed merger and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company's stockholders other than the management stockholders who will have a continuing interest in PH Casino Resorts. THEREFORE, THE BOARD OF DIRECTORS, BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY, WITH THE DIRECTORS WHO ARE MANAGEMENT MEMBERS ABSTAINING, RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The recommendation of the special committee and the approval and recommendation of the Board of Directors are based on a number of factors described in the Proxy Statement, including the written opinion of Jefferies & Company, Inc., the special committee's financial advisor, to the effect that, as of the date of the opinion, the merger consideration to be received by the stockholders in the merger (even if no contingent payment is made) is fair to such stockholders from a financial point of view. The price of $24.00 per share (not taking into account any additional contingent payment) represents a 39.1% premium to the closing price of the Company's common stock on March 6, 2000 (the second to last trading day prior to the public announcement that the Company had received a proposal regarding the proposed transaction) and a 21.5% premium to the closing price for the common stock on April 14, 2000 (the last trading day before the signing of the definitive Merger Agreement was announced). The merger is subject to certain conditions to closing in addition to approval by the Company's stockholders, including regulatory approvals in the various jurisdictions in which the Company and Harveys Casino Resorts conduct gaming operations, the completion by the Company of certain pending asset sales and completion of PH Casino Resorts's financing for the transaction (with respect to which bank commitment and "highly confident" letters have been received).

   Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock in accordance with applicable Delaware law. The members of the Company's senior management, including myself, who will have a continuing ownership interest in PH Casino Resorts have agreed to vote their shares (representing a total of approximately 11.4% of the Company's outstanding common stock) in favor of the approval and adoption of the merger agreement.

   At the annual meeting, you will also be asked to consider and vote on the election of nine directors to serve for the coming year on the Company's Board of Directors until the earlier of the Company's next annual meeting of stockholders (and until such director's successor shall have been duly elected and qualified) or the effective time of the merger. The accompanying Proxy Statement contains important information concerning the directors to be elected at the annual meeting. We hope you will take the time to study it carefully.

   Your vote is very important, regardless of how many shares you own. We hope you can attend the annual meeting in person. However, whether or not you plan to attend the annual meeting, please complete, sign, date and return the Proxy Card in the enclosed envelope. If you attend the annual meeting, you may vote in person if you wish, even though you have previously returned your Proxy Card.

                                          Sincerely,

                                          R.D. Hubbard
                                          Chairman of the Board of Directors
                                           and Chief Executive Officer

                         PINNACLE ENTERTAINMENT, INC.
                     330 NORTH BRAND BOULEVARD, SUITE 1100
                          GLENDALE, CALIFORNIA 91203

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST  , 2000

TO THE STOCKHOLDERS OF PINNACLE ENTERTAINMENT, INC.:

   NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Pinnacle Entertainment, Inc. (formerly Hollywood Park, Inc.), a Delaware corporation
("Pinnacle" or the "Company"), will be held on August  , 2000, at   .m. local
time, at        and at any adjournment or postponement thereof (the "Annual
Meeting"). At the Annual Meeting, the Company's stockholders will be asked to consider and vote upon:

     1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 17, 2000 (the "Merger Agreement"), by and among the Company, PH Casino Resorts, Inc., a Delaware corporation ("PHCR"), and Pinnacle Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of PHCR ("Pinnacle Acq Corp"), pursuant to which (i) Pinnacle Acq Corp will merge with and into the Company, with the Company as the surviving corporation, (ii) holders of the then outstanding shares of the Company's common stock (other than shares owned by the Company or any of its subsidiaries, Pinnacle Acq Corp and stockholders who have perfected their appraisal rights in accordance with Delaware law and certain shares to be contributed to PHCR by certain members of the Company's senior management) will be entitled to receive $24.00 in cash, without interest, for each share of the Company's common stock held by them and up to an additional $1.00 in cash for each such share of the Company's common stock, contingent on the sale by the Company of the Company's 97 acres of surplus land in Inglewood, California under certain circumstances, and (iii) holders of options to purchase shares of the Company's common stock (other than certain options to be exchanged for PHCR options by certain members of senior management of the Company as discussed below) also may be entitled to receive cash in exchange for their options, depending on the per share exercise price of such optons, as described in the accompanying Proxy Statement, regardless of whether their options are fully vested;

     2. The election of nine directors to serve on the Company's Board of Directors for the coming year, each to hold office until the earlier of the next annual meeting of stockholders (and until such director's successor shall have been duly elected and qualified) or the effective time of the merger; and

     3. Such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

   The Merger Agreement is described in the accompanying Proxy Statement, which you are urged to read carefully. A copy of the Merger Agreement is attached as Annex A to such Proxy Statement.

   Only stockholders of record of the Company's common stock at the close of
business on [     ], 2000 are entitled to notice of and to vote at the Annual
Meeting or any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Annual Meeting by any
stockholder and, for 10 days prior to the Annual Meeting, at [   ].

   Stockholders of the Company who do not vote in favor of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for such an appraisal prior to the taking of the vote on the Merger Agreement and they comply with the other Delaware law procedures for exercising appraisal rights explained in the accompanying Proxy Statement.

   Your vote is very important. The proposed merger cannot occur unless, among other things, the Merger Agreement is approved and adopted by the affirmative vote of the holders of a majority of all outstanding shares of the Company's common stock. Your failure to vote will have the same effect as if you voted against approval and adoption of the Merger Agreement. TO ENSURE THAT YOUR
-------
SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Loren S. Ostrow
                                          Secretary

Glendale, California
      , 2000

 THE INFORMATION IN THIS PRELIMINARY PROXY STATEMENT DATED JULY 17, 2000 WILL
                         BE AMENDED OR COMPLETED.

                         PINNACLE ENTERTAINMENT, INC.
                        (FORMERLY HOLLYWOOD PARK, INC.)
                     330 NORTH BRAND BOULEVARD, SUITE 1100
                          GLENDALE, CALIFORNIA 91203

                          PROXY STATEMENT RELATING TO
                        ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held August  , 2000

   This Proxy Statement is being furnished to the stockholders of Pinnacle Entertainment, Inc., a Delaware corporation ("Pinnacle" or the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of the Company's Stockholders (the
"Annual Meeting") to be held on August  , 2000, at    .m. local time, at
     , and at any adjournments or postponements thereof.

   At the Annual Meeting, holders of the Company's common stock, $0.10 par value per share ("Pinnacle Common Stock"), will consider a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 17, 2000 (the "Merger Agreement"), by and among the Company, PH Casino Resorts, Inc., a Delaware corporation ("PHCR"), and Pinnacle Acquisition Corporation, a Delaware corporation ("Pinnacle Acq Corp"), which provides for the merger of Pinnacle Acq Corp, a newly formed wholly-owned subsidiary of PHCR, with and into the Company, with the Company surviving as a wholly-owned subsidiary of PHCR (the "Pinnacle Merger"). A copy of the Merger Agreement is attached to this Proxy Statement as Annex A.

   Upon closing of the Pinnacle Merger, holders of then outstanding shares of Pinnacle Common Stock (other than shares of Pinnacle Common Stock owned by the Company or any of its subsidiaries, Pinnacle Acq Corp and stockholders who have perfected their appraisal rights in accordance with Delaware law and certain shares of Pinnacle Common Stock to be contributed to PHCR by certain members of the Company's senior management as described below) will be entitled to receive $24.00 in cash, without interest, for each share of Pinnacle Common Stock held by them. Such stockholders may also be entitled to receive up to an additional $1.00 in cash for each share of Pinnacle Common Stock held by them, contingent on the sale by the Company of the Company's 97 acres of surplus land in Inglewood, California under certain circumstances, as described in this Proxy Statement. See "Merger Agreement--Conversion of Pinnacle Shares and Stock Options; Contingent Payment." Upon the closing of the Pinnacle Merger, holders of options to purchase shares of Pinnacle Common Stock (other than options to be exchanged for PHCR options by certain members of the Company's senior management as described below) with a per share exercise price of less than $24.00 will be entitled to receive an amount in cash equal to the difference between $24.00 and the exercise price per share, without interest, for each share underlying such option, regardless of whether the option is fully vested. Each such option holder also will be entitled to receive the contingent payment described above to the extent that the cash merger consideration (taking into account any contingent payment to be paid in cash at the effective time) exceeds the per share exercise price of such options.

   In connection with the Pinnacle Merger, certain members of the Company's senior management (the "Management Stockholders") have agreed to contribute certain of their shares of Pinnacle Common Stock to PHCR in exchange for shares of PHCR common stock and to exchange certain of their Pinnacle stock options for fully vested options to purchase shares of PHCR common stock, with the new PCHR shares and options having an aggregate value equal to that of the shares contributed and options exchanged.

   In addition, the Management Stockholders are or will be parties to other arrangements concerning their positions as directors, executive officers and stockholders of PHCR or its subsidiaries following the merger. These arrangements are described in more detail in the Proxy Statement. Following the merger, it is currently expected that members of the Company's senior management will beneficially own approximately 15.6% of the voting power of PHCR's common stock.

   THE BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS APPROVED THE MERGER AGREEMENT, THE PINNACLE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND HAS DETERMINED THAT THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, THE PINNACLE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. THE BOARD OF DIRECTORS, BASED UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY, WITH THE MANAGEMENT STOCKHOLDERS ABSTAINING, RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

   Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Pinnacle Common Stock. The Management Stockholders have agreed to vote their shares (representing a total of approximately 11.4% of the outstanding Pinnacle Common Stock) in favor of the approval and adoption of the Merger Agreement.

   At the Annual Meeting, holders of Pinnacle Common Stock will also vote to elect nine directors to serve on the Company's Board of Directors until the earlier of the Company's next annual meeting of stockholders (and until such director's successor shall have been duly elected and qualified) or the effective time of the Pinnacle Merger. If the Pinnacle Merger is approved and completed, at the effective time of the Pinnacle Merger, the directors of the Company will be replaced with the directors of Pinnacle Acq Corp.

   This Proxy Statement and the accompanying Proxy Card are first being mailed
to the Company's stockholders on or about     , 2000. The address of the
principal executive offices of the Company is 330 North Brand Boulevard, Suite 1100, Glendale, California 91203.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               SUMMARY TERM SHEET

   The following is a summary of some of the terms of the merger of Pinnacle Acquisition Corporation with and into the Company, with the Company surviving as a wholly-owned subsidiary of PH Casino Resorts, Inc., and other information relating to the annual meeting. Throughout this summary, Pinnacle Acquisition Corporation is referred to as Pinnacle Acq Corp, and PH Casino Resorts, Inc. is referred to as PHCR. This summary is not meant to be comprehensive and does not contain all the information that is important to you. We have included page references to direct you to more complete information in the Proxy Statement. You should carefully read the entire Proxy Statement, including the Annexes, and the other documents to which this Proxy Statement refers to fully understand the Pinnacle merger and its consequences.

The Pinnacle Merger (see    .  PHCR will acquire the Company through a merger
page 27)                       of PHCR's newly formed wholly-owned subsidiary,
                               Pinnacle Acq Corp, into the Company. PHCR and
                               Pinnacle Acq Corp are newly formed wholly-owned subsidiaries of Harveys Casino Resorts, a gaming company with gaming establishments in Nevada, Iowa, and Colorado. At the present time, PHCR and Pinnacle Acq Corp have no assets and conduct no operations. Harveys Casino Resorts is an affiliate of Colony Capital, Inc. Following the
                               Pinnacle merger, the Company will be a wholly-owned subsidiary of PHCR and will cease to be a reporting company, and Pinnacle common stock will cease to be traded on the New York Stock
                               Exchange.

                            . Concurrently with the Pinnacle merger, another newly formed wholly-owned subsidiary of PHCR, Harveys Acquisition Corporation, will merge into Harveys Casino Resorts, with Harveys Casino Resorts surviving as a wholly-owned subsidiary of PHCR. Throughout this summary, this merger is referred to as the Harveys merger.

                            . Immediately following the Pinnacle merger and the Harveys merger, it is currently expected that the voting power of PHCR's common stock will be owned approximately as follows:

                               .  82.7% by Colony HCR Voteco, LLC, an
                                  affiliate of Colony Capital,

                               .  15.6% by some members of the Company's
                                  senior management, including R.D. Hubbard, and

                               .  1.7% by the current management of Harveys.

                               See "--Ownership Structure and Voting Control."

What You Will Receive in    .  Upon the closing of the Pinnacle merger, holders
the Pinnacle Merger (see       of then outstanding shares of Pinnacle common
pages 1 and 79)                stock, other than shares of Pinnacle common
                               stock owned by stockholders who perfect their appraisal rights in accordance with Delaware law, will be entitled to receive $24.00 in cash, without interest, for each share of Pinnacle common stock held by them, plus up to an additional $1.00 per share in cash contingent upon the sale by the Company before December 31, 2001 of the Company's 97 acres of surplus land in Inglewood, California. You will be entitled to receive the full $1.00 per share contingent payment if the net after tax proceeds of the Inglewood land sale are at least $40,750,000. If the net after tax proceeds are between $13,054,000 and $40,750,000, the $1.00 per share contingent payment will be reduced proportionately. If the Inglewood land sale does not close before December 31, 2001, or if the net after tax proceeds are less than or equal to $13,054,000, then you will not be entitled to any contingent payment.


                           . The Company has entered into an agreement to sell the Inglewood land at a price which the Company estimates would result in net after tax proceeds in excess of $40,750,000. That agreement is subject to contingencies, so that there can be no assurance that the sale of the Inglewood land will be completed on such terms or at all.

                           . Upon the closing of the Pinnacle merger, holders of options to purchase shares of Pinnacle common stock, other than options to be exchanged for PHCR options by the management stockholders, may receive cash in exchange for their options, depending on the per share exercise price of such options.

The Special Committee      .  Because two members of the Company's board of
and Its Recommendation        directors, R.D. Hubbard, chairman of the board,
to the Board (see pages       and Paul Alanis, along with other management
35 and 47)                    stockholders, will obtain an ownership interest
                              in PHCR following the Pinnacle merger, the board of directors formed a special committee consisting of seven disinterested directors to evaluate and negotiate the terms of the merger agreement with PHCR and to recommend to the full board whether to proceed with the proposed
                              Pinnacle merger. The special committee
                              independently selected and retained legal and financial advisors to assist it in the negotiation. The special committee and the board of directors received an opinion from the special committee's financial advisor, on which the special committee and the entire board of directors relied, that as of the date of the opinion, the merger consideration, even if no contingent payment is made, was fair to you from a financial point of view. See "Special
                              Factors--Opinion of Financial Advisor to the Special Committee." The special committee determined that the terms and conditions of the merger agreement are advisable, fair to and in the best interests of the Company's stockholders other than the management stockholders and recommended to the full board that it approve the merger agreement.

The Board of Directors     .  The board of directors, with Messrs. Hubbard and
Recommends That You Vote      Alanis abstaining, recommends you vote in favor
for the Merger Agreement      of the approval and adoption of the merger
(see page 47)                 agreement. The board of directors, based upon
                              the unanimous recommendation of the special committee, has determined that the terms and conditions of the merger agreement, the Pinnacle merger and the
                             transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company's stockholders other than the management stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY, WITH THE MANAGEMENT STOCKHOLDERS ABSTAINING, RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Acquiring Parties' and    .  Each of Pinnacle Acq Corp, PHCR, Harveys Casino
Management                   Resorts, Colony HCR Voteco and Messrs. R.D.
Stockholders' Position       Hubbard, G. Michael Finnigan, Paul R. Alanis, J.
on the Fairness of the       Michael Allen and Bruce C. Hinckley, as officers
Transaction (see pages       and/or directors of the Company, believes that
58 and 59)                   the transaction is substantively and procedurally
                             fair to the holders of Pinnacle common stock other than the management stockholders. This position is based on the limited facts and circumstances available to them and takes into account, among other things, the fact that, as the acquiring parties in the transaction or the management stockholders, as the case may be, they may have interests in conflict with the interests of the Company's stockholders other than the management stockholders.

Vote Required to          .  The holders of a majority of the outstanding
Approve the Merger           shares of Pinnacle common stock must vote to
Agreement (see page 24)      approve and adopt the merger agreement. The
                             management stockholders currently beneficially own a total of approximately 11.4% of the Pinnacle common stock and have agreed to vote their shares in favor of the approval and adoption of the merger agreement. IF YOU DO NOT
                             VOTE YOUR SHARES, THE EFFECT WILL BE A VOTE
                             AGAINST THE APPROVAL AND ADOPTION OF THE MERGER
                             AGREEMENT.



Opinion of Financial      .  The special committee of the Company's board of
Advisor (see page 51)        directors received a written fairness opinion
                             from Jefferies & Company, Inc. with respect to the merger consideration in the Pinnacle merger.
                             The written fairness opinion states that as of the date of the opinion the merger consideration, even if no contingent payment is made, was fair from a financial point of view to the holders of Pinnacle common stock.

                          .  The annual meeting will be on August  , 2000 at
Location, Date and Time         :m. local time at      .
of Annual Meeting (see
page 24)

Interest of Management    .  The management stockholders have interests in the
Stockholders (see pages      Pinnacle merger that are different from your
63 and 93)                   interests as a stockholder. Collectively, the
                             management stockholders now beneficially own
                             3,000,285 shares of Pinnacle common stock representing approximately 11.4% of the outstanding Pinnacle common stock. As a condition to the Pinnacle merger, the management stockholders will, immediately prior to the Pinnacle merger, contribute to PHCR some of the shares of Pinnacle common stock held by them in exchange for shares of PHCR common stock and will exchange some of their Pinnacle stock options for fully vested options to purchase shares of PHCR common stock, with an aggregate value equal to that of the shares contributed and options exchanged. Based on the merger consideration, the aggregate value of the shares of Pinnacle common stock being contributed to PHCR and Pinnacle stock options being exchanged by the management stockholders is $50,000,000. The remaining Pinnacle common stock and stock options held by the management stockholders, other than Mr. Hubbard, will be treated the same as the Pinnacle common stock and stock options held by other stockholders.

                           . With respect to remaining shares owned by Mr. Hubbard, in order to mitigate a tax disadvantage of this transaction structure which affects
                              Mr. Hubbard but does not affect other
                              stockholders, immediately prior to the Pinnacle merger, the Company will purchase from Mr. Hubbard the shares of Pinnacle common stock owned by Mr. Hubbard which are not being contributed to PHCR for a purchase price equal to the merger consideration, including any right to receive the applicable contingent payment, if any, on terms substantively identical to those which apply to the Company's stockholders.

                           . The management stockholders will continue to serve as executive officers of PHCR or its subsidiaries after the Pinnacle merger.

                           . The management stockholders will also be entitled to receive restricted stock grants for shares of PHCR stock and be eligible to receive additional PHCR stock options.

                           . The management stockholders have agreed to vote their shares of Pinnacle common stock in favor of the approval and adoption of the merger agreement.

Financing and Sources of   .  One of the conditions to Pinnacle Acq Corp's
Funds for the Pinnacle        obligation to consummate the Pinnacle merger is
Merger (see page 68)          the receipt by Pinnacle Acq Corp and Harveys
                              Acquisition Corporation of cash proceeds of debt financing satisfying the terms specified in the merger agreement. See "--Conditions to the Pinnacle Merger."

                           . PHCR has received a commitment letter with respect to a $900,000,000 aggregate principal amount senior secured credit facility, and PHCR and certain of its affiliates have received "highly confident" letters with respect to $550,000,000 aggregate principal amount of senior subordinated debt. In addition to financing, it is expected that the Company will need to have significant cash on hand at the closing in order for the Pinnacle merger and the other transactions contemplated by the merger agreement to be consummated. If such cash is not on hand, then PHCR's ability to consummate financing and the Pinnacle merger will likely be materially impaired. While the amount cannot be known with certainty, it is expected that an aggregate of at least $1,600,000,000 will be required to enable the payment in full of all amounts necessary to consummate the Pinnacle merger and the other transactions contemplated by the merger agreement in the case where no Pinnacle indebtedness is assumed by the acquiror.

Conditions to the          .  A number of conditions must be satisfied or
Pinnacle Merger (see          waived before any of the parties is obligated to
page 84)                      complete the Pinnacle Merger, including the
                              approval and adoption of the merger agreement by the holders of a majority of the outstanding shares of Pinnacle common stock.

                           . Additional conditions must be satisfied or waived before Pinnacle Acq Corp, but not the Company, is obligated to complete the Pinnacle merger, including:

                              . All required licenses, permits, consents, findings of suitability and approvals from the applicable gaming authorities, other governmental entities and specified third parties shall have been obtained;

                              .  Pinnacle Acq Corp and Harveys Acquisition
                                 Corp shall have received the cash proceeds of debt financing satisfying the terms specified in the merger agreement;

                              . Since April 17, 2000, no event shall have occurred which would reasonably be expected to have a material adverse effect on the Company or the transactions contemplated by the merger agreement;

                              . To the extent required, Pinnacle Acq Corp shall have received valid consents and related tenders under the outstanding principal amount of debt of the Company and Harveys Casino Resorts pursuant to tender offers for such debt;

                              . The Company shall have completed the pending sales of Boomtown Biloxi and Casino Magic Bay St. Louis on substantially the terms and conditions contained in the applicable definitive agreements for such transactions and for at least a minimum amount of net proceeds;

                              . All material phases of the Belterra Casino Resort, other than the golf course and performance theater, shall have been substantially completed and open to the public by not later than September 15, 2000, and the costs associated with such project shall not be, in the aggregate, more than $207,000,000, and such project (other than the golf course and performance theater) shall have been completed in substantial conformity with the written budgets, plans and policies relating to such project provided to Pinnacle Acq Corp; and



                              . The shares held by stockholders who exercise appraisal rights under Delaware law must not exceed 5% of the outstanding shares of Pinnacle common stock.

Termination of the Merger   .  All parties may mutually agree in writing at any
Agreement (see page 90)        time, including any time after the annual
                               meeting, to terminate the merger agreement.

                            . In addition, either Pinnacle Acq Corp or the Company may terminate the Merger Agreement if, among other things:

                               . the Pinnacle Merger has not been completed by January 15, 2001; provided that at Pinnacle Acq Corp's option, such outside closing date may be extended for up to two months or up to six months in order to obtain gaming authority approval under specified circumstances;

                               .  either party receives a final and
                                  nonappealable written disapproval of the merger agreement from a gaming authority and such disapproval would cause Pinnacle Acq Corp to be unable to consummate the Pinnacle merger;

                               . a final, nonappealable court order or other governmental action prohibits the Pinnacle merger;

                               . at a duly held stockholders meeting, the stockholder approval required to complete the Pinnacle merger is not obtained; or

                               .  the commitment and "highly confident"
                                  letters which have been received by PHCR with respect to financing have been withdrawn or terminated by the issuing lenders and are not replaced within 20 business days.

                            . Pinnacle Acq Corp may also terminate the merger agreement if, among other things:

                               .  the board of directors of the Company
                                  amends, modifies or withdraws its
                                  recommendation of the merger agreement;

                               .  following the submission of a takeover
                                  proposal, the Company fails to comply with the covenant in the merger agreement prohibiting solicitation of other acquisition proposals (see "Acquisition Proposals" below) or the covenant to use all reasonable efforts to consummate the transactions contemplated by the merger agreement; or

                               . the merger agreement has not been approved by the Company's stockholders on or prior to [August 15, 2000] [as such date may be extended pursuant to the merger agreement].


                            . The Company also may terminate the merger agreement if prior to approval of the merger agreement or the Pinnacle merger by the Company's stockholders, to the extent required by the fiduciary duties to the Company's stockholders and subject to the other requirements of the merger agreement, the Pinnacle board of directors or the special committee approves a competitive proposal, and concurrently with the termination of the merger agreement the Company enters into a definitive agreement with respect to that competitive proposal and pays to Pinnacle Acq Corp the $25,000,000 termination fee. See "--Termination Fee."

Acquisition Proposals       .  In general, the merger agreement prohibits the
(see page 87)                  Company and its officers, directors, employees
                               and other representatives from soliciting, initiating, encouraging or participating in inquiries, discussions or negotiations or furnishing non-public information regarding takeover proposals. However, the merger agreement permits the Company to provide information to and participate in negotiations with third parties who make unsolicited, written competitive proposals if:

                               (1) in the opinion of the Company's board of
                                   directors after consultation with outside legal counsel, the failure to act would be inconsistent with the fiduciary duties of the Company's board of directors to the Company's stockholders, and

                               (2) other conditions are met.

Termination Fee (see page   .  Under some circumstances, the Company will be
91)                            obligated to pay Pinnacle Acq Corp a termination
                               fee equal to $25,000,000. This termination fee is payable if, among other things, the merger agreement:

                               . is terminated by Pinnacle Acq Corp because the Company's board of directors amends, modifies or withdraws its recommendation of the merger agreement,

                               . is terminated by Pinnacle Acq Corp because following a takeover proposal Pinnacle failed to comply with the covenant in the merger agreement prohibiting solicitation of other acquisition proposals or the covenant to use all reasonable efforts to consummate the transactions contemplated by the merger agreement (see "--Acquisition Proposals" above):

                               . is terminated by the Company in compliance with the merger agreement upon entering into a definitive agreement with respect to a competitive proposal, as summarized above and as set out in detail in the merger agreement (see "--Termination of the Merger Agreement"),

                               . is terminated, because the merger agreement has not been approved by the Company's stockholders prior to [August 15, 2000] [as it may be extended as described above], or the Pinnacle merger has not been completed by the outside closing date and, in either case, prior to such termination a competitive proposal or a significant takeover proposal was made and within 12 months of such termination the Company consummates a significant takeover proposal, or enters into an agreement with respect to, or approves or recommends or publicly proposes to approve or recommend, a significant takeover proposal which is thereafter consummated (subject to some exceptions), or

                            . is terminated because the Company's stockholders do not approve the Pinnacle merger and prior to the termination of the merger agreement a significant takeover proposal was made.

Advantages of the           .  In the Pinnacle merger, you will receive for
Pinnacle Merger to You         your shares of Pinnacle common stock a cash
(see page 45)                  premium over the market price when the Pinnacle
                               merger was announced. The merger consideration of $24.00 per share, not taking into account any additional contingent payment, represents a premium of 39.1% over the closing price of Pinnacle common stock on March 6, 2000, the second to last trading day prior to the public announcement that the Company had received a proposal regarding the proposed transaction, and a 21.5% premium over the closing price for Pinnacle common stock on April 14, 2000, the last trading day before the signing of the definitive merger agreement was announced.
                               Following the Pinnacle merger, you also will not bear the risk of any decrease in the value of the Company.

Disadvantages of the        .  Following the Pinnacle merger, you will no
Pinnacle Merger to You         longer own stock of the Company and will no
(see page 45)                  longer benefit from any earnings or growth of
                               the Company. Also, you may recognize a taxable gain as a result of the Pinnacle merger. See "--
                               U.S. Federal Income Tax Consequences of the
                               Pinnacle Merger."

What to do Now
                            . Please mark your vote on, sign, date and mail your Proxy Card in the enclosed return envelope as soon as possible, so that your shares may be represented and voted at the annual meeting.

Rights You Have if You      .  Stockholders who do not vote in favor of the
Oppose the Pinnacle            Pinnacle merger may dissent and obtain the fair
Merger (see page 76)           value of their shares as determined by the
                               Delaware Court of Chancery, but only if they strictly comply with all of the Delaware law procedures explained on pages 76 to 79 and in Annex C to this Proxy Statement.

Who May Vote on the         .  All stockholders of record as of the close of
Pinnacle Merger (see page      business on [     ], 2000 will be entitled to
24)                            notice of, and to vote at, the annual meeting.


U.S. Federal Income Tax     .  The receipt of cash for your shares of Pinnacle
Consequences of the            common stock pursuant to the Pinnacle merger
Pinnacle Merger (see page      generally will be taxable for U.S. federal
61)                            income tax purposes. To review the U.S. federal
                               income tax consequences to stockholders in greater detail, see "Special Factors--Federal
                               Income Tax Consequences of the Pinnacle Merger."

Other Matters to be Voted   .  At the annual meeting you will also vote on the
on at the Annual Meeting       election of nine directors to the Company's
(see page 102)                 board of directors. Such directors will hold
                               office until the earlier of the next annual meeting of stockholders (and until such director's successor shall have been duly elected and qualified) or the effective time of the Pinnacle merger. If the Pinnacle merger is completed, all of such directors will be replaced by the members of board of directors of Pinnacle Acq Corp.

Who Can Help Answer Other
Questions                   .  If you have more questions about the Pinnacle
                               merger or would like additional copies of this Proxy Statement, you should contact the Corporate Secretary of the Company at Pinnacle
                               Entertainment, Inc., 330 North Brand Boulevard,
                               Suite 1100, Glendale, California 91203.

 Ownership Structure and Voting Control

    The following diagrams illustrate the ownership of the voting power of Pinnacle, PHCR and Harveys Casino Resorts before and after the Pinnacle merger and the Harveys merger.

                            [DIAGRAMS APPEAR HERE]

                               TABLE OF CONTENTS

SUMMARY TERM SHEET.........................................................   3

TABLE OF CONTENTS..........................................................  13

SELECTED CONSOLIDATED FINANCIAL DATA.......................................  15

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS REFLECTING CERTAIN
 DISPOSITIONS..............................................................  17

ANNUAL MEETING.............................................................  24
  Purpose..................................................................  24
  Record Date; Outstanding Shares; Quorum..................................  24
  Voting of Proxies; Votes Required........................................  24
  Abstentions; Broker Non-Votes............................................  25
  Solicitation of Proxies and Expenses.....................................  25

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS.................  26

PROPOSAL 1: MERGER OF THE COMPANY AND PINNACLE ACQUISITION CORPORATION.....  27

PARTIES TO THE PINNACLE MERGER.............................................  27
  The Company..............................................................  27
  Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco...............  30

SPECIAL FACTORS............................................................  35
  Background of the Pinnacle Merger........................................  35
  Purpose and Reasons for the Pinnacle Merger..............................  43
  Certain Effects of the Pinnacle Merger...................................  44
  Recommendation of the Special Committee and Board of Directors; Fairness
   of the Pinnacle Merger..................................................  47
  Opinion of Financial Advisor to the Special Committee....................  51
  Position of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco...  58
  Position of Enumerated Management Stockholders...........................  59
  Federal Income Tax Consequences of the Pinnacle Merger...................  61

THE PINNACLE MERGER........................................................  63
  Interests of Certain Persons in the Pinnacle Merger; Certain
   Relationships...........................................................  63
  Conduct of the Business of the Company if the Pinnacle Merger is Not
   Consummated.............................................................  65
  Plans for the Company After the Pinnacle Merger..........................  65
  Financing of the Pinnacle Merger and the Harveys Merger..................  68
  Regulatory Requirements..................................................  70
  Legal Proceedings........................................................  75
  Fees and Expenses........................................................  75
  Accounting Treatment.....................................................  76

APPRAISAL RIGHTS...........................................................  76

MERGER AGREEMENT...........................................................  79
  General..................................................................  79
  Effective Time...........................................................  79
  Conversion of Pinnacle Shares and Stock Options; Contingent Payment......  79
  Surrender of Shares and Payment..........................................  81
  Contribution of Stock by the Management Stockholders.....................  82
  The Harveys Merger.......................................................  82
  Representations and Warranties...........................................  82
  Conduct of Business Pending the Pinnacle Merger..........................  82
  Conditions to the Pinnacle Merger........................................  84

  Expenses of the Pinnacle Merger...........................................  86
  Financing of the Pinnacle Merger and the Harveys Merger...................  87
  Indemnification and Insurance.............................................  87
  No Solicitation...........................................................  87
  Termination...............................................................  90
  Termination Fee...........................................................  91
  Amendment.................................................................  92
  Limited Joint and Several Liability of Harveys Casino Resorts.............  92

VOTING AND CONTRIBUTION AGREEMENT; MEMORANDUM OF UNDERSTANDING..............  93
  Voting and Contribution Agreement.........................................  93
  Memorandum of Understanding...............................................  94

STOCKHOLDERS AGREEMENT......................................................  96

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION.......................... 100
  Market Price Information.................................................. 100
  Dividend Information...................................................... 100

COMMON STOCK PURCHASE INFORMATION........................................... 101
  Purchases by the Company.................................................. 101
  Purchases by Management Stockholders...................................... 101

PROPOSAL 2: ELECTION OF DIRECTORS........................................... 102
  General................................................................... 102
  Information Regarding the Directors of the Company........................ 102
  Board Meetings, Board Committees and Director Compensation................ 104
  Amended and Restated Directors Deferred Compensation Plan................. 105
  Compensation Committee Interlocks and Insider Participation............... 107
  Executive Officers........................................................ 107
  Executive Compensation.................................................... 108
  Compensation Committee Report on Executive Compensation................... 112
  Performance Graph......................................................... 113
  Certain Relationships and Related Transactions............................ 114
  Section 16(a) Beneficial Ownership Reporting Compliance................... 114
  Security Ownership of Certain Beneficial Owners and Management............ 115

INDEPENDENT PUBLIC ACCOUNTANTS.............................................. 117

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING........................... 117

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K................................. 117

WHERE TO FIND ADDITIONAL INFORMATION........................................ 118

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS................................ 118

AVAILABLE INFORMATION....................................................... 119

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................. F-1

ANNEX A  AGREEMENT AND PLAN OF MERGER....................................... A-1

ANNEX B  OPINION OF JEFFERIES & COMPANY, INC................................ B-1

ANNEX C  SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW................ C-1

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following table sets forth selected consolidated financial data for the Company and its subsidiaries as of and for each of the five years in the period ended December 31, 1999, and as of and for the three months ended March 31, 2000 and the three months ended March 31, 1999. The historical financial data for Company as of and for each of the five fiscal years in the period ended December 31, 1999, and as of and for the three months ended March 31, 2000 and the three months ended March 31, 1999 has been derived from the audited and unaudited Consolidated Financial Statements of the Company and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the SEC on March 29, 2000, and in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, as filed with the SEC on May 15, 2000, respectively, and included in this Proxy Statement beginning on page F-1.

   The Hollywood Park Race Track ("HPRT") and Hollywood Park-Casino ("HPC") were disposed of in September 1999. The Company leased HPC back from the purchaser and immediately subleased the facility to an unaffiliated third party (see Note 3 to the Notes to Consolidated Financial Statements). Casino Magic Corp. was acquired on October 15, 1998 and Boomtown, Inc. was acquired on June 30, 1997, with both acquisitions accounted for under the purchase method of accounting for a business combination, and therefore Casino Magic's and Boomtown's financial results were not included in periods prior to their respective acquisitions. The Crystal Park Casino began operations on October 25, 1996, under a lease with an unaffiliated third party. As of March 31, 1996, results of operations of Sunflower Racing, Inc. (a horse and greyhound racing facility in Kansas) were no longer consolidated with the Company's due to Sunflower Racing's May 17, 1996, filing for reorganization under Chapter 11 of the Bankruptcy Code.

   Included in the table is a presentation of earnings before interest, taxes, depreciation, amortization and other non-recurring items ("EBITDA"). EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"), but is used by some investors to determine a company's ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all entities and accordingly, may not be an appropriate measure for performance. EBITDA should not be considered in isolation from, or as a substitute for, net income (loss), cash flows from operations or cash flow data prepared in accordance with GAAP. EBITDA is calculated by adding income taxes, minority interest, net interest expense, depreciation and amortization and other non-recurring items to net income (loss). Other non-recurring items include: a) the gain (loss) on disposition of assets incurred in the three months ended March 31, 2000 and the years ended December 31, 1999, 1998 and 1996; b) the impairment write-down in the year ended December 31, 1999, c) the pre-opening expenses for Belterra Casino Resort incurred in the three months ended March 31, 2000 and 1999 and the years ended December 31, 1999 and 1998;
d) the REIT restructuring expenses incurred in the years ended December 31, 1998 and 1997; and, e) the lawsuit settlement incurred in the year ended December 31, 1995.

                          PINNACLE ENTERTAINMENT, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                  Three Months
                                                                                      ended
                                     Years ended December 31,                       March 31,
                          ---------------------------------------------------  --------------------
                             1999       1998       1997      1996      1995       2000       1999
                          ----------  ---------  --------  --------  --------  ----------  --------
                                   (in thousands, except per share data and ratios)
Statement of Operations
 Data:
Revenues:
 Gaming.................  $  557,526  $ 293,057  $137,659  $ 50,717  $ 26,656  $  133,153  $140,391
 Racing.................      55,209     66,871    68,844    71,308    79,862       6,143     9,779
 Food and beverage......      39,817     30,510    19,894    13,947    19,783       8,251     9,671
 Other..................      54,305     36,529    21,731     7,253     4,271      15,050    12,157
                          ----------  ---------  --------  --------  --------  ----------  --------
                             706,857    426,967   248,128   143,225   130,572     162,597   171,998
                          ----------  ---------  --------  --------  --------  ----------  --------
Expenses:
 Gaming.................     309,508    161,549    74,733    27,249     5,291      74,245    77,378
 Racing.................      22,694     29,316    30,304    30,167    30,960       2,658     5,355
 Food and beverage......      46,558     38,860    25,745    19,573    24,749       9,177    11,655
 General, administrative
  and other.............     174,030    118,397    77,370    43,962    54,735      40,749    42,405
 Depreciation and
  amortization..........      51,924     32,121    18,157    10,695    11,384      12,591    13,367
 (Gain) loss on
  disposition of
  assets................     (62,507)     2,221         0    11,412         0     (23,854)        0
 Impairment write-down
  of Hollywood Park-
  Casino................      20,446          0         0         0         0           0         0
                          ----------  ---------  --------  --------  --------  ----------  --------
                             562,653    382,464   226,309   143,058   127,119     115,566   150,160
                          ----------  ---------  --------  --------  --------  ----------  --------
Operating income........     144,204     44,503    21,819       167     3,453      47,031    21,838
 Interest expense, net..      57,544     22,518     7,302       942     3,922      12,880    14,491
                          ----------  ---------  --------  --------  --------  ----------  --------
Income (loss) before
 income taxes and
 minority interests.....      86,660     21,985    14,517      (775)     (469)     34,151     7,347
 Minority interests.....       1,687        374        (3)       15         0           0       458
 Income tax expense.....      40,926      8,442     5,850     3,459       693      12,239     2,756
                          ----------  ---------  --------  --------  --------  ----------  --------
 Net income (loss)......  $   44,047  $  13,169  $  8,670  $ (4,249) $ (1,162) $   21,912  $  4,133
                          ==========  =========  ========  ========  ========  ==========  ========
Dividends on convertible
 preferred stock........  $        0  $       0  $  1,520  $  1,925  $  1,925  $        0  $      0
                          ----------  ---------  --------  --------  --------  ----------  --------
Net income (loss)
 available to (allocated
 to) common
 stockholders...........  $   44,047  $  13,169  $  7,150  $ (6,174) $ (3,087) $   21,912  $  4,133
                          ==========  =========  ========  ========  ========  ==========  ========
Net income (loss) per
 common share:
 Basic..................  $     1.70  $    0.50  $   0.33  $  (0.33) $  (0.17) $     0.83  $   0.16
 Diluted................  $     1.67  $    0.50  $   0.32  $  (0.33) $  (0.17) $     0.80  $   0.16
Other Data:
Earnings before
 interest, taxes,
 depreciation,
 amortization and other
 non-recurring items
 (EBITDA)...............  $  157,087  $  80,085  $ 42,459  $ 22,274  $ 20,925  $   38,136  $ 35,912
Cash flows provided by
 (used in):
 Operating activities...  $   75,323  $  38,112  $ 14,365  $ 13,677  $ 20,291  $     (878) $  8,850
 Investing activities...     (51,063)  (136,532)  (16,226)  (19,895)  (32,922)    105,669   (10,990)
 Financing activities...      54,868    118,498     9,609    (4,268)   (2,085)       (338)   62,685
 Capital expenditures...      59,680     56,747    32,505    23,786    25,150      42,392    11,281
Ratio of earnings to
 fixed charges (1998,
 1999 and 2000 only)....       2.20x      1.73x       N/A       N/A       N/A       2.87x     1.38x
Balance Sheet Data:
Cash and cash
 equivalents............  $  123,362  $  44,234  $ 24,156  $ 16,408  $ 25,532  $  227,815  $104,779
Short-term investments..     123,428      3,179         0     4,766     6,447           0     3,210
Total assets............   1,045,408    891,339   419,029   205,886   283,303   1,058,872   962,047
Current liabilities.....     145,008    128,592    57,317    35,364    74,951     137,008   111,310
Long term notes
 payable................     618,698    527,619   132,102       282    15,629     617,549   605,885
Total liabilities.......     764,532    656,611   195,729    44,711   117,557     755,383   723,274
Minority interests......           0      3,752     1,946     3,015         0           0     3,646
Stockholders' equity....     280,876    230,976   221,354   158,160   165,746     303,489   235,127

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                        REFLECTING CERTAIN DISPOSITIONS

   As more fully described in Pinnacle's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the three months ended March 31, 2000, Pinnacle disposed of HPRT and HPC in September 1999 (the "1999 Asset Dispositions") and sold 42 acres of excess raw land in March 2000 (the "Land Sale"). In addition, during 1999, the Company entered into asset sales agreements for the sale of the Casino Magic Bay St. Louis ("CMAG-BSL") and Boomtown Biloxi ("BT-Biloxi") facilities to subsidiaries of Penn National Gaming, Inc. (the "Penn Transaction") and, in 2000, the Company entered into an agreement for the sale of the Turf Paradise Race Track ("Turf") to a private investor (the "Turf Transaction"). The Turf Transaction closed in June 2000 and the Penn Transaction is expected to close in the third quarter of 2000, and are shown because the closing of those transactions is a condition precedent to the Pinnacle Merger. See "Merger Agreement--Conditions to the Pinnacle Merger."

   The following unaudited pro forma consolidated balance sheet was prepared from the unaudited consolidated balance sheet of Pinnacle as of March 31, 2000.

   The following unaudited pro forma consolidated statements of operations were prepared from the audited consolidated statement of operations of Pinnacle for the year ended December 31, 1999 and from the unaudited consolidated statement of operations of Pinnacle for the three months ended March 31, 2000. The results of operations attributable to the actual and pending asset dispositions have been eliminated through pro forma adjustments.

   It was assumed that the 1999 Asset Dispositions, the Land Sale, the Penn Transaction and the Turf Transaction occurred on January 1, 1999 for the unaudited pro forma consolidated statements of operations and that the Penn Transaction and Turf Transaction occurred as of March 31, 2000 for the unaudited pro forma consolidated balance sheet. In accordance with pro forma presentation guidelines of the SEC, the pro forma statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 do not reflect estimated gains or asset impairments from these transactions. Therefore, the gain and asset impairments and related tax expense for the 1999 Asset Dispositions were eliminated to arrive at the unaudited pro forma consolidated statement of operations for the year ended December 31, 1999, and the gain and related tax expense for the Land Sale were eliminated to arrive at the unaudited pro forma consolidated statement of operations for the three months ended March 31, 2000.

   The dispositions of HPRT, CMAG-BSL, BT-Biloxi, Turf and the 42 acres of excess raw land were accounted for as sales. The disposition of HPC was accounted for as a financing transaction and therefore is not recognized as a sale for accounting purposes because Pinnacle subleased HPC to a third-party operator.

   The following unaudited pro forma consolidated financial statements should be read in conjunction with the accompanying notes and assumptions. The unaudited pro forma consolidated financial information is presented for illustrative purposes only and contains estimates such as transaction costs and income taxes for the Penn Transaction and Turf Transaction. Accordingly, the gains and related tax expenses on the Penn Transaction and Turf Transaction for the unaudited pro forma balance sheet are estimated, and the pro forma financial statements are not necessarily indicative of the operating results or financial position of Pinnacle if the pending dispositions had been completed in an earlier period, nor necessarily indicative of its future operating results or financial position.

   These pro forma financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Pinnacle contained in Pinnacle's Annual Report on Form 10-K for the year ended December 31, 1999, and Quarterly Report on Form 10-Q for the three months ended March 31, 2000, and included in this Proxy Statement beginning on page F-1.

                          PINNACLE ENTERTAINMENT, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of March 31, 2000
                     (in thousands, except per share data)

                                         Pinnacle
                                      Entertainment,  Pro Forma      Pro Forma
                                           Inc.      Adjustments    Consolidated
                                      -------------- -----------    ------------
               Assets
Current Assets:
  Cash and cash equivalents.........    $  227,815    $ 195,000 (a)  $  476,523
                                                         53,000 (b)
                                                            708 (c)
  Receivables, net..................        16,278                       16,278
  Prepaid expenses and other
   assets...........................        13,912                       13,912
  Assets held for sale..............       153,206     (136,374)(d)      16,832
  Current portion of notes
   receivable.......................         5,785                        5,785
                                        ----------    ---------      ----------
    Total current assets............       416,996      112,334         529,330
Notes receivable....................         8,632                        8,632
Net property, plant and equipment...       473,365                      473,365
Goodwill, net of amortization.......        86,681      (13,245)(e)      73,436
Gaming license, net of
 amortization.......................        40,848                       40,848
Debt issuance costs, net of
 amortization.......................        21,691                       21,691
Other assets........................        10,659                       10,659
                                        ----------    ---------      ----------
    Total assets....................    $1,058,872    $  99,089      $1,157,961
                                        ==========    =========      ==========
Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable..................    $   21,122                   $   21,122
  Accrued interest..................         9,594                        9,594
  Other accrued liabilities.........        35,595        2,250 (f)      37,845
  Accrued compensation..............        16,962                       16,962
  Liabilities to be assumed by
   buyers of assets held for sale...         9,593       (9,593)(g)           0
  Federal and state income taxes....        37,615       37,375 (h)      74,990
  Current portion of notes payable..         6,527                        6,527
                                        ----------    ---------      ----------
    Total current liabilities.......       137,008       30,032         167,040
Notes payable, less current
 maturities.........................       617,549                      617,549
Deferred tax liabilities............           826                          826
Stockholders' Equity:
  Capital stock--
   Preferred........................             0                            0
   Common...........................         2,629                        2,629
  Capital in excess of par value....       225,350                      225,350
  Retained earnings.................        75,510       69,057 (i)     144,567
                                        ----------    ---------      ----------
    Total stockholders' equity......       303,489       69,057         372,546
                                        ----------    ---------      ----------
  Total liabilities and
   stockholders' equity.............    $1,058,872    $  99,089      $1,157,961
                                        ==========    =========      ==========
             Other Data
Book value per share................    $    11.55
Pro forma book value per share......                                 $    14.17
Pro forma cash and cash equivalents
 per share..........................                                 $    18.13

                         PINNACLE ENTERTAINMENT, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

   Assumptions--During 1999 and 2000, the Company entered into asset sales agreements for the Penn Transaction and the Turf Transaction. The Turf Transaction closed in June 2000 and the Company anticipates that the Penn Transaction will close in the third quarter of 2000. However, pursuant to pro forma presentation guidelines, the unaudited pro forma consolidated balance sheet as of March 31, 2000 is presented as if the Penn Transaction and Turf Transaction had occurred on March 31, 2000.

   Pro Forma Adjustments--The following adjustments have been made to the unaudited pro forma consolidated balance sheet:

     (a) To record the sales proceeds of $195,000,000 for the Penn
  Transaction.

     (b) To record the sales proceeds of $53,000,000 for the Turf
  Transaction.

     (c) To record the net cash received from the buyers of CMAG-BSL, BT-Biloxi and Turf, which amount represents the difference between assets sold (other than net property, plant and equipment) and liabilities assumed.

     (d) To record the sale of CMAG-BSL, BT-Biloxi and Turf, and related assets, net of accumulated depreciation.

     (e) To record the write off of goodwill associated with the Penn Transaction, net of accumulated amortization.

     (f) To record estimated Penn Transaction and Turf Transaction expenses and other related costs of approximately $2,250,000.

     (g) To record the liabilities assumed by the buyers in the Penn Transaction and the Turf Transaction.

     (h) To record the current and deferred federal and state income taxes payable related to the dispositions. The Company may elect deferred like-kind Section 1031 exchanges (the "Exchanges") for tax purposes with regard to the Penn Transaction and the Turf Transaction. If the Company elects, and is successful in completing, the Exchanges, the Company may not recognize a current taxable gain on either the Penn Transaction or the Turf Transaction, and, accordingly, may be able to defer the tax liabilities as a result of these transactions.

     (i) To record the estimated gain on the Penn Transaction and the Turf Transaction. The following is the preliminary calculation of the estimated impact to the statement of operations resulting from these transactions (in thousands):

                                                    CMAG-BSL
                                                    and BT-
                                                     Biloxi   Turf   Cumulative
                                                    -------- ------- ----------
Cash proceeds.....................................  $195,000 $53,000  $248,000
Less:Estimated transaction and other related
 costs............................................     1,500     750     2,250
  Estimated net book value of property, plant and
   equipment disposed.............................   115,353  10,720   126,073
  Estimated goodwill, net of accumulated
   amortization, related to the Penn Transaction..    13,245       0    13,245
                                                    -------- -------  --------
Estimated gain before income taxes................    64,902  41,530   106,432
Less: Estimated income taxes......................    23,523  13,852    37,375
                                                    -------- -------  --------
Estimated gain....................................  $ 41,379 $27,678  $ 69,057
                                                    ======== =======  ========

   The above calculations are preliminary, subject to final determination of the net book value of property, plant and equipment disposed of, income tax consequences and transaction and other costs. Actual accounting adjustments related to the dispositions may differ from the pro forma adjustments.

                          PINNACLE ENTERTAINMENT, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 1999
                (in thousands, except per share data and ratios)

                                              Pro Forma Adjustments
                                             -----------------------
                                             Less: HPRT,
                                                HPC,                         Pinnacle
                              Pinnacle        CMAG-BSL,                 Entertainment, Inc.
                         Entertainment, Inc. BT-Biloxi,   Pro Forma          Pro Forma
                            Consolidated     Turf(a)(1)  Adjustments       Consolidated
                         ------------------- ----------- -----------    -------------------
Revenues:
  Gaming................      $557,526        $172,178                       $385,348
  Racing................        55,209          55,209                              0
  Food and beverage.....        39,817          19,962                         19,855
  Hotel and recreational
   vehicle park.........        11,737           1,797                          9,940
  Truck stop and service
   station..............        17,644               0                         17,644
  Other income..........        24,924          11,469       4,500 (b)         17,955
                              --------        --------    --------           --------
                               706,857         260,615       4,500            450,742
                              --------        --------    --------           --------
Expenses:
  Gaming................       309,508          95,053                        214,455
  Racing................        22,694          22,694                              0
  Food and beverage.....        46,558          23,959                         22,599
  Hotel and recreational
   vehicle park.........         5,923             894                          5,029
  Truck stop and service
   station..............        16,296               0                         16,296
  General and
   administrative.......       134,870          52,114         200 (c)         82,956
  Depreciation and
   amortization.........        51,924          16,036         746 (d)         36,634
  Pre-opening costs,
   Belterra Casino
   Resort ..............         3,020               0                          3,020
  Gain on disposition of
   assets, net..........       (62,507)              0      61,522 (e)           (985)
  Impairment write-down
   of Hollywood Park-
   Casino...............        20,446               0     (20,446)(e)              0
  Proposed merger
   costs................             0               0           0 (f)              0
  Other.................        13,921           5,921                          8,000
                              --------        --------    --------           --------
                               562,653         216,671      42,022            388,004
                              --------        --------    --------           --------
Operating income........       144,204          43,944     (37,522)            62,738
  Interest expense,
   net..................        57,544              86         912 (g)         58,370
                              --------        --------    --------           --------
Income before minority
 interests and income
 taxes..................        86,660          43,858     (38,434)             4,368
  Minority interests....         1,687               0           0              1,687
  Income tax expense
   (benefit)............        40,926          17,306     (20,958)(h)          2,662
                              --------        --------    --------           --------
Net income..............      $ 44,047        $ 26,552    $(17,476)          $     19
                              ========        ========    ========           ========
Net income per common
 share:
  Net income--basic.....         $1.70                                          $0.00
  Net income--diluted...         $1.67                                          $0.00
Number of shares--
 basic..................        25,966                                         25,966
Number of shares--
 diluted................        26,329                                         26,329

Other Data:
  Ratio of earnings to
   fixed charges........          2.20x
  Pro forma ratio of
   earnings to fixed
   charges..............                                                        1.02x

                          PINNACLE ENTERTAINMENT, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   For the three months ended March 31, 2000
                (in thousands, except per share data and ratios)

                                              Pro Forma Adjustments
                                             -----------------------
                                             Less: HPRT,
                                                HPC,                         Pinnacle
                              Pinnacle        CMAG-BSL,                 Entertainment, Inc.
                         Entertainment, Inc. BT-Biloxi,   Pro Forma          Pro Forma
                            Consolidated     Turf(a)(2)  Adjustments       Consolidated
                         ------------------- ----------- -----------    -------------------
Revenues:
  Gaming................      $133,153         $35,743                       $ 97,410
  Racing................         6,143           6,143                              0
  Food and beverage.....         8,251           3,277                          4,974
  Hotel and recreational
   vehicle park.........         2,814             521                          2,293
  Truck stop and service
   station..............         4,076               0                          4,076
  Other income..........         8,160           2,754           0 (b)          5,406
                              --------         -------    --------           --------
                               162,597          48,438           0            114,159
                              --------         -------    --------           --------
Expenses:
  Gaming................        74,245          19,945                         54,300
  Racing................         2,658           2,658                              0
  Food and beverage.....         9,177           3,439                          5,738
  Hotel and recreational
   vehicle park.........         1,540             285                          1,255
  Truck stop and service
   station..............         3,764               0                          3,764
  General and
   administrative.......        30,713           8,458           0 (c)         22,255
  Depreciation and
   amortization.........        12,591           2,800         (88)(d)          9,703
  Pre-opening costs,
   Belterra Casino
   Resort ..............         1,743               0                          1,743
  Gain on disposition of
   assets, net..........       (23,854)              0      23,854 (e)              0
  Proposed merger
   costs................           625               0        (625)(f)              0
  Other.................         2,364           1,137                          1,227
                              --------         -------    --------           --------
                               115,566          38,722      23,141             99,985
                              --------         -------    --------           --------
Operating income........        47,031           9,716     (23,141)            14,174
  Interest expense,
   net..................        12,880              18         (18)(g)         12,844
                              --------         -------    --------           --------
Income before income
 taxes..................        34,151           9,698     (23,123)             1,330
  Income tax expense
   (benefit)............        12,239           3,491      (8,269)(h)            479
                              --------         -------    --------           --------
Net income..............      $ 21,912         $ 6,207    $(14,854)          $    851
                              ========         =======    ========           ========
Net income per common
 share:
  Net income--basic.....         $0.83                                          $0.03
  Net income--diluted...         $0.80                                          $0.03
Number of shares--
 basic..................        26,260                                         26,260
Number of shares--
 diluted................        27,307                                         27,307

Other Data:
  Ratio of earnings to
   fixed charges........         2.87x
  Pro forma ratio of
   earnings to fixed
   charges..............                                                        1.03x

                         PINNACLE ENTERTAINMENT, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                           STATEMENTS OF OPERATIONS

   Assumptions--The unaudited pro forma consolidated statements of operations for the year ended December 31, 1999, and the three months ended March 31, 2000, are presented as if the 1999 Asset Dispositions, the Land Sale, the Penn Transaction and the Turf Transaction had taken place on January 1, 1999. Had these transactions occurred on January 1, 1999, the cash and cash equivalents generated as of January 1, 1999, net of estimated transaction costs and related estimated federal and state income taxes, would have been approximately $331,700,000. The results of operations of HPRT, HPC, CMAG-BSL, BT-Biloxi and Turf have been eliminated from Pinnacle's historical results of operations, so that only the continuing Pinnacle operations are reflected.

   In accordance with pro forma presentation guidelines of the SEC, the pro forma statements of operations eliminate the gain and impairment write-down and related income tax expense on the 1999 Asset Dispositions and Land Sale. In addition, in accordance with pro forma presentation guidelines, the pro forma statements of operations do not reflect estimated gains and related tax expense on the Penn Transaction and the Turf Transaction or any income that could have been generated during the periods shown from the proceeds received. A reduction of debt, investments in other assets including short-term investment securities or an investment in other casino operations would likely have resulted and has not been reflected in these pro forma statements of operations.

   Pro Forma Adjustments--The following adjustments have been made to the unaudited pro forma consolidated statements of operations:

     (a)(1) To eliminate the historical results of operations of HPRT, HPC, CMAG-BSL, BT-Biloxi and Turf.

     (a)(2) To eliminate the historical results of operations of CMAG-BSL, BT-Biloxi and Turf.

     (b) To record HPC rental income to be received by Pinnacle. In connection with the 1999 Asset Dispositions, Pinnacle entered into a lease agreement with an unaffiliated third party to operate HPC. Rent is received by Pinnacle in the amount of $500,000 per month, or $6,000,000 per annum. Since the 1999 Asset Dispositions occurred in September 1999, the historical results of operations for the year ended December 31, 1999 include three months of lease income and therefore the pro forma adjustment reflects only the additional $4,500,000 of rental income for the period January 1, 1999 to September 30, 1999.

     (c) To record office rent expense to be paid by Pinnacle. In connection with the 1999 Asset Dispositions, Pinnacle relocated its corporate offices. Prior to the 1999 Asset Dispositions, Pinnacle maintained its corporate offices at HPRT and did not pay any office rent. Since the 1999 Asset Dispositions occurred in September 1999 and the Company relocated its corporate offices prior to such transaction, the historical results of operations for the year ended December 31, 1999 include four months of office rent expense, and therefore the pro forma adjustment reflects only the additional $200,000 of estimated office rent expense for the period January 1, 1999 to August 31, 1999.

     (d) To record estimated additional depreciation expense for HPC and related assets associated with the 1999 Asset Dispositions and related financing, as well as depreciation expense for Pinnacle assets sold which are not reflected in the historical results of operations of HPRT and HPC; off set by a reduction in amortization expense associated with the goodwill written off in connection with the Penn Transaction. See note (e) to the Unaudited Pro Forma Consolidated Balance Sheet.

     (e) To eliminate the gain on disposition of assets related to the 1999 Asset Dispositions and the impairment write-down on the Hollywood Park-Casino (for the year ended December 31, 1999) and the gain on disposition of assets related to the Land Sale (for the three months ended March 31, 2000).

     (f) To eliminate the costs associated with the Pinnacle Merger, which merger discussions began in 2000.

                       PINNACLE ENTERTAINMENT, INC.

                NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

                  STATEMENTS OF OPERATIONS--(Continued)

     (g) To adjust interest expense associated with the financing debt incurred in connection with the 1999 Asset Dispositions.

     (h) To record the U.S. federal and state income tax effect of pro forma adjustments at Pinnacle's effective tax rate of approximately 39.5% for the year ended December 31, 1999 and approximately 36% for the three months ended March 31, 2000; off set by the elimination of the income tax expense related to the 1999 Asset Dispositions for the year ended December 31, 1999, and the income tax expense related to the Land Sale for the three months ended March 31, 2000.

   The unaudited pro forma consolidated statements of operations for the year ended December 31, 1999, and the three months ended March 31, 2000, do not reflect the benefit the Company may have received from unaudited pro forma consolidated cash, cash equivalents and short term investments of approximately $447,000,000 as of January 1, 1999. Such amount represents the estimated net transaction proceeds of approximately $399,600,000 (the 1999 Asset Dispositions, the Land Sale, the Penn Transaction and the Turf Transaction before estimated taxes of $67,900,000, which are assumed to be paid with the scheduled second quarter 1999 quarterly estimated payment), combined with $47,400,000 of cash, cash equivalents and short term investments as of December 31, 1998.

   In February 1999, the Company completed the issuance of $350,000,000 of 9.25% Senior Subordinated Notes (the "9.25% Notes"). Had the above transactions been completed on January 1, 1999 for the estimated proceeds noted above, the Company may not have issued the 9.25% Notes in February 1999. The net proceeds from the issuance of the 9.25% Notes were used to pay down the Company's bank credit facility of $287,000,000 at the time and provide funds for future operating needs. Had the Company not issued the 9.25% Notes, the Company may not have incurred interest expense of approximately $28,328,000 (or, if using after tax costs, of $17,139,000, a benefit of $0.65 per diluted share) for the year ended December 31, 1999, and $8,094,000 (or, if using after tax costs, of $5,180,000, a benefit of $0.19 per diluted share) for the three months ended March 31, 2000.

   In addition, as noted in note (e) above, the unaudited pro forma consolidated statements of operations for the year ended December 31, 1999, and the three months ended March 31, 2000, respectively, exclude the gain of $61,522,000 and impairment write-down of $20,446,000 (or, if using the net of the after tax gain and after tax impairment write down of approximately $18,136,000, $0.69 per diluted share) related to the 1999 Asset Dispositions and the gain of $23,854,000 (or, if using the after tax gain, of approximately $15,322,000, $0.56 per diluted share) related to the Land Sale. In addition, the unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 does not reflect the estimated combined after tax gain on the Penn Transaction and Turf Transaction of approximately $69,057,000, or $2.62 per diluted share.

                                ANNUAL MEETING

Purpose

   At the Annual Meeting, holders of Pinnacle Common Stock, $0.10 par value per share, will be asked to vote upon: (i) a proposal to approve and adopt the Merger Agreement, (ii) the election of nine directors to serve on the Company's Board of Directors for the coming year, each to hold office until the earlier of the next annual meeting of stockholders (and until such director's successor shall have been duly elected and qualified) or the effective time of the Pinnacle Merger and (iii) any other business that properly comes before the Annual Meeting.

Record Date; Outstanding Shares; Quorum

   Only holders of record of Pinnacle Common Stock at the close of business on
[    , 2000] (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were [26,304,929] shares of Pinnacle Common Stock outstanding and entitled to vote,
held of record by     stockholders. Pursuant to New York Stock Exchange
requirements, a majority, or [13,152,465] of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each of the Company's stockholders is entitled to one vote for each share of Pinnacle Common Stock held as of the Record Date. A list of such stockholders entitled to vote will be available for inspection at the Annual Meeting by any stockholder and, for 10 days prior to the Annual Meeting, at
[    ].

Voting of Proxies; Votes Required

   Stockholders are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. All properly executed, returned, and unrevoked Proxy Cards will be voted in accordance with the instructions indicated thereon. Executed but unmarked Proxy Cards will be voted FOR the approval and adoption of the Merger Agreement and FOR the election of each director nominee listed on the Proxy Card. The Company's Board of Directors does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. Since the Company did not
receive notice prior to       of any other matter to come before the Annual
Meeting, as to any such other matter that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting, by signing the Proxy Cards, stockholders confer discretionary authority on the proxies (who are persons designated by the Board of Directors) to vote all shares covered by the Proxy Cards on any such matter.

   Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) filing a written revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of the Company, 330 North Brand Boulevard, Suite 1100, Glendale, California 91203, or
(ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

   The proposal to approve and adopt the Merger Agreement requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Pinnacle Common Stock. The Management Stockholders have agreed to vote their shares (representing a total of approximately 11.4% of the outstanding Pinnacle Common Stock) in favor of the approval and adoption of the Merger Agreement. See "Voting and Contribution Agreement; Memorandum of Understanding." Elections of directors are determined by a plurality of shares of Pinnacle Common Stock represented in person or by proxy and voting at the Annual Meeting.

   PINNACLE STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF PINNACLE COMMON STOCK WITH THEIR PROXY CARDS. YOU WILL RECEIVE WRITTEN INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES AND RECEIPT OF PAYMENT FOR YOUR SHARES OF PINNACLE COMMON STOCK AFTER THE PINNACLE MERGER IS COMPLETED.

Abstentions; Broker Non-Votes

   If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to have cast votes with respect to such matter or matters. Thus, for purposes of determining approval of the proposal to approve and adopt the Merger Agreement, abstentions and broker non-votes will have the same effect as votes against the proposal. With respect to the election of directors, abstentions and broker non-votes will have no effect on the outcome of the vote.

Solicitation of Proxies and Expenses

   The Company will bear the cost of the solicitation of proxies from its stockholders in the enclosed form. The directors, officers and employees of the Company may solicit proxies by mail, telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders forward copies of the Proxy Statement and other soliciting materials to persons for whom they hold shares of Pinnacle Common Stock and request authority for the exercise of proxies. In such cases, the Company will reimburse such record holders for their reasonable expenses.
In addition, the Company has retained         to assist in the solicitation of
proxies at a cost (including brokers' expenses) of $   , plus certain out-of-
pocket expenses.

                        CAUTIONARY STATEMENTS REGARDING
                          FORWARD-LOOKING STATEMENTS

   The statements contained in this Proxy Statement or in documents incorporated by reference herein with respect to the Company that are not historical facts are "forward-looking statements." Forward-looking statements include, but are not limited to, statements containing the words "believes," "anticipates," "intends," "expects," "projects", "may", "estimates", "seek" or "continue" and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or industry to be materially different from any future results, performance or achievements contemplated, projected, forecasted, estimated or budgeted in, or expressed or implied by, projections and forward-looking statements. Such factors include regulatory, legislative, judicial, competitive and technological developments; industry trends; currency fluctuations; and general economic and business conditions in the markets the Company serves. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on such forward-looking statements. The Company assumes no obligation to update any such factors or make any revisions to any of the forward-looking statements or projections contained herein to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements or projections other than as required by law.

                                  PROPOSAL 1:

          MERGER OF THE COMPANY AND PINNACLE ACQUISITION CORPORATION
                          (Item No. 1 on Proxy Card)

   The description of the proposed Pinnacle Merger and Merger Agreement contained in this Proxy Statement summarizes all material conditions and terms of the Pinnacle Merger and the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A hereto and incorporated herein by reference.

                        PARTIES TO THE PINNACLE MERGER

The Company

 Business

   The Company is a Delaware corporation that owns and operates, through its Boomtown, Inc. subsidiary, land-based, dockside and riverboat gaming operations in Verdi, Nevada ("Boomtown Reno"), Biloxi, Mississippi ("Boomtown Biloxi") (which is subject to a pending sale transaction--see "--Pending Asset Dispositions") and Harvey, Louisiana, respectively. The Company also owns and operates, through its Casino Magic Corp. subsidiary, dockside gaming casinos in the cities of Bay St. Louis ("Casino Magic Bay St. Louis") (which is subject to a pending sale transaction--see "--Pending Asset Dispositions") and Biloxi, Mississippi; riverboat gaming in Bossier City, Louisiana; and two land-based casinos in Argentina.

   The Company also owns approximately 97 acres of unimproved land adjacent to the Hollywood Park Race Track in Inglewood, California, which is subject to a pending sale transaction. In June 2000, the Company completed the sale of the Turf Paradise horse racing facility in Phoenix, Arizona. See "--Pending Asset Dispositions."

   The Company receives lease income from two card clubs--the Hollywood Park-Casino and Crystal Park Hotel and Casino. Since September 1999, the Hollywood Park-Casino has been leased from Churchill Downs California Company, a wholly-owned subsidiary of Churchill Downs Incorporated, and is subleased to an unaffiliated third party operator. Prior to September 1999, the Hollywood Park-Casino was owned and operated by the Company. The Crystal Park Hotel and Casino is owned by the Company and is leased to the same card club operator that now leases and operates the Hollywood Park-Casino.

   The Company is the successor to the Hollywood Park Turf Club, organized in 1938, incorporated in 1981 under the name Hollywood Park Realty Enterprises, Inc., and in 1992, as part of a restructuring, renamed Hollywood Park, Inc. In February 2000, Hollywood Park, Inc. changed its name to Pinnacle
Entertainment, Inc.

   The principal office and business address of the Company is 330 North Brand Boulevard, Suite 1100, Glendale, California 91203. The Company's telephone number is (818) 662-5900.

   For additional information regarding the Company, see "Where To Find Additional Information" and "Available Information."

 Belterra Casino Resort in Indiana

   The Company has received a certificate of suitability from the Indiana gaming commission and began construction in July 1999 on the Belterra Casino Resort, a hotel and riverboat casino resort in Switzerland County, Indiana, in which the Company owns a 97% interest, with the remaining 3% held by a non-voting local partner. The project is continuing on schedule for an opening in August 2000, subject to, among other things, receipt of a riverboat owner's license. The Company plans to spend approximately $200,000,000 ($70,322,000 of which had been spent as of March 31, 2000) in total costs (including land, pre-opening expenses, organizational expenses and community grants) on the Belterra Casino Resort, which will feature a 15-story, 308-room hotel, a cruising riverboat casino with approximately 1,800 gaming positions, an 18-hole championship golf course, a 1,500-seat entertainment facility, four restaurants, retail areas and other amenities. Under the Merger Agreement, it is a condition to the Pinnacle Merger that all material phases of the Belterra Casino Resort, other than the golf course and performance theater, shall have been substantially completed and open to the public by not later than September 15, 2000, and the costs associated with the Belterra Casino Resort shall not be, in the aggregate, more than $207,000,000, and the Belterra Casino Resort (other than the golf course and performance theater) will have been completed in substantial conformity with the written budgets, plans and policies relating to the Belterra Casino Resort provided to Pinnacle Acq Corp.

 Pending Asset Dispositions

   On December 10, 1999, the Company announced it had entered into definitive agreements with subsidiaries of Penn National Gaming, Inc. ("Penn National") to sell its Casino Magic Bay St. Louis and Boomtown Biloxi casino operations for $195,000,000 in cash. Subsidiaries of Penn National will purchase all of the operating assets and certain liabilities and related operations of the Casino Magic Bay St. Louis and Boomtown Biloxi properties, including the 590 acres of land at Casino Magic Bay St. Louis and the leasehold rights at Boomtown Biloxi. The transactions are subject to certain closing conditions, including approval by the Mississippi Gaming Commission (which approval Penn National received in April 2000), Penn National completing the necessary financing and termination of the Hart-Scott-Rodino waiting period. The Company estimates the transactions will close in the third quarter of 2000.

   In February 2000, the Company announced the signing of a definitive agreement with a private investor for the sale of Turf Paradise for $53,000,000 in cash. The agreement includes the horseracing operations and all 275 acres at the Phoenix, Arizona property. The Turf Paradise transaction closed in June 2000.

   Under the Merger Agreement, the Pinnacle Merger is conditioned upon, among other things, the Company completing the pending sales of Boomtown Biloxi and Casino Magic Bay St. Louis on substantially the terms and conditions contained in the applicable definitive agreements for such transactions.

   On April 18, 2000, the Company announced that it had entered into a definitive agreement with Casden Properties Inc. for the sale of the Company's remaining 97 acres in Inglewood, California for approximately $63,000,000 in cash. The sale is subject to certain closing conditions, including Casden Properties receiving the necessary entitlements to develop the property. The Company expects the sale to close by the second quarter of 2001 and to generate after tax net cash proceeds in excess of $41,000,000. Under the Merger Agreement, receipt by the Company's stockholders of a contingent payment of up to an additional $1.00 in cash per share in connection with the Pinnacle Merger is subject to the closing of the sale of the Inglewood property by December 31, 2001 in a transaction in which the after tax proceeds exceed $13,054,000. Such after tax proceeds must be equal to or greater than $40,750,000 in order for the full $1.00 to be paid.

 Controlling Persons, Directors and Executive Officers of the Company

   Because the Pinnacle Merger may be considered a "going private" transaction, the Company and certain of the Management Stockholders that may be considered affiliates of the Company (each of which affiliate Management Stockholders is also a director and/or executive officer of the Company) have filed a Schedule 13E-3 with the SEC with respect to the Pinnacle Merger. The
Schedule 13E-3 requires the persons filing the Schedule 13E-3 to furnish additional information with respect to themselves and their controlling persons, directors and executive officers. This information is set forth below.

   The name, position and current principal occupation or employment of each director and executive officer of the Company are set forth below.

   The business address of Mr. Hubbard is c/o Pinnacle Entertainment, Inc., 4400 MacArthur Boulevard, Suite 380, Newport Beach, California 92660. The business address of Mr. Finnigan is c/o Realty Investment Group, Inc., 4400 MacArthur Boulevard, Suite 380, Newport Beach, California 92660. The business address of

Messrs. Alanis, Allen, Hinckley, Parrott and Ornest is c/o Pinnacle Entertainment, Inc., 330 North Brand Boulevard, Suite 1100, Glendale, California 91203. Prior to September, 1999 the business address of all the aforementioned persons was c/o Hollywood Park, Inc., 1050 S. Prairie Avenue, Inglewood, California 90301. The business address of Mr. Manfuso is c/o Manfuso Brothers Investments, 2730 University Blvd. West, Suite 430, Wheaton, Maryland 20902. The business address of Mr. Martineau is c/o Genesis Portfolio Partners, LLC, 3889 Central Avenue N.E. #356, Columbia Heights, MN 55421. The business address of Mr. Miller is c/o Fore Star Golf, 301 Commerce, Suite 1470, Fort Worth, Texas 76102. The business address of Mr. Reitnouer is
c/o Crowell Weedon, One Wilshire Blvd., Suite 2600, Los Angeles, California 90017. The business address of Mr. Torguson is c/o Casino Magic Corp., 711 Casino Magic Drive, Bay St. Louis, Mississippi 39520.

   All directors and executive officers listed below are citizens of the United States.

                                                        Present Principal Occupation
     Name                          Position                     or Employment
     ----                          --------             ----------------------------
R.D. Hubbard............ Chairman of the Board of      Same as Position
                         Directors and Chief
                         Executive Officer

Paul R. Alanis.......... President, Chief              Same as Position
                         Operating Officer and
                         Director

Robert T. Manfuso....... Director                      Partner, Manfuso Brothers
                                                       Investments

James L. Martineau...... Director                      Chairman, Genesis Portfolio
                                                       Partners, LLC

Gary G. Miller.......... Director                      Chairman and Chief Executive
                                                       Officer of Fore Star Golf

Michael Ornest.......... Director                      Private Investor

Timothy J. Parrott...... Director                      Consultant to Pinnacle and
                                                       Private Investor

Lynn P. Reitnouer....... Director                      Partner, Crowell Weedon & Co.

Marlin Torguson......... Director                      Chairman of the Board of Casino
                                                       Magic Corp.

J. Michael Allen........ Vice President and            Same as Position
                         Chief Operating Officer of
                         Gaming Operations

G. Michael Finnigan..... President and Chief           Same as Position
                         Executive Officer of
                         Realty Investment Group,
                         Inc., a subsidiary of the
                         Company

Bruce C. Hinckley....... Chief Financial Officer,      Same as Position
                         Vice President and Treasurer

   The material occupations, positions, offices or employments during the past five years of each director and executive officer of the Company are described in "Proposal 2: Election of Directors--Information Regarding the Directors of the Company" and "Proposal 2: Election of Directors--Executive Officers," respectively.

   During the past five years, neither the Company nor, to the knowledge of the Company, any of the individuals listed above as directors or executive officers of the Company (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   None of the information in this Proxy Statement concerning Pinnacle or any of its subsidiaries, affiliates or associates, or any of their respective directors, executive officers or employees, has been independently verified by any of Pinnacle Acq Corp, Harveys Acquisition Corporation ("Harveys Acq Corp"), PHCR, Harveys Casino Resorts, Colony HCR Voteco ("Voteco") or any of their respective affiliates.

Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco

   Under a potential interpretation of the rules governing "going private" transactions, one or more of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco may be deemed to be an affiliate of the Company. Therefore, each of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco has been included as a filing person on the Schedule 13E-3 mentioned above. Therefore, information with respect to such companies, as well as their controlling persons, directors and executive officers, is set forth below.

 Pinnacle Acq Corp

   Pinnacle Acq Corp is a Delaware corporation and a direct wholly-owned subsidiary of PHCR. Pinnacle Acq Corp was formed solely for the purposes of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by the Merger Agreement.

   The business address and telephone number of Pinnacle Acq Corp is c/o Harveys Casino Resorts, Highway 50 and Stateline Avenue, P.O. Box 128, Lake Tahoe, Nevada 89449, (775) 588-2411.

   The name, position and current principal occupation or employment of Mr. Barrack, the sole director and executive officer of Pinnacle Acq Corp, are set forth below.

   The business address of Mr. Barrack is as set forth below under "--Harveys Casino Resorts."

   Mr. Barrack is a United States citizen.

                                                          Present Principal Occupation
      Name                           Position                     or Employment
      ----                           --------             ----------------------------
Thomas J. Barrack, Jr. ..  President, Secretary,         Chairman and Chief Executive
                           Treasurer and Director        Officer of Colony Capital, Inc.
                                                         and Colony Advisors, Inc.

   The material occupations, positions, offices or employments during the past five years of Mr. Barrack is described below under "--Harveys Casino Resorts."

 PHCR

   PHCR is a Delaware corporation and a direct wholly-owned subsidiary of Harveys Casino Resorts. PHCR was formed solely for the purposes of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by the Merger Agreement.

   The business address and telephone number of PHCR is c/o Harveys Casino Resorts, Highway 50 and Stateline Avenue, P.O. Box 128, Lake Tahoe, Nevada 89449, (775) 588-2411.

   The name, position and current principal occupation or employment of Mr. Barrack, the sole director and executive officer of PHCR, are set forth below.

   The business address of Mr. Barrack is as set forth below under "--Harveys Casino Resorts."

   Mr. Barrack is a United States citizen.

                                                          Present Principal Occupation
      Name                           Position                     or Employment
      ----                           --------             ----------------------------
Thomas J. Barrack, Jr. ..  President, Secretary,         Chairman and Chief Executive
                           Treasurer and Director        Officer of Colony Capital, Inc.
                                                         and Colony Advisors, Inc.

   The material occupations, positions, offices or employments during the past five years of Mr. Barrack is described below under "--Harveys Casino Resorts."

 Harveys Casino Resorts

   Harveys Casino Resorts is a Nevada corporation engaged in the gaming industry. Through its wholly-owned subsidiaries, Harveys owns and operates gaming establishments in Nevada, Iowa and Colorado.

   The business address of Harveys Casino Resorts and each of the directors and executive officers listed below, other than Thomas J. Barrack, Jr. and Kelvin L. Davis, is Highway 50 and Stateline Avenue, P.O. Box 128, Lake Tahoe, Nevada 89449. The business telephone of Harveys Casino Resorts is (775) 588-2411.

   The business address of Mr. Barrack is 1999 Avenue of the Stars, Suite 1200, Los Angeles, California 90067. The business address of Mr. Davis is 345 California Street, Suite 3300, San Francisco, California 94014.

   All directors and executive officers listed below are citizens of the United States.

                                                          Present Principal Occupation
      Name                           Position                     or Employment
      ----                           --------             ----------------------------
Thomas J. Barrack, Jr. ..  Chairman of the Board of      Chairman and Chief Executive
                           Directors                     Officer of Colony Capital, Inc.
                                                         and Colony Advisors, Inc.

Charles W. Scharer.......  President, Chief Executive    Same as Position
                           Officer and Director

John J. McLaughlin.......  Chief Financial Officer,      Same as Position
                           Treasurer and Secretary

Gary D. Armentrout.......  Senior Vice President--       Same as Position
                           Business Development and
                           Government Relations

James J. Rafferty........  Senior Vice President--       Same as Position
                           Corporate Marketing

Edward B. Barraco........  Senior Vice President and     Same as Position
                           General Manager of Harveys
                           Wagon Wheel

William R. Stephens......  Senior Vice President and     Same as Position
                           General Manager of Harveys
                           Resort

Verne H. Welch, Jr. .....  Senior Vice President and     Same as Position
                           General Manager of Harveys
                           Casino Hotel

John R. Bellotti.........  Corporate Vice President of   Same as Position
                           Human Resources

Kelvin L. Davis..........  Director                      Partner of Texas Pacific Group

   The material occupations, positions, offices or employments during the past five years of each director and executive officer of Harveys Casino Resorts are described below.

 Thomas J. Barrack, Jr.

   Mr. Barrack currently serves as Chairman and Chief Executive Officer of each of Colony Capital, Inc. ("Colony Capital") and Colony Advisors, Inc. and as Chairman of the Board of Harveys Casino Resorts. Mr. Barrack has served as Chairman and Chief Executive Officer of each of Colony Capital and Colony Advisors, Inc. since August 1997, and as a Director and Chairman of the Board of Harveys Casino Resorts since February 2, 1999, the date Voteco acquired control of Harveys Casino Resorts. Mr. Barrack also holds a membership interest in and serves as a Manager of Voteco. Mr. Barrack served as President of Colony Capital and Colony Advisors, Inc. from August 1992 and September 1991, respectively, until August 1997.

   The business address of each of Colony Capital, Inc. and Colony Advisors, Inc. is 1999 Avenue of the Stars, Suite 1200, Los Angeles, California 90067.

   Mr. Barrack also is a Director of Continental Airlines, Inc., a commercial airline; Public Storage, Inc., a developer, owner and operator of self-storage facilities; Kennedy-Wilson, Inc., a worldwide real estate marketing, brokerage and investment services company; Kerry Properties Limited, a Hong Kong-based real estate company; and Firstworld Communications, Inc., a network-based provider of Internet, data and communications services. The business address of Continental Airlines, Inc. is 1600 Smith Street, Dept. HQSEO, Houston, Texas 77002. The business address of Kennedy-Wilson, Inc. is 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210-5205. The business address of Kerry Properties Limited is 13 & 14th Floors, Cityplaza 3, 14 Taikoo Wan Road, Taikoo Shing, Hong Kong. The business address of Firstworld Communications, Inc. is 8390 East Crescent Parkway, Suite 300, Greenwood Village, Colorado 80111. Mr. Barrack also is a managing partner of Pacific Capital Group, a private investment firm, which has also made an investment in Colony Capital.

 Charles W. Scharer

   Mr. Scharer serves as a Director and President and Chief Executive Officer of Harveys Casino Resorts. He was appointed to such position effective December 1, 1995. He has served as a Director of Harveys Casino Resorts since April 1995 and has served as Chairman of the Board of Directors of Harveys Casino Resorts from May 1, 1997 to February 2, 1999. Prior to becoming President and Chief Executive Officer of Harveys Casino Resorts, Mr. Scharer served as Executive Vice President of Harveys Casino Resorts from August 1995. He was appointed Chief Financial Officer of Harveys Casino Resorts in July 1993 and Treasurer of Harveys Casino Resorts in September 1993.

 John J. McLaughlin

   Mr. McLaughlin serves as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Harveys Casino Resorts. He was appointed Senior Vice President, Chief Financial Officer and Treasurer of Harveys Casino Resorts in March 1996. Mr. McLaughlin became Secretary of Harveys Casino Resorts as of February 2, 1999. He joined Harveys Casino Resorts in September 1995 as Chief Financial Officer. From January 1993 until September 1995, he was Chief Financial Officer of President Riverboat Casino, Inc.

 Gary D. Armentrout

   Mr. Armentrout serves as Senior Vice President--Business Development and Government Relations of Harveys Casino Resorts. He has held such position since May 1995. Prior to joining Harveys Casino Resorts, Mr. Armentrout was employed by President Riverboat Casinos, Inc. where he served as Vice President--Gaming from May 1990 until June 1994 when he was appointed Vice President--Gaming Development of President Riverboat Casinos, Inc.

 James J. Rafferty

   Mr. Rafferty serves as Senior Vice President Corporate Marketing of Harveys Casino Resorts. He was appointed Corporate Vice President of Marketing of Harveys Casino Resorts in December 1995 and was promoted to Senior Vice President of Corporate Marketing of Harveys Casino Resorts in 1997. Mr. Rafferty served as Vice President, Marketing--Lake Tahoe from 1992 to 1995.

 John R. Bellotti

   Mr. Bellotti serves as Senior Vice President of Human Resources of Harveys Casino Resorts. He was appointed Corporate Vice President of Human Resources of Harveys Casino Resorts in August 1997 and was promoted to Senior Vice President of Human Resources of Harveys Casino Resorts in December, 1999. Prior to joining Harveys Casino Resorts in August 1997, Mr. Bellotti was employed by Hyatt Hotels Corporation, serving most recently as Assistant Vice President of Human Resources from 1993 to 1997.

 Edward B. Barraco

   Mr. Barraco serves as Senior Vice President and General Manager--Harveys Wagon Wheel. He has held this position since July 1995. From 1985 to 1995, Mr. Barraco served as Assistant General Manager--Lake Tahoe, where he was responsible for overseeing all aspects of the operation on an assigned shift.

 William R. Stephens

   Mr. Stephens serves as Senior Vice President and General Manager--Harveys Resort. He was appointed to this position in May 1999. Prior to assuming his current position, Mr. Stephens was employed by the Hard Rock Hotel/Casino in Las Vegas where he was the director of casino operations from the opening in 1995 until 1996 when he was promoted to the vice president of casino operations.

 Verne H. Welch, Jr.

   Mr. Welch serves as Senior Vice President and General Manager--Harveys Casino Hotel. He has held this position since September 1995. Prior to moving to the Council Bluffs property, Mr. Welch served as Senior Vice President and General Manager--Lake Tahoe from December 1993 to September 1995. From 1988 to December 1993, he served as Vice President--Casino Operations.

 Kelvin L. Davis

   Mr. Davis serves as a Director of Harveys Casino Resorts. Mr. Davis has served as a Director of Harveys Casino Resorts since February 2, 1999. Mr. Davis is a partner with the Texas Pacific Group, an international private equity investment firm. Prior to joining the Texas Pacific Group in March 2000, Mr. Davis served as President and Chief Operating Officer of each of Colony Capital and Colony Advisors, Inc. since August 1997. Mr. Davis served as Executive Vice President of Colony Capital and Colony Advisors, Inc. from August 1992 and September 1991, respectively, to August 1997. Mr. Davis also holds a membership interest in and serves as a Manager of Voteco. As a result of Mr. Davis' departure from Colony Capital and Colony Advisors in March 2000, his membership interest in Voteco is anticipated to be redeemed, subject to the receipt of applicable regulatory approvals, either prior to or following the closing of the Pinnacle Merger.

   The business address of the Texas Pacific Group is 345 California Street, Suite 3300, San Francisco, California 94014.

   Mr. Davis also is a Director of Franchise Finance Corporation of America, a specialty real estate financing company, and Crestline Capital Corp., a hotel and senior living community company. The business address of Franchise Finance Corporation of America is The Perimeter Center, 17207 North Perimeter Drive, Scottsdale, Arizona 85255. The business address of Crestline Capital Corp. is 6600 Rockledge Drive, Bethesda, Maryland 20817.

 Voteco

   Voteco, a Delaware limited liability company, is the beneficial owner of approximately 97.5% of the voting common stock and voting power of Harveys Casino Resorts. Voteco's principal business is its investment in the voting common stock and other securities of Harveys Casino Resorts.

   The business address and telephone of Voteco is c/o Colony Capital, Inc., 1999 Avenue of the Stars, Suite 1200, Los Angeles, California 90067, (310) 282-8820.

   The business addresses of Messrs. Barrack and Davis are as set forth above under "--Harveys Casino Resorts."

   Each of Messrs. Barrack and Davis is a citizen of the United States.

                                            Present Principal Occupation or
   Name                        Position               Employment
   ----                        -------- ---------------------------------------
   Thomas J. Barrack, Jr. .... Manager  Chairman and Chief
                                        Executive Officer of Colony
                                        Capital, Inc. and Colony Advisors, Inc.

   Kelvin L. Davis............ Manager  Partner of Texas Pacific Group

   The material occupations, positions, offices or employments during the past five years of each manager of Voteco listed above are described above under "--Harveys Casino Resorts." As a result of Mr. Davis' departure from Colony Capital and Colony Advisors in March 2000, his membership interest in Voteco is anticipated to be redeemed, subject to the receipt of applicable regulatory approvals, either prior to or following the closing of the Pinnacle Merger.

   During the past five years, none of PHCR, Harveys Casino Resorts or Voteco nor, to the knowledge of PHCR, Harveys Casino Resorts or Voteco, any of the individuals named in the tables above as directors, executive officers or managers of PHCR, Harveys Casino Resorts or Voteco, (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   All information in this Proxy Statement concerning Pinnacle Acq Corp, Harveys Acq Corp, PHCR, Harveys Casino Resorts or Voteco or any of their respective directors, executive officers or employees, has been supplied by PHCR for inclusion in this Proxy Statement and has not been independently verified by Pinnacle.

                                SPECIAL FACTORS

Background of the Pinnacle Merger

 Pinnacle Merger

   The Company's strategic plan has been to develop a broad base of regionally diversified casino entertainment facilities. Within the past three years, the Company has acquired the Boomtown and Casino Magic properties, begun development of the Belterra Casino Resort in Indiana, completed the sales of the Hollywood Park Race Track and the Turf Paradise Race Track, entered into definitive agreements to sell its Boomtown Biloxi and Casino Magic Bay
St. Louis gaming properties, completed the sale of 42 acres of excess land in Inglewood, California and entered into an agreement to sell 97 acres of excess land in Inglewood.

   However, as management examined ways in which it could further enhance the Company's value for the benefit of its stockholders, it realized that several obstacles and significant development risk existed in its effort to achieve this goal. While the Company's Belterra Casino Resort in Indiana, which is scheduled for completion in August of 2000 at a cost of approximately $200,000,000, appears to provide the Company with an excellent long-term growth prospect, similar development projects by experienced gaming companies had taken, in some cases, a considerable amount of time to provide reasonable returns to their sponsors. In addition, management concluded that to increase cash flow they would need to expand and improve several of the Company's key properties. This type of expansion would involve the spending of significant amounts of additional capital and the incurrence of increased development risk.

   The Company was also mindful of two important factors which have influenced the gaming industry over the past several years. First, the prospect for more states legalizing non-Native American casino gaming appears unlikely for the foreseeable future. Attempts to legalize casino gaming in states such as Pennsylvania, Ohio, Florida, Kentucky and Arkansas have all met with failure over the past several years. Therefore, the Company's near-term prospects for new development opportunities in states that do not presently permit casino gaming are very limited for the next several years. Second, significant consolidation within the gaming industry has occurred particularly in the last two to three years. This consolidation has reduced the Company's ability to grow through acquisition as it did with Boomtown and Casino Magic. If the Company were to remain independent, it would face the challenge of continuing to compete in an industry where a few major companies were actively engaged in consolidation, thereby creating additional competitive pressure on smaller companies, such as Pinnacle. Smaller gaming companies suffer the competitive disadvantage of being unable to borrow funds at the same attractive rates as such large gaming companies. This prevents smaller companies from investing in their existing properties to the same degree that large companies are able to do in the same markets. The combination of these two factors created major impediments to the Company's future growth prospects.

   Other events occurring within the gaming industry have caused management to evaluate the security and certainty of the Company's existing cash flow at its various properties. In a recent statewide election, California voters passed Proposition 1A, which will permit numerous additional and well funded Native American casinos throughout California. Some of these new casinos are anticipated to be built in locations that would be expected to adversely affect the profitability of the Company's Boomtown Reno facility. Additionally, the prospect of increased gaming taxes in several of the jurisdictions in which the Company does business exists. Legislation has been introduced in both Louisiana and Nevada which proposes gaming tax increases.

   These factors, taken as a whole, caused the Company's management and Board of Directors to conclude that at an appropriate price level it would be advantageous and beneficial for the Company's stockholders to consider a transaction with a strong merger partner. While the Company's long-term prospects appear favorable, especially if the Belterra Casino Resort proves to be successful, such a transaction would allow the Company's stockholders an opportunity to sell their stock at a premium to its current trading price, rather than face the risks associated with the Company's remaining independent, including, in addition to other risks discussed above, the risks that necessarily accompany the Company's development efforts, which may adversely affect the market value of the Company's stock in the short term.

   In the three to six months prior to the initial discussions with Colony Capital, Mr. Hubbard and G. Michael Finnigan, President and Chief Executive Officer of Realty Investment Group, Inc., a wholly-owned subsidiary of Pinnacle, had preliminary meetings regarding the possibility of acquiring the Company with three gaming companies which the Company believed would be interested in making acquisitions in the gaming industry. None of these companies indicated an interest in pursuing a transaction with the Company.

   On November 17, 1999, Thomas J. Barrack, Jr., Chairman and Chief Executive Officer of Colony Capital, telephoned R.D. Hubbard, Chairman of the Board and Chief Executive Officer of Pinnacle, and indicated that affiliates of Colony Capital may have an interest in considering an acquisition of Pinnacle for cash. Mr. Barrack asked if Mr. Hubbard believed that the Pinnacle Board would be interested in discussing such an acquisition. Mr. Hubbard said that he believed that the Pinnacle Board would be interested in exploring the possibility of a transaction. However, Messrs. Barrack and Hubbard did not discuss at this time any particulars of structure, price, management participation or other terms of a proposal.

   Messrs. Barrack and Hubbard had met a couple of times prior to November 1999. However, Messrs. Barrack and Hubbard previously had no specific discussions regarding combining the operations of Harveys Casino Resorts and Pinnacle. In February 1999, Colony Capital completed its acquisition of Harveys Casino Resorts. Pinnacle also had made a previous proposal to acquire Harveys Casino Resorts. See "--Pinnacle's Prior Proposal to Acquire Harveys Casino Resorts" below.

   Colony Capital and its representatives engaged in discussions and negotiations with Pinnacle and its representatives on behalf of, and in their respective capacities as shareholders, directors and officers of, Harveys Casino Resorts. Accordingly, references to Colony Capital and its representatives in this section of the Proxy Statement mean Colony Capital and its representatives acting in such respective capacities.

   Prior to calling Mr. Hubbard, Mr. Barrack had discussed with Lehman Brothers the possibility of making a proposal to acquire Pinnacle. Lehman Brothers was one of many investment banks that periodically had discussed with representatives of Colony Capital the potential opportunities in the gaming industry. In the summer of 1999, Lehman Brothers verbally suggested to Colony Capital the possibility of a transaction between Colony Capital and the Company. Lehman Brothers and Colony Capital had subsequent informal discussions regarding such possibility but abandoned such discussions in August 1999. In October 1999, Lehman Brothers re-emphasized to Colony Capital Lehman Brothers' belief in the advantages of a possible transaction between Colony Capital and the Company, including strong synergies, a strategic fit between the Company and Harveys Casino Resorts and the ability to obtain financing for the transaction, based on the underlying assumptions developed by Lehman Brothers. The Company was not involved in such discussions. Colony Capital ultimately determined not to retain Lehman Brothers. Lehman Brothers also was not retained by the Company or the Special Committee. Accordingly, Lehman Brothers did not deliver any opinions, reports or appraisals to Colony Capital, the Company or the Special Committee with respect to the transaction. Lehman Brothers may provide financing and/or advisory services to Harveys Casino Resorts in connection with the transaction.

   On November 22, 1999, Messrs. Barrack, Hubbard and Finnigan met and had further discussions as to whether Colony Capital would have an interest in pursuing an acquisition of the Company. Mr. Barrack informed Messrs. Hubbard and Finnigan that Colony Capital had an interest in expanding its presence in the gaming industry, was looking for possible acquisition candidates and had a potential interest in acquiring the Company if and when the Company's management and Board of Directors determined to consider possible transactions. Mr. Hubbard indicated to Mr. Barrack that he believed that the Pinnacle Board of Directors might consider a proposal and would be most receptive to an all cash proposal rather than a proposal that included stock of another gaming entity.

   On December 2, 7 and 10, 2000, Colony Capital and Lehman Brothers had general discussions regarding the Company and a possible transaction. Colony Capital and Lehman Brothers discussed financial information regarding the Company's operating results and capital expenditures, the budget and timing for the Belterra development project and the feasibility of financing a potential transaction at different debt to EBITDA levels. Colony Capital and Lehman Brothers also reviewed several equity analyst reports on the Company.

   On December 16, 1999, Mr. Hubbard advised the Executive Committee of the Pinnacle Board of Directors of the preliminary discussions with Colony Capital and that Colony Capital might deliver a written expression of interest. Mr. Hubbard informed the Executive Committee of Mr. Barrack's November 17, 1999 telephone call to him and the November 22, 1999 meeting he and Mr. Finnigan had with Mr. Barrack.

   On December 17, 1999, Mr. Barrack and other representatives of Colony Capital met with Mr. Hubbard and Mr. Finnigan to discuss the possibility of a transaction. The representatives of Colony Capital discussed with Messrs. Hubbard and Finnigan the price at which the Company's management and Board of Directors would support a potential transaction, the performance of the Company's assets, the process and timing with respect to a potential transaction and the identity and structure of the potential acquisition entity. In the discussion, Mr. Hubbard indicated that he would not be willing to recommend a transaction to the Company's Board of Directors unless the price per share was at least $30.00. Mr. Barrack responded that he did not think Colony Capital would be willing to pay more than $27.00 per share, but that Colony Capital was still reviewing financial information about the Company. Messrs. Barrack, Hubbard and Finnigan mutually agreed to reconvene on December 19.

   On December 19, 1999, Messrs. Hubbard, Finnigan and Barrack met to have further discussions relative to a possible transaction. At this meeting, Mr. Barrack previewed for Messrs. Hubbard and Finnigan the expected contents of the letter to be sent by Colony Capital to Mr. Hubbard indicating Colony Capital's interest in pursuing a possible transaction. Mr. Barrack indicated that Colony Capital would be interested in making a proposal to acquire the Company, provided that the Company's public debt could be assumed in such a transaction and that certain pending Company asset sales were completed. Mr. Barrack indicated that he believed Colony Capital might be in a position to offer $28.00 per share, subject to confirming various assumptions. Mr. Hubbard reiterated that he would not be willing to recommend a transaction to the Company's Board of Directors unless the price per share were at least $30.00.

   On December 20, 1999, Colony Capital sent a letter to Mr. Hubbard indicating an interest in pursuing the possible acquisition of the Company by one or more designees of Colony Capital at a cash price per fully diluted share of $29.00. Colony Capital informed the Company that this indication of interest was based on certain key assumptions regarding the pro forma financial position of the Company and pending asset sales. These assumptions included anticipated levels of after-tax cash balances to be realized on asset sales, the absence of substantial change of control costs and the absence of required consents from holders of Pinnacle's subordinated debt.

   On December 29, 1999, Mr. Barrack and Messrs. Hubbard and Finnigan met to have further discussions relative to a possible transaction. The meeting was initiated by Mr. Barrack following intensive review by Colony Capital of key assumptions underlying the proposed price of $29.00 per fully diluted share set forth in the December 20, 1999 letter. Messrs. Barrack and Hubbard discussed whether the Company's public debt would be assumed in the proposed transaction and that, if it was not, Harveys Casino Resorts might incur additional acquisition costs substantially greater than had been anticipated. In addition, Messrs. Barrack, Hubbard and Finnigan discussed the assumptions underlying the anticipated levels of after-tax cash balances to be realized on the Company's pending asset sales and whether these assumptions accurately predicted the anticipated pro forma financial position of the Company as a result of these assets sales. Messrs. Hubbard and Finnigan agreed to arrange for representatives of the Company to meet with representatives from Colony Capital and Lehman Brothers to develop more detailed financial information regarding the Company and the assumptions underlying Lehman Brothers' financial analysis.

   On January 10, 2000, representatives of Colony Capital, Pinnacle, Lehman Brothers and Bear, Stearns & Co. Inc. ("Bear Stearns") met at Pinnacle's Newport Beach, California office to discuss the parameters of Colony Capital's due diligence review of the Company. While Bear Stearns was not formally retained at this time, Bear Stearns attended the meeting on behalf of Harveys Casino Resorts in anticipation of serving in the role of financial advisor to Harveys Casino Resorts in the event that Colony Capital and the Company determined to pursue a possible transaction. The discussions focused on a review of the key assumptions regarding the pro forma financial position of the Company and pending asset sales and a review of the Company's capital budgets and properties. Representatives of the Company agreed to have further conversations with Lehman Brothers to further refine the key assumptions.

   Over the next several days, representatives of the Company met with representatives from Lehman Brothers to develop more detailed financial information regarding the Company and the assumptions underlying Colony Capital's financial analysis. That information was then conveyed to Bear Stearns which subsequently discussed the financial information with Lehman Brothers. The purpose of the meetings between Lehman Brothers and representatives of the Company was to allow Lehman Brothers to further refine the key assumptions underlying its analysis and to then discuss and reach a consensus with Bear Stearns about the revised assumptions and the effects of the revised assumptions on the proposed price of $29.00 per fully diluted share set forth in the December 20 letter.

   During the course of these meetings and discussions, it became apparent that the pro forma financial position of the Company as a result of the proposed transaction would vary materially from prior preliminary assumptions. This prior preliminary financial analysis had assumed a substantially greater projected after-tax cash balance for Pinnacle as of the projected closing date of the proposed transaction than the cash balance the Company was projecting. Although Lehman Brothers and Bear Stearns did not reach a consensus, the range being discussed for the difference between the initial projected after-tax cash balance for the Company and the revised projected after-tax cash balance for the Company was approximately $70-105 million, or approximately $2.55-3.82 per share of Pinnacle Common Stock, taking into account estimates of the costs of completing the Belterra project in Indiana, proceeds from the pending asset sales, tax liability in connection with the pending asset sales and additional cash necessary to complete the transaction, but not taking into account costs with respect to the Company's public debt. In addition, the prior preliminary financial analysis did not include any additional acquisition costs, including financing fees, change of control costs and the costs of tendering for the public debt and soliciting consents, if necessary, which might be incurred if the Company's public debt was not assumed in the proposed transaction. The difference being discussed between the initial projected costs with respect to the Company's public debt and the revised projected costs with respect to the Company's public debt was approximately $42 million, or approximately $1.53 per share of Pinnacle Common Stock. Lehman Brothers communicated to the Company that Colony Capital was not prepared to make an offer at the $29.00 per share price level in light of the significant difference between the Company's projected cash position compared to prior preliminary assumptions regarding the level of cash at closing and in light of the fact that such price level did not take into account additional acquisition costs which might be incurred by Harveys Casino Resorts if the Company's public debt was not assumed in the proposed transaction.

   On January 21, 2000, at a meeting of the Pinnacle Board of Directors, Mr. Hubbard informed the Board of the status of the discussions with Colony Capital and indicated that Colony Capital was not prepared to make an offer to acquire the Company at the time on the basis suggested in Colony Capital's December 20, 1999 letter.

   On February 18, 2000, Mr. Barrack called Mr. Hubbard. Mr. Barrack inquired whether the Company would be willing to continue discussions regarding a possible transaction. Mr. Hubbard indicated that the Company would be interested in continuing the discussions. Since the time of the earlier discussions, the trading price of Pinnacle Common Stock had decreased. On February 18, 2000, the trading price of Pinnacle Common Stock closed at $16.75 per share.

   On February 19, 2000, Mr. Barrack met with Messrs. Hubbard and Finnigan in Palm Desert, California. At that meeting, Mr. Barrack indicated that Colony Capital, through Harveys Casino Resorts, continued to be interested in pursuing a possible acquisition of Pinnacle, but at a price per fully diluted share in the $23.00 to $24.00 range. Mr. Hubbard indicated to Mr. Barrack that he would not be prepared to recommend to the Company's Board of Directors that it consider such a transaction unless the price per share were at least
$25.00 per share. Mr. Barrack indicated that he thought that such a price could only be justified if certain members of Pinnacle's senior management agreed to contribute a significant amount of their equity in Pinnacle to the acquiring entity. See "--Purpose and Reasons for the Pinnacle Merger."

   On February 29, 2000, Mr. Barrack and other representatives of Colony Capital met with Messrs. Hubbard and Finnigan to discuss the total number of shares of Pinnacle common stock and options currently owned by members of the Company's management. The parties did not discuss the precise amount of equity that the Company's management would own in PHCR. This discussion also involved a valuation of Harveys Casino Resorts relative to Pinnacle and how the two companies would fit together under a common parent company. The parties determined that Harveys Casino Resorts and the Company both would be valued principally using cash flow adjusted for Pinnacle's pending asset sales and to reflect the future cash flows from the operations of the Belterra Casino Resort and to adjust for new gaming machinery to be installed in Harveys Casino Resorts' Iowa property. The parties also determined that the two companies would be valued using the same multiple of EBITDA, but a precise multiple was not selected.

   On March 2, 2000, Mr. Barrack sent a letter to the Pinnacle Board of Directors proposing an acquisition of the Company by an affiliate of Harveys Casino Resorts at $25.00 per fully diluted share in cash (the "Proposal"). In the letter, Mr. Barrack stated that continuity of Company management was an important element of the proposed transaction, and that Colony Capital was therefore requiring that management be willing to retain a significant equity interest in the Company and continue their employment. The letter indicated that Colony Capital was prepared to commence definitive due diligence and the negotiation of definitive agreements. The letter also proposed that for four weeks from the date of the letter, the Company would not in any respect solicit from or negotiate with other parties regarding a transaction of the nature proposed in his letter. Although the Proposal provided for an exclusive negotiation period, no penalty to the Company or benefit to Colony Capital existed if the Company were to have received offers from other interested parties.

   On March 7, 2000, the Pinnacle Board of Directors met to consider the Proposal. In discussing the Proposal, the Board noted that the Proposal contemplated an equity investment by senior management of the Company, including Mr. Hubbard. The Proposal did not specify which other members of senior management would have an equity interest in the post-merger company. Mr. Hubbard noted that Colony Capital had agreed that, if desired by the Company's Board of Directors, a press release could be disseminated disclosing Colony Capital's interest and its proposed acquisition price. At the meeting, the Pinnacle Board determined to establish a special committee (the "Special Committee") comprised of all of the members of the Board, other than Mr. Alanis and Mr. Hubbard, with full authority to act for and on behalf of the Company in evaluating and acting upon the Proposal or any other proposal to acquire the Company which might be received as a result of the announcement of the Proposal (subject to such approvals by the entire Board of Directors as might be required by Delaware law). The members of the Special Committee were Messrs. Reitnouer, Miller, Ornest, Martineau, Torguson, Parrott and Manfuso. The Special Committee was authorized to and, as discussed below, subsequently did retain, at the Company's expense, independent legal counsel and financial advisory counsel to assist it in the evaluation of any such proposals and appointed Mr. Reitnouer as Chairman of the Special Committee.

   Messrs. Hubbard, Alanis and Finnigan then left the March 7 Board meeting and the Special Committee met separately. After considering the Company's short term and long term prospects, including the status of the pending Indiana project, the Special Committee decided it would be in best interests of the Company and its stockholders to enter into the exclusivity agreement proposed by Colony Capital. Colony Capital had informed the Company that it was unwilling to proceed further with the Proposal unless the Company executed an exclusivity agreement. The Special Committee believed that, in view of the Company's stock price, financial results and prospects, and the prevailing market valuation for gaming companies like the Company, the Proposal was at a price level that merited serious consideration and the advice of outside financial advisors. The Special Committee also noted that it was a significant benefit to have a public announcement which included the proposed offering price since it would provide an early opportunity for other potentially interested buyers to make their interest known, even if the Company was not able to engage in negotiations with another interested party during the exclusivity period. Therefore, the Special Committee unanimously approved entering into the exclusivity agreement with Colony Capital to explore whether to enter into an agreement to sell the Company and at what price and on what terms. Following the Board meeting, the Company signed the exclusivity agreement.

   On March 8, 2000, the Company issued a press release announcing the signing of the exclusivity agreement and the receipt of the Proposal.

   Following the execution of the exclusivity agreement, Colony Capital, its respective legal and financial advisors and management of Harveys Casino Resorts commenced definitive due diligence with respect to the Company.

   On March 11, 2000, Mr. Barrack met with Messrs. Hubbard, Alanis and Finnigan to further discuss how the new parent company, PHCR, would be run. There were no detailed discussions at this meeting as to the management structure of the new parent company or the roles of each of the senior management personnel in that structure. This meeting was the first meeting between Messrs. Barrack and Alanis, and the primary purpose of the meeting was to introduce Messrs. Barrack and Alanis. Messrs. Barrack and Alanis discussed their strategic visions for the new parent company and their relative expertise and interests in terms of how to run the new company.

   On March 12, 2000, members of the Special Committee retained Munger, Tolles & Olson LLP ("Munger Tolles") as legal counsel to the Special Committee.

   On March 14, 2000, the Special Committee interviewed several financial advisory firms and retained Jefferies & Company, Inc. ("Jefferies & Company") as its financial advisor. Later that same day, Mr. Reitnouer, the Chairman of the Special Committee, met with representatives of Colony Capital to inform them that the Special Committee had been formed and had retained independent financial and legal advisers to provide assistance in connection with the consideration of the Proposal. Colony Capital's representatives indicated Colony Capital's continued interest in a transaction with Company and urged the Special Committee and its advisers to initiate contact with Colony Capital's financial and legal advisers. On March 15, 2000, the Company issued a press release announcing the retention of Jefferies & Company and Munger Tolles as its respective financial and legal advisors.

   On March 14, 2000, Harbor Finance Partners filed a purported class action lawsuit in the Chancery Court of the State of Delaware against the Company and each of its directors, claiming that the defendants breached their fiduciary duty to the stockholders of the Company by agreeing to negotiate exclusively with Harveys Casino Resorts. On June 2, 2000, the action was dismissed without prejudice.

   On March 21, 2000, Leta Hilliard filed a similar purported class action lawsuit in the Superior Court of the State of California. The plaintiff in the lawsuit claims that the Company and its directors failed to undertake an appropriate process for evaluating the value of the Company and eliciting bids from third parties, and that the price for the stock is inadequate. The Company intends to vigorously defend this action and believes the plaintiff's claims are without merit. On June 8, 2000, the parties filed a stipulation for the Hilliard class action in which the plaintiff agreed to file and serve a First Amended Complaint on or before August 7, 2000 and the defendants agreed to respond thereto on or before October 6, 2000.

   From mid-March through mid-April, due diligence continued and discussions were held frequently among Colony Capital, the Special Committee and senior management of the Company and their respective legal and financial advisors regarding the possible transaction. During this period, Colony Capital and Messrs. Hubbard, Alanis, Finnigan and Loren Ostrow, Senior Vice President, Secretary and General Counsel of the Company, on behalf of members of the Company's senior management, engaged in negotiations regarding the details of the management equity investment in, and their ongoing employment with, PHCR. During this period, Bear Stearns and Jefferies & Company verbally discussed Pinnacle's properties and the respective operations of such properties. During this period, the legal advisors exchanged drafts of the definitive agreements and representatives of Colony Capital were given a tour of the different Pinnacle gaming facilities. On March 14, 2000, Colony Capital's legal advisors sent to the Company and the Special Committee and their respective legal advisors the first draft of the merger agreement.

   On March 27, 2000, the Special Committee met telephonically with Jefferies & Company and Munger Tolles to evaluate the Proposal. Jefferies & Company reviewed with the Special Committee the terms and conditions of the Proposal, the Company's historic financial performance, Jefferies & Company's estimates of the Company's future financial performance based on information provided by the Company, various valuation models for the Company and other gaming acquisitions which had been recently completed. Jefferies & Company also addressed the possibility that other acquirors might express an interest during this process. After an extended discussion, the Special Committee directed Jefferies & Company to indicate to Bear Stearns certain aspects of the Company's financial condition and operations bearing on the price set forth in the Proposal.

   At this same meeting, the Special Committee received a report concerning the two lawsuits that had been filed regarding the Proposal. A full discussion among the Special Committee, Jefferies & Company and Munger Tolles took place, during which the Special Committee considered the allegations of the complaints of the two lawsuits and also considered the relative advantages and disadvantages of proceeding with the Proposal. The Special Committee unanimously authorized Jefferies & Company to schedule a meeting for Mr. Reitnouer with representatives of Colony Capital to discuss the Proposal further.

   In the afternoon of March 27, 2000, Mr. Reitnouer met with representatives of Colony Capital at Colony Capital's offices in Los Angeles to discuss the Proposal. The parties present discussed the information that Jefferies & Company had prepared regarding the Company that had been presented to the Special Committee earlier that same day. Mr. Reitnouer communicated to these Colony Capital representatives the Special Committee's desire that Colony Capital increase the proposed price per share from $25.00. Mr. Reitnouer also informed the representatives of Colony Capital of the other issues on which the Special Committee was especially focused--in particular, the conditions to closing, the parties' termination rights and the proposed termination fee.

   On March 28, 2000, the Special Committee met telephonically with Jefferies & Company and Munger Tolles to discuss the Proposal in light of Mr. Reitnouer's meeting of the previous day. Mr. Reitnouer conveyed Colony Capital's decision not to increase the proposed price per share. The Special Committee considered how to reduce PHCR's ability to terminate a transaction for failure to obtain financing, while maintaining the Company's flexibility before any such closing.

   On March 29, 2000, Mr. Reitnouer again met telephonically with representatives of Colony Capital to discuss PHCR's right to terminate a transaction for failure to obtain financing. Colony Capital's representatives explained the risks associated with the long regulatory waiting periods associated with gaming transactions. Representatives of Colony Capital explained that having obtained the proceeds of financing was a fundamental condition to the Pinnacle Merger but that because of the need to obtain approval of the transaction from various gaming authorities, there was the possibility that the closing might not occur until as long as 15 to 18 months after signing the merger agreement. Requiring a financial institution to commit itself over such a long period to provide financing upon the closing of the transaction would be difficult and expensive. Moreover, over such a long period the performance of the assets of the Company could change dramatically. Such a change could impact not only PHCR's willingness to consummate the transaction but also a financial institution's willingness to provide financing. At the March 29 meeting, the parties also discussed various aspects of the financing condition, including the terms on which the financing condition was based and any penalty associated with termination of the merger agreement based on the financing condition. The meeting ended with Mr. Reitnouer's commitment to take these proposals back to the Special Committee for consideration.

   On March 30, 2000, the Special Committee met telephonically to evaluate the proposals discussed at Mr. Reitnouer's March 29, 2000 meeting with Colony Capital. Mr. Reitnouer summarized the negotiation he had with Colony Capital's representatives and the details of the Proposal.

   Later that same day, in order to provide additional time for the completion of Colony Capital's due diligence and the negotiations, the Company and Colony Capital extended the exclusivity period by two weeks, through April 14, 2000. On that day, Pinnacle issued a press release to that effect. Although the exclusivity period was extended, no penalty to the Company or benefit to Colony Capital existed if the Company were to have received offers from other interested parties.

   During the course of the due diligence and negotiations, it became apparent that, in making its $25.00 per share proposal, Colony Capital had been relying on a financial analysis that had assumed that all significant contingencies to the sale by the Company of the Company's 97 acres of surplus land in Inglewood, California would be satisfied by the time the proposed merger closed, even if the Inglewood land sale had not closed prior to the closing of the proposed merger. Messrs. Hubbard and Finnigan made it clear to Colony Capital that, unlike the other pending asset dispositions, there was no then existing agreement to sell the Inglewood land and, even if there were, there could be no assurance that the entitlement process for a buyer of the Inglewood land would be completed prior to the completion of the proposed merger. The Inglewood land issue remained as a significant open issue during this period of the negotiations.

   On April 10, 2000, a meeting was held with representatives of Colony Capital, the Company and the Special Committee, and their respective advisors, to discuss all of the open issues with respect to the Proposal. Beginning in the afternoon and continuing through the evening of April 10, 2000, the parties proceeded page by page through each of the transaction documents and attempted to resolve all of the remaining issues with respect to the transaction.

   On April 11, 2000, the Special Committee met telephonically with its advisors to evaluate the negotiations and significant open issues with respect to the transaction.

   On April 12, 2000, Jonathan Grunzweig, a principal of Colony Capital, and other representatives of Colony Capital met with Messrs. Alanis, Finnigan (who participated by telephone) and Ostrow to further discuss the arrangements with respect to management equity investment and employment matters.

   On April 13, 2000, Mr. Reitnouer had a telephonic conversation with representatives of Colony Capital regarding a proposal by Colony Capital to make a portion of the merger consideration contingent upon the sale by the Company of the Company's 97 acres of surplus land in Inglewood, California.

   On April 14, 2000, Mr. Barrack, Mr. Grunzweig and other representatives of Colony Capital met with Messrs. Hubbard and Finnigan to discuss a variety of open issues including the treatment of the Inglewood land sale discussed the prior day between Mr. Reitnouer and representatives of Colony Capital. The other open issues included the ability to mitigate the tax disadvantage of the transaction structure which affects Mr. Hubbard but does not affect the other Management Stockholders or the public stockholders; the determination of the number of shares of PHCR common stock and the corresponding percentage interest in PHCR to be acquired by the Management Stockholders; and the mix between PHCR common stock and options to be granted to the Management Stockholders and the exercise price of such options.

   At this meeting, Messrs. Hubbard and Finnigan received from Colony Capital a verbal summary of the proposal discussed with Mr. Reitnouer the previous day with respect to the Inglewood land sale. Messrs. Hubbard and Finnigan met with Colony Capital to discuss the Inglewood land sale because they were the Company representatives who were most familiar with the status of the Inglewood land sale effort and could provide the most comprehensive update of the situation for Colony Capital. Mr. Barrack outlined the issue from Colony Capital's perspective and proposed a tentative resolution of the issue. Messrs. Hubbard and Finnigan indicated that they would have to communicate Colony Capital's proposal to the Special Committee and that any resolution of the issue would be subject to approval by the Special Committee. Colony Capital's proposal involved PHCR paying $24.00 in cash at the closing of the merger with a contingent payment entitling stockholders to up to an additional $1.00 per share if the Inglewood land sale was closed prior to December 31, 2001 at a sale price yielding at least a certain level of net after tax proceeds to Pinnacle. Such minimum level of after tax proceeds was determined to be $40,750,000 in the final negotiations on April 16, 2000, as discussed below, with a proration of the $1.00 to the extent that the net after tax proceeds are within a range between $13,054,000 and $40,750,000. During the meeting, Messrs. Hubbard and Finnigan asked the Colony Capital representatives to leave the room and then Messrs. Hubbard and Finnigan telephoned Mr. Reitnouer to update him on Colony

Capital's proposal on the Inglewood land sale issue. Mr. Reitnouer indicated that he would present it to the Special Committee for consideration. In addition, at this meeting, management equity issues were finalized. Finally, the parties discussed certain tax issues related to the transaction structure which affected Mr. Hubbard but did not affect the other Management Stockholders or the public stockholders and concluded that, in order to afford him tax treatment that was not worse than that of the public stockholders with the respect to his stock which was not being contributed to PHCR, Pinnacle should repurchase such shares immediately prior to the completion of the proposed merger.

   On April 14, 2000, the Special Committee met telephonically with its advisors to evaluate the open issues relating to the proposed merger, the general status of negotiation of the agreement and plan of merger and to discuss Colony Capital's proposal associated with the Inglewood property.

   Over the course of the next two days, April 15 and 16, the parties negotiated to finalize the definitive agreements. On April 16, 2000, the Special Committee held a meeting to consider the proposed merger agreement. Jefferies & Company then presented its opinion that Colony Capital's proposal to acquire all of the outstanding shares of the Company for $24.00 per fully diluted share in cash, plus a possibility to receive up to another $1.00 in cash per fully diluted share if the Company were to sell the Inglewood property, was fair to the Company's stockholders from a financial point of view. During the entire period of negotiation with Colony Capital, the Company did not receive any other offers or any indications of interest from any party other than Colony Capital. After discussion, the Special Committee voted unanimously to recommend Colony Capital's proposed transaction to the Company's Board of Directors for its approval. Immediately following the meeting of the Special Committee, the Board of Directors of Pinnacle (with Messrs. Hubbard and Alanis attending the meeting but abstaining from the vote) met and approved the Merger Agreement and resolved to recommend that stockholders of the Company approve and adopt the Merger Agreement.

   On April 17, 2000, the Merger Agreement was executed by Pinnacle, PHCR and Pinnacle Acq Corp, and the Voting and Contribution Agreement and the Memorandum of Understanding were executed by PHCR and the members of Pinnacle management who would receive certain equity interests in PHCR. A press release to that effect was issued.

 Pinnacle's Prior Proposal to Acquire Harveys Casino Resorts

   In January 1998, the Company (then named Hollywood Park, Inc.), as one of several potential purchasers, made a proposal to the Board of Directors of Harveys Casino Resorts in which the Company would acquire Harveys Casino Resorts in a merger in which the Company would issue common stock. The Company also proposed that up to one-third of the merger consideration could be paid in cash. The Company later proposed an all-cash offer at an increased price. However, Colony Capital also had submitted a proposal as a potential purchaser, and Harveys Casino Resorts instead decided to accept the offer from Colony Capital. In February 1998, after Harveys Casino Resorts and an affiliate of Colony Capital had entered into a definitive agreement with respect to Colony Capital's acquisition of Harveys Casino Resorts, the Company made another offer to acquire Harveys Casino Resorts at an increased price per share in cash if the Colony Capital break-up fee were eliminated. Harveys Casino Resorts did not accept any of the Company's proposals and was acquired by an affiliate of Colony Capital.

Purpose and Reasons for the Pinnacle Merger

 General

   The purpose of the Pinnacle Merger is to enable PHCR to acquire the Company through a merger of its indirect wholly-owned subsidiary, Pinnacle Acq Corp, with and into the Company. The Company will be the surviving corporation in the Pinnacle Merger and will be a wholly-owned subsidiary of PHCR. PHCR is a newly formed wholly-owned subsidiary of Harveys Casino Resorts. Concurrently with the Pinnacle Merger, another newly formed subsidiary of PHCR, Harveys Acq Corp, will merge into Harveys Casino Resorts, with the result that, immediately following the two mergers, the Company and Harveys Casino Resorts will be wholly-owned subsidiaries of PHCR. Immediately following the Pinnacle Merger and the Harveys Merger, it is currently expected that Voteco, an affiliate of Colony Capital, will own approximately 82.7% of the voting power of PHCR's common stock, and the Management Stockholders will own in the aggregate, approximately 15.6% of the voting power of PHCR's common stock. See "The Pinnacle Merger--Interests of Certain Persons in the Pinnacle Merger; Certain Relationships." It is currently expected that the remaining 1.7% of the voting power of PHCR's common stock will be owned by members of current management of Harveys Casino Resorts. The respective percentage ownership interests of Voteco, the Management Stockholders and current management of Harveys Casino Resorts with respect to PHCR common stock following the Pinnacle Merger and the Harveys Merger that are set forth in this paragraph and throughout the Proxy Statement are subject to adjustment in the event that affiliates of PHCR determine to make any equity investment in PHCR or any of its subsidiaries. Affiliates of PHCR are under no obligation to make any such equity investment, and if affiliates of PHCR elect, in their sole discretion, to make an equity investment in PHCR or its subsidiaries prior to the closing of the Pinnacle Merger, such equity investment will be subject to the reasonable approval of Mr. Hubbard.

 Purpose and Reasons of the Company and the Management Shareholders

   In light of certain obstacles to the Company's prospects for growth resulting from legal limitations on casino gaming in a number of states and legislation and referenda with potentially adverse impacts on the Company (such as California's Proposition 1A and proposed increased gaming taxes), as well as from competitive disadvantages associated with recent consolidation within the gaming industry and increased risks related to the Company's expansion and development efforts, the Company believes that it is a particularly opportune time for the Company to undertake the Pinnacle Merger. The Pinnacle Merger will allow the Company's stockholders to sell their stock at a premium to the price at which Pinnacle Common Stock was trading, or would be expected to trade, in the absence of the Proposal. Such a premium cannot be assured if the Company remains publicly owned for the reasons mentioned above and because, while the Company's development efforts may provide long-term benefits, such benefits may not be reflected in the market value of the Company's stock.

   Colony Capital conditioned the Proposal on senior management being willing to retain a significant equity interest in the Company and continue their employment. In order to facilitate the transaction, and in an effort to demonstrate their confidence in the transaction, Messrs. Hubbard, Alanis, Finnigan, Allen and Hinckley, along with certain other members of senior management, agreed to retain an equity interest in PHCR.

 Purpose and Reasons of Pinnacle Acq Corp, PHCR, Harveys and Voteco

   The purpose of engaging in the transaction with the Company is to permit Colony Capital to expand its presence in the gaming industry by acquiring a company which has a strong management team and shares operating synergies with Harveys Casino Resorts.

   Colony Capital had been pursuing a presence in the gaming industry since 1998 and, in February 1999, completed its acquisition of Harveys Casino Resorts. Because there are only a small number of public and private gaming companies in the United States, the opportunities for potential acquisitions is somewhat limited. Moreover, significant consolidation in the gaming industry has occurred particularly in the last two to three years.

   As a private company, Colony Capital had the resources and flexibility to take advantage of opportunities presented by this consolidation. Therefore, in late 1999, having identified the Company as one of a number of gaming companies which was worthy of consideration with respect to a potential transaction, Colony Capital decided to investigate the possibility of making a proposal to acquire the Company.

Certain Effects of the Pinnacle Merger

 Benefits and Detriments of the Pinnacle Merger to the Company

   Upon completion of the Pinnacle Merger, the Company will become a private company. As a result, the Company's management will be able to react with greater speed and flexibility to changing conditions and opportunities, increasing the operating flexibility of the Company. In addition, the Company's management will be able to make decisions based on its long-range business interests without the necessary consideration of the possible adverse short-term effect of such decisions upon the market price of Pinnacle Common Stock and without the constraint of the public market's emphasis on quarterly earnings.

   Becoming a private company also will reduce the operational and administrative costs arising from and in connection with the Company's status as a public reporting company. Pinnacle Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the Merger Agreement is approved at the Annual Meeting and the Pinnacle Merger is completed, Pinnacle Common Stock will become eligible for termination of registration under Section 12(g)(4) of the Exchange Act, and the registration of Pinnacle Common Stock under the Exchange Act will be terminated as soon as practicable after the Pinnacle Merger is completed. Termination of registration of the shares of Pinnacle Common Stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and will make certain provisions of the Exchange Act inapplicable to the Company, such as the obligation to file reports under Section 15(d) of the Exchange Act, the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 with respect to going-private transactions. The shares of Pinnacle Common Stock will also be delisted from the New York Stock Exchange as a result of the Pinnacle Merger.

   As the surviving company in the Pinnacle Merger, the principal detriments to the Company will be its inability to use publicly-traded securities as acquisition capital or to grant options to its employees exercisable for publicly-traded securities. In addition, as a result of the Financing, PHCR will have a significant amount of debt. A substantial portion of the cash flow from the operations of Pinnacle and Harveys Casino Resorts may be required to be used to pay interest and principal on the debt and such cash flow therefore may be unavailable for other purposes, including capital expenditures, project expansion, development and acquisition efforts. PHCR's level of debt may also limit its ability to obtain additional financing and heighten its vulnerability to downturns in its industry or in the general economy.

 Benefits and Detriments of the Pinnacle Merger to the Public Stockholders

   The benefit to the holders of Pinnacle Common Stock of the transaction will be the payment of a premium, in cash, above the market value for such Pinnacle Common Stock prior to the public announcement that the Company had received a proposal regarding the transaction. If the Pinnacle Merger is completed, stockholders of the Company (other than the Company or any of its subsidiaries, Pinnacle Acquisition Corporation, stockholders who have perfected their appraisal rights in accordance with Delaware law and Management Stockholders with respect to the shares of Pinnacle Common Stock to be contributed to PHCR) will be entitled to receive $24.00 in cash, without interest, for each share of Pinnacle Common Stock and, if applicable, up to an additional $1.00 in cash for each outstanding share of Pinnacle Common Stock, contingent on the sale by the Company of the Company's 97 acres of surplus land in Inglewood, California under certain circumstances. Holders of options to purchase shares of Pinnacle Common Stock ("Pinnacle Stock Options") (other than options to be exchanged by Management Stockholders) with an exercise price of less than $24.00 per share will be entitled to receive an amount in cash equal to the difference between $24.00 and the exercise price per share, without interest, for each share underlying such option, regardless of whether the option is fully vested. Each such option holder also will be entitled to receive the contingent payment described above to the extent that the cash merger consideration (taking into account any Contingent Payment to be paid in cash at the effective time of the Pinnacle Merger) exceeds the per share exercise price of such option. The merger consideration of $24.00 per share represents a 39.1% premium to the closing price of the common stock on March 6, 2000 (the second to last trading day prior to the public announcement that the Company had received a proposal regarding the proposed transaction) and a 21.5% premium to the closing price for the common stock on April 14, 2000 (the last trading day before the signing of the definitive Merger Agreement was announced). This cash payment will assure that all public stockholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. Additionally, the risk of any possible decline in the value of the stockholders' investment in the Company will be eliminated and stockholders will not pay the commissions on brokerage fees they would have incurred in connection with the sale of their shares of Pinnacle Common Stock.

   The detriment to such holders will be their inability to participate as continuing stockholders in the possible future growth of the Company. If the Pinnacle Merger is consummated, the Management Stockholders, together with other stockholders of PHCR, will indirectly hold the entire equity interest in the Company and will therefore be the sole beneficiaries of any future earnings or growth of the Company and any increases in value of the Company. See "The Pinnacle Merger--Interests of Certain Persons in the Pinnacle Merger; Certain Relationships." Further, stockholders may recognize a taxable gain as a result of the Pinnacle Merger. See "--Certain Federal Income Tax Consequences of the Pinnacle Merger."

 Benefits and Detriments of the Pinnacle Merger to the Management Stockholders

   The Pinnacle Merger will benefit the Management Stockholders by allowing them the opportunity to participate in the Company's and Harveys Casino Resorts' future earnings and growth through their equity stakes in the Company through PHCR. Upon consummation of the Pinnacle Merger, the Management Stockholders will contribute on a tax-free basis certain of their shares of Pinnacle Common Stock to PHCR in exchange for shares of common stock of PHCR and will exchange certain Pinnacle Stock Options held by them for fully vested options to purchase common stock of PHCR. The employment agreements of the Management Stockholders that have such agreements will be assumed by PHCR or its subsidiaries without modification (except as necessary to reflect the Pinnacle Merger) and, unless earlier terminated, will terminate on the respective dates set forth therein. PHCR and the Management Stockholders will also enter into additional agreements with respect to matters related to corporate governance and stockholder rights. See "The Pinnacle Merger-- Interests of Certain Persons in the Pinnacle Merger; Certain Relationships", "Voting and Contribution Agreement; Memorandum of Understanding" and "Stockholders Agreement."

   The principal detriment to the Management Stockholders of the completion of the Pinnacle Merger will be that they will bear the risk of any decrease in the future value of the equity of the Company and Harveys Casino Resorts after the Pinnacle Merger.

 Benefits and Detriments of the Pinnacle Merger to Director and Employee Equityholders Other Than Management Stockholders

   Members of the Board of Directors and some employees of the Company (other than the Management Stockholders) own shares of Pinnacle Common Stock and Pinnacle Stock Options. The treatment of such members of the Board of Directors and employees is identical to treatment of stockholders of the Company who are not members of the Board of Directors or employees. Therefore, the benefits and detriments of the Pinnacle Merger to such directors (including the Special Committee members) and employees match those applicable to the public stockholders.

   All executive officers of the Company are Management Stockholders. The benefits and detriments to such persons are described above under the heading "--Benefits and Detriments of the Pinnacle Merger to the Management Stockholders."

   As a result of the Pinnacle Merger, the members of the Special Committee will be entitled to receive, in the aggregate, $14,540,424 in cash, plus up to an additional $605,851 if the Inglewood sale closes before December 31, 2001, for their shares of Pinnacle Common Stock and $4,986,214 in cash, plus up to an additional $321,738 if the Inglewood sale closes before December 31, 2001, for their Pinnacle Stock Options. In addition, members of the Special Committee will be paid a fee for their service on the Special Committee. See "The Pinnacle Merger--Fees and Expenses."

   In addition, the Merger Agreement provides that the existing indemnification obligations set forth in Pinnacle's certificate of incorporation and bylaws as of the date of the Merger Agreement shall be maintained and not amended, repealed or otherwise modified for a period of six years after the effective time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the effective time of the Pinnacle Merger were directors, officers, employees or agents of the Company. The Merger Agreement also provides that, for six years after the closing of the Pinnacle Merger, the Company will provide directors' and officers' liability insurance to cover persons covered by the Company's directors' and officers' liability insurance policy in effect on the date of the Merger Agreement (which insurance shall be of at least the same coverage, with comparable carriers, and shall contain terms and conditions no less favorable to such persons) with respect to those matters covered by such policy.

 Other Effects of the Pinnacle Merger

   Subject to the obligation to maintain the existing indemnification obligations set forth therein, as discussed above, the certificate of incorporation and bylaws of the Company will be amended upon consummation of the Pinnacle Merger and, as amended, will be the certificate of incorporation and bylaws of the Company until thereafter amended. In addition, at the effective time of the Pinnacle Merger, the Board of Directors of Pinnacle Acq Corp will replace the Board of Directors of the Company, and the officers of Pinnacle Acq Corp will become the officers of the Company.

Recommendation of the Special Committee and Board of Directors; Fairness of the Pinnacle Merger

   The Special Committee unanimously recommended that the Board of Directors and the stockholders of the Company approve the Merger Agreement, the Pinnacle Merger and the transactions contemplated by the Merger Agreement, and determined the Merger Agreement and the Pinnacle Merger to be advisable, fair to and in the best interests of the Company's stockholders other than the Management Stockholders.

 Factors Considered by the Special Committee

   The decision of the Special Committee to recommend the approval of the Merger Agreement to the Board of Directors of Pinnacle was based upon its consideration of a number of factors, including the reasons for the merger and countervailing considerations listed below, which include all of the material factors considered, but which are not listed in order of significance. The Special Committee believes that the transactions contemplated by the Merger Agreement are both substantively and procedurally fair to the Company's stockholders other than the Management Stockholders for the reasons described in this section.

   Reasons for the Merger


   (a) The current and past market price of Pinnacle Common Stock (see "Common Stock Market Price and Dividend Information") in relation to the merger consideration, the historical volatility of the price of Pinnacle Common Stock over the last several years, and the substantial premium represented by the merger consideration of at least $24.00 per share of Pinnacle Common Stock over the then-prevailing market price of the Pinnacle Common Stock;

   (b) The absence of any competing offers or proposals during the significant period between the first public announcement relating to PHCR's interest in a merger and the execution of the Merger Agreement, despite the Company's issuance of three press releases during the course of negotiating the transaction indicating, among other things, that Jefferies & Company had been retained as the Special Committee's financial advisor to assist in the evaluation of Colony Capital's proposal and that a finite exclusivity period existed;

   (c) The Company's prospects for growth, including the lack of attractive properties to acquire during the last 18 months in its target markets outside of the Las Vegas and Atlantic City markets, the successful and unsuccessful attempts of the Company to grow by acquisition of other gaming companies, and the very limited near-term prospects for expansion into states that do not currently allow non-Native American casino gaming;

   (d) The need for expansion of, and improvements to, the Company's existing properties and the potential sources and costs of capital required therefor;

   (e) Increased competition in certain of the Company's markets, including anticipated competition from new Native American casinos that could adversely affect the Company's Boomtown casino in Reno, Nevada;

   (f) Potentially increased taxes on gaming transactions in some of the states where the Company operates;

   (g) The risks associated with opening a major new property such as the Belterra Casino Resort, and the uncertainty of the cash flow therefrom, which is countered by the factor described in paragraph (c) of "Countervailing Considerations" below;


   (h) The geographic diversity of properties held by the Company and by Harveys Casino Resorts, and the potential for synergies between the companies;

   (i) The agreement by PHCR in the Merger Agreement to file within a specified period of time corporate applications for gaming licenses in each jurisdiction in which gaming approvals are required to permit the consummation of the transactions contemplated by the Merger Agreement and to use all reasonable efforts to obtain such approvals, as well as the fact that Harveys Casino Resorts currently holds a gaming license from one of the states required to approve the Pinnacle Merger, and the right of the Company to terminate the Merger Agreement if the required approvals are not received within defined time periods;

   (j) The terms of the Merger Agreement which provide that, to the extent the Company complies with the terms of the Merger Agreement, including payment of a $25,000,000 termination fee, it may terminate the Merger Agreement prior to the vote of the Company's stockholders, in order that it may accept an unsolicited proposal for certain types of transactions for which the Board determines (1) the value of the consideration exceeds the value of the merger consideration under the Merger Agreement and (2) such unsolicited proposal is more favorable to the Company's stockholders than any proposal made pursuant to the Merger Agreement and any alternative proposal presented by Pinnacle Acq Corp or any of its affiliates; and the Special Committee's belief that these provisions of the Merger Agreement should not deter a superior offer for the Company;

   (k) The status and timing of the disposition of various assets and properties by the Company, including, but not limited to, the Casino Magic Bay St. Louis property, the Boomtown Biloxi property, the Turf Paradise racetrack and the Inglewood, California property and the lack of attractive opportunities to replace the cash flow previously provided by such properties;

   (l) The analysis by and advice of Jefferies & Company to the Special Committee and the oral opinion delivered to the Special Committee by Jefferies & Company on April 16, 2000 (confirmed in writing on the next day) to the effect that as of such date the merger consideration (even if no contingent payment is made) was fair to the Company's stockholders from a financial point of view;

   (m) The copies provided to the Company of (1) a commitment letter issued by certain lenders to PHCR regarding the anticipated provision, subject to significant conditions, of a senior secured credit facility for the acquisition of the Company on the terms set forth therein, and (2) letters from two investment banks to PHCR and certain of its affiliates indicating, subject to significant conditions, that it is highly confident of its ability to place senior subordinated notes on the terms set forth therein;

   (n) The agreement of Harveys Casino Resorts to be jointly and severally liable with PHCR and Pinnacle Acq Corp for any claims brought against PHCR and Pinnacle Acq Corp under the Merger Agreement as to which PHCR and Pinnacle Acq Corp are liable, subject to a $15,000,000 cap on the aggregate liability of Harveys Casino Resorts relating to any such claim or arising under such agreement, or otherwise pertaining to the Merger Agreement, and subject to the right of Harveys Casino Resorts to assert defenses and setoffs of PHCR and Pinnacle Acq Corp;

   (o) The proposal by PHCR with respect to the contingent payment of additional consideration to the Company's stockholders based upon the timing and net after tax proceeds from the sale by the Company of the Company's surplus land in Inglewood, California;

   (p) Pinnacle Acq Corp's covenant in the Merger Agreement to use its commercially reasonable efforts to obtain and effectuate the Financing (as defined in "Merger Agreement--Financing of the Pinnacle Merger and the Harveys Merger");

   (q) Pinnacle Acq Corp's covenant in the Merger Agreement to use its reasonable best efforts to obtain the consent or valid tender of certain debt instruments of Pinnacle, to the extent required in connection with the transactions contemplated by the Merger Agreement, subject to the provisions set forth in the Merger Agreement;

   (r) The provision in the Merger Agreement that all Pinnacle stock options will become vested at the effective time of the Pinnacle Merger; and

   (s) The provision in the Merger Agreement that Pinnacle will preserve the indemnification obligations set forth in Pinnacle's organizational documents to directors, officers, employees or agents of Pinnacle and will maintain liability insurance covering Pinnacle's directors and officers, in each case for a period of 6 years following the effective time of the Pinnacle Merger.

   Countervailing Considerations

   (a) The risk that the Pinnacle Merger would not be consummated, including, among other reasons, due to the lack of regulatory approvals; the inability of PHCR to obtain the Financing, whether due to changes in interest rates, the capital markets or otherwise; the failure of PHCR to obtain any required consents and related tenders of outstanding debt securities of the Company and of Harveys Casino Resorts; or the inability of the Company to sell the Casino Magic Bay St. Louis property, the Boomtown Biloxi property or the Turf Paradise race track for specified amounts of net proceeds by the closing date;

   (b) The terms of the Merger Agreement that prohibit the Company from, among other things, soliciting, negotiating or entering into agreements relating to a sale of the Company or a portion of its assets or securities or a merger or similar transaction involving the Company, which is countered by the factors described in paragraph (j) of "Reasons for the Merger" above;

   (c) The prospects for the Company's Belterra Casino Resort, which is scheduled to be completed in August 2000, and the conditions in the Merger Agreement relating to the timing and cost of the project;

   (d) The conditions in the Merger Agreement relating to the disposition of the Casino Magic Bay St. Louis property, the Boomtown Biloxi property and the Turf Paradise race track;

   (e) The fact that PHCR and Pinnacle Acq Corp are newly formed corporations without assets, which is countered by the factor described in paragraph (n) of "Reasons for the Merger" above;

   (f) The extensive representations and warranties required to be made by the Company to Pinnacle Acq Corp in the Merger Agreement; and

   (g) The comprehensive and extensive covenants restricting Pinnacle's conduct of its business set forth in the Merger Agreement.

   The factors described above constitute those items that the Special Committee considered relevant to its decision whether or not to approve the Pinnacle Merger. Jefferies & Company provided analysis of the Pinnacle Merger consideration to the Special Committee as described in the presentation materials presented to the Special Committee dated March 24, 2000 (the "Presentation Materials"). Although the Special Committee was aware that Jefferies & Company's analysis indicated that the merger consideration trailed certain valuation benchmarks, as discussed below in the description of the opinion of the financial advisor, the Special Committee based its conclusion on the totality of the circumstances and information reviewed by it. Additionally, the Special Committee did not deem an evaluation of the consideration offered to the Company's stockholders in relation to the Company's net book value, going concern value or liquidation value to be material in determining the fairness of the Pinnacle Merger to the Company's stockholders. The Special Committee does not believe that these factors have any significant impact on the market trading price of Pinnacle Common Stock. The Special Committee also noted that within the last two years no sales of the Company's securities occurred at a price higher than the merger consideration. As mentioned above, given the totality of the circumstances and information presented, the Special Committee concluded that the transaction is both substantively and procedurally fair and that the terms and conditions of the Merger Agreement are advisable, fair to and in the best interests of the Company's stockholders other than the Management Stockholders.

   The Special Committee based its belief regarding the procedural fairness of the Pinnacle Merger on the following factors:

  . The fact that a Special Committee consisting of members of the Company's Board of Directors without any interest in the Pinnacle Merger other than as stockholders of the Company was created to act solely for and on behalf of the Company's unaffiliated stockholders in connection with the negotiation and approval of the terms of the Pinnacle Merger;

  . The fact that none of the Special Committee members was an employee of the Company, except that Messrs. Parrott and Torguson have consulting and/or employment relationships with the Company;

  . The fact that the Special Committee retained independent legal and financial advisors and that the Special Committee aggressively negotiated the terms of the Merger Agreement;

  . The fact that the Special Committee designated its Chairman, Mr. Reitnouer, to act solely for and on behalf of the Special Committee and the Company's unaffiliated stockholders, subject to the Special Committee's subsequent approval, in communicating the Special Committee's positions regarding the Pinnacle Merger and the transactions contemplated by the Merger Agreement to Colony Capital and its representatives;

  . The fact that, between Special Committee meetings, Mr. Reitnouer continually updated the Special Committee's other members of his conversations with Colony Capital and its representatives;

  . The fact that the Special Committee received a written opinion from its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration, excluding any possible contingent payment to the Company's stockholders;

  . The fact that approval and adoption of the Merger Agreement was unanimously recommended by the Special Committee to the Company's Board of Directors and stockholders; and

  . The fact that the transaction is structured to require approval by the affirmative vote of a majority of all the outstanding shares of Pinnacle Common Stock.

   In light of the number and nature of the factors considered by the Special Committee, including those listed above, the Special Committee did not assign relative weight to the factors considered in reaching its conclusions. Rather, the Special Committee viewed its conclusions and recommendation to the Board as being based on the totality of the information being presented to and considered by it. The Special Committee determined that the factors leading it to support the Merger Agreement outweighed the factors that detracted from the attractiveness of the proposal, taken as a whole, of PHCR. The Special Committee, therefore, voted unanimously to recommend the Merger Agreement to the Board of Directors for its approval.

   Reasons for the Board's Determination

   The Board of Directors believes that the transaction is substantively and procedurally fair to the Company's stockholders other than the Management Stockholders. The Board of Directors adopted the Special Committee's recommendation and unanimously approved the Merger Agreement (with Messrs. Hubbard and Alanis abstaining from the vote in light of their interest in the transaction--see "The Pinnacle Merger--Interests of Certain Persons in the Pinnacle Merger; Certain Relationships"). In reaching its decision to approve the Merger Agreement, the Board of Directors relied on the Special Committee's recommendation and the factors considered by the Special Committee as described above. The Board of Directors based this reliance on the recommendation of the Special Committee and on the following procedural factors: the fact that the members of the Special Committee had no interest in the Pinnacle Merger other than as stockholders; the fact that none of the Special Committee members was an employee of the Company, except that Messrs. Parrott and Torguson have consulting and/or employment relationships with the Company; the fact that the Special Committee retained independent legal and financial advisors; the fact that the Special Committee received a written opinion from its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration, excluding any possible contingent payment, to the Company's stockholders; the fact that the Special Committee aggressively negotiated the terms of the Merger Agreement and the Pinnacle Merger; the unanimous recommendation of the Special Committee; and the fact that the transaction is structured to require approval by the affirmative vote of a majority of all the outstanding shares of Pinnacle Common Stock. In view of the wide variety of factors considered in connection with its evaluation of the proposed Pinnacle Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance relative to any other factor. Rather, the Board of Directors viewed its position as being based on the totality of the information presented and considered by it. In connection with its consideration of the determination by the Special Committee, as part of its determination with respect to the fairness of the consideration to be received by holders of Pinnacle Common Stock pursuant to the Merger Agreement, the Board of Directors adopted the conclusion, and the analyses, underlying such conclusion, of the Special Committee, based upon its view as to the reasonableness of such analyses and adopted the financial analyses, underlying the Jefferies & Company opinion based upon its review as to the reasonableness of such analyses.


Opinion of Financial Advisor to the Special Committee

   Pursuant to an engagement letter dated March 23, 2000, amended April 16, 2000, the Special Committee retained Jefferies & Company to render an opinion as to the fairness of the merger consideration, from a financial point of view, to the holders of Pinnacle Common Stock.

   On April 16, 2000 at meetings of the Special Committee and the Pinnacle Board of Directors held to evaluate the proposed Pinnacle Merger, Jefferies & Company delivered to the Special Committee and the Pinnacle board its oral opinion (confirmed in writing in an opinion dated the next day) that, as of the date of the opinion, based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the merger consideration (even if no contingent payment is made) was fair from a financial point of view to the holders of Pinnacle Common Stock. No limitations were imposed by the Special Committee on Jefferies & Company with respect to the investigations made or procedures followed by it in furnishing its opinion, other than to comply with the no solicitation provisions in the exclusivity agreement entered into between Pinnacle and Colony Capital on March 7, 2000. See "--Background of the Pinnacle Merger." The Jefferies & Company opinion was prepared for the benefit and use of the Pinnacle Board of Directors and the Special Committee in their consideration of the Pinnacle Merger and does not constitute a recommendation to stockholders of Pinnacle as to how they should vote upon, or take any other action with respect to, the Pinnacle Merger.

   The full text of the Jefferies & Company opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Annex B to this Proxy Statement. Stockholders are urged to read the opinion carefully and in its entirety. The Presentation Materials will be made available for inspection and copying at the principal executive offices of the Company at 330 North Brand Boulevard, Suite 1100, Glendale, California 91203, during regular business hours by any interested equity security holder or a representative of such holder who has been so designated in writing.

   The Jefferies & Company opinion was delivered to the Special Committee and the Board of Directors and does not address:

  --the relative merits of the Pinnacle Merger and the other business strategies that the Pinnacle Board of Directors has considered or may be considering; or

  --the underlying business decision of the Pinnacle Board of Directors to proceed with the Pinnacle Merger.

   In addition, the Jefferies & Company opinion does not constitute a recommendation to any stockholder of Pinnacle as to whether to tender such holder's shares of Pinnacle Common Stock in the Pinnacle Merger or as to how such holder should vote with respect to the Pinnacle Merger.

   In the course of performing its review and analyses for rendering its opinion, Jefferies & Company, among other things:

  --reviewed certain publicly available financial statements and other business and financial information of Pinnacle;

  --reviewed certain internal financial statements and other financial and operating data concerning Pinnacle, prepared by the management of Pinnacle;

  --reviewed certain financial forecasts and other forward looking financial information prepared by the management of Pinnacle;

  --considered non-recurring revenues and expenses on a pro forma basis;

  --held discussions with the management of Pinnacle concerning the business, past and current operations, financial condition and future prospects of Pinnacle;

  --reviewed the financial terms and conditions set forth in the Merger
    Agreement;

  --reviewed the stock price and trading history of Pinnacle Common Stock;

  --compared the financial performance of Pinnacle and the prices and trading activity of Pinnacle Common Stock with that of certain other publicly-traded companies comparable with Pinnacle;

  --compared the financial terms of the Pinnacle Merger with the financial terms, to the extent publicly available, of other transactions it deemed relevant;

  --prepared a discounted cash flow analysis of Pinnacle;

  --participated in discussions among representatives of Pinnacle and their financial and legal advisors; and

  --made such other studies and inquiries, and took into account such other matters, as it deemed relevant, including an assessment of general economic, market and monetary conditions.

   In its review and analysis, and in arriving at its opinion, Jefferies & Company assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the management of Pinnacle) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Jefferies & Company relied upon the assurances of management of Pinnacle that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Jefferies & Company did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Pinnacle, nor was Jefferies & Company furnished with any such evaluation or appraisal.

   In addition, Jefferies & Company assumed that:

  --the Pinnacle Merger will be consummated upon the terms set forth in the Merger Agreement without material alteration thereof;

  --the minimum consideration offered ($24.00 per common share) would be paid, disregarding the $1.00 per share contingent upon the sale of property in Inglewood, California, in evaluating the fairness of the offer; and

  --the historical financial statements of Pinnacle reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

   Jefferies & Company relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

   The Jefferies & Company opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Jefferies & Company as of, the date of the Jefferies & Company opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Jefferies & Company opinion and that Jefferies & Company disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The Jefferies & Company opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the merger consideration to the holders of Pinnacle Common Stock, the Management Stockholders and holders of dissenting shares. Jefferies & Company does not express any opinion as to:

  --the value of any employee agreement or other arrangement entered into in connection with the Pinnacle Merger; or

  --any tax or other consequences that might result from the Pinnacle Merger.

   The following is a summary of the material financial analyses performed by Jefferies & Company in connection with rendering the Jefferies & Company opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Jefferies & Company. Certain of the information in this section is presented in a tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY JEFFERIES & COMPANY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE JEFFERIES & COMPANY OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY JEFFERIES & COMPANY AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE.

   Premiums Paid Analysis. Using publicly available information, Jefferies & Company analyzed, among other things, the premium paid relative to the stock price of the Pinnacle Common Stock as of March 8, 2000 compared to the universe of other recent acquisition transactions of similar size, as well as selected gaming transactions. The results of such analysis are included in the table below.

                                                   Period Prior to March 8,
                                                             2000
                                                  ----------------------------
                                                  One Day  One Week Four Weeks
                                                  -------  -------- ----------
Pinnacle price per share during period........... $19.25    $16.63    $19.31
Proposed purchase price per share................  24.00     24.00     24.00
                                                  ------    ------    ------
Purchase premium--Pinnacle.......................   24.7%     44.4%     24.3%
Average premium paid in other public
 transactions(1)(2)(3)
  All offers.....................................   24.7%     30.4%     37.0%
  All cash offers................................   24.4%     30.3%     36.5%
Average premium paid in selected gaming
 transactions(4)
  All offers.....................................   36.8%     40.7%     38.7%
  All cash offers................................   36.8%     40.7%     38.7%

--------
(1) Source: Securities Data Company.
(2) All public transactions announced and completed from January 1, 1997 to March 7, 2000 with transaction value of $100 million to $1,500 million.
(3) Trimmed average, which excludes top 10% and bottom 10% of premiums paid.

(4) See "Similar Transaction Analysis" below.

   In addition to analyzing the premium paid relative to other acquisitions, Jefferies & Company reviewed the premium paid relative to the trading history of shares of Pinnacle Common Stock as outlined in the table below.

                                                              Stock
Period Prior to March 8, 2000                                 Price  Premium
-----------------------------                                 ------ -------
90 day average............................................... $19.84   20.9%
52 week average..............................................  16.45   45.9%
52 week high (1/21/00).......................................  23.50    2.1%
52 week low (3/8/99).........................................   8.69  176.3%

   In reaching its conclusion that the transaction was fair to the Company's unaffiliated stockholders, the Special Committee considered the financial analysis provided by Jefferies & Company along with the other factors specifically enumerated in the Proxy Statement. The Special Committee was aware that the average premium paid for the one day and the four weeks prior to March 8, 2000 in selected gaming transactions exceeded the premium proposed by the Pinnacle Merger. The Special Committee considered this factor among all of the others considered by it, and based its conclusion upon the totality of the circumstances and the information available to it. Additionally, the Special Committee did not deem the average one day premium paid to be a material metric due to an aberrant increase in the Company's stock price on the one day prior to March 8, 2000.

   Comparable Companies Analysis. Using publicly available information, Jefferies & Company analyzed and compared, among other things, the trading multiples of Pinnacle to the corresponding trading multiples of selected publicly-traded companies that Jefferies & Company believed were generally comparable to Pinnacle given, among other things, their size (e.g., revenue and profitability levels as well as enterprise value) and diversification (e.g., number of facilities operated and jurisdictions of such operations) relative to Pinnacle. These comparable companies are set forth in the table below.

   The purpose of the comparable company analysis was to establish that the acquisition multiple being considered for Pinnacle was in the range of the comparable publicly-traded companies. This was accomplished by deriving a range of multiples determined by dividing the total enterprise value and the public market capitalizations of these companies by their operating results.

                     Comparable Publicly-Traded Companies

                             Ameristar Casinos, Inc.
                             Argosy Gaming Company
                             Boyd Gaming Corp.
                             Hollywood Casino Corp.
                             Isle of Capri Casinos, Inc.
                             Penn National Gaming, Inc.
                             Station Casinos, Inc.

   Multiples compared by Jefferies & Company included: (1) total enterprise value ("TEV") to revenues and to earnings before interest, taxes, depreciation and amortization ("EBITDA") for the last twelve months and forward twelve months, (2) public market capitalization to net income for the estimated calendar years 2000 and 2001 and (3) public market capitalization to current stockholder's equity. For purposes of Jefferies & Company's analyses, TEV was calculated using the number of shares outstanding (giving consideration for in-the-money options), current stock price, debt, preferred stock, cash (excluding estimated cage amounts), and estimated value of excess assets (e.g., undeveloped land). All multiples were based on closing stock prices as of April 12, 2000.

                                                              Historical Forward
                                                              ---------- -------
   Total Enterprise Value to
     Net Revenues
       High..................................................    2.1x      2.0x
       Low...................................................    1.1x      1.0x
       Average...............................................    1.4x      1.3x
       Pinnacle Acquisition Multiple.........................    1.7x      1.5x
     EBITDA
       High..................................................    8.4x      7.4x
       Low...................................................    4.7x      4.8x
       Average...............................................    6.6x      5.9x
       Pinnacle Acquisition Multiple.........................    7.7x      6.1x
                                                                2000E     2001E
                                                              ---------- -------
   Price to
     Earnings per Share
       High..................................................   16.0x     14.2x
       Low...................................................    6.7x      6.0x
       Average...............................................   11.9x     10.1x
       Pinnacle Acquisition Multiple.........................   24.0x     17.1x
                                                               Current
                                                              ----------
   Price to
     Book Value per Share
       High..................................................    7.2x
       Low...................................................   (1.3x)
       Average...............................................    2.7x
       Pinnacle Acquisition Multiple.........................    2.2x

   The Special Committee based its conclusion that the transaction was fair to the Company's unaffiliated stockholders upon the totality of the circumstances and the information available to it. The Special Committee considered all of the valuation multiples presented to it and balanced all such information in light of the totality of such circumstances and information.

   Similar Transaction Analysis. Using publicly available information, Jefferies & Company analyzed the consideration offered, and the transaction value multiples paid or proposed to be paid, in acquisition transactions that were completed in the past two years in the gaming industry that Jefferies & Company deemed generally comparable to the Pinnacle Merger given, among other things, their size (e.g., revenue and profitability levels as well as enterprise value) and diversification (e.g., number of facilities operated and jurisdictions operated in) relative to the Company. These transactions included:

                                                                     Announcement
          Target                           Acquirer                      Date
          ------                           --------                  ------------
Boomtown Biloxi and             Penn National Gaming, Inc.             12/9/99
 Casino Magic Bay St. Louis

Lady Luck Gaming Corp.          Isle of Capri Casinos, Inc.            10/6/99

Players International, Inc.     Harrahs Entertainment, Inc.            8/16/99

Empress Entertainment, Inc.     Horseshoe Gaming Holding Corp.          9/2/98

Grand Casinos, Inc.             Park Place Entertainment, Inc.         6/30/98

Casino Magic Corp.              Hollywood Park, Inc.                   2/19/98

Harveys Casino Resorts          Colony Capital, Inc.                    2/5/98

   The purpose of the similar transaction analysis was to establish that the acquisition multiple being considered for Pinnacle was in the range of the similar public acquisition multiples. This was accomplished by dividing the aggregate consideration paid in the selected similar transactions by the projected operating results of the acquired companies.

   Multiples compared by Jefferies & Company included the total consideration in such transactions as a multiple of the preceding twelve months ("LTM") revenues and EBITDA on an unadjusted basis ("Raw Multiple") and on an adjusted basis ("Adjusted Multiple") to take into consideration, among other things, EBITDA pro forma for estimated cost savings of combining the companies and operating results of recent facility openings and expansions and TEV pro forma for the estimated value of excess assets (e.g., undeveloped land). All multiples for the similar transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following table illustrates the implied Pinnacle acquisition multiples compared to multiples that Jefferies & Company derived from the similar transactions.

                                                   Similar Transaction Multiples
                                                   -----------------------------
                                                                     Adjusted
                                                    Raw Multiple     Multiple
                                                   -------------- --------------
                                                   Revenue EBITDA Revenue EBITDA
                                                   ------- ------ ------- ------
High..............................................  1.6x    7.1x   1.5x    6.3x
Low...............................................  1.2x    5.5x   1.1x    5.1x
Average...........................................  1.4x    6.3x   1.3x    5.6x
Pinnacle Acquisition Multiple.....................  1.7x    7.7x   1.5x    6.2x

   Jefferies & Company noted that no company, business or transaction compared in the comparable companies analysis or similar transaction analysis is identical to Pinnacle or the Pinnacle Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the similar transactions which are being compared.

   Discounted Cash Flow Analysis. Jefferies & Company also performed a discounted cash flow analysis of the after-tax free cash flows of Pinnacle using information, which Jefferies & Company obtained from the

Company. The purpose of the discounted cash flow analysis was to establish a range for the potential equity value of Pinnacle by determining a range for the net present value of Pinnacle's future cash flows. Jefferies & Company first used information provided by the Company to estimate after-tax free cash flows through December 31, 2004, and then used discount rates ranging from 12% to 13% to discount those cash flows, which discount rates were based upon Pinnacle's weighted average cost of capital (i.e., the after-tax cost of debt and equity financing) as measured by Jefferies & Company. Jefferies & Company measured the after-tax cost of debt at 6% based on the current cost of bank and high yield debt and the after-tax cost of equity at 17.5% using the capital asset pricing model. Pinnacle's after-tax free cash flows were calculated as the after-tax operating earnings of Pinnacle adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. Jefferies & Company then added to the present value of the free cash flows the terminal value of Pinnacle at December 31, 2004, discounted back at the same discount rate to represent a present value. The terminal value was computed by growing the estimated free cash flow for Pinnacle in calendar year 2004 by a perpetual growth rate ranging from 2.0% to 3.0%, and then dividing such amount by a capitalization rate equal to the discount rate minus the perpetual growth rate. The perpetual growth rate represents the average long-term rate of growth that can be expected beginning in 2005, as measured by Jefferies & Company, based upon Pinnacle's business plan. The following table summarizes the resulting implied Pinnacle equity valuations and implied Pinnacle equity values per share which can be compared to the minimum merger consideration offered of $24.00 per share:

                                                              Perpetual Growth
                                                                    Rate
                                                            --------------------
   Discount Rate                                             2.0%   2.5%   3.0%
   -------------                                            ------ ------ ------
   13.0%................................................... $22.77 $23.99 $25.34
   12.5%...................................................  24.53  25.90  27.42
   12.0%...................................................  26.48  28.03  29.74

   The Special Committee based its conclusion that the transaction was fair to the Company's unaffiliated stockholders upon the totality of the circumstances and the information available to it. The Special Committee considered the fact that the discounted cash flow analysis produced equity values in excess of the merger consideration under certain assumptions among all of the other factors considered by it, and based its conclusion upon the totality of such circumstances and information.

   While the foregoing summary describes certain analyses and factors that Jefferies & Company deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Jefferies & Company. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Jefferies & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Jefferies & Company opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Jefferies & Company. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Jefferies & Company are based on all analyses and factors taken as a whole and also on application of Jefferies & Company's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Jefferies & Company therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, Jefferies & Company considered general economic, market and financial conditions and other matters, many of which are beyond the control of Pinnacle. The analyses performed by Jefferies & Company are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Pinnacle Common Stock may be traded at any future time.

   The engagement letter, dated March 23, 2000 as amended April 16, 2000, between Jefferies & Company and the Special Committee provides that, for its services, Jefferies & Company is entitled to receive an opinion fee of $400,000, payable upon delivery of the Jefferies & Company opinion. Jefferies & Company's fee was not contingent upon approval of the Pinnacle Merger by the Company's stockholders. Pinnacle has also agreed to reimburse Jefferies & Company for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Jefferies & Company and its affiliates and any director, employee or agent of Jefferies & Company or any of its affiliates, or any person controlling Jefferies & Company or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Jefferies & Company as financial advisor to Pinnacle. The terms of the fee arrangement with Jefferies & Company, which Pinnacle and Jefferies & Company believe are customary in transactions of this nature, were negotiated at arm's length between Pinnacle and Jefferies & Company, and the Special Committee was aware of such fee arrangements. Jefferies & Company maintains a market in the shares of Pinnacle Common Stock. In the ordinary course of its business, Jefferies & Company may trade in Pinnacle's securities and securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in Pinnacle's securities.

   Jefferies & Company was retained based on Jefferies & Company's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally.

   Jefferies & Company is a nationally recognized investment banking firm. As part of its investment banking business, Jefferies & Company is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Position of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco

   Because the transaction may be considered a "going private" transaction, the rules under the Exchange Act may be interpreted to require each of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco to express its belief as to the fairness of the transaction to the holders of Pinnacle Common Stock other than the Management Stockholders because, under a potential interpretation of the rules governing "going private" transactions, one or more of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco may be deemed to be an affiliate of the Company. Although representatives of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco negotiated the transaction with Pinnacle management and the Special Committee with directly opposing interests and PHCR will acquire shares of Pinnacle Common Stock held by existing Pinnacle stockholders in the transaction and, therefore, may have interests that are in conflict with the interests of those stockholders, each of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco believes that the transaction is substantively and procedurally fair to the Company's stockholders other than the Management Stockholders, on the basis of the factors described below, in each case, based only on the more limited facts and information available to them.

   Each of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco believes that the transaction is substantively fair to the holders of shares of Pinnacle Common Stock, other than the Management Stockholders, on the basis of the following factors:

 .  The current and past market price of Pinnacle Common Stock (see "Common
   Stock Market Price and Dividend Information") in relation to the merger consideration and the fact that the price of $24.00 per share (not taking into account any contingent payment) represents a 39.1% premium to the closing price of Pinnacle Common Stock on March 6, 2000 (the second to last trading day prior to the public announcement that the Company had received the Proposal) and a 21.5% premium to the closing price of Pinnacle Common Stock on April 14, 2000 (the last trading day before the signing of the definitive Merger Agreement was announced).

 .  Their independent consideration of the other factors listed above in "--
   Recommendation of the Special Committee and the Board of Directors; Fairness of the Pinnacle Merger."

 . Their review of the opinion of Jefferies & Company as set forth in this Proxy Statement with respect to the fairness of the merger consideration based on the analyses of such firm as set forth in this Proxy Statement, subject to the assumptions and limitations of such conclusions and analyses as set forth in such opinion and this Proxy Statement. See "--Opinion of Financial Advisor to the Special Committee." Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco did not take any action to specifically adopt the Jefferies & Company opinion. The Jefferies & Company opinion was delivered to the Special Committee and the Pinnacle Board of Directors, and none of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts or Voteco received any advice from Jefferies & Company as to the fairness of the transaction or is entitled to rely on the Jefferies & Company opinion. However, such opinion was one of the factors considered by Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco in making their determination that the transaction is substantively fair to the holders of shares of Pinnacle Common Stock other than the Management Stockholders.

 . The fact that the per share purchase prices paid by the Company and the Management Stockholders for Pinnacle Common Stock during the last two years, based on information provided by the Company, did not exceed the merger consideration. See "Common Stock Purchase Information."

 . Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco did not consider the merger consideration in relation to the Company's going concern value, net book value or liquidation value because they do not believe that such measures have any significant impact on the market trading price of Pinnacle Common Stock.

 . Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco did not consider any firm offers made during the past two years by any unaffiliated person for a merger or sale of substantially all of the assets of, or purchase of a controlling interest in, the Company because Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco were not aware of any such offers.

   In addition, each of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco believes that the transaction is procedurally fair to the holders of shares of Pinnacle Common Stock other than the Management Stockholders, on the basis of the following factors:

 . Each of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco considered as positive factors the measures taken by the Pinnacle Board of Directors and the Special Committee, including the formation of the Special Committee, the retention of legal and financial advisors by the Special Committee and the arm's-length nature of the negotiations. See "-- Recommendation of the Special Committee and the Board of Directors; Fairness of the Pinnacle Merger."

 .  In addition, each of Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and
   Voteco considered as a positive factor the fact that although the transaction is structured to require approval by the affirmative vote of a majority of all of the outstanding shares of Pinnacle Common Stock and not just the shares held by unaffiliated stockholders and although the Management Stockholders have agreed to vote their shares in favor of the approval and adoption of the Merger Agreement, the Management Stockholders only own approximately 11.4% of the outstanding shares of Pinnacle Common Stock.

   In view of the wide variety of factors considered in connection with the evaluation of the transaction, Pinnacle Acq Corp, PHCR, Harveys Casino Resorts and Voteco did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their conclusions regarding the fairness of the transaction.

Position of Enumerated Management Stockholders

   Because the transaction may be considered a "going private" transaction, the rules under the Exchange Act may also be interpreted to require each of Messrs. R.D. Hubbard, G. Michael Finnigan, Paul R. Alanis, J. Michael Allen and Bruce C. Hinckley (together, the "Enumerated Management Stockholders") to express his belief as to the fairness of the transaction to the Company's stockholders other than the Management Stockholders because, under a potential interpretation of the rules governing "going private" transactions, one or more of the Enumerated Management Stockholders may be deemed to be an affiliate of the Company. Although the Enumerated Management Stockholders will contribute shares of Pinnacle Common Stock to PHCR in exchange for shares of PHCR common stock and will exchange Pinnacle Stock Options (which will fully vest on the closing of the Pinnacle Merger) for fully vested options to purchase shares of PHCR common stock, and therefore have interests in the Pinnacle Merger that are in addition to or different from the interests of Pinnacle's stockholders generally, each of the Enumerated Management Stockholders, in his capacity as an officer and/or director of the Company, believes that the transaction is substantively and procedurally fair to the Company's stockholders other than the Management Stockholders on the basis of the factors described below, in each case, based only on the more limited facts and information available to them. However, the Enumerated Management Stockholders did not participate in the deliberations of the Special Committee. Consequently, the Enumerated Management Stockholders are not in a position to specifically adopt the conclusions of the Special Committee with respect to the fairness of the Pinnacle Merger to the Company's stockholders other than the Management Stockholders. The Enumerated Management Stockholders' determination that the Pinnacle Merger is fair was made after consideration of all factors they determined to be relevant.

   Each of the Enumerated Management Stockholders believes that the transaction is substantively fair to the Company's stockholders other than the Management Stockholders on the basis of the following factors:

  . Each of the Enumerated Management Stockholders has independently considered the factors listed above in "Recommendation of the Special Committee and the Board of Directors; Fairness of the Pinnacle Merger."

  . Each of the Management Shareholders also has reviewed the opinion of Jefferies & Company as set forth in this Proxy Statement with respect to the fairness of the merger consideration based on the analyses of such firm as set forth in this Proxy Statement, subject to the assumptions and limitations of such conclusions and analyses as set forth in such opinion and this Proxy Statement. See "--Opinion of Financial Advisor to the Special Committee." The Enumerated Management Stockholders did not take any action to specifically adopt the Jefferies & Company opinion. However, such opinion was one of the factors considered by the Enumerated Management Stockholders in making their determination that the transaction is substantively fair to the Company's stockholders other than the Management Stockholders.

  . None of the Enumerated Management Stockholders purchased shares of Pinnacle Common Stock within the last two years at prices at or above the merger consideration.

   In addition, each of the Enumerated Management Stockholders believes that the transaction is procedurally fair to the Company's stockholders other than the Management Stockholders, on the basis of the following factors:

  . Each of the Enumerated Management Stockholders considered as positive factors the measures taken by the Board of Directors and the Special Committee, including the formation of the Special Committee; the retention of independent legal and financial advisors by the Special Committee; the fact that the Special Committee received a written opinion from its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration, excluding any possible contingent payment, to the Company's stockholders; the fact that the Special Committee aggressively negotiated the terms of the Merger Agreement and the Pinnacle Merger; the fact that at the outset of the exclusivity period the Company had publicly announced that Colony Capital had made a proposal to acquire the Company and the Company would not be subject to a break-up fee if it accepted a proposal from another party prior to entering into a definitive agreement with Colony Capital; and the unanimous recommendation of the Special Committee. See "-- Recommendation of the Special Committee and the Board of Directors; Fairness of the Pinnacle Merger."

   In addition, each of the Enumerated Management Stockholders considered as a positive factor the fact that the transaction is structured to require approval by the affirmative vote of a majority of all the outstanding shares of Pinnacle Common Stock.

   The Enumerated Management Stockholders believe these analyses and factors provide a reasonable basis upon which to form their belief that the Pinnacle Merger is fair to the Company's stockholders other than the Management Stockholders. This belief should not, however, be construed as a recommendation to the Company's public stockholders by the Enumerated Management Stockholders to vote to approve and adopt the Pinnacle Merger.

   The Enumerated Management Stockholders did not consider net book value, going concern value or liquidation value to be material factors in determining the fairness of the Pinnacle Merger to the public stockholders. The Enumerated Management Stockholders do not believe that these factors have any significant impact on the market trading prices of Pinnacle Common Stock. The Enumerated Management Stockholders did not rely on any report, opinion or appraisal in determining the fairness of the Pinnacle Merger to the Company's stockholders other than the Management Stockholders, but do not disagree with the conclusion expressed by Jefferies & Company in its opinion to the Special Committee regarding the fairness, from a financial point of view, of the merger consideration, excluding any possible contingent payment, to the Company's stockholders. Other than the proposal made by Colony Capital, the Enumerated Management Stockholders are not aware of any firm offers made in the last 18 months by an unaffiliated person to merge or consolidate with the Company, to acquire all or any substantial part of the Company's assets or to acquire control of the Company.

   In view of the wide variety of factors considered in connection with the evaluation of the transaction, each of the Enumerated Management Stockholders did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their conclusions regarding the fairness of the transaction.

Federal Income Tax Consequences of the Pinnacle Merger

   The following is a summary of the material U.S. federal income tax consequences of the Pinnacle Merger to holders of Pinnacle Common Stock in general. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular holders of Pinnacle Common Stock in light of their individual investment circumstances, including certain types of holders subject to special tax rules (e.g., financial institutions, broker dealers, insurance companies, partnerships, tax-exempt organizations, and foreign taxpayers), or to holders who acquired their shares of Pinnacle Common Stock through the exercise of options or otherwise as compensation. In addition, this summary does not address state, local or foreign tax consequences. Holders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of the Pinnacle Merger as they apply to such holder's specific circumstances.

   The discussion below assumes that holders of Pinnacle Common Stock hold such stock as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on U.S. federal income tax law currently in effect, which is subject to change, possibly with retroactive effect. No rulings have been or will be requested from the Internal Revenue Service (the "Service") with respect to any of the matters discussed herein. There can be no assurance that the Service would not take positions contrary to those described below or that a court would not sustain the Service's position.

   The receipt of the merger consideration in the Pinnacle Merger by holders of Pinnacle Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share of Pinnacle Common Stock will generally be equal to the difference between the merger consideration received per share and the holders basis in that particular share of the Pinnacle Common Stock (subject to the discussion below relating to a stockholder's contingent right to receive proceeds after closing). Such gain or loss will generally be a capital gain or loss. In the case of individuals, trusts and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for shares of Pinnacle Common Stock held for more than 12 months prior to the date of disposition. Gain or loss must be calculated separately for each block of stock held by a stockholder.

   As described below in the section of this Proxy Statement titled "Merger Agreement", at closing, a stockholder may receive not only cash but also a Contingent Payment. If a stockholder receives cash and a

Contingent Payment at closing, and amounts due under the Contingent Payment are paid to the stockholder in the same tax year as the closing, then the stockholder should include the Contingent Payment in the calculation of gain or loss for the year in which the closing occurs. If, on the other hand, a the Contingent Payment remains outstanding at the end of the year in which the closing occurs, there is a degree of uncertainty regarding the proper U.S. federal income tax treatment of the receipt of the Contingent Payment.

   The Company believes that the most appropriate treatment is to value the Contingent Payment at the time of the Pinnacle Merger and include such value as part of the merger consideration for purposes of determining gain or loss from the Pinnacle Merger. Installment sale reporting is not available with respect to such amounts because the Pinnacle Common Stock is publicly traded. When cash is distributed with respect to the Contingent Payment, a portion will be subject to tax as interest income (taxable at ordinary income rates), and the remainder will be subject to tax as a principal payment. To the extent the total principal payments vary from the value the stockholder placed on the right to receive the contingent merger consideration proceeds, the stockholder would recognize capital gain or loss to account for the variation. In the case of individuals, trusts and estates, any capital loss associated with the principal payments in excess of three thousand dollars may only offset capital gain and may not be carried back to prior years.

   It is possible that the receipt of the Contingent Payment could be treated differently for tax purposes than described above. First, in rare and unusual circumstances where the contingent rights in question are not susceptible to valuation at the closing, it is possible for a stockholder to take the position that this transaction falls under the "open transaction" doctrine. Under the open transaction doctrine, the stockholder would not be required to place a value on the Contingent Payment at the closing for purposes of computing taxable income for that year. Rather any amounts received in the future with respect to the Contingent Payment would be included in the stockholder's taxable income in the year of receipt. Second, it is also possible that the Internal Revenue Service (the "IRS") could require a stockholder to include the full amount of potential payments related to the Contingent Payment in income in the year in which the closing takes place. Third, the IRS could assert that the Contingent Payment is a debt instrument (because the Contingent Payment is a contingent promise to pay money in the future) that requires the inclusion of imputed interest income prior to the receipt of payments attributable thereto. For these reasons, the appropriate tax treatment with respect to the Contingent Payment is unclear.

   A holder of Pinnacle Common Stock may be subject to backup withholding at the rate of 31% with respect to merger consideration received pursuant to the Pinnacle Merger, unless the holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a correct taxpayer identification number ("TIN"), certifies concerning no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding on payments made with respect to shares of Pinnacle Common Stock pursuant to the Pinnacle Merger, each holder must provide the Disbursement Agent with his current TIN by completing a Form W-9 or Substitute Form W-9. A holder of Pinnacle Common Stock who does not provide his or her correct TIN may be subject to penalties imposed by the IRS, as well as backup withholding. Any amount withheld under these rules will be credited against the holder's federal income tax liability. The Company (or its agent) will report to the holders of Pinnacle Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

                              THE PINNACLE MERGER

Interests of Certain Persons in the Pinnacle Merger; Certain Relationships

   In considering the recommendation of the Board of Directors with respect to the Merger Agreement, Pinnacle's stockholders should be aware that the following Management Stockholders of Pinnacle have interests in the Pinnacle Merger that are in addition to or different from the interests of Pinnacle's stockholders generally: R.D. Hubbard (Chairman of the Board and Chief Executive Officer), G. Michael Finnigan (President and Chief Executive Officer of Realty Investment Group, Inc., a subsidiary of the Company), Paul R. Alanis (President and Chief Operating Officer), Loren Ostrow (Senior Vice President, General Counsel and Secretary), J. Michael Allen (Senior Vice President and Chief Operating Officer of the Company's Gaming Division), Clifford Kortman (Vice President--Construction and Development of the Company's Gaming Division), Bruce C. Hinckley (Chief Financial Officer, Vice President and Treasurer), Richard Delaney (Vice President--Hotel, Food & Beverage Operations), Chris Plant (Corporate Controller), and Robert A. Callaway (Associate General Counsel). The Special Committee and the Board of Directors were aware of these actual or potential conflicts of interest and considered them along with other matters described under "Special Factors--Recommendation of the Special Committee and Board of Directors; Fairness of the Pinnacle Merger."

 Retained Equity Interest; Voting and Contribution Agreement

   In connection with the Pinnacle Merger, the Management Stockholders will contribute shares of Pinnacle Common Stock to PHCR in exchange for shares of PHCR common stock and will cancel Pinnacle Stock Options (which will fully vest on the closing of the Pinnacle Merger) and receive new fully vested options to purchase shares of PHCR common stock. As a result, the Management Stockholders will have a continuing ownership interest in PHCR following the Pinnacle Merger. See "Special Factors--Certain Effects of the Pinnacle Merger" and "Voting and Contribution Agreement; Memorandum of Understanding."

   The following table sets forth the shares that the Management Stockholders currently plan to contribute and the Pinnacle Stock Options that they plan to cancel and with respect to which they will receive new PHCR options. The table also sets forth the cash to be received with respect to shares of Pinnacle Common Stock not to be contributed to PHCR and Pinnacle Stock Options to be cancelled but with respect to which PHCR options will not be received. Although the Management Stockholders may elect to change the mix set forth below of stock to be contributed and options to be cancelled and replaced with new PHCR options, the aggregate value of such items will remain the same.

                                                                       Total Value of
                                                                         Stock to Be
                                                           Number of   Contributed and Total Cash
                                                         Options to Be  Options to Be     to Be
                                              Number of  Cancelled and  Cancelled and  Received in
                         Number of Number of  Shares to  Replaced with  Replaced with  Respect of
                          Shares    Options      Be        New PHCR       New PHCR      Stock and
Name                       Owned     Owned   Contributed    Options        Options       Options
----                     --------- --------- ----------- ------------- --------------- -----------
R. D. Hubbard........... 2,619,820   282,000  1,349,545           0      $32,389,076   $34,079,604
G. Michael Finnigan.....    25,415   135,000          0      86,867      $ 1,000,000   $ 1,269,335
Paul R. Alanis..........   300,000   400,000    300,000     273,756      $10,200,005   $ 1,743,745
Loren Ostrow(1).........    50,000   125,000     50,000      90,176      $ 2,250,244   $   481,007
J. Michael Allen........         0   200,000          0     200,000      $ 2,371,875   $         0
Cliff Kortman...........         0    92,500          0      66,131      $   822,289   $   318,649
Bruce Hinckley..........     5,000    25,000      5,000      25,000      $   477,813   $         0
Richard Delaney.........         0    10,000          0      10,000      $    92,500   $         0
Robert Callaway.........         0    24,633          0      19,992      $   200,000   $    39,679
Chris Plant.............        50    18,300          0      18,300      $   196,200   $         0
                         --------- ---------  ---------     -------      -----------   -----------
Total................... 3,000,285 1,312,433  1,704,545     790,222      $50,000,000   $37,932,019
                         ========= =========  =========     =======      ===========   ===========

--------
(1) The Ostrow Family Partnership holds a pecuniary interest in the shares Mr. Ostrow holds.

   The Management Stockholders and their affiliates in the aggregate currently own 11.4% of the Pinnacle Common Stock. At March 31, 2000, the net book value of the Company was approximately $303,489,000. For the twelve months ended December 31, 1999, net earnings of the Company were approximately $44,047,000. If the Pinnacle Merger and Harveys Merger are completed, the Management Stockholders, in the aggregate, will own approximately 15% of PHCR's fully diluted common stock (not taking into account shares underlying unvested options) and will have, indirectly, a proportionate interest in the net book value and net earnings of the Company. The following table sets forth each Management Stockholder's interest in the Company's net book value and net earnings in terms of both percentages and dollar amounts before and after the Pinnacle Merger.

                                Ownership Pre-Transaction               Ownership Post-Transaction
                         --------------------------------------- -------------------------------------------
                                             Dollar Value of       Percentage    Dollar Value of Interest
                           Percentage          Interest in       Interest in Net            in
                         Interest in Net -----------------------   Book Value    ---------------------------
                         Book Value and   Net Book       Net         and Net       Net Book          Net
Management Stockholders  Net Earnings(a)  Value(b)   Earnings(c)   Earnings(d)   Value(e)(f)     Earnings(g)
-----------------------  --------------- ----------- ----------- --------------- ------------    -----------
R.D. Hubbard............      10.06%     $30,530,993 $4,431,128        9.58%     $ 29,074,246    $ 4,219,703
G. Michael Finnigan.....       0.56%     $ 1,699,538 $  246,663        0.50%     $  1,517,445    $   220,235
Paul R. Alanis..........       2.43%     $ 7,374,783 $1,070,342        3.02%     $  9,165,368    $ 1,330,219
Loren Ostrow............       0.61%     $ 1,851,283 $  268,687        0.67%     $  2,033,376    $   295,115
J. Michael Allen........       0.69%     $ 2,094,074 $  303,924        0.70%     $  2,124,423    $   308,329
Cliff Kortman...........       0.32%     $   971,165 $  140,950        0.24%     $    728,374    $   105,713
Bruce Hinckley..........       0.10%     $   303,489 $   44,047        0.14%     $    424,885    $    61,666
Richard Delaney.........       0.03%     $    91,048 $   13,214        0.03%     $     91,047    $    13,214
Robert Callaway.........       0.09%     $   273,140 $   39,642        0.06%     $    182,093    $    26,428
Chris Plant.............       0.06%     $   182,093 $   26,428        0.06%     $    182,093    $    26,428
                              -----      ----------- ----------       -----      ------------    -----------
                              14.95%     $45,371,606 $6,585,025       15.00%     $ 45,523,350(f) $ 6,607,050
                              =====      =========== ==========       =====      ============    ===========
Harveys Management......          0%     $         0 $        0        2.88%     $  8,740,483(f) $ 1,268,554
                              =====      =========== ==========       =====      ============    ===========
Voteco/PHCR.............          0%     $         0 $        0       77.49%     $235,173,626(f) $34,132,020
                              =====      =========== ==========       =====      ============    ===========

--------

(a) Percentage interest is based on the total number of shares and options owned as disclosed on page 63 of this Proxy Statement, divided by the number of shares and options outstanding as of May 19, 2000.

(b) Dollar value of interest in net book value is determined by multiplying pre-transaction percentage interest by Pinnacle's net book value as of March 31, 2000.

(c) Dollar value of interest in net earnings is determined by multiplying pre-transaction percentage interest by Pinnacle's net earnings for the twelve months ended December 31, 1999.

(d) Percentage interest reflects the estimated percentage interest in PHCR post-transaction but does not include, in the aggregate, a 4.62% interest in net book value and net earnings attributable to shares of PHCR common stock underlying unvested options to be reserved for issuance pursuant to a stock plan for the benefit of the Management Stockholders. These options will vest over a period of five years and the allocation of such options to particular Management Stockholders has not been determined.

(e) Dollar value of interest in net book value is determined by multiplying post-transaction percentage interest by net book value referenced in (b) above.

(f) The post-transaction net book value amounts do not reflect a decrease in the Company's net book value which will result from the utilization in the Pinnacle Merger and related transactions of a significant amount of the Company's cash on hand at the closing.

(g) Dollar value of interest in net earnings is determined by multiplying post-transaction percentage interest by net earnings referenced in
    (c) above.

   For information regarding the merger consideration to be paid to members of the Special Committee, see "Special Factors--Certain Effects of the Pinnacle Merger."

 Directors and Management of the Surviving Corporation

   In accordance with the Memorandum of Understanding (described below) and agreements among the parties thereto, upon consummation of the Pinnacle Merger and subject to licensing and regulatory requirements, it is currently expected that the Board of Directors of PHCR will include R. D. Hubbard, Chairman of the PHCR Board, and Thomas J. Barrack, Jr. The PHCR Board of Directors also may include other nominees determined by Colony Investors III, L.P., an affiliate of Colony Capital formed to make private equity investments ("Colony III"), or otherwise in accordance with agreements among the parties to the Memorandum of Understanding, subject to licensing and regulatory restrictions. In accordance with the Memorandum of Understanding and agreements among the parties thereto, it is currently expected that Mr. Hubbard will be a member of, and Mr. Barrack shall be designated as the Chairman of, the Executive Committee of the PHCR Board. See "Voting and Contribution Agreement; Memorandum of Understanding" and "--Plans for the Company After the Pinnacle Merger--Board of Directors; Management."

 Employment Agreements

   Each of Messrs. Finnigan, Alanis, Ostrow, Allen and Kortman currently have employment agreements with the Company. In connection with the Pinnacle Merger, such agreements will be assumed by PHCR or its subsidiaries without modification (except as necessary to reflect the Pinnacle Merger) and will terminate, unless earlier terminated, on the respective dates set forth therein.

 Federal Income Tax Consequences to the Company, PHCR and Management
 Stockholders

   For federal income tax purposes, the Pinnacle Merger will be treated as a sale by Pinnacle's stockholders of Pinnacle Common Stock to PHCR. Pinnacle will recognize neither gain nor loss on such sale. PHCR will be treated as having purchased shares of Pinnacle Common Stock. The exchange by the Management Stockholders prior to the Pinnacle Merger of their Pinnacle Common Stock for PHCR stock will qualify as a tax-free exchange pursuant to section 351 of the Internal Revenue Code. Accordingly, for federal income tax purposes, such Management Stockholders will recognize gain only to the extent of any cash received from PHCR. PHCR will not be subject to tax on its receipt from such Management Stockholders of Pinnacle Common Stock.

Conduct of the Business of the Company if the Pinnacle Merger is Not
Consummated

   If the Merger Agreement is not approved and adopted by the stockholders at the Annual Meeting or if the Pinnacle Merger is not consummated, the Company will continue to operate its business as presently operated.

Plans for the Company After the Pinnacle Merger

 Acquired Shares; Continued Operation of the Company

   Pursuant to the Merger Agreement, Pinnacle Acq Corp will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of PHCR. As a result of the Pinnacle Merger, PHCR will acquire ownership of all of the outstanding shares of capital stock of the Company. The shares of Pinnacle Common Stock so acquired will be retired. PHCR has informed the Company that, while no specific decisions have been made by the PHCR Board of Directors with respect to the operations of the Company following the Pinnacle Merger, except as otherwise described below or in other sections of this Proxy Statement, it is expected that following the completion of the Pinnacle Merger, PHCR will continue the business and operations of the Company and its subsidiaries substantially as they currently are being conducted or are proposed to be conducted.

   Following the completion of the Pinnacle Merger, it is anticipated that the operations of the Company will be integrated with the operations of Harveys Casino Resorts. The nature, timing and other terms of this integration have not been determined and will not likely be known with any certainty prior to the time of the Annual Meeting. The Board of Directors and management of PHCR and the Company following the Pinnacle Merger will, however, continue to evaluate the Company's business, operations, corporate structure and organization, policies, management and personnel over time and consider what other changes, if any, would be desirable and, subject to the terms of the Stockholders Agreement (described below) and the terms of any other agreements governing the relationship among the parties, will make changes as they deem appropriate. See "Stockholders Agreement."

   To support the tax position of the Management Stockholders with respect to their shares of Pinnacle Common Stock contributed to PHCR, PHCR has agreed in the Memorandum of Understanding that upon the closing of the Pinnacle Merger it:


  . will represent and warrant that it has no present plan or intention to liquidate the Company following the Pinnacle Merger,

  . will not liquidate the Company for two years after the closing date of the Pinnacle Merger unless it provides to the Management Stockholders an opinion of counsel, based on customary assumptions but otherwise substantially unqualified, that the liquidation would not cause the contributions to PHCR of Pinnacle Common Stock by such Management Stockholders to fail to qualify as exchanges under Section 351 of the Internal Revenue Code, and

  . will deliver to each Management Stockholder on the closing date of the Pinnacle Merger a letter dated as of the closing date from Colony III and each other investment vehicle used by Colony Capital that holds an interest in PHCR at such time representing and warranting to such stockholder that each such investment vehicle has no present intention or plan to sell, exchange or otherwise dispose of any of its interests in PHCR. The representations, warranties and covenants described in the preceding two bullet points above will survive any transfer of the ownership of 51% of the equity interest in PHCR held by Colony III or any of its affiliates.

   In addition, in the event that the Inglewood Sale has not closed on or prior to the fifth business day prior to the closing date of the Pinnacle Merger, the Company following the Pinnacle Merger will use its commercially reasonable efforts to consummate such sale during the period beginning on the date following the closing date and continuing through to but not including December 31, 2001. See "Merger Agreement--Conditions to the Merger." No assurances can be given that the Inglewood land sale will be consummated either prior to or after the closing date of the Pinnacle Merger, and no assurances can be given as to the terms of any such sale should any such sale occur.

   The amount and terms of any financing to be incurred by PHCR or its subsidiaries in connection with the Pinnacle Merger and other transactions described in this Proxy Statement and the use of the proceeds of any such financing will be determined by the Board of Directors of Harveys Casino Resorts, acting on behalf of PHCR. The Board of Directors of Harveys Casino Resorts has not determined with certainty the amount, terms or use of proceeds of any such financing. One of the conditions to Pinnacle Acq Corp's obligation to consummate the Pinnacle Merger is the receipt by Pinnacle Acq Corp and Harveys Acq Corp of cash proceeds of the "Financing." The "Financing" means debt financing satisfying the terms specified in the Merger Agreement. See "Merger Agreement--Conditions to the Pinnacle Merger."

   PHCR has received a commitment letter with respect to a $900,000,000 aggregate principal amount senior secured credit facility, and PHCR and certain of its affiliates have received "highly confident" letters with respect to $550,000,000 aggregate principal amount of senior subordinated debt. In addition to the Financing, it is expected that the Company will need to have significant cash on hand at the closing in order for the Pinnacle Merger and the other transactions contemplated by the Merger Agreement to be consummated. If such cash is not on hand, then PHCR's ability to consummate the Financing and the Pinnacle Merger will likely be materially impaired. While the amount cannot be known with certainty, it is expected that an aggregate of at least $1,600,000,000 will be required to enable the payment in full of all amounts necessary to consummate the Pinnacle Merger and the other transactions contemplated by the Merger Agreement in the case where no Pinnacle indebtedness is assumed by the acquiror.

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

   Pinnacle Acq Corp has agreed in the Merger Agreement to use commercially reasonable efforts to obtain and effectuate the Financing, however, PHCR and its affiliates are under no obligation to obtain any additional financing or make any equity investment in PHCR or its subsidiaries. In addition, the Voting Agreement provides that if affiliates of PHCR elect, in their sole discretion, to make an equity investment in PHCR or its subsidiaries prior to the closing of the Pinnacle Merger, such equity investment will be subject to the reasonable approval of Mr. Hubbard. See "--Financing of the Pinnacle Merger and the Harveys Merger," "Merger Agreement--Financing of the Pinnacle Merger and the Harveys Merger" and "Voting and Contribution Agreement; Memorandum of Understanding."

 Board of Directors; Management

   The Company. At the effective time of the Pinnacle Merger, the directors and executive officers of Pinnacle Acq Corp immediately prior to the effective time will become the directors and executive officers of the Company.

   The sole director and officer of Pinnacle Acq Corp is Thomas J. Barrack, Jr. Mr. Barrack serves as President, Secretary and Treasurer of Pinnacle Acq Corp.






   PHCR. In accordance with the Memorandum of Understanding and agreements among the parties thereto, upon consummation of the Pinnacle Merger and subject to licensing and regulatory requirements, it is currently expected that the PHCR Board of Directors will include R.D. Hubbard as Chairman and Thomas J. Barrack, Jr. The PHCR Board of Directors also may include other nominees determined by Colony III or otherwise in accordance with agreements among the parties to the Memorandum of Understanding. The size of the PHCR board following the Pinnacle Merger has not been determined and no other determinations have been made as to board composition following the Pinnacle Merger.

   The Memorandum of Understanding also provides that following the Pinnacle Merger the PHCR Board of Directors will delegate to an executive committee of the PHCR Board of Directors, to the extent permitted under applicable law, substantially all of its powers to govern the business and affairs of the Company. In accordance with the Memorandum of Understanding and agreements among the parties thereto, it is currently expected that Mr. Hubbard will be a member of, and Mr. Barrack will be designated as the Chairman of, the executive committee.

 Certificate of Incorporation and Bylaws of the Company

   As a result of the Pinnacle Merger, the certificate of incorporation of Pinnacle Acq Corp, as in effect immediately prior to the effective time of the Pinnacle Merger, will become the certificate of incorporation of the Company after the effective time. The certificate of incorporation will be amended to provide that the name of the Company will be a name to be selected by Pinnacle Acq Corp prior to the effective time of the Pinnacle Merger. Also as a result of the Pinnacle Merger, the bylaws of Pinnacle Acq Corp, as in effect immediately prior to the effective time of the Pinnacle Merger, will become the bylaws of the Company. In addition to any changes to the certificate of incorporation and bylaws of Pinnacle Acq Corp which may be made by Pinnacle Acq Corp prior to the effective time, the certificate of incorporation and bylaws of the Company may be amended after the effective time in accordance with their respective terms and as provided by law.

 Delisting and Deregistration of Pinnacle Common Stock

   Following the closing of the Pinnacle Merger, the Pinnacle Common Stock will be delisted from the New York Stock Exchange and will become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. The Company intends to terminate the registration of the Pinnacle Common Stock under the Exchange Act as soon as practicable following the completion of the Pinnacle Merger. Upon such termination of registration, the Company will cease to be a reporting company.

 Other Plans or Proposals

   Except as described in this Proxy Statement, none of Harveys Casino Resorts, PHCR, Pinnacle Acq Corp, the Company or the Management Stockholders has any present plans or proposals involving the Company or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, liquidation, or purchase, sale or transfer of a material amount of assets; any material change in the present dividend rate or policy, indebtedness or capitalization; or any other material change in the Company's corporate structure or business.

Financing of the Pinnacle Merger and the Harveys Merger

   The amount and terms of any financing to be incurred by PHCR or its subsidiaries in connection with the Pinnacle Merger and the other transactions described in this Proxy Statement and the use of the proceeds of any such financing will be determined by the Board of Directors of Harveys Casino Resorts, acting on behalf of PHCR. The Board of Directors of Harveys Casino Resorts has not determined with certainty the amount, terms or use of proceeds of any such financing. However, PHCR has received a commitment letter with respect to a $900,000,000 aggregate principal amount senior secured credit facility, and PHCR and certain of its affiliates have received "highly confident" letters with respect to $550,000,000 aggregate principal amount of senior subordinated debt. Such commitment letter and such highly confident letters are referred to in this Proxy Statement as the "Financing Letters." As of the date of this Proxy Statement, the Financing Letters are in full force and effect and have not been terminated. The Financing Letters are summarized below.

 Senior Secured Credit Facility

   PHCR has received a commitment from Canadian Imperial Bank of Commerce, Bankers Trust Company and Lehman Commercial Paper Inc. to provide, on a several and not joint basis, a $900,000,000 senior secured credit facility (the "Senior Credit Facility") in accordance with the allocations set forth in the letter agreement providing such commitment. CIBC World Markets Corp has agreed to use reasonable commercial efforts to arrange a syndicate of other banks and financial institutions (including the above referenced lenders) to provide a portion of the Senior Credit Facility. The obligations of PHCR under the Senior Credit Facility are expected to be guaranteed by all of the direct and indirect domestic subsidiaries (the "Guarantors") of PHCR, including Harveys Casino Resorts and Pinnacle. The Senior Credit Facility is expected to be secured by a security interest in substantially all the assets of PHCR and the Guarantors and 65% of the stock of PHCR's foreign subsidiaries. The Senior Credit Facility is expected to contain representations and warranties, negative and affirmative covenants (including financial maintenance covenants), conditions and events of default which are customarily required for similar financings. The commitment to provide the Senior Credit Facility is subject to conditions precedent customary for facilities of this nature.

 Senior Subordinated Debt

   PHCR and certain of its affiliates also have received "highly confident" letters with respect to $550,000,000 of senior subordinated debt (the "Senior Subordinated Debt"). Certain affiliates of PHCR have received a letter dated April 12, 2000 from Bear Stearns stating that based on current market conditions and the information received as of the date thereof regarding Harveys Casino Resorts and Pinnacle, it is highly confident, as of the date thereof, of its ability to privately place the Senior Subordinated Debt. Similarly, PHCR has received a letter dated April 16, 2000 from Lehman Brothers, confirming that, based upon current market conditions and its present understanding of the transaction as of the date thereof, Lehman is highly confident, as of the date thereof, of its ability to sell or place the Senior Subordinated Debt. The placement and sale of the Senior Subordinated Debt under both highly confident letters are subject to conditions precedent customary for financing of this type. Neither of the highly confident letters constitutes a commitment or an undertaking on the part of either Bear Stearns or Lehman Brothers to place or purchase the Senior Subordinated Debt or provide any portion of the financing. The receipt of the highly confident letters does not ensure the successful placement or completion of an offering of senior subordinated debt.

 Other Plans With Respect to Financing

   If the financing described above is obtained, PHCR currently has no plans to refinance or repay such financing, other than any portion of the Senior Credit Facility consisting of a revolving credit facility, except in accordance with the respective terms of the Senior Credit Facility and the Senior Subordinated Debt. In the event that a portion of the Senior Credit Facility consists of a revolving credit facility, PHCR intends to repay such revolving credit facility with available cash flow. The board of directors and management of PHCR following the merger will, however, continue to evaluate the business, operations and financial condition of PHCR and its subsidiaries over time and consider what other changes, if any, would be desirable and, subject to the terms of any applicable agreements governing the relationship among the parties, will make changes as they deem appropriate.

   One of the conditions to Pinnacle Acq Corp's obligation to consummate the Pinnacle Merger is the receipt by Pinnacle Acq Corp and Harveys Acq Corp of cash proceeds of the "Financing." See "Merger Agreement--Conditions to the Pinnacle Merger." "Financing" means debt financing satisfying the terms specified in the Merger Agreement, which financing, together with any indebtedness of the Company assumed in the Pinnacle Merger, is in an amount sufficient to enable the payment, in full, of (1) the Pinnacle merger consideration, (2) all payments in connection with the cancellation of the Pinnacle stock options, (3) all other related payments in connection with the Pinnacle Merger and the Harveys Merger and (4) related fees and expenses. The sum of such amounts is not known and will not be known with any certainty at the time of the Annual Meeting. It is expected that an aggregate of at least $1,600,000,000 would be necessary to enable the payment in full of such amounts in the case where no such Pinnacle indebtedness is assumed.

   As described above, PHCR has received a commitment letter with respect to a $900,000,000 aggregate principal amount senior secured credit facility, and PHCR and certain of its affiliates have received "highly confident" letters with respect to $550,000,000 aggregate principal amount of senior subordinated debt. In addition to the Financing, it is expected that the Company will need to have significant cash on hand at the closing in order for the Pinnacle Merger and the other transactions contemplated by the Merger Agreement to be consummated. If such cash is not on hand, then PHCR's ability to consummate the Financing and the Pinnacle Merger will likely be materially impaired. Pinnacle Acq Corp has agreed in the Merger Agreement to use commercially reasonable efforts to obtain and effectuate the Financing, however, PHCR and its affiliates are under no obligation to obtain any additional financing or make any equity investment in PHCR or its subsidiaries. In addition, the Voting Agreement provides that if affiliates of PHCR elect, in their sole discretion, to make an equity investment in PHCR or its subsidiaries prior to the closing of the Pinnacle Merger, such equity investment will be subject to the reasonable approval of Mr. Hubbard. See "Voting and Contribution Agreement; Memorandum of Understanding."

   The amount and terms of any financing to be incurred by PHCR or its subsidiaries in connection with the Pinnacle Merger and the other transactions described in this Proxy Statement and the use of the proceeds of any such financing will be determined by the Board of Directors of Harveys Casino Resorts, acting on behalf of PHCR. The Board of Directors of Harveys Casino Resorts has not determined with certainty the amount, terms or use of proceeds of any such financing.

   As of the date of this Proxy Statement, PHCR has not entered into any definitive loan agreements with respect to any financing and no assurance can be given that PHCR will enter into definitive loan agreements with respect to any financing or that any financing will be obtained. PHCR currently does not have any alternative financing plans or arrangements in the event that financing is not obtained. Both PHCR and Pinnacle Acq Corp are newly formed entities, and prior to the Pinnacle Merger, will have no material assets.

Regulatory Requirements

 Antitrust Laws

   Transactions such as the Pinnacle Merger are reviewed by the Antitrust Division of the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Pinnacle Merger may not be consummated until such time as the applicable waiting period under the HSR Act has expired or been terminated. The Merger Agreement also provides that the expiration or termination of such applicable waiting period is a contractural condition to the closing of the Pinnacle Merger. See "Merger Agreement--Conditions to Closing." Pinnacle and one or more affiliates of PHCR intend to file notification reports, together with requests for early termination of the waiting period, with the DOJ and the FTC under the HSR Act immediately following the Annual Meeting. At any time before or after consummation of the Pinnacle Merger, the DOJ, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Pinnacle Merger or cause PHCR following the Pinnacle Merger to divest, in whole or in part, Harveys Casino Resorts, Pinnacle or any other business conducted by PHCR. There can be no assurance that a challenge to the Pinnacle Merger will not be made or that, if such a challenge is made, Pinnacle and PHCR will prevail.

 Gaming Regulation

   The Company's gaming operations are subject to extensive regulation, and the Company now holds gaming licenses or permits in the six jurisdictions in which it operates gaming activities (Nevada, Mississippi, Louisiana, Argentina, California and Arizona) and has received a certificate of suitability (pending completion of the project and receipt of a riverboat owner's license) in Indiana, the location of the new Belterra Casino Resort which is scheduled for completion in August 2000. In each such jurisdiction, certain regulatory requirements must be complied with, applications filed, and/or certain approvals must be obtained in connection with the Pinnacle Merger. The parties' obligations to consummate the Pinnacle Merger are subject, among other things, to the condition that all necessary gaming licenses, permits, findings of suitability and other regulatory approvals and authorizations shall have been obtained. No assurances can be given that the necessary gaming regulatory approvals and authorizations will be obtained or that they will be obtained on a timely basis. Review of the Pinnacle Merger by gaming regulatory authorities will involve examination of the structure of the Company and its financial stability after the Pinnacle Merger and will require the demonstration of qualifications and suitability of key individuals associated with PHCR and Voteco. The failure to obtain the required approval of the Pinnacle Merger, or the failure to comply with the procedural requirements prescribed by any applicable gaming regulatory authority, or the failure of the Company or such key individuals to qualify or make disclosure or license applications as required, or a determination that any limited partner of Colony III or any other affiliate of Colony Capital is obligated to make any filings or be found suitable under the laws and regulations of any applicable gaming regulatory authority, may result in the loss of license or denial of application for licensure in one or all jurisdictions.

   The following is an abbreviated description of the various gaming regulatory requirements applicable to the Pinnacle Merger. For a more detailed description of these gaming regulatory requirements generally, please see "Government Regulation" in Item 1 of the Annual Report on Form 10-K of Pinnacle for the year ended December 31, 1999 and "Regulatory Matters" in Item 1 of the Annual Report on Form 10-K of Harveys Casino Resorts for the year ended December 31, 1999.

   Nevada Gaming Regulations. The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission and the Nevada State Gaming Control Board (collectively, the "Nevada Act") and various local ordinances and regulations. Pinnacle's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and Washoe County (collectively, the "Nevada Gaming Authorities").

   Regulations of the Nevada Gaming Commission provide that control of a registered publicly traded corporation such as Pinnacle cannot be acquired through a tender offer, merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover whatsoever without the prior approval of the Nevada Gaming Commission. PHCR will file applications seeking the necessary approvals with the Nevada State Gaming Control Board and the Nevada Gaming Commission. The Nevada State Gaming Control Board reviews and investigates applications for approval and makes recommendations on those applications to the Nevada Gaming Commission for final action. There can be no assurance that these approvals will be granted or will be granted on a timely basis or without burdensome conditions. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Nevada State Gaming Control Board or the Nevada Gaming Commission as to the merits of the Pinnacle Merger. Any representation to the contrary is unlawful.

   In seeking approval to acquire control of Pinnacle, PHCR must satisfy the Nevada Gaming Commission as to a variety of stringent standards. The Nevada State Gaming Control Board and the Nevada Gaming Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the Pinnacle Merger but also any other facts that are deemed relevant. Such facts may include, among others, (1) the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities, (2) the adequacy of the proposed financing, and (3) whether the Pinnacle Merger will create a significant risk that Pinnacle or its subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act.

   The Nevada State Gaming Control Board and the Nevada Gaming Commission will also consider whether the acquisition of control of Pinnacle is in the best interests of the State of Nevada under the multiple licensing criteria in the Nevada Act. Among other factors set forth in such multiple licensing criteria, they may consider whether the acquisition would pose problems or create a monopoly, and what the result of the acquisition of control will be in respect of the percentage of interest of Pinnacle to similarly situated competitors on a statewide, countrywide and geographical basis in the following categories; total number of slot machines, total number of games, total number of tables, gross revenue, percentage tax, casino entertainment tax, number of rooms available for the public, number of employees hired and total payroll.

   Following receipt of the necessary approvals of the Nevada Gaming Commission and completion of the Pinnacle Merger, Pinnacle will be registered by the Nevada Gaming Commission as an intermediary company of its gaming subsidiaries.

   PHCR will file an application with the Nevada State Gaming Control Board and the Nevada Gaming Commission to be registered as a publicly traded corporation and to be found suitable as the sole stockholder of Pinnacle and Harveys Casino Resorts at the time of completion of the Pinnacle Merger. In addition, certain officers, directors and key employees of PHCR at the time of completion of the Pinnacle Merger who will be actively and directly involved in Pinnacle's and Harveys Casino Resorts' gaming activities may also be required to be found suitable or licensed by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing, a finding of suitability or registration for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation. All individuals required to file applications for findings of suitability as officers and directors of PHCR at the time of completion of the Pinnacle Merger will file applications with the Nevada State Gaming Control Board and the Nevada Gaming Commission. Certain approvals may also be required to be obtained in connection with the Financing and such approvals will be applied for. There can be no assurances that these approvals will be granted or will be granted within this time.

   Mississippi Gaming Regulations. The ownership and operation of casino gaming facilities in Mississippi are subject to the Mississippi Gaming Control Act and various local regulations. Pinnacle's gaming operations in Mississippi are subject to the licensing and regulatory control of the Mississippi Gaming Commission.

   Regulations of the Mississippi Gaming Commission provide that control of a registered publicly traded corporation such as Pinnacle cannot be acquired through a tender offer, merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover whatsoever without the prior approval of the Mississippi Gaming Commission. PHCR will file an application seeking the necessary approvals with the Mississippi Gaming Commission. There can be no assurance that these approvals will be granted or will be granted on a timely basis or without burdensome conditions. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Mississippi Gaming Commission as to the merits of the Pinnacle Merger. Any representation to the contrary is unlawful.

   In seeking approval to acquire control of Pinnacle, PHCR must satisfy the Mississippi Gaming Commission as to a variety of stringent standards. The Mississippi Gaming Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the Pinnacle Merger but also any other facts that are deemed relevant. Such facts may include, among others, (1) the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities, and (2) whether the Pinnacle Merger will create a significant risk that Pinnacle or its subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Mississippi Gaming Control Act.

   The Mississippi Gaming Commission must approve PHCR as a holding company of Pinnacle. Following receipt of the necessary approvals of the Mississippi Gaming Commission and completion of the Pinnacle Merger, Pinnacle will be registered by the Mississippi Gaming Commission as an intermediary company of PHCR.

   Certain officers, directors and key employees of Pinnacle prior to the Pinnacle Merger, or PHCR after completion of the Pinnacle Merger, who will be actively and directly involved in Pinnacle's gaming activities may also be required to be found suitable or licensed by the Mississippi Gaming Commission. The Mississippi Gaming Commission may deny an application for licensing, a finding of suitability or registration for any cause that it deems reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation. All individuals required to file applications for findings of suitability as officers and directors of PHCR and Pinnacle at the time of completion of the Pinnacle Merger will file applications with the Mississippi Gaming Commission. Certain approvals may also be required to be obtained in connection with the Financing and such approvals will be applied for. There can be no assurances that these approvals will be granted or will be granted within this time.

   Louisiana Gaming Regulations. The ownership and operation of a riverboat gaming vessel in Louisiana is subject to the Louisiana Riverboat Economic Development and Gaming Control Act (the "Louisiana Act") and various local regulations. The Company's gaming operations in Louisiana are subject to the licensing and regulatory control of the Louisiana Gaming Control Board.

   Regulations of the Louisiana Gaming Control Board provide that transfer of a license is prohibited and that the sale, assignment, transfer, pledge or disposition of securities which represent 5% or more of the total outstanding shares issued by a holder of a license is subject to the prior approval of the Louisiana Gaming Control Board. A petition to modify ownership has been filed with the Louisiana Gaming Control Board by Louisiana-One Gaming and Casino Magic of Louisiana, Corp., the Company's subsidiaries which hold Louisiana riverboat gaming licenses, to approve the modification of the ownership structure as a result of the Pinnacle Merger. There can be no assurance that these approvals will be granted or granted on a timely basis or without burdensome conditions. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Louisiana Gaming Control Board as to the merits of the Pinnacle Merger. Any representation to the contrary is unlawful.

   In seeking approval of the ownership change, a variety of stringent standards of the Louisiana Gaming Control Board must be satisfied. The Louisiana Gaming Control Board will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the Pinnacle Merger but also any other facts that are deemed relevant. Such facts may include, among others, (1) the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities, (2) the adequacy of the proposed financing, and
(3) whether the Pinnacle Merger will create a significant risk that the Company or its subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Louisiana Act.

   Certain officers, directors and key employees of the Company prior to the Pinnacle Merger, or PHCR and Voteco after completion of the Pinnacle Merger, who will be actively and directly involved in the Company's gaming activities may also be required to be found suitable or licensed by the Louisiana Gaming Control Board. The Louisiana Gaming Control Board may deny an application for licensing or a finding of suitability for any cause it deems reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation. All individuals required to file applications for finding of suitability as officers and directors of PHCR, Voteco and the Company at the time of completion of the Pinnacle Merger will file applications with the Louisiana Gaming Control Board. Certain approvals also may be required to be obtained in connection with the Financing and such approvals will be applied for. There can be no assurance that said approvals will be granted or will be granted on a timely basis.

   Indiana Gaming Regulations. The ownership and operation of riverboat casinos docked at Indiana-based sites are subject to extensive state regulation under the Indiana Riverboat Gaming Act (the "Indiana Act") and the rules and regulations adopted by the Indiana Gaming Commission under the Indiana Act.

   Indiana Gaming Commission rules provide a procedure for transfer of an ownership interest of 5% or more of a riverboat licensee that is a publicly traded corporation. An applicant for approval of a transfer of an ownership interest must complete and submit the appropriate application forms, including personal disclosure forms of substantial owners and key persons. PHCR has filed applications seeking approval of a transfer of ownership interest with the Indiana Gaming Commission. The Indiana Gaming Commission conducts a background investigation and upon completion of the investigation holds a public hearing prior to taking final action on the transfer application. An applicant to receive ownership interest seeks a privilege and assumes and accepts any and all risk of adverse publicity, notoriety, embarrassment, criticism, or other action or financial loss that may occur in connection with the application process or the public disclosure of information requested.

   In seeking approval of a transfer of ownership interest, PHCR must present evidence to the Indiana Gaming Commission that it meets or possesses the same stringent standards, qualifications or criteria for the initial award of a riverboat owner's license. Standards, qualifications and criteria include, among others (a) the level of skill, experience or knowledge in conducting a riverboat operation of the applicant (or the applicant's substantial owner);
(b) the positive economic impact that the applicant's plan will have on the entire State of Indiana; (c) the positive impact of any endorsements made by the local government entity; (d) the criminal history of the applicant and the applicant's substantial owner; (e) the good moral character and reputation of the applicant and the applicant's substantial owners; (f) whether the applicant or applicant's substantial owners has had a gaming or other license revoked, suspended, restricted, or terminated or if renewal of a license was denied; and (g) compliance with state and federal tax laws by the applicant and the applicant's substantial owners.

   There can be no assurance that these approvals will be granted or will be granted on a timely basis or without burdensome conditions. Given the time typically required for the requisite background investigations, it is likely that Indiana Gaming Commission will not approve the transfer of ownership interest prior to December 31, 2000. Although the Indiana Act does not require approval of the transfer of ownership interest prior to consummation of the Pinnacle Merger, any subsequent failure to receive approval of the Indiana Gaming Commission of the transfer of ownership interest would have a material adverse affect on PHCR. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Indiana Gaming Commission as to the merits of the Pinnacle Merger.

   Each person who acquires beneficial ownership of 5% or more (or an institutional investor that acquires beneficial ownership of 15% or more) of any class of voting securities of a registered publicly traded corporation that is a riverboat licensee (or holding or intermediary company of a riverboat licensee) must apply to the Indiana Gaming Commission for a finding of suitability within 45 days after acquiring such securities. In addition, certain officers, directors and key employees of PHCR at the time of completion of the Pinnacle Merger who will be actively and directly involved in Pinnacle's gaming activities may also be required to be found suitable or licensed by the Indiana Gaming Commission. The Indiana Gaming Commission may deny an application for licensing, a finding of suitability or registration for any cause that it deems reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a background investigation. All individuals subject to a finding of suitability as substantial owners or key persons of PHCR at the time of completion of the Pinnacle Merger either have already been found suitable or have filed the necessary applications with the Indiana Gaming Commission.

   Indiana Gaming Commission rules provide that any debt transaction of $1,000,000 or more by a riverboat licensee, or a riverboat license applicant, is subject to approval of the Indiana Gaming Commission. There can be no assurances that these approvals will be granted or will be granted on a timely basis.

   Colorado Gaming Regulations. The ownership and operation of casino gaming in Colorado is subject to the Colorado Limited Gaming Act and the regulations promulgated thereunder (collectively, the "Colorado Regulations") by the Colorado Limited Gaming Control Commission (the "Colorado Commission"). Under the Colorado Regulations, Harveys Casino Resorts is a "publicly traded corporation" since it is the reporting company subject to Section 15(d) of the Securities Exchange Act of 1934, as amended.

   Under the Colorado Regulations, the merger transactions would need to be reported to the Colorado Division of Gaming (the "Colorado Division") within 10 days after their closing since they result in a new entity, PHCR, indirectly owning 5% or more of Harveys Wagon Wheel Hotel/Casino, the Colorado licensed subsidiary (the "Colorado Subsidiary"). In addition, under the Colorado Regulations, since PHCR and Mr. Hubbard also would indirectly own 10% or more of the Colorado Subsidiary, both are required to file for licensing as an "associated person" of the Colorado Subsidiary. Although the prior approval of the merger transactions, and PHCR and Mr. Hubbard as associated persons, by the Colorado Commission is not legally required, the post-merger failure of PHCR to be found suitable would jeopardize the Colorado Subsidiary's gaming license and would require Harveys Casino Resorts and the Colorado Subsidiary to disassociate themselves with PHCR, including, without limitation, refusing to pay it any dividend or recognize its vote. Hence, if PHCR were not found suitable, the transaction would need to be unwound or the Colorado Subsidiary's gaming license could be revoked. Similarly, if Mr. Hubbard were not found suitable, his stock in PHCR would need to be redeemed and he could not be associated with PHCR. An applicant must prove by clear and convincing evidence that it is qualified in accordance with the provisions of the Colorado Regulations, which include an investigation into its moral character, prior activities, criminal records, financial and personal background and associations. The Colorado Commission has informed PHCR that, given the time required for background investigations, it is likely that the Colorado Commission will not be able to make a finding of suitability for Mr. Hubbard and PHCR any earlier than November 2000.

   The Colorado regulators also reserve the right to review Pinnacle as an affiliated company of Harveys Casino Resorts and the Colorado Subsidiary. In the event that the Colorado regulators find Pinnacle unsuitable, they could disapprove the ownership by PHCR.

   In addition, if there are individuals, other than Mr. Barrack and Mr. Hubbard who are directors or officers of PHCR, or if there are other key employees of PHCR, such individuals likely will be required to be found suitable either as associated persons or key employees. The approval of such suitability or licensing is not required prior to the closing of the merger transactions; however, if such individuals are not found suitable or licensed, then the Colorado Subsidiary's license would be in jeopardy unless PHCR, Harveys Casino Resorts, or the Colorado Subsidiary, as applicable, terminates its relationship with such individuals.

   The Colorado regulators also reserve the right to review the suitability of any persons or entities providing financing, directly or indirectly, to the Colorado Subsidiary or with respect to the merger, Harveys Casino Resorts and PHCR. Although the Colorado Regulations do not require prior approval for such financing, the Colorado regulators reserve the right to require the termination of such financing if a person or entity is required to be found suitable and is not found suitable.

   There can be no assurance that any of the approvals required of the Colorado regulators will be granted on a timely basis or without burdensome conditions. PHCR and Mr. Hubbard have filed applications to be associated persons of the Colorado Subsidiary and the Colorado Subsidiary has filed a change in ownership application to take into consideration PHCR and Mr. Hubbard's indirect ownership of the Colorado Subsidiary.

   Iowa Gaming Regulations. The ownership and operation of gambling boats in Iowa is subject to the authority of the Iowa Racing and Gaming Commission (the "Iowa Commission"), chapters 99D and F of the Code of Iowa and the rules and regulations promulgated thereunder and various local regulations.

   The Iowa Commission has broad statutory authority to regulate, monitor and supervise the activities of its various licensees. Following the issuance of a gaming license, the Iowa Commission monitors and supervises the activities of the licensees. Material contracts (over $50,000) to be entered into by the licensee, changes in ownership of the licensee, management contracts and acquisition of interest in other gambling activities by the licensee or its owners must all be reported to and approved by the Iowa Commission. In addition, any financing arrangements involving the Iowa licensees as signatories must be approved by the Iowa Commission.

   The Iowa Commission has been notified of the pending Pinnacle Merger. A background filing has been made on behalf of Mr. Hubbard and requested information has been supplied to the Iowa Commission in preparation for formal presentations to be made to the Iowa Commission later in the year for the purpose of obtaining approval of the Pinnacle Merger.

   Other Jurisdictions. Approvals for the Pinnacle Merger also will be required in the state of Washington. Approvals or filings with respect to the Pinnacle Merger may also be required in California and Argentina. All required applications and filings will be made.

Legal Proceedings

   On March 14, 2000, Harbor Finance Partners filed a purported class action lawsuit in the Chancery Court of the State of Delaware against the Company and each of its directors, claiming that the defendants breached their fiduciary duty to the stockholders of the Company by agreeing to negotiate exclusively with Harveys Casino Resorts. On June 2, 2000, the action was dismissed without prejudice. See "Special Factors--Background of the Pinnacle Merger."

   On March 21, 2000, Leta Hilliard filed a similar purported class action lawsuit in the Superior Court of the State of California. The plaintiff in the lawsuit claims that the Company and its directors failed to undertake an appropriate process for evaluating the value of the Company and eliciting bids from third parties, and that the price for the stock is inadequate. The Company intends to vigorously defend this action and believes that the plaintiff's claims are without merit. On June 8, 2000, the parties filed a stipulation for the Hilliard class action in which the plaintiff agreed to file and serve a First Amended Complaint on or before August 7, 2000 and the defendants agreed to respond thereto on or before October 6, 2000.

Fees and Expenses

   Except as disclosed in this Proxy Statement and as set forth in the Merger Agreement, all fees and expenses incurred in connection with the Pinnacle Merger, the Merger Agreement and any other transactions contemplated thereby will be paid by the party incurring such fees and expenses, whether or not the Pinnacle Merger is consummated, except that the Company will pay all expenses relating to the printing, filing and mailing of the Proxy Statement.

   The Company will pay $150,000 to Mr. Reitnouer for his service as chairman of the Special Committee and $50,000 to each other member of the Special Committee for his service thereon.

   The Company estimates that merger-related fees and expenses will total
approximately $   , as follows:

     Financing and Commitment Fees...................................... $
     Filing Fees........................................................
     Special Committee's Legal and Financial Advisors' Fees and
      Expenses..........................................................
     Legal Fees and Expenses............................................
     Accounting Fees and Expenses.......................................
     Special Committee Fees.............................................
     Printing, Solicitation and Mailing Costs...........................
     Miscellaneous......................................................
                                                                         -----
     Total.............................................................. $
                                                                         =====

   Under certain circumstances, the Company is obligated to pay Pinnacle Acq Corp a Termination Fee. See "Merger Agreement--Termination Fee."

Accounting Treatment

   The Pinnacle Merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid in connection with the Pinnacle Merger will be allocated to the assets and liabilities of the Company based upon their fair values, with any excess being treated as goodwill.

                                APPRAISAL RIGHTS

   If the Pinnacle Merger is consummated, holders of shares of Pinnacle Common Stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262"), provided that they comply with the conditions established by Section 262.

   Section 262 is reprinted in its entirety as Annex C to this Proxy Statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. This discussion and Annex C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth in Section 262 will result in the loss of appraisal rights.

   A record holder of shares of Pinnacle Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the Pinnacle Merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Pinnacle Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of Pinnacle Common Stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of Pinnacle Common Stock" are to the record holder or holders of shares of Pinnacle Common Stock. Except as set forth herein, stockholders of the Company will not be entitled to appraisal rights in connection with the Pinnacle Merger.

   Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Annual Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the record holders of Pinnacle Common Stock.

   Holders of shares of Pinnacle Common Stock who desire to exercise their appraisal rights must not vote in favor the Pinnacle Merger and must deliver a separate written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Pinnacle Merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Pinnacle Common Stock. A proxy or vote against the Pinnacle Merger will not by itself constitute such a demand. Within ten days after the effective time of the Pinnacle Merger, the Company must provide notice of the effective time of the Pinnacle Merger to all stockholders who have complied with Section 262.

   A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to 330 North Brand Boulevard, Suite 1100, Glendale, California 91203, Attention: Corporate Secretary.

   A person having a beneficial interest in shares of Pinnacle Common Stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of Pinnacle Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Pinnacle Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Pinnacle Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

   A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Pinnacle Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Pinnacle Common Stock outstanding in the name of such record owner.

   Within 120 days after the effective time of the Pinnacle Merger, either the Company or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the Company to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Pinnacle Common Stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Within 120 days after the effective time of the Pinnacle Merger, any stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Pinnacle Common Stock not voting in favor of the Pinnacle Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed (i) within 10 days after the written request therefor has been received by the Company or (ii) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

   If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings;

and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Pinnacle Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Pinnacle Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

   Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the Company does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Pinnacle Common Stock is less than the merger consideration. In determining "fair value", the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

   The cost of the appraisal proceeding may be determined by the Delaware Court and charged against the parties as the Delaware Court deems equitable under the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

   Any holder of shares of Pinnacle Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Pinnacle Merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Pinnacle Merger.

   At any time within 60 days after the effective time of the Pinnacle Merger, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Pinnacle Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the Pinnacle Merger, stockholders' rights to appraisal shall cease, and all holders of shares of Pinnacle Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of Pinnacle Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Company a written withdrawal of his or her demand for appraisal, except (i) that any such attempt to withdraw made more than

60 days after the effective time of the Pinnacle Merger will require written approval of the Company and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

   FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                               MERGER AGREEMENT

   The terms and conditions of the Pinnacle Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement. Stockholders are urged to read the Merger Agreement carefully. All material terms and conditions of the Merger Agreement are summarized below and are qualified in their entirety by reference to the complete text of the Merger Agreement, which is incorporated herein by reference. Capitalized terms not otherwise defined in the following description have the meanings set forth in the Merger Agreement.

General

   The Merger Agreement provides that at the Effective Time (as defined below), Pinnacle Acq Corp will be merged with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL"). Following the Pinnacle Merger, Pinnacle shall continue as the surviving corporation (the "Pinnacle Surviving Corporation") and the separate corporate existence of Pinnacle Acq Corp will cease.

Effective Time

   The Merger Agreement provides that the Pinnacle Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as PHCR, Pinnacle, and Pinnacle Acq Corp shall agree and specify in the Certificate of Merger (the "Effective Time"). Such filing will be made on or prior to the closing date of the Pinnacle Merger. Such closing date shall be no later than the third business day after the date on which all of the conditions to the parties' obligations to consummate the Pinnacle Merger have been satisfied or waived unless another date is agreed to in writing by PHCR, the Company and Pinnacle Acq Corp. Such conditions include the receipt by Pinnacle Acq Corp of the necessary gaming licenses, permits and approvals from the gaming authorities of the states of Arizona, California, Colorado, Indiana, Iowa, Louisiana, Mississippi, Nevada and Washington, the Washoe County Board of Commissioners, the Yakama Tribal Gaming Commission, the National Indian Gaming Commission and the Provincial Government of Neuquen, Argentina (taken together, "Gaming Authorities"). See "--Conditions to the Pinnacle Merger."

Conversion of Pinnacle Shares and Stock Options; Contingent Payment

 Shares of Pinnacle Common Stock

   As of the Effective Time, each share of Pinnacle Common Stock outstanding immediately prior to the Effective Time (other than (i) shares held by PHCR, Pinnacle and its subsidiaries or Pinnacle Acq Corp, (ii) shares with respect to which holders have perfected their appraisal rights in accordance with Delaware law, (iii) Hubbard Redemption Shares (as defined below), and (iv) Contributed Shares (as defined below)) will be converted into the right to receive $24.00 in cash, without interest, subject to increase by up to $1.00 per share as described below. All shares of Pinnacle Common Stock held by Pinnacle or any of its subsidiaries as treasury shares, or by Pinnacle Acq Corp, will be canceled, and each issued and outstanding share of Pinnacle Acq Corp stock will be converted into an equivalent share of common stock of the Pinnacle Surviving Corporation.

   The $24.00 per share merger consideration may be increased by up to an additional $1.00 in cash per share, contingent upon the closing of the sale by Pinnacle of Pinnacle's 97 acres of surplus land in Inglewood, California ("Inglewood Sale") with certain minimum required net proceeds prior to December 31, 2001. If the after tax proceeds (using an assumed 42% tax rate) to Pinnacle of the Inglewood Sale are equal to or greater than $40,750,000, then the Contingent Payment shall equal $1.00 per share. If the after tax proceeds of the Inglewood Sale are less than or equal to $13,054,000, then the Contingent Payment shall equal zero. If the after tax proceeds of the Inglewood Sale are less than $40,750,000, but more than $13,054,000, then the Contingent Payment shall equal a prorated fraction of $1.00, as described below. See "--Calculation of Prorated Contingent Payment."

   The merger consideration (including the adjustment for the Contingent Payment) is referred to in this discussion as the "Pinnacle Merger Consideration."

   In the event that the Inglewood Sale occurs on or prior to the fifth Business Day prior to the Closing Date, the Pinnacle Merger Consideration will equal the sum of $24.00 and the Contingent Payment, if any, both to be paid in cash. In the event that the Inglewood Sale has not closed on or prior to the fifth Business Day prior to the Closing Date of the Pinnacle Merger, then the Pinnacle Merger Consideration shall equal $24.00 in cash, plus the right to receive the applicable Contingent Payment, if any, provided that the Inglewood Sale closes prior to December 31, 2001.

   Any right to receive the Contingent Payment, if any, will not represent an equity or other ownership interest in PHCR or the Pinnacle Surviving Corporation, will not be transferable except by operation of law or will, will not be represented by any form of certificate or instrument, and will not bear interest. Any right to receive the Contingent Payment, if any, also will not entitle the holder to any voting or other rights as a stockholder of PHCR or the Pinnacle Surviving Corporation. In the event that the Inglewood Sale does not close by December 31, 2001, the Contingent Payment will be $0 regardless of proceeds. On December 31, 2001, the right to receive the Contingent Payment shall expire and thereafter holders shall have no rights to Inglewood Sale proceeds if the Inglewood Sale has not closed prior to that date.

   For the purposes of this section, "Hubbard Redemption Shares" shall mean that portion of the shares of Pinnacle Common Stock owned by R.D. Hubbard, Chairman of the Board and Chief Executive Officer of Pinnacle, which will not be contributed to PHCR pursuant to the Voting Agreement and will instead be redeemed by Pinnacle immediately prior to the Effective Time for a price equal to the Pinnacle Merger Consideration (including any right to receive the applicable Contingent Payment, if any). It is expected that 1,020,285 shares owned by Mr. Hubbard will be repurchased in this manner. "Contributed Shares" shall mean shares of Pinnacle Common Stock held by the Management Stockholders which are to be contributed to PHCR immediately prior to the Effective Time in exchange for shares of PHCR Common Stock. See "--Voting Agreement" and "-- Contribution of Stock by the Management Stockholders."

 Pinnacle Stock Options

   Immediately prior to the Effective Time, Pinnacle will cause all outstanding Pinnacle Stock Options (except for certain Pinnacle Stock Options held by Management Stockholders which are to be exchanged in accordance with the Voting Agreement for fully vested options to acquire PHCR common stock), whether or not vested, to be cancelled in exchange for the right to receive a cash payment equal to (1) the number of shares of Pinnacle Common Stock subject to such Pinnacle Stock Option immediately prior to the fifth Business Day prior to the Closing Date multiplied by (2) the excess, if any, of the cash amount of the Pinnacle Merger Consideration over the per share exercise price of such Pinnacle Stock Option. In addition, in the event that the Inglewood Sale shall not have closed on or prior to the fifth Business Day prior to the Closing Date, holders of Pinnacle Stock Options with an exercise price of less than $24.00 shall have the right to receive any applicable Contingent Payment for each share covered by such Pinnacle Stock Option.

   Atlantic Land Corporation is the holder of an option to purchase 46,920 shares of Pinnacle Common Stock at an exercise price of $24.78 per share (the "Atlantic Land Warrant"). The Atlantic Land Warrant is only "in the money" to the extent that the cash portion of the Pinnacle Merger Consideration (taking into account any Contingent Payment to be paid in cash at the Effective Time) exceeds $24.78 per share. Pinnacle will use commercially reasonable efforts to cause the option agreement governing the Atlantic Land Warrant to be amended to provide for each of the following: (i) in the event the Inglewood Sale shall have closed on or prior to the fifth Business Day prior to the Closing Date, then the Atlantic Land Warrant shall be converted into the right to receive an amount in cash equal to 46,920 (the number of shares of Pinnacle Common Stock subject to the Atlantic Land Warrant immediately prior to the Effective Time) times the excess (if any) of the cash amount of the Pinnacle Merger Consideration (taking into account any Contingent Payment to be paid in cash at the Effective Time) over the exercise price per share ($24.78) of the Atlantic Land Warrant immediately prior to the Effective Time, (ii) in the event the Inglewood Sale shall not have closed on or prior to the fifth Business Day prior to the Closing Date, the holder of the Atlantic Land Warrant shall receive only the right to receive any applicable Contingent Payment with respect to each underlying share of Pinnacle Common Stock, and (iii) as of the Effective Time, the Atlantic Land Warrant shall be cancelled and shall cease to exist.

 Calculation of Prorated Contingent Payment

   If the Inglewood Sale closes prior to December 31, 2001 and the after tax proceeds to Pinnacle from the Inglewood Sale are greater than $13,054,000 but less than $40,750,000, then the amount of the Contingent Payment will be a prorated fraction of $1.00. In essence, the prorated fraction is computed by dividing the after tax proceeds over and above $13,054,000 by the number of fully diluted shares (or, if the Contingent Payment is computed after the Effective Time, then by the number of Contingent Payment rights, in either case taking into account the aggregate spread with respect to Pinnacle Stock Options having exercise prices below $24.00 per share), except that the first $0.78 per fully diluted share or Contingent Payment right that would otherwise be distributed to the holder of the Atlantic Land Warrant would be distributed pro rata to the holders of all other fully diluted shares. To the extent that the prorated Contingent Payment exceeds $0.78 per fully diluted share, then all holders of fully diluted shares, including the holder of the Atlantic Land Warrant, would share in such payment. The precise formula for computing the amount of the Contingent Payment is set forth in Section 10.11 of the Merger Agreement.

Surrender of Shares and Payment

   Immediately prior to the Effective Time, Pinnacle Acq Corp will designate a bank or trust company to act as paying agent (the "Paying Agent") and on or prior to the Effective Time will deposit with the Paying Agent funds in an amount needed for payment of the Pinnacle Merger Consideration upon surrender of stock certificates by stockholders.

   DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND FURTHER INSTRUCTIONS AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE PINNACLE MERGER.

   Each holder of shares of Pinnacle Common Stock that have been converted into the right to receive the Pinnacle Merger Consideration will be entitled to receive the Pinnacle Merger Consideration upon surrender of the holder's certificate or certificates representing such shares to the Paying Agent, together with a properly executed letter of transmittal. The stock certificate or certificates surrendered will be canceled. After the Effective Time, stock certificates for Pinnacle Common Stock will represent for all purposes only the right to receive the Pinnacle Merger Consideration. Holders of Pinnacle Common Stock will have no further ownership rights in Pinnacle Common Stock and there will be no further registration of transfers of shares of Pinnacle Common Stock. If certificates representing shares of Pinnacle Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the Pinnacle Merger Consideration pursuant to the terms of the Merger Agreement. No interest will be paid or will accrue on the consideration payable upon the surrender of any certificate. The Paying Agent will withhold or deduct for taxes as required under applicable law.

   Any amounts made available to the Paying Agent pursuant to the Merger Agreement for payment of the Pinnacle Merger Consideration that remain unclaimed by holders of shares of Pinnacle Common Stock twelve

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months after the Effective Time will, upon the Pinnacle Surviving
Corporation's request, be delivered to an entity to be chosen by the Pinnacle Surviving Corporation. Any such holder who has not exchanged shares of Pinnacle Common Stock prior to that time will be entitled to look only to such entity for payment of the holder's claim for the Pinnacle Merger Consideration. None of Pinnacle, Pinnacle Acq Corp, PHCR, the Pinnacle Surviving Corporation or the Paying Agent will be liable to any Pinnacle stockholder or any other person for any unclaimed amounts that are delivered to a government official pursuant to any abandoned property, escheat or similar law.

   The Contingent Payment, if any, will be paid to holders who have properly surrendered their certificates without the need to take any other action.

Contribution of Stock by the Management Stockholders

   Under the Voting Agreement, the Management Stockholders will contribute the Contributed Shares to PHCR immediately prior to the Effective Time in exchange for shares of common stock of PHCR. In addition, the Management Stockholders have agreed to exchange certain Pinnacle Stock Options they hold, which would become fully vested by virtue of the Pinnacle Merger, for new fully vested stock options to acquire PHCR common stock. The value of all Pinnacle Common Stock to be contributed by the Management Stockholders and all Pinnacle Stock Options to be cancelled by the Management Stockholders will equal $50,000,000. See "Voting and Contribution Agreement; Memorandum of Understanding."

The Harveys Merger

   PHCR, a wholly-owned subsidiary of Harveys Casino Resorts, has formed two wholly-owned subsidiaries, Pinnacle Acq Corp and Harveys Acq Corp. Simultaneously with the Pinnacle Merger, Harveys Acq Corp will merge with and into Harveys Casino Resorts (the "Harveys Merger") with Harveys Casino Resorts surviving as a wholly-owned subsidiary of PHCR.

   Currently, Voteco owns approximately 97.5% of the voting common stock of Harveys Casino Resorts, and it is currently expected that following the Pinnacle Merger and the Harveys Merger would own approximately 82.7% of the voting power of PHCR's common stock.

Representations and Warranties

   In the Merger Agreement, each of Pinnacle, on the one hand, and PHCR and Pinnacle Acq Corp, on the other hand, have made customary representations and warranties to the other party or parties with respect to their organization, operations and financial and other matters. The representations and warranties in the Merger Agreement do not survive the closing of the Pinnacle Merger.

Conduct of Business Pending the Pinnacle Merger

   In the Merger Agreement, Pinnacle has agreed that during the term of the Agreement, Pinnacle and its subsidiaries will carry on their respective businesses in the ordinary course of business, keep available the services of current officers and employees and preserve their ongoing business relationships consistent with past practice. Pinnacle has also agreed that it shall not, and shall not permit any of its subsidiaries to, among other things:

     (a) issue any capital stock or other voting securities (other than the issuance of Pinnacle Common Stock upon the exercise of Pinnacle Stock Options), sell or pledge any shares of its capital stock, split or combine any outstanding stock, redeem or purchase any outstanding stock other than as required by gaming laws, or declare or pay any dividends or distributions in respect of capital stock other than the declaration and payment of dividends or distributions by any direct or indirect wholly-owned subsidiary of Pinnacle to its parent;

     (b) amend its Certificate of Incorporation or By-laws or comparable organizational documents;

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     (c) except in connection with the transactions contemplated by the
  Merger Agreement, voluntarily take any action that would result in the failure to maintain the listing of the Pinnacle Common Stock on the New York Stock Exchange;

     (d) develop or acquire any projects, assets or lines of business, other than purchases of inventory, furnishings, or equipment in the ordinary course of business, expenditures consistent with Pinnacle's current capital budget, or certain specifically identified acquisitions or projects contemplated in the Merger Agreement;

     (e) sell, lease, mortgage or otherwise encumber or dispose of any of its properties or assets other than in the ordinary course of business;

     (f) incur any indebtedness, including through the issuance of debt securities or guaranties, or forgive any existing indebtedness of any person to Pinnacle or its subsidiaries, exceeding $20,000,000 in the aggregate, other than working capital borrowings in the ordinary course of business, projects contemplated in the Merger Agreement and specific projects at existing facilities consistent with Pinnacle's current capital budget; or make any loans, advances or investments other than advances to employees, suppliers or customers in the ordinary course of business and other than budgeted projects;

     (g) settle any audit relating to material taxes, make any material tax election or amend any material tax return;

     (h) pay, settle or satisfy any material liabilities, other than in the ordinary course of business, or in accordance with their terms of liabilities reserved against the Base Balance Sheet, or the optional redemption of the 13% First Mortgage Notes due 2003 issued by Casino Magic of Louisiana, Corp. at prices and on terms consistent with the existing indenture governing such debt, or, except in the ordinary course of business waive the benefit of any confidentiality, standstill or similar agreement;

     (i) make any change in the compensation payable to any officers, directors, employees, agents or consultants, other than general increases for employees who are not officers, directors or affiliates in the ordinary course or salary increases and bonuses payable to Pinnacle officers pursuant to existing agreements or regular annual reviews in the ordinary course or enter into or amend any employee benefit plan with, or make any loans to, any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons;

     (j) pay or make any accrual or arrangement for any payment pursuant to any employee benefit plan to any officers, directors, or employees other than in the ordinary course of business; adopt or pay, grant, issue, accelerate or accrue salary or other benefits pursuant to any such plan, other than as required under applicable law or the current terms of any such plan; or amend in any material respect any such plan in a manner inconsistent with the foregoing;

     (k) except as required by law, enter into any collective bargaining agreement;

     (l) except pursuant to agreements existing on the date of the Merger Agreement, or specifically identified in the Merger Agreement, make any payments (other than regular compensation payable to officers and employees of Pinnacle in the ordinary course of business), or other distributions to, or enter into any transaction, agreement or arrangement with, any officers, directors, stockholders or affiliates of Pinnacle or any of its subsidiaries, or the affiliates, associates or family members of any such parties, or do any of the foregoing with respect to employees, agents or consultants other than in the ordinary course of business;

     (m) except in the ordinary course of business and except as otherwise permitted by the Merger Agreement, modify or amend in a manner adverse to Pinnacle or its subsidiaries the material economic terms of any material contract or agreement or terminate any material contract or agreement or waive, release or assign any material rights or claims;

     (n) fail to make any scheduled principal or interest payment on indebtedness evidenced by debt instruments to which Pinnacle or any of its subsidiaries is a party; or

     (o) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by the Merger Agreement.

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   Pinnacle will be permitted to expend amounts consistent with and in the manner prescribed by the budget related to the development opportunities and activities for the Belterra Casino Resort, including, without limitation, the hiring of employees and the entering into of employment agreements with senior management personnel, to the extent contained in the budget.

   Pinnacle will be permitted to consummate the pending sales of Boomtown Biloxi, Casino Magic Bay St. Louis and Turf Paradise substantially on the terms and subject to the conditions contained in the respective definitive agreements in effect as of the date of the Merger Agreement. Pinnacle shall also be permitted to consummate the Inglewood Sale substantially in accordance with the terms and conditions of the draft purchase agreement provided to Pinnacle Acq Corp, provided that the net proceeds are not less than $13,054,000. Pinnacle shall also be permitted to consummate certain other specified asset dispositions on terms approved by Pinnacle's Board of Directors, in good faith. Pinnacle shall not amend, waive, or modify any of the terms or conditions contained in the agreements relating to the pending sales of Boomtown Biloxi, Casino Magic Bay St. Louis and Turf Paradise (or in the case of the Inglewood Sale, the draft purchase agreement) without the prior written consent of Pinnacle Acq Corp, except where such amendments, waivers or modifications would not reasonably be expected to significantly delay the consummation of the transactions contemplated by the Merger Agreement, or impair in any material respect the ability of Pinnacle to perform its obligations under the Merger Agreement, and which are not materially adverse to the original terms of such principal asset disposition.

   Immediately prior to the Effective Time, Pinnacle will redeem the shares of Pinnacle Common Stock owned by R.D. Hubbard on the date of the Merger Agreement that are not being contributed to PHCR under the Voting Agreement. See "Voting and Contribution Agreement; Memorandum of Understanding". The purchase price to be paid for such shares will be a price equal to the Pinnacle Merger Consideration (including the right to receive the applicable Contingent Payment, if any). It is expected that 1,020,285 shares owned by Mr. Hubbard will be repurchased in this manner. The purpose of this repurchase is to mitigate a tax disadvantage of the transaction structure which affected Mr. Hubbard but did not affect the other Management Stockholders or the public stockholders and therefore to allow him to have the same tax treatment as Pinnacle's stockholders generally.

Conditions to the Pinnacle Merger

   The obligations of Pinnacle, Pinnacle Acq Corp and PHCR to consummate the Pinnacle Merger are subject to the satisfaction or waiver of a number of conditions.

 Conditions to Each Parties Obligations

   The respective obligations of each party are subject to the following conditions:

     (a) The holders of a majority of the outstanding shares of Pinnacle Common Stock shall have approved and adopted the Merger Agreement;

     (b) No statute, rule, regulation, executive order, decree, temporary restraining order, injunction or any other legal restraint preventing the consummation of the Pinnacle Merger or the transactions contemplated by the Merger Agreement shall be in effect; and

     (c) Any waiting period (and any extension thereof) applicable to the Pinnacle Merger under the HSR Act shall have expired or shall have been terminated. See "The Pinnacle Merger--Regulatory Requirements."

 Conditions to Obligations of Pinnacle Acq Corp

   The obligations of Pinnacle Acq Corp are further subject to the following conditions:

     (a) All licenses, permits, registrations, consents, findings of suitability and other approvals required to be obtained from any gaming authorities or governmental entity in order to permit Pinnacle Acq Corp and Pinnacle to consummate the Pinnacle Merger, to permit Harveys Acq Corp and Harveys to complete the Harveys Merger, and to permit the Pinnacle Surviving Corporation and the Harveys surviving corporation

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  and each of their respective subsidiaries to conduct their respective businesses in the same manner as before the Effective Time shall have been obtained or made, as applicable; provided that the condition shall not be deemed satisfied if any Gaming Approval requires any consent, approval, license, other authorization or application with respect to any limited partner of Colony III or its affiliates;

     (b) Pinnacle shall have performed, in all material respects, all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with prior to the Effective Time and all representations and warranties given by Pinnacle in the Merger Agreement shall be true and accurate in all material respects except that representations and warranties qualified as to materiality shall be true and accurate in all respects;

     (c) Since April 17, 2000, no events have occurred which reasonably would be expected to have a material adverse effect (as defined below) on Pinnacle or the transactions contemplated by the Merger Agreement;

     (d) Pinnacle Acq Corp and Harveys Acq Corp shall have received the cash proceeds of the Financing (see "The Pinnacle Merger--Financing of the Pinnacle Merger and the Harveys Merger");

     (e) To the extent required, Pinnacle Acq Corp shall have received valid consents and related tenders under the outstanding principal amount of debt of Pinnacle and Harveys pursuant to tender offers for such debt, and Pinnacle Acq Corp also shall have received the requisite consents under the instruments under which such debt was issued for any amendments of such instruments necessary to effect the transactions contemplated by the Merger Agreement, and any such amendments shall have become effective;

     (f) The pending sales of Boomtown Biloxi and Casino Magic Bay St. Louis shall have been consummated on substantially the terms and conditions contained in the respective definitive agreements for such transactions and for at least a minimum amount of net proceeds (although the sale of the Turf Paradise facility was listed as a condition to the obligations of Pinnacle Acq Corp in the Merger Agreement, such sale closed in June, 2000);

     (g) The transactions contemplated by the Voting Agreement shall have been consummated immediately prior to the Effective Time;

     (h) The aggregate number of Pinnacle Dissenting Shares shall not exceed 5% of the total number of shares of Pinnacle Common Stock outstanding immediately prior to the Annual Meeting; and

     (i) All material phases of the Belterra Casino Resort (other than the golf course and performance theater) shall have been substantially completed and open to the public by not later than September 15, 2000, and the cost associated with the Belterra Casino Resort shall not be, in the aggregate, more than $207,000,000, and the Belterra Casino Resort (other than the golf course and performance theater) will have been completed in substantial conformity with the written budgets, plans and policies previously provided to Pinnacle Acq Corp.

   As used in the Merger Agreement, the term "material adverse change" or "material adverse effect" with respect to any person means any change or effect that is individually or in the aggregate materially adverse to the business, prospects, properties, assets or financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that in no event shall the following, either individually or in the aggregate, in and of itself be deemed to constitute a "material adverse change" or a "material adverse effect": (i) the effects of changes that are applicable to the national financial, banking, currency or capital markets in general, individually or in the aggregate, solely in and of itself, (ii) the failure by Pinnacle to meet independent, third party analysts' projections of earnings, revenue or other financial performance measures solely in and of itself, provided, however, that the underlying facts, circumstances, operating results or prospects which cause Pinnacle to fail to meet such projections may be considered in determining whether a "material adverse change" or a "material adverse effect" has occurred or (iii) the effects of certain events or circumstances (including the actual occurrence of any proposed action) specified in the Merger Agreement.

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

 Conditions to Obligations of Pinnacle

   The obligations of Pinnacle are further subject to the following conditions:

     (a) All licenses, permits, registrations, consents, findings of suitability and other approvals required to be obtained from any gaming authorities in order to permit Pinnacle Acq Corp to consummate the Pinnacle Merger shall have been obtained or made, as applicable; and

     (b) Pinnacle Acq Corp shall have performed, in all material respects, all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with prior to the Effective Time and all representations and warranties given by Pinnacle Acq Corp in the Merger Agreement shall be true and accurate in all material respects except that representations and warranties qualified as to materiality shall be true and accurate in all respects.

   As of the date of this Proxy Statement, the Company has no knowledge of any material uncertainties as to any of the conditions to the Pinnacle Merger; however, there can be no assurances that all of the conditions to the Pinnacle Merger will be satisfied.

   As described above, one of the conditions to Pinnacle Acq Corp's obligation to consummate the Pinnacle Merger is the receipt by Pinnacle Acq Corp of the cash proceeds of the Financing. PHCR has received a commitment letter with respect to the Senior Credit Facility and highly confident letters with respect to the Senior Subordinated Debt. As of the date of this Proxy Statement, the commitment letter and highly confident letters are in full force and effect and have not been terminated. However, PHCR's ability to obtain the Financing is subject to prevailing market conditions and other conditions customary to the respective types of financing. As of the date of this Proxy Statement, PHCR has not entered into any definitive loan agreements with respect to any financing and no assurance can be given that PHCR will enter into definitive loan agreements with respect to any financing or that any financing will be obtained. PHCR currently does not have any alternative financing plans or arrangements in the event that financing is not obtained. See "Special Factors--Financing of the Pinnacle Merger and the Harveys Merger."

   Also, in addition to the Financing, it is expected that the Company will need to have significant cash on hand at the closing in order for the Pinnacle Merger and the other transactions contemplated by the Merger Agreement to be consummated. If such cash is not on hand, then PHCR's ability to consummate the Financing and the Pinnacle Merger will likely be materially impaired. See "Special Factors--Financing of the Pinnacle Merger and the Harveys Merger."

   Pinnacle Acq Corp has agreed in the Merger Agreement to use commercially reasonable efforts to obtain and effectuate the Financing; however, PHCR and its affiliates are under no obligation to obtain any additional financing or make any equity investment in PHCR or its subsidiaries. In addition, the Voting Agreement provides that if affiliates of PHCR elect, in their sole discretion, to make an equity investment in PHCR or its subsidiaries prior to the closing of the Pinnacle Merger, such equity investment will be subject to the reasonable approval of Mr. Hubbard. See "Voting and Contribution Agreement; Memorandum of Understanding."

Expenses of the Pinnacle Merger

   The Merger Agreement provides that, whether or not the Pinnacle Merger is consummated, Pinnacle, Pinnacle Acq Corp and PHCR will each pay their own costs and expenses in connection with the Pinnacle Merger except that, if the Merger Agreement is terminated under certain circumstances, Pinnacle must pay Pinnacle Acq Corp a termination fee of $25,000,000. See "--Termination Fee" and "--Termination."

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Financing of the Pinnacle Merger and the Harveys Merger

   It is a condition to the obligations of Pinnacle Acq Corp to consummate the Pinnacle Merger that Pinnacle Acq Corp and Harveys Acq Corp shall have received the proceeds of debt financing on terms no less favorable to the borrower than:

  . a total of $900,000,000 of senior debt at a blended rate not to exceed 9.5%, and

  .  a total of $550,000,000 of subordinated notes at a rate not to exceed
     11.5%,

which, together with any indebtedness of the Company assumed in the Pinnacle Merger, is in an amount sufficient to enable the payment, in full, of (1) the Pinnacle Merger Consideration, (2) all payments in connection with the cancellation of the Pinnacle Stock Options, (3) all other related payments in connection with the Pinnacle Merger and the Harveys Merger and (4) related fees and expenses. Debt financing satisfying such terms is referred to in this Proxy Statement as the "Financing."

   Pinnacle Acq Corp has agreed in the Merger Agreement to use its commercially reasonable efforts to obtain and effectuate the Financing. Pinnacle has agreed in the Merger Agreement to use its commercially reasonable efforts to cooperate with and assist Pinnacle Acq Corp in obtaining and effectuating the Financing. However, "commercially reasonable efforts" shall not require Pinnacle Acq Corp to expend money in excess of specified fees and expenses, seek or provide any equity or supplemental investment in connection with the Pinnacle Merger or related transactions, or amend in any manner adverse to Pinnacle Acq Corp any of the terms of the Financing. See "The Pinnacle Merger--Financing of the Pinnacle Merger and the Harveys Merger."

   Neither Pinnacle Acq Corp nor PHCR shall, and each shall cause Harveys not to, voluntarily enter into any agreement, commitment or understanding with respect to or concerning any financing, acquisition, disposition or corporate transaction not contemplated by the Merger Agreement or the Voting Agreement which would, as of the date of such transaction, reasonably be expected to materially impair the ability of PHCR to obtain the Financing.

Indemnification and Insurance

   The Merger Agreement provides that the existing indemnification obligations set forth in the charter documents of Pinnacle and its subsidiaries shall be maintained and not amended, repealed or modified for a period of six years after the Effective Time in a manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time of the Pinnacle Merger were directors, officers, employees or agents of the Company. In addition, the Merger Agreement provides that for six years after the Effective Time, Pinnacle will provide directors' and officers' liability insurance to cover persons covered by Pinnacle's and its subsidiaries' directors' and officers' liability insurance policy in effect on the date of the Merger Agreement (which insurance shall be of at least the same coverage, with comparable carriers, and shall contain terms and conditions no less favorable to such persons) with respect to those matters covered by such policy.

No Solicitation

   The Merger Agreement provides that Pinnacle will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any agent, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Pinnacle or any of its subsidiaries to, directly or indirectly:

  . solicit or initiate, or encourage any inquiries regarding or the submission of, any Takeover Proposal (as defined below) (including, without limitation, any proposal or offer to Pinnacle's stockholders) or

  . participate in any discussions or negotiations regarding, or furnish to any person or entity any non-public information with respect to, or take any other action to facilitate the making of any proposal that would constitute a Takeover Proposal.

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   However, Pinnacle may, in response to an unsolicited, written Competitive
Proposal (as defined below) (or Takeover Proposal which, based on the advice of its financial advisors, the Board of Directors of Pinnacle determines in good faith is reasonably likely to result in a Competitive Proposal):

  . furnish information with respect to Pinnacle to the person or entity who made such unsolicited proposal, and

  . participate in negotiations with such person or entity regarding such Competitive Proposal (or Takeover Proposal which, based on the advice of its financial advisors, the Board of Directors of Pinnacle determines in good faith is reasonably likely to result in a Competitive Proposal) if:

    . in the opinion of the Board of Directors of Pinnacle, after consultation with outside legal counsel, such failure to act would be inconsistent with its fiduciary duties to Pinnacle's stockholders under applicable law,

    . Pinnacle advises Pinnacle Acq Corp promptly of any request for non-public information or of any Takeover Proposal, or any proposal with respect to any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal, and the identity of the Person making any such Takeover Proposal or inquiry,

    . Pinnacle uses reasonable efforts to keep Pinnacle Acq Corp informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry, and

    . Pinnacle takes such action pursuant to an executed confidentiality agreement with customary terms and conditions and, in any case, which includes customary standstill provisions which prohibit such party from seeking to directly or indirectly accomplish a Takeover Proposal except with the consent of the Board of Directors of Pinnacle, and which expressly permits Pinnacle to fulfill its obligations under the two immediately preceding bullet points listed above.

   The Merger Agreement also provides that neither the Board of Directors of Pinnacle nor any committee thereof will:

  . withdraw or modify, or publicly propose to withdraw or modify in a manner adverse to Pinnacle Acq Corp, the approval or recommendation by the Pinnacle Board of Directors or any such committee of the Merger Agreement or the Pinnacle Merger,

  . approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal, or

  . cause Pinnacle to enter into any agreement with respect to any Takeover Proposal.

   Notwithstanding the foregoing, the Pinnacle Board of Directors or the Special Committee, may withdraw or modify its approval or recommendation of the Merger Agreement or the Pinnacle Merger, or approve or recommend a Competitive Proposal, prior to stockholder approval of the Merger Agreement or the Pinnacle Merger (including as the same may be modified hereafter),


  . to the extent required by the fiduciary duties to Pinnacle's stockholders under applicable law,

  .  after consultation with outside legal counsel,

  .  subject to the terms of this and the following paragraph, and

  . in each case at any time after five days following receipt by Pinnacle Acq Corp of notice, which notice specifies the material terms and conditions of such Competitive Proposal and identifies the person making such Competitive Proposal. Pinnacle Acq Corp will have the opportunity, until the end of the fifth day after it receives such a notice, to make an offer to the Board of Directors of Pinnacle.

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   Neither the Board of Directors of Pinnacle nor any committee of the Board of Directors may withdraw, or modify or publicly propose to withdraw, or modify in a manner adverse to Pinnacle Acq Corp, its approval or recommendation of the Merger Agreement or the Pinnacle Merger or approve or recommend a Competitive Proposal unless and until it shall have determined, in its good faith judgment that:

  . the value of the consideration (based on the opinion, with only customary qualifications, of an independent financial advisor of good national reputation in such matters) of such proposal exceeds the value of each of the Pinnacle Merger Consideration and any alternative proposal presented by Pinnacle Acq Corp or any of its affiliates and

  . such proposal is more favorable to Pinnacle's stockholders than the Pinnacle Merger and any alternative proposal presented by Pinnacle Acq Corp or any of its affiliates.

   In addition, if Pinnacle enters into an agreement with respect to any Competitive Proposal, it will, concurrently with entering into such agreement, pay, or cause to be paid, to Pinnacle Acq Corp the $25,000,000 termination fee. See "--Termination Fee."

   Nothing in the Merger Agreement prohibits Pinnacle from taking and disclosing to Pinnacle's stockholders a position with respect to a tender offer by a third party if, in the good faith judgment of the Board of Directors or the Special Committee, following consultation with outside counsel, failure to so disclose would be a violation of its obligations under applicable law. However, neither Pinnacle nor its Board of Directors, the Special Committee, nor any other committee thereof will withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Pinnacle Merger or the Merger Agreement, except in accordance with the preceding paragraphs.

   As used in this Proxy Statement:

   "Competitive Proposal" means, other than the transactions contemplated by the Merger Agreement:

  . any proposal or offer from any person relating to any direct or indirect acquisition or purchase of assets of Pinnacle or any of its Material Subsidiaries (defined below) comprising 50% or more of Pinnacle's consolidated assets or over 50% of any class of equity securities of Pinnacle or any of its Material Subsidiaries, or

  . any tender offer or exchange offer that, if consummated, would result in any person or entity beneficially owning 50% of any class of equity securities of Pinnacle or any of its Material Subsidiaries, or

  . any merger, consolidation, business combination, liquidation, dissolution or similar transaction involving Pinnacle with a third party,

   in each case, with respect to which the Board of Directors of Pinnacle determines in its good faith judgment that

  . the value of the consideration (based on the opinion, with only customary qualifications, of an independent financial advisor of good national reputation in such matters) of such proposal exceeds the value of each of the Pinnacle Merger Consideration and any alternative proposal presented by Pinnacle Acq Corp or any of its affiliates and

  . such proposal is more favorable to Pinnacle's stockholders than the Pinnacle Merger and any alternative proposal presented by Pinnacle Acq Corp or any of its affiliates.

   Notwithstanding the foregoing, the consummation of (a) the pending sales of Boomtown Biloxi, Casino Magic Bay St. Louis and Turf Paradise substantially on the terms and subject to the conditions contained in the respective definitive agreements in effect as of the date of the Merger Agreement (or as amended or modified in accordance with the Merger Agreement), and (b) the Inglewood Sale and certain other asset dispositions identified in the Merger Agreement, in each case on terms approved by Pinnacle's Board of Directors, in good faith, shall not be deemed to constitute a Competitive Proposal.

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   "Takeover Proposal" means (other than the transactions contemplated by the
Merger Agreement):

  . any proposal or offer from any person relating to any direct or indirect acquisition or purchase of assets (including capital stock of any subsidiaries) of Pinnacle or any of its subsidiaries comprising 10% or more of Pinnacle's consolidated assets or of over 10% of any class of equity securities of Pinnacle or any of its Material Subsidiaries, or

  . any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Pinnacle or any of its Material Subsidiaries or which would require approval under any gaming law, or

  . any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pinnacle (or any of its Material Subsidiaries) and a third party.

   Notwithstanding the foregoing, consummation of (a) the pending sales of Boomtown Biloxi, Casino Magic Bay St. Louis and Turf Paradise substantially on the terms and subject to the conditions contained in the respective definitive agreements in effect as of the date of the Merger Agreement (or as amended or modified in accordance with the Merger Agreement), and (b) the Inglewood Sale and certain other asset dispositions specifically identified in the Merger Agreement, in each case on terms approved by Pinnacle's Board of Directors, in good faith, and (c) any transaction which would otherwise constitute a Takeover Proposal but which is consented to by PHCR in writing prior to the initiation of any substantive negotiations or discussions with respect thereto, shall not be deemed to constitute a Takeover Proposal.

   "Material Subsidiary" shall mean each of: Boomtown Hotel & Casino, Inc., a Nevada corporation; Louisiana--I Gaming, a Louisiana Partnership in Commendam; Biloxi Casino Corp., a Mississippi corporation; Casino Magic of Louisiana, Corp., a Louisiana corporation; and Belterra Resort (Indiana), LLC, an Indiana limited liability company.

Termination

   The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Pinnacle, PHCR and Pinnacle Acq Corp.

   Termination Rights of All Parties. The Merger Agreement may be terminated by either Pinnacle or Pinnacle Acq Corp if any of the following occurs:

     (a) Injunction. Any governmental entity has issued an order or taken any other action permanently enjoining or prohibiting payment for or acceptance for payment of the Pinnacle Common Stock and such order has become final and nonappealable. The party seeking to terminate the Merger Agreement must have complied with its reasonable efforts covenant in the Merger Agreement. With respect to a party to the Merger Agreement, the reasonable efforts covenant requires that party to, among other things, use all reasonable efforts to consummate and make effective the Pinnacle Merger, the Financing and the other transactions contemplated by the Merger Agreement, subject to specified exceptions.

     (b) Outside Closing Date. The Effective Time has not occurred by January 15, 2001. However, Pinnacle Acq Corp may, at its option, extend that date for up to two months if the parties can obtain reasonable assurances that a hearing with respect to each outstanding required approval from each of the gaming authorities is or can reasonably be expected to be scheduled prior to March 15, 2001. Furthermore, Pinnacle Acq Corp may, at its option, extend the January 15, 2001 date for up to six months if Pinnacle Acq Corp can demonstrate that there is a reasonable likelihood that it will receive the gaming approvals by such date, and Pinnacle Acq Corp delivers to Pinnacle one or more commitment letters and "highly confident" letters reflecting amounts that are at least sufficient to cover the Financing with expiration dates at least coextensive with the date of such extension.

     (c) No Gaming Approval. Either Pinnacle or Pinnacle Acq Corp receives a final and nonappealable written statement from a gaming authority stating that such gaming authority has disapproved or will not give approval to the Merger Agreement, which disapproval would cause Pinnacle Acq Corp to be unable to

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  consummate the Pinnacle Merger, or if Pinnacle Acq Corp has finally withdrawn (with no intent to resubmit) its gaming application with such gaming authority.

     (d) No Stockholder Approval. At a duly held stockholders meeting of Pinnacle or any adjournment thereof at which the Merger Agreement is voted upon, the requisite vote of the stockholders in favor of the adoption of the Merger Agreement is not obtained.

     (e) Termination of Financing Letters. The Financing Letters have been withdrawn or terminated by the issuing lenders, and Pinnacle Acq Corp is unable, despite the exercise of its reasonable efforts, to obtain one or more replacement commitment letters and/or "highly confident" letters reflecting amounts that are at least sufficient to cover the Financing, within 20 Business Days following such withdrawal or termination.

   Additional Termination Rights of Pinnacle Acq Corp. The Merger Agreement also may be terminated by Pinnacle Acq Corp if any of the following occurs:

     (a) Outside Meeting Date. Pinnacle's stockholders have not approved the Merger Agreement on or prior [to August 15, 2000] [as it may be extended pursuant to the Merger Agreement], or

     (b) Withdrawal of Recommendation by Pinnacle Board. The Board of Directors of Pinnacle amends, modifies or withdraws its recommendation or publicly proposes to amend, modify in a manner adverse to Pinnacle Acq Corp, or withdraw its recommendation of the Pinnacle Merger or the Merger Agreement, or if, following a Takeover Proposal, Pinnacle fails to comply with the "No Solicitation" provisions outlined above including any required notice, or fails to comply with its reasonable efforts covenant in the Merger Agreement.

   Additional Termination Right of Pinnacle Upon Execution of Definitive Agreement for Competitive Proposal. The Merger Agreement may be terminated by Pinnacle if:

    . prior to approval of the Merger Agreement or the Pinnacle Merger by the Company's stockholders, to the extent required by the fiduciary duties to the Company's stockholders, after consultation with outside legal counsel, the Pinnacle Board of Directors or the Special Committee approves a Competitive Proposal,

    . prior to such approval, the Company's Board of Directors complied with the provisions of the Merger Agreement requiring the Company to give notice to Pinnacle Acq Corp and to give Pinnacle Acq Corp the opportunity to make an alternative proposal,

    . concurrently with the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to the Competitive Proposal, and

    . concurrently with the termination of the Merger Agreement, the Company pays to Pinnacle Acq Corp the $25,000,000 termination fee. See "--No Solicitation" and "--Termination Fee."

Termination Fee

   Pinnacle has agreed to pay to Pinnacle Acq Corp $25,000,000 (the "Termination Fee") upon demand if any of the following occurs:

 .  if Pinnacle Acq Corp or Pinnacle, as applicable, terminates the Merger
   Agreement because of "No Stockholder Approval," as described above, and prior to such termination a Significant Takeover Proposal (which definition is identical to that of a Takeover Proposal, with the exception that the 10% thresholds have been raised to 20%) shall have been made,

 . if Pinnacle Acq Corp terminates the Merger Agreement because of "Withdrawal of Recommendation by Pinnacle Board", as described above

 . as described under "Additional Termination Right of Pinnacle Upon Execution of Definitive Agreement for Competitive Proposal" above, or

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

 . if prior to any other termination of the Merger Agreement because the "Outside Meeting Date" or "Outside Closing Date" described above shall have occurred (which termination does not follow from the failure of Pinnacle Acq Corp to cause the conditions to Pinnacle's obligation to close described under "--Conditions to the Pinnacle Merger--Conditions to Obligations of Pinnacle" above to not be satisfied), as described above,
   (x) a Competitive Proposal (disregarding the determination of the Board) or
   (y) a Significant Takeover Proposal shall have been made on or after March 2, 2000, and within 12 months of such termination, a transaction constituting a Significant Takeover Proposal is consummated or Pinnacle enters into an agreement (which is thereafter consummated) with respect to, or the Board of Directors of Pinnacle or a committee thereof approves or recommends, or publicly proposes to approve or recommend, a Significant Takeover Proposal (which is thereafter consummated), subject to certain exceptions.

Amendment

   The Merger Agreement may be amended at any time by mutual agreement of Pinnacle, PHCR and Pinnacle Acq Corp. However, after approval of the Merger Agreement by the Pinnacle stockholders, no amendment which would require further approval of such stockholders may be made without the further approval of such stockholders.

Limited Joint and Several Liability of Harveys Casino Resorts

   Harveys Casino Resorts has agreed to be jointly and severally liable with PHCR and Pinnacle Acq Corp for any claims brought against PHCR or Pinnacle Acq Corp under the Merger Agreement as to which PHCR and Pinnacle Acq Corp are liable. However, in no event shall the aggregate liability of Harveys Casino Resorts relating to any such claim or arising under such agreement, or otherwise pertaining to the Merger Agreement, exceed $15,000,000. In addition, Harveys Casino Resorts will have the benefit of and the right to assert any and all defenses to such claims and any and all setoffs that are available to PHCR or Pinnacle Acq Corp or both as primary obligors under the Merger Agreement.


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

        VOTING AND CONTRIBUTION AGREEMENT; MEMORANDUM OF UNDERSTANDING

   All material terms and conditions of the Voting and Contribution Agreement and the Memorandum of Understanding are summarized below and are qualified in their entirety by reference to the entire text of the respective documents, which are incorporated herein by reference to Exhibits (d)(2) and (d)(3), respectively, of the Schedule 13E-3 filed with respect to the Pinnacle Merger. Stockholders are urged to read the Voting and Contribution Agreement and Memorandum of Understanding carefully. Capitalized terms not otherwise defined in the following description have the meanings set forth in the Merger Agreement.

Voting and Contribution Agreement

   Concurrently with the execution of the Merger Agreement and as a condition for PHCR and Pinnacle Acq Corp to enter into the Merger Agreement, the Management Stockholders entered into a Voting and Contribution Agreement with PHCR (the "Voting Agreement"). In the Voting Agreement, the Management Stockholders, among other things,

  . have agreed to vote their shares of Pinnacle Common Stock in favor of the Pinnacle Merger, the Merger Agreement and the transactions contemplated thereby, and have granted to PHCR an irrevocable proxy coupled with an interest to vote their shares in favor of the Pinnacle Merger, the Merger Agreement and the transactions contemplated thereby;

  . have agreed to vote their shares of Pinnacle Common Stock against any Takeover Proposal, and any amendment of Pinnacle's certificate of incorporation or bylaws or other proposal or transaction involving Pinnacle or any of its subsidiaries that would in any manner impede, interfere with, materially delay, frustrate, prevent or nullify or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Pinnacle or any Management Stockholder under or with respect to, the Pinnacle Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or the Voting Agreement;

  . have agreed not to solicit any Takeover Proposal or participate in any discussions or negotiations regarding a Takeover Proposal or provide nonpublic information with respect to a Takeover Proposal, provided that a Management Stockholder may furnish nonpublic information with respect to Pinnacle to, or participate in negotiations with respect to a Takeover Proposal with the person making the Takeover Proposal, if such Management Stockholder is instructed to do so in writing by the Board of Directors of Pinnacle; and

  . have agreed not to transfer their shares of Pinnacle Common Stock or Pinnacle Stock Options.

   The no-solicitation provisions in the Voting Agreement also apply to affiliates, agents, partners, employees of, and any investment banker, attorney or other advisor or representative of a Management Stockholder.

   All of the 3,000,285 shares of Pinnacle Common Stock currently owned by the Management Stockholders are subject to the Voting Agreement. Such shares represent in the aggregate approximately 11.4% of the outstanding shares of Pinnacle Common Stock as of the date hereof. In addition, any additional shares of Pinnacle Common Stock acquired by the Management Stockholders, including pursuant to vested and unvested stock options to purchase an additional 1,312,433 shares of Pinnacle Common Stock, will be subject to the Voting Agreement.

   In addition, each of the Management Stockholders agreed in the Voting
Agreement

  . to contribute, immediately prior to the effective time of the Pinnacle Merger, a certain number of such Management Stockholder's shares of Pinnacle Common Stock to PHCR in exchange for shares of PHCR's common stock and/or

  . to cancel a certain number of such Management Stockholder's Pinnacle Stock Options (which shall become fully vested in connection with the Merger Agreement) and to receive new fully vested options to purchase shares of PHCR's common stock with the exercise price set at an amount so that the aggregate value of the new options will equal the aggregate option spread of such Management Stockholder's Pinnacle Stock Options.

   Based on the merger consideration, the value of all shares of Pinnacle Common Stock to be contributed and all Pinnacle Stock Options to be cancelled and with respect to which PHCR options will be received, and the value of all shares of PHCR common stock to be issued in exchange for the stock contributed and PHCR options to be received by the Management Stockholders with respect to such Pinnacle Stock Options, is $50,000,000 in the aggregate.

   While the Management Stockholders may decide prior to the Closing to change the mix of stock contributed and stock options cancelled, the aggregate value of such items will remain at $50,000,000. It is currently contemplated that R.
D. Hubbard will contribute 1,349,545 shares of Pinnacle Common Stock to PHCR, Paul Alanis will contribute 300,000 shares, Loren Ostrow will contribute 50,000 shares and Bruce Hinckley will contribute 5,000 shares in exchange for shares of PHCR common stock in the aggregate. If the Inglewood Sale is not closed on or prior to the fifth Business Day prior to the Closing Date, then the Management Stockholders also will have the right to receive any applicable Contingent Payment for each share of Pinnacle Common Stock contributed to PHCR.

   The Management Stockholders currently contemplate exchanging Pinnacle Stock Options covering the following number of shares of Pinnacle Common Stock: Mr. Hubbard, 0 shares; Mr. Finnigan, 86,867 shares; Mr. Alanis, 273,756 shares; Mr. Ostrow, 90,176 shares; Mr. Allen, 200,000 shares; Mr. Kortman, 66,131 shares; Mr. Hinckley, 25,000 shares; Mr. Delaney, 10,000 shares; Mr. Plant, 18,300 shares; and Mr. Callaway, 19,992 shares. It is anticipated that most of the Management Stockholders will exercise Pinnacle Stock Options prior to the Closing on a cashless basis and contribute the shares of Pinnacle Common Stock so acquired to PHCR. It is contemplated that the Pinnacle Board of Directors will take action to amend the stock option agreements covering Pinnacle Stock Options held by the Management Stockholders to permit such a cashless exercise. In connection with such exercise, PHCR has agreed to loan certain of such Management Stockholders money, subject to the limitations and on the terms described below, to pay any taxes due in connection with such exercise. See "--Memorandum of Understanding."

   As a result of these contributions, immediately following the Effective Time, it is currently expected that the Management Stockholders will own, in the aggregate, approximately 15.6% of the voting power of PHCR common stock. The contribution of the shares of Pinnacle Common Stock to PHCR and the exchange of Pinnacle Stock Options for PHCR options by the Management Stockholders are intended to be effected on a tax-free basis for the Management Stockholders since such transactions would take place simultaneously with the Pinnacle Merger and the Harveys Merger. In connection with such contribution and exchange, PHCR and each of the Management Stockholders will enter into the Stockholders Agreement. See "Stockholders Agreement."

   The Voting Agreement contemplates that, immediately prior to the Effective Time, Mr. Hubbard shall sell to Pinnacle the shares of Pinnacle Common Stock owned by Mr. Hubbard which are not being contributed to PHCR. This repurchase by Pinnacle prior to the Pinnacle Merger is intended to mitigate a tax disadvantage of the transaction structure which affects Mr. Hubbard but does not affect the other Management Stockholders or the public stockholders. The purchase price to be paid for these shares would be equal to the Pinnacle Merger Consideration (including any right to receive the applicable Contingent Payment, if any).

   The Voting Agreement terminates (i) if the closing of the Pinnacle Merger has occurred, (ii) if the Pinnacle Merger has been consummated in accordance with the terms of the Merger Agreement or (iii) if the Merger Agreement has been terminated in accordance with the termination provision thereof.

Memorandum of Understanding

   Concurrently with the execution of the Merger Agreement and the Voting Agreement, the Management Stockholders also entered into a binding Memorandum of Understanding with PHCR (the "MOU"). In addition

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

to providing for the roll-over of Pinnacle Common Stock and Pinnacle Stock Options described above, the MOU provides that:

  . a Management Stockholder may, immediately following the Pinnacle Merger, perform a cashless exercise of his options to purchase PHCR stock or, immediately prior to the Closing, his Pinnacle Stock Options,

  . PHCR will make available to such Management Stockholders (other than Messrs. Hubbard, Finnigan and Alanis) interest bearing loans, in an aggregate amount not to exceed $2,500,000 and with a four year maturity, to pay taxes incurred in connection with the cashless exercise of the options,

  . each of the Management Stockholders (other than Messrs. Finnigan and Hubbard) who is also an employee of Pinnacle will have the right, individually, to require PCHR to repurchase his shares of PHCR stock and PHCR will have the right to acquire such shares, upon the termination of such employee's employment with PHCR, and

  . at the closing of the Pinnacle Merger the Management Stockholders would receive restricted stock grants and be eligible to receive unvested stock options to purchase PHCR stock.

   At the Closing, PHCR will grant 604,464 shares of restricted PHCR common stock to the Management Stockholders in the following amounts (which may vary to a limited degree based on the amount of the Contingent Payment actually made, if any):

                                                                         Number
                                                                           of
   Name                                                                  shares
   ----                                                                  -------
   R. D. Hubbard........................................................ 391,561
   G. Michael Finnigan..................................................  12,089
   Paul Alanis.......................................................... 123,311
   Loren Ostrow.........................................................  27,204
   J. Michael Allen.....................................................  28,674
   Cliff Kortman........................................................   9,941
   Bruce Hinckley.......................................................   5,776
   Richard Delaney......................................................   1,118
   Chris Plant..........................................................   2,372
   Robert Callaway......................................................   2,418

Such stock shall be fully vested when granted, but shall be subject to special forfeiture restrictions and deferral arrangements.

   The MOU provides that an additional 530,223 shares of PHCR common stock will be reserved for issuance of stock options pursuant to a stock option plan for the benefit of members of senior management of Pinnacle. The division of such new options among such members of senior management shall reasonably be determined by Mr. Alanis, consistent with industry standards and subject to the approval of PHCR. Except in the case of Messrs. Hubbard and Finnigan, shares issued or issuable under the terms outlined in this paragraph and in the preceding paragraph are subject to a right of repurchase by PHCR, pursuant to the Stockholders Agreement. Any new options granted to each of Messrs. Alanis, Allen, Ostrow and Kortman shall vest 20% on each of the first five anniversaries of the Closing subject to certain exceptions.

   The MOU provides that any PHCR stock or options issued under the MOU shall be subject to the Stockholders Agreement.

   Each of the Management Stockholders will also enter into a noncompetition agreement with Pinnacle under which such Management Stockholder will agree not to:

  . engage in owning, operating and developing casinos, hotels or race track interests associated or materially competitive with casinos, hotels or race track interests owned directly or indirectly by PHCR (or where PHCR has announced its present intention to develop such properties or interests),

  . solicit any employee, agent or consultant of Pinnacle to terminate such person's relationship with Pinnacle or

  . solicit any counterparty to any contract with the Company to terminate such counterparty's contract or other relationship with Pinnacle.

   With respect to Mr. Hubbard, these restrictions would only be effective during the period he serves on the Board of PHCR and following the time he ceases to be a director of PHCR, for a period of one year in the case of the noncompetition provision and two years in the case of the nonsolicitation provisions. In addition, such provisions shall not restrict Mr. Hubbard's ownership, operation and development of casinos, hotels or race track interests in New Mexico so long as PHCR or any of its affiliates does not own any casinos, hotels or race track interests in New Mexico or in a market outside of New Mexico that competes directly with the markets inside New Mexico. If PHCR or its affiliates acquires a material interest in or otherwise develops any casinos, hotels or race track interests in New Mexico or in a market outside New Mexico that competes directly with the markets inside New Mexico, Mr. Hubbard shall be permitted to continue to operate and develop casinos, hotels or race track interests, located in New Mexico and owned or operated in whole or in part by him on the date of such acquisition or development or as to which Mr. Hubbard has announced a present intention to acquire or develop. Mr. Finnigan shall only be subject to the noncompetition provision during the period that he serves as an employee of Pinnacle. For Management Stockholders other than Messrs. Hubbard and Finnigan, these restrictions are effective during the period of employment and following the termination of employment for a period of up to one year in the case of the noncompetition provision and for two years in the case of the nonsolicitation provisions.

   Under the MOU, all existing employment agreements of the Management Stockholders shall be assumed without modification except to the extent necessary to reflect the subject transaction and the structure of Pinnacle and its affiliates.

   The MOU also covers certain corporate governance matters. Subject to licensing and regulatory restrictions, and in accordance with the MOU and agreements among the parties thereto, upon consummation of the Pinnacle Merger, it is currently expected that the Board of Directors of PHCR will include R. D. Hubbard, Chairman of the PHCR Board, as well as Thomas J. Barrack, Jr. The PHCR Board of Directors also may include other nominees determined by Colony III or otherwise in accordance with agreements among the parties to the MOU. In accordance with the MOU and agreements among the parties thereto, it is currently expected that Mr. Hubbard will be a member of, and Mr. Barrack shall be designated as the Chairman of, the Executive Committee of the PHCR Board. The PHCR Board will delegate to the Executive Committee substantially all of its powers to govern the business and affairs of Pinnacle. Affiliates of Colony III designated for the Board of Directors (other than PHCR and its subsidiaries) shall also constitute a majority of the compensation committee of the board, if any.

                            STOCKHOLDERS AGREEMENT

   PHCR, Voteco, Colony III and the Management Stockholders have agreed to enter into a Stockholders Agreement governing their relationship with respect to one other following the closing of the transaction. For purposes of this discussion, Voteco, Colony III and the Management Stockholders collectively are referred to as the "PHCR Stockholders." All of the shares of PHCR common stock to be issued to the PHCR Stockholders will be subject to the Stockholders Agreement.

   The proposed Stockholders Agreement will have terms substantially similar to those summarized below. This section summarizes all material terms and conditions of the proposed Stockholders Agreement and is qualified in its entirety by reference to the definitive Stockholders Agreement to be entered into on the closing date of the transaction. To the extent that any of the provisions of the Stockholders Agreement are inconsistent with the terms of the MOU entered into among PHCR and the Management Stockholders, the provisions of the MOU will govern and control. See "Voting and Contribution Agreement; Memorandum of Understanding."

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

 Restrictions on Transfer of PHCR Common Stock

   The Stockholders Agreement will prohibit any PHCR Stockholder from directly or indirectly selling, assigning, hypothecating or otherwise transferring any shares of PHCR common stock owned by it, except following the closing of a registered public offering of PHCR's common stock (an "IPO"), and except for transfers expressly permitted by the Stockholders Agreement, without the express written consent of Voteco, which consent may be granted or denied in Voteco's sole and absolute discretion. Neither PHCR nor any of the PHCR Stockholders has any current plans with respect to a registered public offering of either PHCR's common stock or Pinnacle Common Stock. However, an IPO is one of the many alternatives which the Board of Directors and management of PHCR and the Company will continue to evaluate following the Pinnacle Merger.

   Transfers expressly permitted by the Stockholders Agreement include:

  . the transfer of PHCR common stock by any Management Stockholder to PHCR, Voteco, Colony III or their respective affiliates, provided that the transferee has all necessary gaming approvals and agrees in writing to be bound by the provisions of the Stockholders Agreement,

  . the transfer by any PHCR Stockholder to its respective controlling stockholder, 80% or more owned subsidiary or, in the case of an individual stockholder, spouse or immediate family member, provided that the transferee has all necessary gaming approvals, and

  . any sale or other disposition by a Management Stockholder pursuant to his or her tag-along rights described below. See "--Tag-along Rights of Management Stockholders."

   In addition, the Stockholders Agreement will prohibit a Management Stockholder from transferring any of his or her shares of PHCR common stock if, after giving effect to and as a result of that transfer, that Management Stockholder would hold a different proportion of voting and non-voting PHCR common stock.

 Right of First Offer by Management Stockholders

   Each time that a Management Stockholder proposes to transfer any shares of PHCR common stock owned by him or her, that Management Stockholder must first offer the shares of PHCR common stock he or she proposes to transfer (the "Offered Shares") to PHCR. In the event that PHCR does not elect to purchase any or all of the Offered Shares within the time period specified in the Stockholders Agreement, the right to purchase the Offered Shares passes automatically from PHCR to Voteco and Colony III. If all of the Offered Shares are not purchased by PHCR, Voteco or Colony III within the time period specified in the Stockholders Agreement, then such Management Stockholder has the right, for a specified period of time, to sell or otherwise dispose of the remaining Offered Shares at the price, and upon terms and conditions not materially more favorable to the proposed purchaser in the aggregate than the terms and conditions, at which the Offered Shares were offered to PHCR, Voteco and Colony III.

   The right of first offer does not apply to:

  . any repurchase of equity securities by PHCR upon the retirement or termination of a Management Stockholder except as described below, or

  . any transfers by Management Stockholders expressly permitted by the Stockholders Agreement.

   The right of first offer provision terminates following the consummation of an IPO.

 Termination of Employment of Employee Stockholder

   If a Management Stockholder ceases to be employed by PHCR and the repurchase by PHCR of PHCR common stock owned by that Management Stockholder is not governed by any other agreement between PHCR and that Management Stockholder, then all of the shares of PHCR common stock owned by that Management Stockholder become subject to the right of first offer described above at a proposed offer price equal to the "fair market value" of such shares on the date of termination of the Management Stockholder's employment with PHCR. "Fair market value" means the closing sale price of such shares if PHCR common stock of the same class is publicly traded or, if PHCR common stock of the same class is not publicly traded, then fair market value will be determined by negotiation between the PHCR Board of Directors and the Management Stockholder or, in the event that the PHCR Board of Directors and the Management Stockholder cannot agree, by arbitration.

   The foregoing paragraph does not apply to Management Stockholders who are employees of PHCR. The repurchase by PHCR of shares of PHCR common stock owned by Management Stockholders who are employees of PHCR is governed by the MOU. See "Voting and Contribution Agreement; Memorandum of Understanding."

 Tag-along Rights of Employee Stockholders

   If Voteco or Colony III proposes to offer a certain percentage of the shares of PHCR common stock owned by Voteco or Colony III to any non-affiliate, then each of the Management Stockholders has the right to elect to include, at his or her sole option, in that offer the same relative percentage of shares of PHCR common stock owned by such Management Stockholder; provided that Voteco and Colony III will have the right to acquire any shares of PHCR common stock which any Management Stockholder elects to include in the offer on the same terms and at the same times as such shares would otherwise be sold to the non-affiliate.

   However, Management Stockholders (other than Messrs. Hubbard and Finnigan as described below under "--Additional Rights of Messrs. Hubbard and Finnigan") have no tag-along rights if:

  . after the consummation of the offer Voteco, Colony III and their respective affiliates will own in the aggregate at least 80% of the outstanding common equity of PHCR, if on or before an IPO,

  . after the consummation of the offer Voteco, Colony III and their respective affiliates will own in the aggregate at least 50% of the outstanding common equity of PHCR, if after an IPO, or

  . if the number of shares of PHCR common stock to be offered by Voteco, Colony III or any of their respective affiliates represents in the aggregate no greater than 20% of the aggregate shares of PHCR common stock held by Voteco or Colony III as of the date of the Stockholders Agreement.

 Sale of PHCR or Public Offering of PHCR Common Stock

   If Voteco, Colony III or any of their respective affiliates proposes at any time to sell to a non-affiliate shares of PHCR common stock representing 90% or more of the outstanding common equity of PHCR or proposes to undertake an IPO, the Management Stockholders agree to consent to and raise no objections (including, without limitation, asserting appraisal or similar rights) against:

  . any sale by Voteco, Colony III or their respective affiliates to a non-affiliate having all requisite gaming law approvals of shares of PHCR common stock representing 90% or more of the outstanding common equity of PHCR, or

  . any IPO which Voteco, Colony III or any of their respective affiliates proposes to undertake.

   In addition, each of the Management Stockholders agrees to take additional actions to facilitate such sale or IPO, including:

  . voting all of the shares of PHCR common stock held by him or her, if a vote of stockholders is required, to approve such sale,

  . selling all of the shares of PHCR common stock held by him or her at the price and on the terms and conditions upon which Voteco, Colony III or their respective affiliates propose to sell or otherwise dispose of the shares of PHCR common stock held by them,

  . if requested by Voteco, Colony III or their respective affiliates, consenting to and raising no objections to any recapitalization or reclassification of the equity securities of PHCR, including any related amendment to the certificate of incorporation of PHCR, required to facilitate such sale or IPO, provided that with respect to each class of PHCR common stock all shares of that class are treated identically in the recapitalization, reclassification and amendment, as applicable, and

  . taking all other actions in his or her capacity as a stockholder that Voteco, Colony III or their respective affiliates reasonably deem necessary or desirable in connection with the consummation of such sale or IPO.

   Such actions include agreeing to be subject to "lock-up" restrictions in the case of an IPO that are no more restrictive than those to which the other Management Stockholders having commensurate job duties and responsibilities are subject (or if such Management Stockholder is not employed by PHCR at such time, then no more restrictive than those to which any other PHCR Stockholder is subject) and in the case of a sale that are no more restrictive than those to which any other PHCR Stockholder is subject.

   Any lock-up restrictions to which Messrs. Hubbard and Finnigan are to be subject will have additional limitations, as discussed below under "-- Additional Rights of Messrs. Hubbard and Finnigan."

 Registration Rights

   Holders of PHCR common stock will have incidental registration rights if, after an IPO, PHCR proposes to register any of its common stock under the Securities Act in connection with a public offering solely for cash, other than by a registration in connection with an acquisition or in a manner which would not permit registration of shares of PHCR common stock held by the PHCR Stockholders.

   In addition, Mr. Hubbard will have one demand registration right. See "-- Additional Rights of Messrs. Hubbard and Finnigan."

 Additional Rights of Messrs. Hubbard and Finnigan

   In connection with the Stockholders Agreement, Colony III will enter into agreements with each of Mr. Hubbard and Mr. Finnigan. These agreements will grant Messrs. Hubbard and Finnigan the following additional rights with respect to their shares of PHCR common stock:

  . the right to sell or dispose of shares pursuant to the tag-along rights described above without giving effect to the provisions relating to the percentage ownership of Colony III, Voteco and their respective affiliates after the offer (see the second paragraph under "--Tag-along Rights of Employee Stockholders" above),

  . a "lock-up" restriction in the case of an IPO or a sale of PHCR that is coextensive with that of Colony III (see "--Sale of PHCR or Public Offering of PHCR Common Stock" above), and

  . in the case of Mr. Hubbard, one demand registration right, subject to customary terms and conditions and any lock-up required in connection with an IPO.

   In addition, so long as Mr. Hubbard beneficially owns at least 50% of the outstanding shares of PHCR common stock owned by him immediately following the effective time of the Pinnacle Merger (taking into account restricted stock and stock options issued by PHCR), without Mr. Hubbard's approval, which approval shall not be unreasonably withheld or delayed, Colony III shall not consent to any waiver of the Stockholders Agreement or the MOU, or any of the agreements contemplated by either of the Stockholders Agreement or the MOU, that would materially adversely affect Mr. Hubbard's rights under the Stockholders Agreement.

 Termination of Stockholders Agreement

   The Stockholders Agreement will terminate upon the earliest to occur of:

  . termination by written agreement of Voteco, Colony III and the other PHCR Stockholders party to the Stockholders Agreement,

  . Management Stockholders or any of their respective controlling stockholders, 80% or more owned subsidiaries or, in the case of an individual Management Stockholder, spouses or immediate family members, no longer beneficially own any shares of PHCR common stock (except if the foregoing results from a transfer in violation of the Stockholders Agreement), or

  . Voteco, Colony III or their respective affiliates own shares of PHCR common stock representing less than 25% of the outstanding common equity of PHCR (except if the foregoing results from a transfer in violation of the Stockholders Agreement).

   In addition, a Management Stockholder will cease to be a party to or have any rights under the Stockholders Agreement if and when that Management Stockholder ceases to beneficially own any shares of PHCR common stock.

              COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

Market Price Information

   Pinnacle Common Stock is traded on the New York Stock Exchange under the symbol "PNK." The table below sets forth the high and low closing sales prices per share of Pinnacle Common Stock on the New York Stock Exchange for each quarterly period for the two most recent fiscal years and for the current fiscal year to date.

                                                                  High    Low
                                                                  ----    ---
   First Quarter, Fiscal Year 1998.............................. $22.19 $ 11.75
   Second Quarter, Fiscal Year 1998............................. $13.25 $ 11.00
   Third Quarter, Fiscal Year 1998.............................. $12.38 $ 10.00
   Fourth Quarter, Fiscal Year 1998............................. $10.56 $  8.13
   First Quarter, Fiscal Year 1999.............................. $10.44 $  8.25
   Second Quarter, Fiscal Year 1999............................. $17.00 $ 10.50
   Third Quarter, Fiscal Year 1999.............................. $18.69 $ 14.75
   Fourth Quarter, Fiscal Year 1999............................. $23.13 $ 15.13
   First Quarter, Fiscal Year 2000.............................. $23.50 $16.625

   On March 6, 2000, the second to last trading day prior to the public announcement that the Company had received a proposal regarding the proposed transaction, the high, low and closing sales prices per share of Pinnacle Common Stock on the New York Stock Exchange were $17.375, $16.75 and $17.25, respectively. On April 14, 2000, the last trading day before the announcement of the signing of the definitive Merger Agreement, the high, low and closing sales prices per share of Pinnacle Common Stock on the New York Stock Exchange
were $19.75, $19.0625 and $19.75, respectively. On     , 2000, the last
trading day before the date of this Proxy Statement, the high, low and closing sales prices per share of Pinnacle Common Stock on the New York Stock Exchange
were $   , $    and $   , respectively.

Dividend Information

   No dividends have been paid during the past two years with respect to Pinnacle Common Stock. In addition, the Company's bank credit agreement, and the Indenture dated as of August 1, 1997, as amended by the First Supplemental Indenture thereto dated February 5, 1999, relating to the Company's 9 1/2% Senior Subordinated Notes due 2007 and the Indenture dated February 18, 1999 relating to the Company's 9 1/4% Senior Subordinated Notes due 2007 each prohibits or limits the Company from declaring or paying any dividends on its capital stock. Similarly, the Merger Agreement prohibits or limits the Company from declaring, setting aside or paying any dividends on its capital stock during the term of the Merger Agreement. See "Merger Agreement--Conduct of Business Pending the Pinnacle Merger."

                       COMMON STOCK PURCHASE INFORMATION

Purchases by the Company

   During the third quarter of 1998, the Company purchased 500,000 shares of Pinnacle Common Stock. The purchase price of such shares ranged from $10.0625 to $11.75. The weighted average purchase price during such period was $11.0625. Except as described below, the Company made no other purchases of Pinnacle Common Stock during the past two years.

   From time to time, the Company purchases shares of Pinnacle Common Stock for directors' accounts under the Amended and Restated Directors Deferred Compensation Plan. See "Proposal 2: Election of Directors--Amended and Restated Directors Deferred Compensation Plan." During the past two years, the Company purchased an aggregate of 39,329 shares of Pinnacle Common Stock for the directors' accounts.

Purchases by Management Stockholders

   During the third quarter of 1998, Paul Alanis purchased 300,000 shares of Pinnacle Common Stock for prices ranging from $10.00 to $10.875 (with a weighted average purchase price of $10.6875).

   During the third quarter of 1999, Bruce Hinckley purchased 5,000 shares of Pinnacle Common Stock for prices ranging from $14.625 to $14.75 (with a weighted average purchase price of $14.75).

   During the fourth quarter of 1999, G. Michael Finnigan exercised options to purchase 30,000 shares of Pinnacle Common Stock for prices ranging from $17.00 to $17.125 (with a weighted average purchase price of $17.125). Mr. Finnigan exercised such options on a cashless basis and immediately sold the shares he so acquired.

   Except as described above, no directors or executive officers of the Company purchased shares of Pinnacle Common Stock during the past two years.

                                  PROPOSAL 2:
                             ELECTION OF DIRECTORS
                          (Item No. 2 on Proxy Card)

   At the Annual Meeting, holders of Pinnacle Common Stock will be asked to vote on the election of nine directors who will constitute the full Board of Directors of the Company. The nine nominees receiving the highest number of votes from holders of shares of Pinnacle Common Stock represented and voting at the Annual Meeting will be elected to the Board of Directors. Abstentions and broker non-votes will not be counted as voting at the meeting and therefore will not have an effect on the election of the nominees listed below.

   Each director elected will hold office until the earlier of the next annual meeting of the Company (and until his successor is elected and qualified) or the effective time of the Pinnacle Merger. If the Pinnacle Merger is completed, all of the directors will be replaced at the effective time by the Board of Directors of Pinnacle Acq Corp.

   The nominees listed below constitute the entire current Board of Directors of the Company.

General

   Each proxy received will be voted for the election of the persons named below, unless the stockholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described in the proxy. Although it is not contemplated that any nominee named below will decline or be unable to serve as a director, in the event any nominee declines or is unable to serve as a director, the proxies will be voted by the proxy holders as directed by the Board of Directors.

   There are no family relationships between any director, nominee or executive officer and any other director, nominee or executive officer of the Company. Except as described below, there are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he has been or will be selected as a director and/or executive officer of the Company. See "--Information Regarding the Directors of the Company."

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF ALL OF THE NOMINEES LISTED BELOW.

Information Regarding the Directors of the Company

   The following table lists the persons nominated by the Board of Directors for election as directors of the Company and provides their ages and current positions with the Company. Biographical information for each nominee is provided below.

Name                          Age                            Position
----                          ---                            --------
R.D. Hubbard (a)............   64 Chairman of the Board of Directors and Chief Executive Officer
Paul R. Alanis..............   51 Director, President and Chief Operating Officer
Robert T. Manfuso (b).......   62 Director
James L. Martineau (b)......   59 Director
Gary G. Miller (c)..........   49 Director
Michael Ornest (c)..........   42 Director
Timothy J. Parrott (a)......   52 Director
Lynn P. Reitnouer (a), (b)..   67 Director
Marlin Torguson.............   55 Director

--------
(a) Member of Executive Committee
(b) Member of Compensation Committee
(c) Member of Audit Committee

   Mr. Hubbard has been a Director of the Company since 1990; Chairman of the Board and Chief Executive Officer of the Company since September 1991; Chairman of the Board and Chief Executive Officer, Hollywood Park Operating Company from February 1991 to September 1999; President, Hollywood Park Operating Company from February to July 1991; Chairman, AFG Industries, Inc. and its parent company, Clarity Holdings Corp. (glass manufacturing), and director of AFG Industries, Inc.'s subsidiaries, from 1978 to July 1993; Chairman of the Board (and 60% stockholder until March 1994), Sunflower (The Woodlands Race Tracks--greyhound racing and horse racing) from 1988 to March 1994; President, Director, and majority owner, Ruidoso Downs Racing, Inc. (horse racing) since 1988; Chairman of the Board, Chief Executive Officer and sole stockholder, Multnomah Kennel Club, Inc. (greyhound racing) from December 1991 to April 1998; and owner and breeder of numerous thoroughbreds and quarter horses since 1962.

   Mr. Alanis has been a Director of the Company since October 1999; President and Chief Operating Officer of the Company since January 1999; President, Horseshoe Gaming, Inc. (gaming operations), which is the manager and a member of Horseshoe Gaming, LLC, and Horseshoe GP, Inc., a wholly-owned subsidiary of Horseshoe Gaming, LLC, from January 1996 to December 1998, with a business address of 150 S. Los Robles Avenue, Suite 880, Pasadena, California 91101; President, KII-Pasadena, Inc. since December 1988 (real estate and casino consulting), with a business address of 150 S. Los Robles Avenue, Suite 410, Pasadena, California 91101; and President, Koar International, Inc. from 1991 to 1995 (real estate and casino consulting), with a business address of 150 S. Los Robles Avenue, Suite 410, Pasadena, California 91101.

   Mr. Manfuso has been a Director of the Company since 1991; Director, Hollywood Park Operating Company from February 1991 to January 1992; Partner, Manfuso Brothers Investments (personal investments) since 1980, with a business address of 2730 University Boulevard West, Suite 430, Wheaton, Maryland 20902; Co-Chairman of the Board, Laurel Racing Association (horse race track management) from 1984 to February 1994; Vice Chairman of the Board, The Maryland Jockey Club (horse racing) from 1986 to February 1994; Executive Vice President, Laurel Racing Association from 1984 to May 1990; Executive Vice President, The Maryland Jockey Club from 1986 to June 1990; Director, Maryland Horse Breeders Association from 1984 to 1992; and Member, Executive Committee, Maryland Million since 1991.

   Mr. Martineau has been a Director of the Company since May 1999; President (and Founder), Viracon, Inc. (auto glass corporation) from 1970 to 1996; Executive Vice President, Apogee Enterprises, Inc. (which acquired Viracon, Inc. in 1973) from 1996 to 1998; Director, Apogee Enterprises, Inc. since 1973, with a business address of 7900 Xerxes Avenue, Suite #1800, Minneapolis, Minnesota 58431; Director, Northstar Photonics (telecommunications business) since December 1998, with a business address of 3750 Annapolis Lane North, #135, Plymouth, Minnesota 55447; Chairman, Genesis Portfolio Partners, LLC, (start-up company development) since August 1998, with a business address of 3889 Central Avenue NE, #536, Columbia Heights, Minnesota 55421; Director, Borgen Systems since 1994; and Trustee, Owatonna Foundation since 1973.

   Mr. Miller has been a Director of the Company since May 1999; Chairman and Chief Executive Officer, Fore Star Golf (golf management) since 1993, with a business address of 301 Commerce, Suite 1470, Fort Worth, Texas 76102; President, Cumberland Capital Corporation (personal investments) since 1990, with a business address of 301 Commerce, Suite 1470, Fort Worth, Texas 76102; Executive Vice President--Finance and Administration, Treasurer, Director, AFG Industries, Inc. from 1977 to 1993; Director, Nordic Tugs since January 1999; and Director, United Stationers, Inc. from 1992 to October 1998.

   Mr. Ornest has been a Director of the Company since October 1998 (and his family has been a stockholder of the Company since 1962); private investor since 1983, with a business address of c/o Pinnacle Entertainment, Inc., 330 North Brand Boulevard, Suite 1100, Glendale, California 91203; Director of the Ornest Family Partnership since 1983; Director of the Ornest Family Foundation since 1993; Director of the Toronto Argonauts Football Club from 1988 to 1990; President of the St. Louis Arena and Vice President of the St. Louis Blues Hockey Club from 1983 to 1986; and Managing Director of the Vancouver Canadians Baseball Club, Pacific Coast League from 1979 to 1980.

   Mr. Parrott has been a Director of the Company since June 1997; Consultant to the Company from November 1998 to present; Chairman of the Board and Chief Executive Officer, Boomtown, Inc. (gaming operations) from September 1992 to October 1998, with a business address of Interstate 80 and Boomtown Road, Verdi, Nevada, 89439; President and Treasurer, Boomtown, Inc. from June 1987 to September 1992; Director, Boomtown, Inc. since 1987; Chairman of the Board and Chief Executive Officer, Boomtown Hotel & Casino, Inc. since May 1988; Chief Executive Officer, Parrott Investment Company (a family-held investment company with agricultural interests in California) since April 1995; and Director, The Chronicle Publishing Company since April 1995.

   Mr. Reitnouer has been a Director of the Company since 1991; Director, Hollywood Park Operating Company from September 1991 to January 1992; Partner, Crowell Weedon & Co. (stock brokerage) since 1969; Director and Chairman of the Board, COHR, Inc. from 1986 to 1999; Director and Chairman, Forest Lawn Memorial Parks Association since 1975; and Trustee, University of California Santa Barbara Foundation (and former Chairman) since 1992.

   Mr. Torguson has been a Director of the Company since October 1998; Chairman of the Board, Casino Magic Corp. since December 1994; President and Chief Executive Officer, Casino Magic from April 1992 through November 1994; Chief Financial Officer and Treasurer, Casino Magic from April 1992 to February 1993; 50% owner and a Vice President, G.M.T. Management Co. (casino management and operations) from December 1983 to December 1994; and entrepreneur and private investor since 1995.

   In accordance with the requirements of the Agreement and Plan of Merger dated as of April 23, 1996 governing the Boomtown merger, the Company's Board was expanded upon completion of the Boomtown merger to eleven directors, seven of whom (Messrs. Hubbard, Harry Ornest, J.R. Johnson, Manfuso, Reitnouer, Herman Sarkowsky and Warren B. Williamson) had been serving as members of the Company's Board (the "Company Directors") and four of whom (Messrs. Parrott, Richard Goeglein, Peter L. Harris and Delbert W. Yocam) had been members of the Boomtown Board of Directors (the "Boomtown Directors"). The Company agreed to cause its Board of Directors and any nominating committee thereof to take the necessary steps to nominate the initial Boomtown Directors or their replacements (selected by a majority of the Boomtown Directors) for re-election at the first three annual stockholders meetings following June 30, 1997. On March 29, 1999, with the consent of Mr. Parrott, the sole Boomtown Director then on the Company's Board, the Company's Board of Directors amended the By-Laws to eliminate the requirement that the Boomtown Directors or their replacements be nominated for re-election.

   In connection with the Casino Magic acquisition, Mr. Torguson agreed to vote his Casino Magic shares (which amounted to approximately 21.5% of the then outstanding common stock of Casino Magic) in favor of the acquisition by the Company. The Company agreed to appoint Mr. Torguson to the Board of Directors of the Company. See "--Certain Relationships and Related Transactions."

Board Meetings, Board Committees and Director Compensation

   The full Board of Directors of the Company had three formal meetings in 1999 and acted by unanimous written consent on one occasion. During 1999, each incumbent director of the Company attended at least 75% of the aggregate of
(i) the three meetings of the Board of Directors, and (ii) the total number of meetings of the committees on which he served (during the periods that he served).

   The Company has a standing Executive Committee, which is chaired by Mr. Hubbard and currently consists of Messrs. Hubbard, Reitnouer, and Parrott. The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company to the fullest extent authorized by Delaware law. The Executive Committee had three formal meetings in 1999 and acted by unanimous written consent on thirteen occasions.

   The Company has a standing Audit Committee, which is chaired by Mr. Miller and currently consists of Messrs. Miller and Ornest. The functions of the Audit Committee are to provide an avenue of communication between the Board of Directors and the independent external auditors, the Company's financial management and the internal auditors; to assure the independence of the Company's independent auditors and the adequacy of disclosure to stockholders and to the public; to consider matters of accounting policy; and to recommend independent auditors to the Board of Directors for approval. The Audit Committee met two times in 1999 and acted by unanimous written consent on one occasion.

   The Company has a standing Compensation Committee, which is chaired by Mr. Reitnouer and currently consists of Messrs. Reitnouer, Martineau and Manfuso. The functions of the Compensation Committee are to make recommendations to the Board of Directors regarding the annual salaries and other compensation of the officers of the Company, to provide assistance and recommendations with respect to the compensation policies and practices of the Company and to assist with the administration of the Company's compensation plans. The Compensation Committee met three times in 1999 and acted by unanimous written consent on ten occasions.

   The Executive Committee acts as the Company's nominating committee. The Executive Committee generally does not consider nominees recommended by the Company's stockholders.

   All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified, or until his earlier death, retirement, resignation or removal from office. Directors are entitled to receive an annual retainer of $25,000 per year plus $1,000 for each Board meeting attended, which they may take in cash or in deferred compensation under the Company's Amended and Restated Directors Deferred Compensation Plan as outlined below. In addition, non-employee directors are entitled to receive a minimum of 2,000 Pinnacle Stock Options per year. Members of the Executive Committee, Audit Committee and Compensation Committee also receive $1,000 for each committee meeting attended, and such amounts are also eligible for the Amended and Restated Directors Deferred Compensation Plan.

   On August 5, 1999, each of Messrs. Martineau, Miller and Ornest was granted a non-qualified stock option to purchase 5,000 shares of Pinnacle Common Stock at an exercise price of $14.75 per share. One-third of the shares purchasable upon exercise of these options will vest on each of the first, second and third anniversary of the grant date. All of these options expire on the tenth anniversary of the grant date and, except for the option granted to Mr. Martineau, were granted under the Company's 1996 Stock Option Plan.

   On October 29, 1999, each of Messrs. Manfuso, Martineau, Miller, Ornest, Parrott, Reitnouer, Sarkowsky (who resigned from the Board of Directors in March 2000) and Torguson was granted a non-qualified stock option to purchase 2,000 shares of Pinnacle Common Stock at an exercise price of $17.3125 per share. One-third of the shares purchasable upon exercise of these options was vested on the grant date, with an additional one-third to vest on each of the first and second anniversary of the grant date. All of these options expire on the tenth anniversary of the grant date and, except for the options granted to Messrs. Manfuso, Martineau and Reitnouer, were granted under the Company's 1996 Stock Option Plan.

   In connection with the Pinnacle Merger, the options held by Messrs. Martineu, Miller, Ornest, Parrott, Reitnouer, Sarkowsky and Torguson will be treated in the same manner as Pinnacle Stock Options held by persons who are not members of the Board of Directors. See "Merger Agreement--Conversion of Pinnacle Shares and Stock Options; Contingent Payment Rights" and "Special Factors--Certain Effects of the Pinnacle Merger."

Amended and Restated Directors Deferred Compensation Plan

   Participation in the Company's Amended and Restated Directors Deferred Compensation Plan (the "Directors Plan") is limited to directors of the Company, and each eligible director may elect to defer all or a portion of his annual retainer and any fees for meetings attended. Any such deferred compensation is credited to a deferred compensation account, either in cash or in shares of Pinnacle Common Stock, at each director's election. As of the date the director's compensation would otherwise have been paid, and depending on the director's election, the director's deferred compensation account will be credited with either (i) cash, (ii) the number of full and/or fractional shares of Pinnacle Common Stock obtained by dividing the amount of the director's compensation for the calendar quarter or month which he elected to defer, by the average of the closing price of Pinnacle Common Stock on the principal stock exchange on which Pinnacle Common Stock is listed (or, if the common shares are not listed on a stock exchange, the Nasdaq National Market System) on the last ten business days of the calendar quarter or month for which such compensation is payable or (iii) a combination of cash and shares of Pinnacle Common Stock as described in clause
(i) and (ii). All cash amounts credited to the director's deferred compensation account bear interest at an amount to be determined from time to time by the Board of Directors.

   If a director has elected to receive shares of Pinnacle Common Stock in lieu of his retainer and the Company declares a dividend, such director's deferred compensation account is credited at the end of each calendar quarter with the number of full and/or fractional shares of Pinnacle Common Stock obtained by dividing the dividends which would have been paid on the shares credited to the director's deferred compensation account as of the dividend record date, if any, occurring during such calendar quarter if such shares had been shares of issued and outstanding Pinnacle Common Stock on such date, by the closing price of Pinnacle Common Stock on the principal stock exchange on which Pinnacle Common Stock is listed (or, if the common shares are not listed on a stock exchange, the Nasdaq National Market System) on the date such dividend(s) was paid. In addition, if the Company declares a dividend payable in shares of Pinnacle Common Stock, the director's deferred compensation account is credited at the end of each calendar quarter with the number of full and/or fractional shares of Pinnacle Common Stock which such shares would have been entitled to if such shares had been shares of issued and outstanding Pinnacle Common Stock on the record date for such stock dividend(s).

   Participating directors do not have any interest in the cash and/or Pinnacle Common Stock credited to their deferred compensation accounts until distributed in accordance with the Directors Plan, nor do they have any voting rights with respect to such shares until shares credited to their deferred compensation accounts are distributed. The rights of a director to receive payments under the Directors Plan are no greater than the rights of an unsecured general creditor of the Company. Each participating director may elect to have the aggregate amount of cash and shares credited to his deferred compensation account distributed to him in one lump sum payment or in a number of approximately equal annual installments over a period of time not to exceed fifteen years. The lump sum payment or the first installment will be paid as of the first business day of the calendar quarter immediately following the cessation of the director's service as a director of the Company. Prior to the beginning of any calendar year, a director may elect to change the method of distribution, but amounts credited to a director's account prior to the effective date of such change may not be affected, but rather will be distributed in accordance with the election at the time such amounts were credited to the director's deferred compensation account.

   The maximum number of shares of Pinnacle Common Stock that can be issued pursuant to the Directors Plan is 275,000 shares. The Company is not required to reserve or set aside funds or shares of Pinnacle Common Stock for the payment of its obligations pursuant to the Directors Plan. The Company is obligated to make available, as and when required, a sufficient number of shares of Pinnacle Common Stock to meet the needs of the Directors Plan. The shares of Pinnacle Common Stock to be issued under the Directors Plan may be either authorized and unissued shares or reacquired shares.

   Amendment, modification or termination of the Directors Plan may not (i) adversely affect any eligible director's rights with respect to amounts then credited to his account or (ii) accelerate any payments or distributions under the Directors Plan (except with regard to bona fide financial hardships).

   Upon consummation of the Pinnacle Merger, any and all shares of Pinnacle Common Stock held in directors' deferred compensation accounts will be converted into the right to receive the Pinnacle Merger Consideration (including any adjustment for the Contingent Payment) in the same manner as shares of Pinnacle Common Stock held by stockholders other than members of the Board of Directors. It is expected that the right to receive the merger consideration held in such deferred compensation accounts will mature, and that such consideration will be distributed, in accordance with the Directors Plan.

Compensation Committee Interlocks and Insider Participation

   Mr. Reitnouer served on the Compensation Committee from January 1, 1999 to December 31, 1999. Messrs. Johnson and Williamson were members of the Compensation Committee from January 1, 1999 to May 1999. Messrs. Martineau and Manfuso were members of the Compensation Committee from May 1999 to December 31, 1999. None of the members of the Compensation Committee were officers or employees or former officers or employees of the Company or its subsidiaries, except that Mr. Williamson served as Secretary of the Company from September 1991 to August 1996.

Executive Officers

   Executive officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See "--Executive Compensation." The current executive officers of the Company are as follows:

 Name                                 Age                Position
 ----                                 ---                --------
 R.D. Hubbard........................  64 Chairman of the Board of Directors
                                          and Chief Executive Officer
 Paul R. Alanis......................  51 President and Chief Operating Officer
 J. Michael Allen....................  52 Senior Vice President, Chief
                                          Operating
                                          Officer of Gaming Operations
 G. Michael Finnigan.................  51 President and Chief Executive Officer
                                          of Realty Investment Group, Inc., a
                                          wholly-owned subsidiary of the
                                          Company
 Bruce C. Hinckley...................  53 Vice President, Chief Financial
                                          Officer and Treasurer

   Biographical information for Mr. Hubbard and Mr. Alanis is provided above. See "--Information Regarding Directors of the Company."

   Mr. Allen has served as the Company's Senior Vice President and Chief Operating Officer, Gaming Operations, since January 1999; Chief Operating Officer, Horseshoe Gaming, Inc. (gaming operations) from October 1, 1995 to December 31, 1998, with a business address of 4024 Industrial Road, Las Vegas, NV 89103, and, prior to that, General Manager, Horseshoe Casino Center (gaming operations) from May 1994 to October 1995, with a business address of Robinson Property Group, L.P. dba Horseshoe Casino & Hotel, 1021 Casino Center Drive, Robinsonville, MS; and Principal of Gaming Associates, Inc. from September 1992 to May 1994.

   Mr. Finnigan has served as the President and Chief Executive Officer of Realty Investment Group, Inc., a wholly-owned subsidiary of the Company which conducts all of the Company's real estate business and related development activities, since December 1998; Chief Financial Officer and Executive Vice President of the Company and Hollywood Park Operating Company from March 1989 to March 31, 1999; President, Sports and Entertainment, from January 1996 to December 1998; President, Gaming and Entertainment, from February 1994 to January 1996; Treasurer of the Company and Hollywood Park Operating Company from March 1992 to March 31, 1999; Chairman of the Board, Southern California Special Olympics since 1996; Chairman of the Board, Centinela Hospital since 1996; and Director, Shoemaker Foundation since 1993.

   Mr. Hinckley joined the Company in February 1999 and has served as its Chief Financial Officer, Vice President and Treasurer since April 1, 1999; Executive Vice President, Chief Financial Officer and Secretary, Iwerks Entertainment, Inc. (movie simulation theaters) from September 1996 to February 1999, with a business address of 4540 W. Valerio, Burbank, CA; financial consultant from September 1995 to September 1996; and Vice President, Controller and Chief Accounting Officer, Caesars World, Inc. (casino and hotel company) from November 1985 to September 1995, with a business address of 1801 Century Park East, Los Angeles, CA 90067. Mr. Hinckley is a certified public accountant.

Executive Compensation

   The following tables summarize the annual and long-term compensation of, and Pinnacle Stock Options held by, the Company's Chief Executive Officer and the four additional most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 in total during the fiscal year ended December 31, 1999 (collectively, the "Named Officers"). None of the Named Officers held stock appreciation rights during the years reported in the tables.

 Summary Compensation Table

                                                              Long Term
                                                             Compensation
                                                             ------------
                                   Annual
                                Compensation                    Awards
                              -----------------               Securities
   Name and Principal          Salary   Bonus   Other Annual  Underlying   All Other
        Position         Year   ($)      ($)    Compensation   Options    Compensation
   ------------------    ---- -------- -------- ------------ ------------ ------------
R. D. Hubbard........... 1999 $500,000 $700,000      $0        100,000      $ 1,339(a)
 Chairman of the Board
  and Chief              1998  500,000  160,000       0         50,000        2,370(b)
 Executive Officer       1997  400,000   40,235       0         45,000        4,740(b)

Paul R. Alanis.......... 1999 $600,000 $400,000     $ 0              0      $ 1,735(c)
 President and Chief
  Operating              1998        0        0       0        400,000
 Officer                 1997        0        0       0              0

J. Michael Allen........ 1999 $389,657 $125,000     $ 0              0      $ 1,735(d)
 Senior Vice President
  and Chief              1998        0        0       0        200,000
 Operating Officer of    1997        0        0       0              0
 Gaming Operations

G. Michael Finnigan..... 1999 $400,000 $500,000     $ 0         40,000      $ 1,003(e)
 President and Chief
  Executive              1998  307,600   75,000       0         35,000       23,633(f)
 Officer of Realty       1997  307,608        0       0         25,000        3,555(b)
 Investment Group, Inc.

Bruce C. Hinckley....... 1999 $192,514 $ 75,000     $ 0         25,000      $ 1,756(g)
 Vice President, Chief
  Financial              1998        0        0       0              0
 Officer and Treasurer   1997        0        0       0              0

--------
(a) Includes the Company matching contribution under the Company's 401(k) Plan of $790, and $549 of payment by the Company for premiums with respect to term life insurance.
(b) Reflects Hollywood Park matching contributions under the Hollywood Park 401(k) Plan.
(c) Includes the Company matching contribution under the Company's 401(k) Plan of $1,666, and $69 of payment by the Company for premiums with respect to term life insurance.
(d) Includes the Company matching contribution under the Company's 401(k) Plan of $1,666, and $69 of payment by the Company for premiums with respect to term life insurance.
(e) Includes the Company matching contribution under the Company's 401(k) Plan of $790 and $213 of payment by the Company for premiums with respect to term life insurance.
(f) Includes the Company matching contribution under the Company's 401(k) Plan of $2,370, and $21,262 of distribution related to the termination of the Hollywood Park's Supplemental Executive Retirement Plan.
(g) Includes the Company matching contribution under the Company's 401(k) Plan of $1,687, and $69 of payment for premiums with respect to term life insurance.

 Executive Deferred Compensation Plan

   Effective March 15, 2000, the Company adopted the First Amendment to the Executive Deferred Compensation Plan ("Executive Plan"), which allows certain highly compensated employees of the Company and its subsidiaries (each an "Employer") to defer, on a pre-tax basis, a portion of their base annual salaries, bonuses, and cash payments received upon a change in control (as defined in the Executive Plan) in consideration of the cancellation of stock options held by such persons ("Option Cancellation Payment"). The Executive Plan is administered by the Compensation Committee of the Board of Directors and participation in the Executive Plan is limited to employees who are (i) determined by an Employer to be includable within a select group of management or highly compensated employees, (ii) specifically selected by an Employer and
(iii) approved by the Compensation Committee. A participating employee may elect to defer up to 75% of his or her base annual salary, up to 100% of his or her bonus per year and up to 100% of his or her Option Cancellation Payment. Any such deferred compensation is credited to a deferral contribution account. A participating employee is at all times fully vested in his or her deferred contributions, as well as any appreciation or depreciation attributable thereto.

   For purposes of determining the rate of return credited to a deferral contribution account, each participating employee must select from a list of hypothetical investment funds among which deferred contributions shall be allocated. Although a participating employee's deferred compensation will not be invested directly in the selected hypothetical investment funds, his or her deferral compensation account shall be adjusted according to the performance of such funds.

   Participating employees may elect in advance to receive their deferral contribution account balances upon retirement in a lump sum or in annual payments of five, ten or fifteen years (except that, if an employee's account balance is less than $10,000, such balance will be paid as a lump sum). A participating employee may make an advance election to defer retirement distributions until age 75. In the event a participating employee dies or suffers a disability (as defined in the Executive Plan) during employment, such employee's account balance shall be paid (i) in one lump sum if the account balance is less than $10,000, or (ii) if the account balance is $10,000 or more, in five annual installments unless the employee has elected, in advance and with the Compensation Committee's approval, to receive a lump sum distribution. In the event of a voluntary or involuntary termination of employment for any reason other than retirement, disability or death, a participating employee shall receive his or her account balance (i) in one lump sum if the account balance is less than $10,000, or (ii) if the account balance is $10,000 or more, in five annual installments unless the employee has elected, in advance and with the Compensation Committee's approval, to receive a lump sum distribution; provided, however, that if such termination, retirement, disability or death occurs within 18 months of a change in control (as defined in the Executive Plan), then the employee's deferral contribution account balance shall be paid in the form of one lump sum payment not later than 30 days after the termination, retirement, disability or death.

   A participating employee may make an advance election to receive interim distributions from a deferral compensation account prior to retirement, but not earlier than three years after the election is made. Such interim distributions are distributed as lump sum payments. In the event of a financial emergency (such as a sudden illness or accident, a loss of property due to casualty or other extraordinary and unforeseeable events beyond the employee's control), a participating employee may petition the Compensation Committee to suspend deferrals and/or to request withdrawal of a portion of the account to satisfy the emergency. A participating employee may request to receive all of his or her account balance, without regard to whether benefits are due or the occurrence of a financial emergency; any distribution made pursuant to such a request shall be subject to forfeiture of 10% of the total account balance and temporary suspension of the employee's participation in the Executive Plan.

   An Employer may terminate, amend or modify the Executive Plan with respect to its participating employees at any time, except that (i) no termination, amendment or modification may decrease or restrict the value of a participating employee's account balance and (ii) no amendment or modification shall be made after a change in control which adversely affects the vesting, calculation or payment of benefits or any other rights or protections of any participating employee. Upon termination of the Executive Plan, all amounts credited to participating employees' accounts shall be distributed in lump sums.

 Stock Option Plans

   In 1993 and 1996, the stockholders of the Company adopted stock option plans ("Stock Option Plans"), which provided for the issuance of up to 625,000 and 900,000 shares of the Company's Pinnacle Common Stock upon exercise of the Pinnacle Stock Options, respectively. Except for the provisions governing the number of shares issuable thereunder, and except for certain provisions which reflect changes in tax and securities laws, the provisions of the Stock Option Plans are substantially similar. The Stock Option Plans are administered and terms of option grants are established by the Compensation Committee of the Board of Directors. Under the Stock Option Plans, Pinnacle Stock Options alone or coupled with stock appreciation rights may be granted to selected key employees, directors, consultants and advisors of the Company. Pinnacle Stock Options become exercisable according to a vesting period as determined by the Compensation Committee at the date of grant, and expire on the earlier of one month after termination of employment, six months after the death or permanent disability of the optionee, or the expiration of the fixed option term set by the Compensation Committee at the grant date (not to exceed ten years from the grant date). The exercise prices of all Pinnacle Stock Options granted under the Stock Option Plans are determined by the Compensation Committee on the grant date, provided that the exercise price of an incentive stock option may not be less than the fair market value of Pinnacle Common Stock at the date of grant.

   As of December 31, 1999, the 1996 Stock Option Plan was the only plan with Pinnacle Stock Option awards available for grant; all of the 625,000 shares eligible for issuance under the 1993 Stock Option Plan had been granted. Of the 900,000 shares eligible for issuance under the 1996 Stock Option Plan, Pinnacle Stock Options to purchase 554,449 had been granted. In addition, 721,077 and 256,136 shares of Pinnacle Common Stock were issuable upon exercise of Pinnacle Stock Options granted under pre-merger stock option plans of Boomtown and Casino Magic, respectively, which the Company assumed in each merger. The Company has filed registration statements with the SEC covering an aggregate of 3,505,332 shares of Pinnacle Common Stock issuable upon exercise of Pinnacle Stock Options granted under the Stock Option Plans, Boomtown's stock option plans and Casino Magic's stock option plans.

   All of the Company's stock option plans will terminate as of the effective time of the Pinnacle Merger. Immediately following such effective time, no holder of a Pinnacle Stock Option or any participant in any of the Company's stock option plans will have any right thereunder to acquire any capital stock of the Company, Pinnacle Acq Corp or PHCR pursuant to such options or such plans. See "Merger Agreement--Conversion of Pinnacle Shares and Stock Options; Contingent Payment."

 Options Grants in Last Fiscal Year

   The following table summarizes the Pinnacle Stock Option grants to Named Officers during the year ended December 31, 1999. None of the Named Officers held stock appreciation rights during the year ended December 31, 1999.

                            Individual Grants
--------------------------------------------------------------------------
                                                                                Potential
                                                                           Realizable Value at
                                                                             Assumed Annual
                        Number of   Percent of                               Rates of Stock
                       Securities  Total Options                           Price Appreciation
                       Underlying   Granted to   Exercise Or                 for Option Term
                         Options   Employees in  Base Price   Expiration   -------------------
 Name                  Granted (#)  Fiscal Year    ($/Sh)        Date       5% ($)   10% ($)
 ----                  ----------- ------------- ----------- ------------- -------- ----------
R.D. Hubbard.........    100,000        36%        $9.625    Mar. 29, 2009 $605,000 $1,534,000
G. Michael Finnigan..     40,000        15%         9.625    Mar. 29, 2009  242,000    614,000
Bruce C. Hinckley....     25,000         9%         9.6875   Mar. 17, 2009  151,000    386,000

 Aggregated Options Exercises in Last Fiscal Year and Fiscal Year-End Options Values

   The following table sets forth information with respect to the exercise of Pinnacle Stock Options during the year ended December 31, 1999, and the final year end value of unexercised Pinnacle Stock Options. None of the Named Officers held stock appreciation rights during the year ended December 31, 1999.

                                              Number of
                                             Securities
                                             Underlying
                                             Unexercised
                          Shares             Options At
                         Acquired          Fiscal Year-End   Value of Unexercised
                            On     Value         (#)         In-the-Money Options
                         Exercise Realized  Exercisable/    At Fiscal Year-End ($)
Name                       (#)      ($)     Unexercisable  Exercisable/Unexercisable
----                     -------- -------- --------------- -------------------------
R. D. Hubbard...........       0  $      0 133,000/149,000  $1,452,941 / $1,699,434
Paul R. Alanis..........       0  $      0 200,000/200,000  $2,059,375 / $2,059,375
J. Michael Allen........       0  $      0 100,000/100,000  $1,029,688 / $1,029,688
G. Michael Finnigan.....  30,000  $213,912   63,332/71,668  $    666,239 / $782,199
Bruce C. Hinckley.......       0  $      0        0/25,000  $          0 / $318,750

 Employment Contracts, Termination of Employment and Change-in-Control Arrangements

   The Company has entered into a three-year employment agreement with Paul R. Alanis, effective January 1, 1999. Mr. Alanis' annual compensation is $600,000, with an annual bonus of not less than $100,000 and up to $600,000. The bonus is payable as follows: (a) $100,000 if Mr. Alanis remains employed by the Company for the year in question; (b) $200,000 based on the Company's actual earnings before interest, taxes, depreciation and amortization as compared to budget, and not exceeding the capital budget; and (c) the remaining $300,000 to be awarded at the discretion of the Board of Directors. If Mr. Alanis terminates his employment for good reason, or if the Company terminates Mr. Alanis without cause, Mr. Alanis will receive an annual salary of $700,000 through the balance of the contract period, and retain his health and disability insurance for six months after termination. Mr. Alanis will also immediately vest in all Pinnacle Stock Option grants.

   The Company has entered into a three-year employment agreement with J. Michael Allen, effective January 1, 1999. Mr. Allen's annual compensation is $400,000, with a possible bonus of up to $200,000. The bonus is payable as follows: (a) $100,000 based on the Company's actual earnings before interest, taxes, depreciation and amortization as compared to budget, and not exceeding the capital budget, and (b) $100,000 at the discretion of the Board of Directors. If Mr. Allen terminates his employment for good reason, or if the Company terminates him without cause, and so long as he does not compete with the Company or its subsidiaries in the gaming business prior to the end of the employment contract term, he will be entitled to $400,000 per year for the balance of the employment contract term, with health and disability insurance coverage for six months. Mr. Allen will also immediately vest in all Pinnacle Stock Option grants.

   The Company has entered into a three-year employment agreement with G. Michael Finnigan, effective January 1, 1999. Mr. Finnigan's annual compensation is $400,000 with an annual bonus of up to $200,000. The bonus is payable as follows: (a) an amount at the discretion of the Board in the first year, and (b) in each of the remaining years, $100,000 based on Realty Investment Group, Inc.'s performance, and $100,000 at the discretion of the Board of Directors. If Mr. Finnigan terminates his employment for good reason (defined for present purposes as a material breach of the employment agreement by the Company and failure to timely remedy such breach), or if the Company terminates him without cause, Mr. Finnigan will receive his annual compensation for one year (including salary and bonus), with health and disability coverage for six months. Mr. Finnigan will also immediately vest in all of his Pinnacle Stock Options.

   Each of the employment agreements described above will be assumed by PHCR or its subsidiaries in connection with the Pinnacle Merger. See "Voting and Contribution Agreement; Memorandum of Understanding."

Compensation Committee Report on Executive Compensation

   The Compensation Committee of the Board of Directors, which is composed entirely of independent outside directors, is responsible for making recommendations to the Board regarding the annual salaries and other compensation of the officers of the Company and providing assistance and recommendations with respect to compensation plans.

   In order to attract and retain well-qualified executives, which the Compensation Committee believes is crucial to the Company's success, the Compensation Committee's general approach to compensating executives is to pay cash salaries which are commensurate with the executives' experience and expertise and, where relevant, are competitive with the salaries paid to executives in the Company's main industries and primary geographic locations, which are currently land based, dockside and riverboat casinos in Nevada, Louisiana, Mississippi, and other jurisdictions, and a thoroughbred horse racing track in Arizona. In addition, to align its executives' compensation with the Company's business strategies, values and management initiatives, both short and long term, the Compensation Committee may, with the Board's approval, authorize the payment of discretionary bonuses based upon an assessment of each executive's contributions to the Company. In general, the Compensation Committee believes that these discretionary bonuses should be related to the Company's and the executive's performance, although specific performance criteria have not been established.

   The Compensation Committee also believes that stock ownership by key executives provides a valuable incentive for such executives and helps align executives' and stockholders' interests. To facilitate these objectives, the Company adopted Stock Option Plans in 1993 and 1996, pursuant to which the Company may grant stock options to executives (as well as other employees and directors) to purchase up to 625,000 shares and 900,000 shares, respectively, of Pinnacle Common Stock. The Compensation Committee believes that the key officers of the Company have provided excellent services and been diligent in their commitment to the Company. The Compensation Committee believes that stock ownership by such officers provides an important incentive for their continued efforts and diligence. On March 29, 1999, Pinnacle Stock Options of 100,000 and 40,000 shares were granted to Messrs. Hubbard and Finnigan, respectively, at an exercise price of $9.625 per share.

   In December, the Compensation Committee, in accordance with each executive officer's employment agreement, and based upon the excellent services that such executive officer performed during 1999, approved bonus awards, which were paid in February 2000, as follows: Paul R. Alanis, $400,000; G. Michael Finnigan, $500,000; J. Michael Allen, $125,000; and Bruce C. Hinckley, $75,000.

   Mr. Hubbard's annual salary was $500,000 for 1999. The Compensation Committee based Mr. Hubbard's annual salary on the following factors: (a) the Company's expansion into the casino gaming business; (b) the annual salaries of the Company's Named Officers; and (c) the prominence of Mr. Hubbard in the business community. In December, the Compensation Committee determined to pay Mr. Hubbard a bonus, which was paid in February 2000, in the amount of $700,000 based upon the following factors: (a) the Company's success in entering into transactions to sell certain of the Company's significant assets; (b) the performance of the Company and its subsidiaries during 1999;
(c) the level and value of the contributions that the Compensation Committee believes that Mr. Hubbard has made to the Company in 1999; and (d) the fact that Mr. Hubbard is willing to accept an annual salary substantially lower than the Compensation Committee believes Mr. Hubbard could command based on his business experience and expertise.

   On December 23, 1999, the Compensation Committee approved the establishment of a Deferred Compensation Plan benefiting certain highly compensated employees of the Company and its subsidiaries (including executive officers). Pursuant to the Plan, the Company does not make contributions to the Plan for the benefit of such employees.

December 31, 1999                            Compensation Committee

                                             Lynn P. Reitnouer (Chairman)
                                             Robert T. Manfuso
                                             James L. Martineau

Performance Graph

   Set forth below is a graph comparing the cumulative total stockholder return for the Company's Pinnacle Common Stock with the cumulative total returns for the Dow Jones Industry Group CNO--Casinos & Gambling ("Peer Group Index") and the New York Stock Exchange Market Index ("NYSE Market Index"). Also included in the graph is the cumulative total return for a designated peer group index ("Custom Index"), which the Company historically included in the performance graph in its proxy statement but which the Company intends to replace with the Peer Group Index. The total cumulative return calculations are for the period commencing December 31, 1994 and ending December 31, 1999, and include the reinvestment of dividends.

   The Custom Index consists of publicly-traded multi-jurisdictional gaming companies with small or mid-sized stock market capitalizations. As a result of mergers, consolidations and other similar transactions by many of the companies in the Custom Index, the Custom Index is currently comprised of only the following publicly-traded gaming companies: Ameristar Casinos, Inc.; Argosy Gaming Company; Lady Luck Gaming Corporation; and Players International, Inc. By contrast, the Peer Group Index includes a larger number and broader range of companies and consists of approximately thirty publicly-traded gaming companies. The Company believes that the Peer Group Index is a more appropriate benchmark against which to measure its stock return performance than the Custom Index.

                 COMPARISON OF CUMULATIVE TOTAL RETURN* AMONG
                        THE COMPANY, NYSE MARKET INDEX,
                        PEER GROUP INDEX & CUSTOM INDEX
                        PERFORMANCE GRAPH APPEARS HERE

                            PINNACLE         PEER         NYSE
Measurement Period          ENTERTAINMENT,   GROUP        MARKET       CUSTOM
(Fiscal Year Covered)       INC.             500 INDEX    INDEX        INDEX
---------------------       ---------------  ---------    ----------   -------
Measurement Pt-1994         $100.00          $100.00      $100.00      $100.00
FYE 1995                    $ 91.48          $116.39      $129.66      $ 75.56
FYE 1996                    $136.36          $124.97      $156.20      $ 48.78
FYE 1997                    $200.00          $113.29      $205.49      $ 34.52
FYE 1998                    $ 75.57          $ 81.90      $244.52      $ 34.45
FYE 1999                    $204.00          $130.34      $267.75      $ 84.47

   The above graph shows historical stock price performance (including reinvestment of dividends) and is not necessarily indicative of future performance.
-------
* Assumes $100 invested on January 1, 1994 in Pinnacle Common Stock, Peer Group Index, NYSE Market Index and the Custom Index. Total return assumes reinvestment of dividends. Values are as of December 31 of each year.

Certain Relationships and Related Transactions

   On June 2, 1998, the Company and R.D. Hubbard Enterprises, Inc. ("Hubbard Enterprises"), which is wholly owned by Mr. Hubbard, entered into a new Aircraft Time Sharing Agreement. The former agreement was entered into in November 1993. The June 2, 1998 Aircraft Time Sharing Agreement is identical to the former agreement in all aspects, except for the type of aircraft covered by the agreement. The Aircraft Time Sharing Agreement expired on December 31, 1999, and automatically renews each month unless written notice of termination is given by either party at least two weeks before a renewal date. The Company reimburses Hubbard Enterprises for expenses incurred as a result of the Company's use of the aircraft, which totaled approximately $176,000 in 1999, $72,000 in 1998 and $106,000 in 1997.

   On August 31, 1998, the Company received a promissory note for up to $3,500,000 from Paul R. Alanis. As of December 31, 1998, the Company had loaned Mr. Alanis $3,232,000, who used the funds to purchase 300,000 shares of Pinnacle Common Stock. The principal amount of the promissory note, along with accrued interest, was paid in full in June 1999.

   Timothy J. Parrott purchased 270,738 shares of Boomtown common stock in connection with Boomtown's 1988 acquisition of Boomtown Hotel & Casino, Inc. (which operates Boomtown Reno). Mr. Parrott paid an aggregate purchase price for the common stock of $222,000, of which $1,000 was paid in cash and $221,000 was paid by a promissory note secured by pledge to Boomtown of all of the shares owned by Mr. Parrott. As of October 31, 1998, Mr. Parrott resigned his position as Chairman of Boomtown, and was retained by the Company as a consultant to provide services relating to gaming and other business issues. Mr. Parrott was retained for a three year period, with an annual retainer of $350,000 with health and disability benefits equivalent to those he received as Chairman of Boomtown. Mr. Parrott's $221,000 note will be forgiven in three equal parts on each anniversary of the consulting agreement.

   Marlin Torguson, who beneficially owned approximately 21.5% of the outstanding common shares of Casino Magic prior to the Company's acquisition of Casino Magic, agreed, in connection with such acquisition, to vote his Casino Magic shares in favor of the acquisition by the Company. In addition, Mr. Torguson agreed to continue to serve as an employee of Casino Magic for three years following the acquisition and, during such three-year period, not to compete with the Company or Casino Magic in any jurisdiction in which either the Company or Casino Magic operates. The Company appointed Mr. Torguson to its board of directors. The Company issued to Mr. Torguson 60,000 shares of the Company's Pinnacle Common Stock as compensation for his three-year service as an employee, and will pay him $300,000 per year, during a three-year period, for his non-compete agreement. In addition, the Company issued Mr. Torguson 30,000 Pinnacle Stock Options to acquire Pinnacle Common Stock as of the October 15, 1998 acquisition of Casino Magic, priced at the closing price of Pinnacle Common Stock on that date. The foregoing payments will be made to Mr. Torguson whether or not the Company or Casino Magic terminates Mr. Torguson's employment, except for termination for cause.

   For certain matters related to the Pinnacle Merger, see "Special Factors," "The Pinnacle Merger," "Merger Agreement," "Voting and Contribution Agreement; Memorandum of Understanding" and "Stockholders Agreement."

Section 16(a) Beneficial Ownership Reporting Compliance

   Based solely upon a review of reports furnished to the Company during or with respect to the year ended December 31, 1999 pursuant to Rule 16a-3(e) of the Exchange Act, all required reports on Form 3, Form 4 and Form 5 were timely filed by the Company's directors, officers and 10% stockholders, except that Mr. Torguson failed to file on a timely basis one Form 4 which reported a series of acquisitions on a single trading day of shares of Pinnacle Common Stock and Mr. Ornest failed to file on a timely basis one Form 4 which reported one disposition of shares of Pinnacle Common Stock of which he had indirect beneficial ownership.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth the name, address (address is provided for persons listed as beneficial owners of 5% or more of the outstanding Pinnacle Common Stock), number of shares and percent of the outstanding Pinnacle Common Stock beneficially owned as of May 19, 2000 (except where a different date is indicated below) by each person known to the Board of Directors of the Company to be the beneficial owner of 5% or more of the outstanding shares of Pinnacle Common Stock, each Director, each Named Officer, and all current Directors and Executive Officers as a group.

Name and Address of Beneficial                                 Shares Beneficially Percent of Shares
Owner                                                                 Owned         Outstanding(a)
------------------------------                                 ------------------- -----------------
Legg Mason, Inc...............................................      2,883,104(b)         11.0%
 111 South Calvert Street
 Baltimore, Maryland 21202

R.D. Hubbard..................................................      2,817,820(c)         10.6%
 Pinnacle Entertainment, Inc.
 330 North Brand Boulevard, Suite 1100
 Glendale, California 91203

Paul R. Alanis................................................        500,000(d)          1.9%

Timothy J. Parrott............................................        366,339(e)          1.4%

Michael Ornest................................................        301,166(f)          1.1%

Marlin Torguson...............................................        103,830(g)            *

Lynn P. Reitnouer.............................................         64,000(h)            *

Robert T. Manfuso.............................................         42,333(i)            *

James L. Martineau............................................          6,858(j)            *

Gary G. Miller................................................          3,667(k)            *

G. Michael Finnigan...........................................        122,082(l)            *

J. Michael Allen..............................................        100,000(m)            *

Bruce C. Hinckley.............................................         13,333(n)            *

Current Directors and Executive Officers as a group
 (13 persons).................................................      4,441,427(o)         16.3%

--------
*  Less than one percent (1%) of the outstanding common shares.
(a) Assumes exercise of stock options beneficially owned by the named individual or entity into shares of Pinnacle Common Stock. Based on 26,304,929 shares outstanding as of May 19, 2000.
(b) Based upon information provided by the stockholder in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000. According to such Schedule 13G, as of December 31, 1999, 2,515,000 (9.6%) shares were held by Legg Mason Fund Adviser, Inc, which has power to dispose thereof. The Schedule 13G further reports that the remaining 368,104 shares were held by Legg Mason Capital Management, Inc., Legg Mason Trust, fsb and Legg Mason Wood Walker, Inc., which have power to dispose thereof. Legg Mason Fund Adviser, Inc., Legg Mason Capital Management, Inc., Legg Mason Trust, fsb and Legg Mason Wood Walker, Inc. are reported as subsidiaries of Legg Mason, Inc.
(c) Includes 198,000 shares of Pinnacle Common Stock, which Mr. Hubbard has the right to acquire upon the exercise of options, which are exercisable within 60 days of May 19, 2000. These shares also include 249,990 shares of Pinnacle Common Stock owned by the R.D. and Joan Dale Hubbard Foundation, a non-profit organization; Mr. Hubbard may be deemed to have beneficial ownership of such shares.

(d) Includes 300,000 shares of Pinnacle Common Stock held by MBJJP, Ltd., a family limited partnership for which Mr. Alanis and his wife Allison Alanis act as general partners. Also includes 200,000 shares of Pinnacle Common Stock, which Mr. Alanis has the right to acquire upon the exercise of options, which are exercisable within 60 days of May 19, 2000.
(e) Includes 237,278 shares of Pinnacle Common Stock which Mr. Parrott has the right to acquire upon exercise of options which are exercisable within 60 days of May 19, 2000, including 235,278 options assumed by the Company in connection with the Boomtown merger.
(f) Includes 2,000 shares of Pinnacle Common Stock, which Mr. Ornest has the right to acquire upon the exercise of options, which are exercisable within 60 days of May 19, 2000.
(g) Includes 13,730 shares of Pinnacle Common Stock, which Mr. Torguson has the right to acquire upon the exercise of options, which are exercisable within 60 days of May 19, 2000, including 11,730 shares covered by options assumed by the Company in connection with the Casino Magic merger.
(h) Includes 14,000 shares of Pinnacle Common Stock, which Mr. Reitnouer has the right to acquire upon the exercise of options, which are exercisable within 60 days of May 19, 2000.
(i) Includes 14,000 shares of Pinnacle Common Stock, which Mr. Manfuso has the right to acquire upon the exercise of options, which are exercisable within 60 days of May 19, 2000.
(j) Includes 6,191 shares of Pinnacle Common Stock owned by Mr. Martineau's wife, beneficial ownership of which is disclaimed by Mr. Martineau, and 667 shares of Pinnacle Common Stock which Mr. Martineau has the right to acquire upon the exercise of options, which are exercisable within 60 days of May 19, 2000.
(k) Includes 667 shares of Pinnacle Common Stock, which Mr. Miller has the right to acquire upon the exercise of options, which are exercisable within 60 days of May 19, 2000.
(l) Includes 96,667 shares of Pinnacle Common Stock, which Mr. Finnigan has the right to acquire upon the exercise of options, which are exercisable within 60 days of May 19, 2000.
(m) Includes 100,000 shares of Pinnacle Common Stock, which Mr. Allen has the right to acquire upon the exercise of options, which are exercisable within 60 days of May 19, 2000.
(n) Includes 8,333 shares of Pinnacle Common Stock, which Mr. Hinckley has the right to acquire upon the exercise of options, which are exercisable within 60 days of May 19, 2000.
(o) Includes 885,341 of Pinnacle Common Stock of which the Directors and Executive Officers may be deemed to have beneficial ownership following the exercise of options to purchase Pinnacle Common Stock, which are exercisable within 60 days of May 19, 2000. Excluding such shares, the Directors and Executive Officers of the Company have beneficial ownership of 3,556,086 shares of Pinnacle Common Stock, which represents 13.5% of the shares of Pinnacle Common Stock outstanding as of May 19, 2000.

   No director or officer of the Company has engaged in any transaction in Pinnacle Common Stock during the past 60 days, except that Mr. Parrott sold 43,710 shares of Pinnacle Common Stock with an aggregate market value of $885,128 (average of $20.25 per share) in brokers' transactions between May 3, 2000 and May 8, 2000.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The consolidated financial position of the Company as of December 31, 1999 and December 31, 1998, and the results of operations and cash flows for each of the three years ended in the period ended December 31, 1999 have been audited by Arthur Andersen LLP as stated in their report, which is included in this Proxy Statement on page F-20. The firm of Arthur Andersen LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1999. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

   If the Pinnacle Merger is completed, the Company will not have any public stockholders and, therefore, there will be no public participation in any future stockholder meetings. However, if the Pinnacle Merger is not completed, the Company's public stockholders will continue to be entitled to attend and participate in meetings of the Company's stockholders.

   If the Pinnacle Merger is not completed, under the Company's By-Laws, stockholders who wish to present proposals for action, or to nominate directors, at the next annual meeting of stockholders of the Company (that is, the next annual meeting following the Annual Meeting to which this Proxy Statement relates) must give written notice thereof to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement in accordance with the then current provisions of the Company's By-Laws. The By-Laws currently require that such notice be given not more than 120 days nor less than 90 days prior to the first anniversary of this year's Annual Meeting. If, however, the Company advances the date of the next annual meeting by more than thirty days or delays such date by more than sixty days, notice by the stockholder must be given not earlier than 120 days and not later than 90 days in advance of such meeting or, if later, the tenth day following the first public announcement of the date of such meeting. Stockholder notices must contain the information required by Section 1 of Article I of the Company's By-Laws.

   In order to be eligible for inclusion in the Company's proxy statement and proxy card for the next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by the Secretary
of the Company no later than     , 2000 if the next annual meeting were held
on or near     , 2001. In the event that the Company elects to hold its next annual meeting at a different time of year than the time of year of this Annual Meeting, such stockholder proposals would have to be received by the Company a reasonable time before the Company's solicitation is made. If the Company does not have notice of a matter to come before the next annual
meeting by     , 2001 (or, in the event the next annual meeting is held at a different time of year as described in the preceding paragraph, then by the date described in the preceding paragraph), the Company's proxy for such meeting will confer discretionary authority to vote for such matter. Further, in order for such stockholder proposals to be eligible to be brought before the stockholders at the next annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by the Company's then current By-Laws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company's proxy statement.

                  ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

   The Company will provide without charge a copy of its Annual Report to Stockholders for 1999 and its annual report on Form 10-K, including the financial statements and the financial statement schedules, filed with the SEC for fiscal year 1999 to any beneficial owner of Pinnacle Common Stock as of the Record Date upon written request to Pinnacle Entertainment, Inc., 330 North Brand Boulevard, Suite 1100, Glendale, California 91203, Attention:
Stockholder Relations. The Company will furnish a beneficial owner with any exhibit not contained therein upon payment of a reasonable fee.

                      WHERE TO FIND ADDITIONAL INFORMATION

   The SEC allows the Company to "incorporate by reference" information into this Proxy Statement, which means that the Company can disclose important information by referring you to another document filed separately with the SEC. The following documents previously filed by the Company with the SEC are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

     (3) The Company's Current Report on Form 8-K filed on April 18, 2000;

     (4) The Company's Current Report on Form 8-K filed on May 1, 2000; and

     (5) The Company's Current Report on Form 8-K filed on June 22, 2000.

   Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement.

   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such documents.

   The Company undertakes to provide by first class mail, without charge upon receipt of any written or oral request, to any person to whom a copy of this Proxy Statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this Proxy Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Pinnacle Entertainment, Inc., 330 North Brand Boulevard, Suite 1100, Glendale, California 91203, Attention: Stockholder Relations.

               PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

   The filling persons have made no provision in connection with the Pinnacle Merger to grant unaffiliated security holders access to the corporate files of the Company or the other corporate filing persons or to obtain counsel or appraisal services at the expense of the filing persons.

                             AVAILABLE INFORMATION

   No person is authorized to give any information or to make any representations, other than as contained in this Proxy Statement, in connection with the Merger Agreement or the merger, and, if given or made, such information or representations may not be relied upon as having been authorized by the Company, PHCR, Pinnacle Acq Corp or Harveys Casino Resorts. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

   Because the Pinnacle Merger may be considered a "going private" transaction, the Company and certain of the Management Stockholders that may be considered affiliates of the Company (each of which affiliate Management Stockholders is also a director and/or executive officer of the Company) have filed with the SEC a Schedule 13E-3 under the Exchange Act with respect to the Pinnacle Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the
Schedule 13E-3 and the exhibits thereto are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Pinnacle Entertainment, Inc., 330 North Brand Boulevard, Suite 1100, Glendale, California 91203, Attention: Stockholder Relations, or from the SEC as described below.

   The Company is currently subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3 and the exhibits thereto, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." The Pinnacle Common Stock is listed on the New York Stock Exchange (ticker symbol: PNK), and materials may also be inspected at the office of the New York Stock Exchange located at 20 Broad Street, Seventh Floor, New York, New York 10005.

                                          R.D. Hubbard
                                          Chairman of the Board and Chief
                                           Executive Officer

                                          Pinnacle Entertainment, Inc.

                                                , 2000

                          PINNACLE ENTERTAINMENT, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited
Consolidated Balance Sheets as of March 31, 2000 and December 31, 1999...  F-2

Consolidated Statements of Operations for the three months ended March
 31, 2000 and 1999.......................................................  F-3

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2000 and 1999...........................................  F-4

Condensed Notes to Consolidated Financial Statements.....................  F-5

Calculation of Earnings per Share........................................ F-19

Audited
Report of Independent Public Accountants

 Report of Arthur Andersen LLP........................................... F-20

Consolidated Balance Sheets as of December 31, 1999 and 1998............. F-21

Consolidated Statements of Operations for the years ended December 31,
 1999, 1998 and 1997..................................................... F-22

Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1999, 1998 and 1997.................................. F-23

Consolidated Statements of Cash Flows for the years ended December 31,
 1999, 1998 and 1997..................................................... F-24

Notes to Consolidated Financial Statements............................... F-25

Calculation of Earnings per Share........................................ F-51

                          PINNACLE ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                        March 31,  December 31,
                                                          2000         1999
                                                       ----------- ------------
                                                       (unaudited)
                       ASSETS
                       ------

Current Assets:
  Cash and cash equivalents..........................  $  227,815   $  123,362
  Short term investments.............................           0      123,428
  Receivables, net...................................      16,278       17,132
  Prepaid expenses and other assets..................      13,912       13,118
  Assets held for sale...............................     153,206      154,649
  Current portion of notes receivable................       5,785        5,785
                                                       ----------   ----------
    Total current assets.............................     416,996      437,474
Notes receivable.....................................       8,632        8,912
Net property, plant and equipment....................     473,365      437,715
Goodwill, net of accumulated amortization of $8,727
 and $7,927 at March 31, 2000 and December 31, 1999,
 respectively........................................      86,681       87,481
Gaming licenses, net of accumulated amortization of
 $5,619 and $5,219 at March 31, 2000 and December 31,
 1999, respectively..................................      40,848       41,485
Debt issuance costs, net of accumulated amortization
 of $9,398 and $8,278 at March 31, 2000 and December
 31, 1999, respectively..............................      21,691       22,813
Other assets.........................................      10,659        9,528
                                                       ----------   ----------
                                                       $1,058,872   $1,045,408
                                                       ==========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------

Current Liabilities:
  Accounts payable...................................  $   21,122   $   21,096
  Accrued interest...................................       9,594       26,080
  Other accrued liabilities..........................      35,595       36,796
  Accrued compensation...............................      16,962       16,073
  Liabilities to be assumed by buyers of assets held
   for sale..........................................       9,593        9,866
  Federal and state income taxes.....................      37,615       28,315
  Current portion of notes payable...................       6,527        6,782
                                                       ----------   ----------
    Total current liabilities........................     137,008      145,008
Notes payable, less current maturities...............     617,549      618,698
Deferred income taxes................................         826          826

Stockholders' Equity:
  Capital stock--
   Preferred--$1.00 par value, authorized 250,000
    shares; none issued and outstanding in 2000 and
    1999.............................................           0            0
   Common--$0.10 par value, authorized 40,000,000
    shares; 26,282,862 and 26,234,699 shares issued
    and outstanding in 2000 and 1999.................       2,629        2,624
  Capital in excess of par value.....................     225,350      224,654
  Retained earnings..................................      75,510       53,598
                                                       ----------   ----------
    Total stockholders' equity.......................     303,489      280,876
                                                       ----------   ----------
                                                       $1,058,872   $1,045,408
                                                       ==========   ==========

     See accompanying condensed notes to consolidated financial statements.

                          PINNACLE ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               For the three
                                                               months ended
                                                                 March 31,
                                                             ------------------
                                                               2000      1999
                                                             --------  --------
                                                              (in thousands,
                                                             except per share
                                                             data--unaudited)
Revenues:
  Gaming.................................................... $133,153  $140,391
  Racing....................................................    6,143     9,779
  Food and beverage.........................................    8,251     9,671
  Hotel and recreational vehicle park.......................    2,814     2,668
  Truck stop and service station............................    4,076     2,988
  Other income..............................................    8,160     6,501
                                                             --------  --------
                                                              162,597   171,998
                                                             --------  --------
Expenses:
  Gaming....................................................   74,245    77,378
  Racing....................................................    2,658     5,355
  Food and beverage.........................................    9,177    11,655
  Hotel and recreational vehicle park.......................    1,540     1,340
  Truck stop and service station............................    3,764     2,758
  General and administrative................................   30,713    35,146
  Depreciation and amortization.............................   12,591    13,367
  Pre-opening costs, Belterra Casino Resort.................    1,743       707
  Gain on disposition of assets, net........................  (23,854)        0
  Proposed merger costs.....................................      625         0
  Other.....................................................    2,364     2,454
                                                             --------  --------
                                                              115,566   150,160
                                                             --------  --------
Operating income............................................   47,031    21,838
  Interest expense, net.....................................   12,880    14,491
                                                             --------  --------
Income before minority interests and income taxes...........   34,151     7,347
  Minority interests........................................        0       458
  Income tax expense........................................   12,239     2,756
                                                             --------  --------
Net income.................................................. $ 21,912  $  4,133
                                                             ========  ========
Net income per common share:
  Net income--basic......................................... $   0.83  $   0.16
  Net income--diluted....................................... $   0.80  $   0.16
Number of shares--basic.....................................   26,260    25,800
Number of shares--diluted...................................   27,307    25,800

     See accompanying condensed notes to consolidated financial statements.

                          PINNACLE ENTERTAINMENT, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             For the three
                                                           months ended March
                                                                  31,
                                                           -------------------
                                                             2000      1999
                                                           --------  ---------
                                                            (in thousands--
                                                               unaudited)
Cash flows from operating activities:
Net income................................................ $ 21,912  $   4,133
Adjustments to reconcile net income to net cash provided
 by (used in) operating activities:
  Depreciation and amortization...........................   12,591     13,367
  Gain on disposition of assets...........................  (23,854)         0
  Decrease in other receivables...........................      613      2,499
  Increase in prepaid expenses and other assets...........   (1,880)    (1,040)
  Decrease in accrued interest............................  (16,486)    (5,540)
  Decrease in other accrued liabilities...................   (3,494)    (1,945)
  Increase in federal and state income taxes..............    9,300          0
  All other, net..........................................      420     (2,624)
                                                           --------  ---------
    Net cash (used in) provided by operating activities...     (878)     8,850
                                                           --------  ---------
Cash flows from investing activities:
Additions to property, plant and equipment................  (42,392)   (11,281)
Receipts from sale of property, plant and equipment.......   24,353         37
Principal collected on notes receivable...................      280        254
Proceeds from sale of short term investments..............  123,428          0
                                                           --------  ---------
    Net cash provided by (used in) investing activities...  105,669    (10,990)
                                                           --------  ---------
Cash flows from financing activities:
Proceeds from secured Bank Credit Facility................        0     17,000
Payment of secured Bank Credit Facility...................        0   (287,000)
Payment on notes payable..................................     (935)    (2,006)
Proceeds from issuance of 9.25% Notes.....................        0    350,000
Common stock options excercised...........................      597          0
Increase in debt issuance costs...........................        0    (15,309)
                                                           --------  ---------
    Net cash (used in) provided by financing activities...     (338)    62,685
                                                           --------  ---------
  Increase in cash and cash equivalents...................  104,453     60,545
Cash and cash equivalents at beginning of the period......  123,362     44,234
                                                           --------  ---------
Cash and cash equivalents at the end of the period........ $227,815  $ 104,779
                                                           ========  =========

      See accompanying condensed notes to consolidated financial statements.

                         PINNACLE ENTERTAINMENT, INC.

             CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Summary of Significant Accounting Policies

   Company Name Change. In February 2000, a newly formed wholly owned subsidiary of Hollywood Park, Inc. merged into Hollywood Park, Inc. for the sole purpose of changing Hollywood Park, Inc.'s name to Pinnacle Entertainment, Inc. Pinnacle Entertainment, Inc. (the "Company" or "Pinnacle Entertainment") is a diversified gaming company that owns and operates eight casinos (four with hotels) in Nevada, Mississippi, Louisiana and Argentina, two of which are subject to a pending sales transaction (see Note 4). Pinnacle Entertainment receives lease income from two card clubs, both in the Los Angeles metropolitan area; and owns and operates a horse racing facility in Arizona, which is also subject to a pending sale transaction (see Note 4).

   General. Pinnacle Entertainment owns and operates, through its Boomtown, Inc. ("Boomtown") subsidiary, land-based, dockside and riverboat gaming operations in Verdi, Nevada ("Boomtown Reno"), Biloxi, Mississippi ("Boomtown Biloxi") (which is subject to a pending sale transaction--see Note 4) and Harvey, Louisiana ("Boomtown New Orleans"), respectively. Pinnacle Entertainment also owns and operates, through its Casino Magic Corp. ("Casino Magic") subsidiary, dockside gaming casinos in the cities of Bay St. Louis and Biloxi, Mississippi ("Casino Magic Bay St. Louis" and "Casino Magic Biloxi") (Casino Magic Bay St. Louis is subject to a pending sale transaction--see Note
4); riverboat gaming operations in Bossier City, Louisiana ("Casino Magic Bossier City"); and two land-based casinos in Argentina ("Casino Magic Argentina"). In October 1999, the Company purchased the 49% minority interest not owned by Pinnacle Entertainment in Casino Magic Argentina (see Note 5). Pinnacle Entertainment receives lease income from two card clubs--the Hollywood Park-Casino and Crystal Park Hotel and Casino. Since September 1999, the Hollywood Park-Casino has been leased from Churchill Downs California Company ("Churchill Downs"), a wholly owned subsidiary of Churchill Downs Incorporated, and subleased to an unaffiliated third party operator (see Note
3). Prior to September 1999, the Hollywood Park-Casino was owned and operated by the Company. The Crystal Park Hotel and Casino ("Crystal Park") is owned by the Company and is leased to the same card club operator that now leases and operates the Hollywood Park-Casino. In September 1999, the Company completed the disposition of the Hollywood Park Race Track in Inglewood, California to Churchill Downs (see Note 3). The Company owns Turf Paradise, Inc. ("Turf Paradise"), a horse racing facility in Phoenix, Arizona, which is subject to a pending sale transaction (see Note 4). The Company began construction in July 1999 on the Belterra Casino Resort, a hotel and riverboat casino resort in Switzerland County, Indiana, in which the Company owns a 97% interest, with the remaining 3% held by a non-voting local partner (see Note 6). In April 2000, the Company entered into a definitive agreement with respect to the Proposed Merger whereby, if consummated, all the shares of the Company would be acquired for cash (see Note 2).

   The financial information included herein has been prepared in conformity with generally accepted accounting principles as reflected in the Company's consolidated Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, for the year ended December 31, 1999. This Quarterly Report on Form 10-Q does not include certain footnotes and financial presentations normally presented annually and should be read in conjunction with the Company's 1999 Annual Report on Form 10-K.

   The information furnished herein is unaudited; however, in the opinion of management it reflects all normal and recurring adjustments necessary to present a fair statement of the financial results for the interim periods. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The interim results of operations are not indicative of the results for the full year, due to the seasonality of the Company's racing business, the sale of significant operating assets in 1999 and pending asset sales at March 31, 2000 which are expected to close within the next twelve months.

   Principles of Consolidation. The consolidated financial statements include the accounts of Pinnacle Entertainment and its majority owned subsidiaries. All significant inter-company accounts and transactions have

                         PINNACLE ENTERTAINMENT, INC.

been eliminated. The Company's significant subsidiaries include Boomtown, Inc. (and its Boomtown casinos), Casino Magic, Corp. (and its Casino Magic casinos), Turf Paradise, Inc. and Belterra Casino Resort.

   Gaming Licenses. In 1994, Casino Magic acquired a twelve-year concession agreement to operate the two Casino Magic Argentina casinos, and capitalized the costs related to obtaining the concession agreement. The costs are being amortized over the life of the concession agreement. In 1996, Casino Magic acquired a Louisiana gaming license to conduct the gaming operations of Casino Magic Bossier City. Casino Magic allocated a portion of the purchase price to the gaming license and is amortizing the cost over twenty-five years.

   Amortization of Debt Issuance Costs. Debt issuance costs incurred in connection with long-term debt and bank financing are capitalized and amortized to interest expense during the period the debt or loan commitments are outstanding. Amortization expense was $659,000 and $356,000 for the three months ended March 31, 2000 and 1999, respectively.

   Goodwill. Goodwill consists of the excess of the acquisition cost over the fair value of net assets acquired in business combinations and is being amortized on a straight-line basis over 40 years. Amortization expense was $803,000 and $756,000 for the three months ended March 31, 2000 and 1999, respectively.

   Racing Revenues and Expenses. The Company recorded pari-mutuel revenues, admissions, food and beverage and other racing income associated with racing on a daily basis, except for prepaid admissions, which were recorded ratably over the racing season. Expenses associated with racing revenues were charged against income in those periods in which racing revenues were recognized. Other expenses were recognized as they occurred throughout the year.

   Gaming Revenue and Promotional Allowances. Gaming revenues at the Boomtown and Casino Magic properties consists of the difference between gaming wins and losses, and at the Hollywood Park-Casino consisted of fees collected from patrons on a per seat or per hand basis. Revenues in the accompanying statements of operations exclude the retail value of food and beverage, hotel rooms and other items provided to patrons on a complimentary basis. The estimated cost of providing these promotional allowances (which is included in gaming expenses) during the three months ended March 31, 2000 and 1999 was $11,506,000 and $11,436,000, respectively.

   Use of Estimates. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities at the date of consolidated financial statements, and (iii) the reported amounts of revenues and expenses during the reporting period. The Company uses estimates in evaluating the recoverability of property, plant and equipment, other long-term assets, deferred tax assets and in determining litigation and other obligations.

   Property, Plant and Equipment. Additions to property, plant and equipment are recorded at cost and projects in excess of $10,000,000 include interest on funds borrowed to finance construction. Capitalized interest was $777,000 and $711,000 for the three months ended March 31, 2000 and 1999, respectively.

   Earnings per Share. Basic earnings per share are based on net income less preferred stock dividend requirements divided by the weighted average common shares outstanding during the period. Diluted earnings per share assume exercise of in-the-money stock options outstanding at the beginning of the year or date of the issuance, unless they are antidilutive.

   Reclassifications. Certain reclassifications have been made to the 1999 amounts to be consistent with the year 2000 financial statement presentation.

                         PINNACLE ENTERTAINMENT, INC.

Note 2--Proposed Merger

   On March 8, 2000, the Company announced it had received a proposal pursuant to which an affiliate of Harveys Casino Resorts ("Harveys") would acquire all of the outstanding shares of common stock of Pinnacle Entertainment. The Company's Board of Directors formed a special committee (which committee excluded certain management board members) (the "Special Committee") to evaluate and negotiate the proposal. Harveys is an affiliate of Colony Capital, Inc., a private investment firm.

   On April 17, 2000, the Company entered into a definitive agreement with PH Casino Resorts ("PHCR"), a newly formed subsidiary of Harveys, and Pinnacle Acquisition Corporation ("Pinnacle Acq. Corp."), a newly formed subsidiary of PHCR, pursuant to which PHCR would acquire by merger all of the outstanding capital stock of Pinnacle Entertainment (the "PHCR Merger Agreement"). The proposed merger received the unanimous approval of both the Special Committee and the Board of Directors of the Company (the "Proposed Merger"). In the Proposed Merger, Pinnacle Acq. Corp. would merge into Pinnacle Entertainment. In addition, in connection with the Proposed Merger, Harveys (like the Company) would become a wholly owned subsidiary of PHCR.

   Upon closing of the Proposed Merger, PHCR will acquire all of the outstanding stock of Pinnacle Entertainment for $24 per fully diluted share in cash, plus up to an additional $1 per fully diluted share in cash, which amount is contingent upon the sale of the Company's 97 acres of surplus land in Inglewood, California for net after tax proceeds of at least $40,750,000 by December 31, 2001 (see Note 4).

   In the event the 97 acres are sold prior to December 31, 2001 for after tax proceeds of less than $40,750,000 but more than $13,054,000, the $1 per fully diluted share will be reduced proportionately. In the event the 97 acres are not sold by December 31, 2001, or have been sold, but at a price less than or equal to $13,054,000, then Pinnacle Entertainment stockholders would not be entitled to any additional payment. PHCR's obligation to pay the contingent portion of the merger consideration will be secured by an irrevocable letter of credit in the maximum amount of the obligation. As described in Note 4, the Company has signed an agreement to sell the 97 acres at a price which management believes will entitle shareholders to the additional $1 payment per share. There can be no assurances, however, that such sale of the 97 acres will be completed.

   Consummation of the merger is subject to, among other things, (a) senior management contributing $50,000,000 of Pinnacle Entertainment equity to PHCR and maintaining an on-going role within PHCR; (b) regulatory approvals in the various jurisdictions in which the Company and Harveys conduct gaming operations; (c) approval by a majority of the Company's stockholders; (d) completion of PHCR's financing for the transaction (which customary bank commitment and high yield "highly confident" letters have been received by
PHCR); and (e) satisfaction of other conditions precedent, including completion of the Company's pending casino and race track assets sales (see
Note 4) and the opening of the Belterra Casino Resort (currently under construction--see Note 6) substantially in accordance with its current budget not later than September 15, 2000. The Proposed Merger is expected to close in the fourth quarter of 2000.

   As of March 31, 2000, the Company incurred professional fees of $625,000 in connection with the Special Committee and Board of Directors' evaluation of the Proposed Merger. Additional fees have been and will continue to be incurred after March 31, 2000 relating to the Proposed Merger. In the event the Proposed Merger is terminated, under certain circumstances a termination fee of $25,000,000 may be payable by the Company to Pinnacle Acq. Corp., which circumstances are defined in the PHCR Merger Agreement previously filed with the Securities and Exchange Commission.

                         PINNACLE ENTERTAINMENT, INC.

Note 3--Assets Sold

   On March 24, 2000, the Company announced it had completed the sale of approximately 42 acres of surplus land in Inglewood, California to Home Depot, Inc. for $24,200,000 in cash. The 42 acres of surplus land was included in "Assets held for sale" as of December 31, 1999. The after tax cash proceeds from this sale is expected to be $15,300,000. The 42 acres of raw land did not materially contribute to the historical results of operations.

   On September 10, 1999, the Company completed the dispositions of the Hollywood Park Rack Track and Hollywood Park-Casino to Churchill Downs for $117,000,000 cash and $23,000,000 cash, respectively. Churchill Downs acquired the race track, 240 acres of related real estate and the Hollywood Park-Casino. The Company then entered into a 10-year leaseback of the Hollywood Park-Casino at an annual lease rate of $3,000,000 per annum, with a 10-year renewal option. The Company then subleased the facility to a third party operator for a lease payment of $6,000,000 per year. The sublease is for a one-year period.

   The disposition of the Hollywood Park Race Track and related real estate was accounted for as a sale and resulted in a pre-tax gain of $61,522,000. The disposition of the Hollywood Park-Casino was accounted for as a financing transaction and therefore not recognized as a sale for accounting purposes as the Company subleased the Hollywood Park-Casino to a third-party operator. During the third quarter of 1999, under the provisions of SFAS No. 121, the Company determined that it would not be able to recover the net book value of the Hollywood Park Casino on an undiscounted cash flow basis. The Company recorded an impairment writedown of the long-lived assets comprising the Hollywood Park Casino of $20,446,000 representing the difference between its net book value of $43,400,000 and estimated fair value. Fair value was determined based on an independent appraisal. Due to competitive conditions in the California casino market, sublease rentals were projected to decline over the ten year lease term. Pursuant to accounting guidelines, the Company recorded a long-term debt obligation of $23,000,000 for the Hollywood Park-Casino (see Note 9). The Hollywood Park-Casino building will continue to be depreciated over its estimated useful life. The estimated tax liability on the sales transactions to Churchill Downs is approximately $22,000,000 and will be paid in the second quarter 2000.

   Due to the disposition of the Hollywood Park Race Track and Hollywood Park-Casino in September 1999, there are no results of operations for the quarter ended March 31, 2000 for these facilities (as discussed above, effective with the disposition of the Hollywood Park-Casino, the Company receives only lease income from the operator of the facility).

   The condensed results of operations for the Hollywood Park Race Track and Hollywood Park-Casino for the three months ended March 31, 1999 were:

                                                                  For the three
                                                                  months ended
                                                                 March 31, 1999
                                                                 ---------------
                                                                 (in thousands--
                                                                   unaudited)
   Revenues.....................................................     $19,490
   Expenses.....................................................      21,165
                                                                     -------
   Operating income.............................................      (1,675)
   Interest expense(a)..........................................           0
                                                                     -------
   Income before income taxes...................................     $(1,675)
                                                                     =======

--------
(a) No interest expense was specifically identified for these operations.

                         PINNACLE ENTERTAINMENT, INC.

Note 4--Assets Held For Sale

   Assets held for sale at March 31, 2000 and December 31, 1999 consisted of the following, and excluded the related goodwill and deferred income taxes associated with such assets:

                                                       At March 31, 2000
                                                 -----------------------------
                                                 Net Property
                                                   Plant &
                                                  Equipment    Other   Total
                                                 ------------ ------- --------
                                                   (in thousands--unaudited)
   Casino Magic Bay St. Louis & Boomtown Biloxi
    Casinos....................................    $114,483   $ 6,017 $120,500
   Turf Paradise Race Track....................      10,720     4,284   15,004
   Other (primarily undeveloped land in
    California)................................      17,702         0   17,702
                                                   --------   ------- --------
                                                   $142,905   $10,301 $153,206
                                                   ========   ======= ========

                                                     At December 31, 1999
                                                 -----------------------------
                                                 Net Property
                                                   Plant &
                                                  Equipment    Other   Total
                                                 ------------ ------- --------
                                                        (in thousands)
   Casino Magic Bay St. Louis & Boomtown Biloxi
    Casinos....................................    $115,731   $ 5,876 $121,607
   Turf Paradise Race Track....................      10,873     4,359   15,232
   Other (primarily undeveloped land in
    California)................................      17,810         0   17,810
                                                   --------   ------- --------
                                                   $144,414   $10,235 $154,649
                                                   ========   ======= ========

   Sales transactions for these assets were pending or the properties were actively being marketed as of March 31, 2000 and December 31, 1999. There are no assurances these transactions will close. Until the sales transactions are completed, the Company continues to operate the casinos and race track held for sale. In addition, certain liabilities will be assumed by the buyers of these assets. Such liabilities, consisting primarily of accrued liabilities and accounts payable, have been classified as "Liabilities to be assumed by buyers of assets held for sale" on the accompanying Consolidated Balance Sheets. Goodwill net of amortization at March 31, 2000 and December 31, 1999 includes approximately $13,245,000 and $13,331,000, respectively, related to the pending casino and race track sales.

   Casinos in Mississippi. On December 10, 1999, the Company announced it had entered into definitive agreements with subsidiaries of Penn National Gaming, Inc. ("Penn National") to sell its Casino Magic Bay St. Louis, Mississippi, and Boomtown Biloxi, Mississippi, casino operations for $195,000,000 in cash. Subsidiaries of Penn National will purchase all of the operating assets and certain liabilities and related operations of the Casino Magic Bay St. Louis and Boomtown Biloxi properties, including the 590 acres of land at Casino Magic Bay St. Louis and the leasehold rights at Boomtown Biloxi. The transactions are subject to certain closing conditions, including, but not limited to, approval by the Mississippi Gaming Commission (which approval Penn National received in April 2000), and Penn National completing the necessary financing. The Company estimates the transactions will close in the second quarter of 2000.

   Race Track in Arizona. On February 28, 2000, the Company announced the signing of a definitive agreement under which the Company will sell its Turf Paradise horse racing facility located in Phoenix, Arizona to a private investor for $53,000,000 in cash. The agreement includes the horse racing operations and all 275 acres at the Phoenix, Arizona property. The Company anticipates closing the transaction in the second quarter of 2000.

                         PINNACLE ENTERTAINMENT, INC.

   Other. On April 18, 2000, the Company announced it had entered into an agreement with Casden Properties Inc. for the sale of the remaining 97 acres of surplus land in Inglewood, California for $63,050,000 in cash. The sale of the 97 acres is subject to a number of conditions, including the receipt by Casden Properties Inc. of certain entitlements to develop the property. The sale is expected to take six to twelve months to close and is expected to generate after tax net cash proceeds in excess of $41,000,000.

   The Company owns other land parcels in Missouri, which it is trying to sell.

   Condensed results of operations for the Casino Magic Bay St. Louis and Boomtown Biloxi casinos and the Turf Paradise horse racing facility for the three months ended March 31, 2000 and 1999 are as follows:

                                                                 For the three
                                                                 months ended
                                                                   March 31,
                                                                ---------------
                                                                 2000    1999
                                                                ------- -------
                                                                (in thousands--
                                                                  unaudited)
   Revenues(a)................................................. $48,438 $47,548
   Expenses....................................................  38,722  37,770
                                                                ------- -------
   Operating income............................................   9,716   9,778
   Interest expense, net.......................................      18      75
                                                                ------- -------
   Income before income taxes.................................. $ 9,698 $ 9,703
                                                                ======= =======

--------
(a) Year 2000 revenues Include proceeds from the settlement of a 1998 business interruption claim of approximately $1,204,000.

Note 5--Acquisitions

   Casino Magic Argentina. On October 8, 1999, the Company purchased the 49% minority interest not owned by the Company in Casino Magic Argentina for $16,500,000 in cash. The Casino Magic Argentina operations consist of two casinos in the Province of Neuquen, Argentina. The Company operates the two casinos under an exclusive concession contract with the Province that is currently scheduled to expire in December 2006. The Company and the province are in discussions to possibly extend such concession contract for an additional ten years. The $12,300,000 purchase price in excess of the minority interest of approximately $4,200,000 is being amortized over the extended life of the concession contract beginning October 1999.

Note 6--Expansion and Development

   Belterra Casino Resort. In July 1999, the Company broke ground on the Belterra Casino Resort and is continuing on schedule for an opening in August 2000. The project is located in Switzerland County, Indiana, which is approximately 35 miles southwest of Cincinnati, Ohio and will be the gaming site most readily accessible to major portions of northern and central Kentucky, including the city of Lexington.

   The Company plans to spend approximately $200,000,000 ($70,322,000 of which has been spent as of March 31, 2000) in total costs (including land, pre-opening expenses, organizational expenses and community grants) on the Belterra Casino Resort, which will feature a 15-story, 308-room hotel, a cruising riverboat casino with approximately 1,800 gaming positions, an 18-hole championship golf course, a 1,500 seat entertainment facility, four restaurants, retail areas and other amenities.

                         PINNACLE ENTERTAINMENT, INC.

   Lake Charles. In November 1999, the Company filed an application for the fifteenth and final gaming license to be issued by the Louisiana Gaming Control Board. The Company was one of five applicants for such license. The Company's application is seeking the approval to operate a cruising riverboat casino, hotel and golf course resort complex in Lake Charles, Louisiana. The Louisiana Gaming Control Board has not awarded such license and there are no assurances such license will be issued to the Company or any other applicant.

   In connection with such submittal, Pinnacle Entertainment has entered into an option agreement with the Lake Charles Harbor and Terminal District (the "District") to lease 225 acres of unimproved land from the District upon which such resort complex would be constructed. The initial lease option was for a six-month period which ended in January 2000, with three six-month renewal options (the first of which the Company has exercised), at a cost of $62,500 per six-month option. If the lease option is exercised, the annual rental payment would be $815,000, with a maximum annual increase of 5%. The term of the lease would be for a total of up to 70 years, with an initial term of 10 years and six consecutive renewal options of 10 years each. The lease would require the Company to develop certain on- and off- site improvements at the location. If awarded the license by the Louisiana Gaming Control Board, the Company anticipates building a resort similar in design and scope to the Belterra Casino Resort currently under construction in Indiana.

Note 7--Short Term Investments

   At March 31, 2000, the Company did not hold any short term investments. However, included in "Cash and cash equivalents" on the Consolidated Balance Sheet at March 31, 2000 is $166,240,000 of commercial paper and other cash equivalents with original maturities of less than 90 days.

   At December 31, 1999, short term held to maturity investments consisted of investments in commercial paper of $123,428,000. The commercial paper consisted of investment grade instruments issued by major corporations and financial institutions that are highly liquid and have original maturities between three months and one year. Commercial paper held as short term investments is carried at amortized cost which approximates market value.

   Interest income for the three months ended March 31, 2000 and 1999 was $3,221,000 and $898,000, respectively.

Note 8--Property, Plant and Equipment

   Property, plant and equipment held at March 31, 2000 and December 31, 1999 consisted of the following:

                                                         March 31,  December 31,
                                                          2000(a)     1999(a)
                                                        ----------- ------------
                                                        (unaudited)
                                                             (in thousands)
   Land and land improvements..........................  $ 72,191     $ 71,052
   Buildings...........................................   253,474      253,126
   Equipment...........................................   136,558      134,701
   Vessel and barges...................................    66,107       65,580
   Construction in progress............................    72,396       32,813
                                                         --------     --------
                                                          600,726      557,272
   Less accumulated depreciation.......................   127,361      119,557
                                                         --------     --------
                                                         $473,365     $437,715
                                                         ========     ========

--------
(a) Excludes $214,631,000 of assets and $71,726,000 of accumulated depreciation at March 31, 2000 and $213,992,000 of assets and $69,578,000 of accumulated depreciation at December 31, 1999, related to assets classified as held for sale (see Note 4).

                         PINNACLE ENTERTAINMENT, INC.

Note 9--Secured and Unsecured Notes Payable

   Notes payable at March 31, 2000 and December 31, 1999 consisted of the following:

                                                         March 31,  December 31,
                                                           2000         1999
                                                        ----------- ------------
                                                        (unaudited)
                                                             (in thousands)
   Unsecured 9.25% Notes...............................  $350,000     $350,000
   Unsecured 9.5% Notes................................   125,000      125,000
   Casino Magic 13% Notes(a)...........................   119,346      119,814
   Hollywood Park-Casino debt obligation...............    22,126       22,566
   Other secured notes payable.........................     5,284        5,785
   Other unsecured notes payable.......................     2,320        2,315
                                                         --------     --------
                                                          624,076      625,480
   Less current maturities.............................     6,527        6,782
                                                         --------     --------
                                                         $617,549     $618,698
                                                         ========     ========

--------
(a) Includes a write up to fair market value (net of amortization), as of the October 15, 1998 acquisition of Casino Magic, of $6,471,000 and $6,939,000, as of March 31, 2000 and December 31, 1999, respectively, as required under the purchase method of accounting for a business combination.

   Secured Notes Payable, Bank Credit Facility. Under the terms of the 1998 bank credit facility with a syndicate of banks, expiring in 2003 (the "Bank Credit Facility"), the Company chose in May of 1999 to reduce the amount available under the facility from $300,000,000 (with an option to increase to $375,000,000), to $200,000,000 (with an option to increase to $300,000,000).
The Bank Credit Facility also provides for letters of credit up to $30,000,000 and swing line loans of up to $10,000,000.

   In February 1999, the Company repaid all amounts outstanding under the Bank Credit Facility with proceeds from the issuance of the 9.25% Notes (see below). Since February 1999, the Bank Credit Facility has remained unused and therefore, at March 31, 2000, and December 31, 1999, there was no outstanding balance under the Bank Credit Facility.

   Interest rates on borrowings under the Bank Credit Facility are determined by adding a margin, which is based upon the Company's debt to cash flow ratio (as defined in the Bank Credit Facility), to either the LIBOR rate or Prime Rate (at the Company's option). The Company also pays a quarterly commitment fee on the unused balance of the Bank Credit Facility. The Bank Credit Facility allows for interest rate swap agreements or other interest rate protection agreements, to a maximum notional amount of $300,000,000. Presently, the Company does not use such financial instruments.

   Unsecured 9.25% and 9.5% Notes. In February of 1999 the Company issued $350,000,000 of 9.25% Senior Subordinated Notes due 2007 (the "9.25% Notes"), the proceeds of which were used to pay the outstanding borrowings on the Bank Credit Facility, fund current capital expenditures, and other general corporate purposes.

   In August of 1997 the Company issued $125,000,000 of 9.5% Senior Subordinated Notes due 2007 (the "9.5% Notes"). On January 29, 1999, the Company received the required number of consents to modify selected covenants associated with the 9.5% Notes. Among other things, the modifications lowered the required minimum consolidated coverage ratio for debt assumption and increased the size of allowed borrowings under the Bank Credit Facility. The Company paid a consent fee of $50.00 per $1,000 principal amount of the 9.5% Notes,

                         PINNACLE ENTERTAINMENT, INC.

which, combined with other transactional expenses, is being amortized over the remaining term of the 9.5% Notes.

   The 9.25% and 9.5% Notes are redeemable, at the option of the Company, in whole or in part, on the following dates, at the following premiums to face value:

           9.25% Notes redeemable:               9.5% Notes redeemable:
     --------------------------------------  ---------------------------------
     after February 14,    at a premium of   after July 31,   at a premium of
     ------------------    ---------------   --------------   ---------------
            2003              104.625%            2002           104.750%
            2004              103.083%            2003           102.375%
            2005              101.542%            2004           101.188%
            2006              100.000%            2005           100.000%
            2007              maturity            2006           100.000%
                                                  2007           maturity

   Both the 9.25% and 9.5% Notes are unsecured obligations of the Company, guaranteed by all material restricted subsidiaries of the Company, as defined in the indentures. The subsidiaries which do not guaranty the debt include certain Casino Magic subsidiaries, principally Casino Magic of Louisiana, Corp. (Casino Magic Bossier City) and the Casino Magic Argentina subsidiaries. The indentures governing the 9.25% and 9.5% Notes, as well as the Bank Credit Facility, contain certain covenants limiting the ability of the Company and its restricted subsidiaries to incur additional indebtedness, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in its subsidiaries, or enter into certain mergers and consolidations.

   Casino Magic 13% Notes. In August of 1996 Casino Magic of Louisiana, Corp. (Casino Magic Bossier City) issued $115,000,000 of 13% First Mortgage Notes due 2003 (the "Casino Magic 13% Notes"), with contingent interest equal to 5% of Casino Magic Bossier City's adjusted consolidated cash flow (as defined by the indenture). The Casino Magic 13% Notes are secured by a first priority lien and security interest in substantially all of the assets of Casino Magic Bossier City. The Casino Magic 13% Notes are redeemable, at the option of the Company, in whole or in part, on or after August 15, 2000, at a premium to face amount, plus accrued interest, as follows: (a) August 15, 2000, at 106.5%; (b) August 15, 2001, at 104.332%; and (c) August 15, 2002 through maturity at 102.166%.

   In December of 1998, the Company completed the post Casino Magic Merger change of control purchase offer whereby $2,125,000 of principal amount of the Casino Magic 13% Notes was tendered to the Company at a price of 101% of face value.

   The indenture governing the Casino Magic 13% Notes contains certain covenants limiting the subsidiaries that own Casino Magic Bossier City from engaging in lines of business other than the current gaming operations at Bossier City and incidental related activities, to borrow funds or otherwise become liable for additional debt, to pay dividends, issue preferred stock, make investments and certain types of payments, to grant liens on its property, enter into mergers or consolidations, or to enter into certain specified transactions with affiliates.

   Hollywood Park-Casino Debt Obligation. In connection with the disposition of the Hollywood Park-Casino to Churchill Downs (see Note 3), the Company recorded a long-term lease finance obligation of $23,000,000. Annual lease payments to Churchill Downs of $3,000,000 will be applied as principal and interest on the finance debt. The debt is being amortized over 10 years (the initial lease term with Churchill Downs).

                         PINNACLE ENTERTAINMENT, INC.

Note 10--Litigation

   Poulos Lawsuit. A class action lawsuit was filed on April 26, 1994, in the United States District Court, Middle District of Florida (the "Poulos Lawsuit"), naming as defendants 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including Casino Magic. The lawsuit alleges that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce people to play such games based on false beliefs concerning the operation of the gaming machines and the extent to which there is an opportunity to win. The suit alleges violations of the Racketeer Influenced and Corrupt Organization Act, as well as claims of common law fraud, unjust enrichment and negligent misrepresentation, and seeks damages in excess of $6 billion. On May 10, 1994, a second class action lawsuit was filed in the United States District Court, Middle District of Florida (the "Ahern Lawsuit"), naming as defendants the same defendants who were named in the Poulos Lawsuit and adding as defendants the owners of certain casino operations in Puerto Rico and the Bahamas, who were not named as defendants in the Poulos Lawsuit. The claims in the Ahern Lawsuit are identical to the claims in the Poulos Lawsuit. Because of the similarity of parties and claims, the Poulos Lawsuit and Ahern Lawsuit were consolidated into one case file in the United States District Court, Middle District of Florida. On December 9, 1994 a motion by the defendants for change of venue was granted, transferring the case to the United States District Court for the District of Nevada, in Las Vegas. In an order dated April 17, 1996, the court granted motions to dismiss filed by Casino Magic and other defendants and dismissed the Complaint without prejudice. The plaintiffs then filed an amended Complaint on May 31, 1996 seeking damages against Casino Magic and other defendants in excess of $1 billion and punitive damages for violations of the Racketeer Influenced and Corrupt Organizations Act and for state common law claims for fraud, unjust enrichment and negligent misrepresentation. Casino Magic and other defendants have moved to dismiss the amended Complaint. The Company believes that the claims are without merit and does not expect that the lawsuit will have a materially adverse effect on the financial condition or results of operations of the Company.

   Casino America Litigation. On or about September 6, 1996, Casino America, Inc. commenced litigation in the Chancery Court of Harrison County, Mississippi, Second Judicial District, against Casino Magic, and James Edward Ernst, its then Chief Executive Officer, seeking injunctive relief and unspecified compensatory damages in an amount to be proven at trial as well as punitive damages. The plaintiff claims, among other things, that the defendants (i) breached the terms of an agreement they had with the plaintiff;
(ii) tortiously interfered with certain of the plaintiff's business relations; and (iii) breached covenants of good faith and fair dealing they allegedly owed to the plaintiff. On or about October 8, 1996, the defendants interposed an answer, denying the allegations contained in the Complaint. On June 26, 1998, defendants filed a motion for summary judgment. Thereafter, plaintiffs, in July of 1998, filed a motion to reopen discovery. Both of these motions are pending. On November 30, 1999, the matter was transferred to the First Judicial District Court for Harrison County, Mississippi. No trial date has been set. While the Company cannot predict the outcome of this action, it believes plaintiff's claims are without merit and intends to vigorously defend this action.

   Bus Litigation. On May 9, 1999, a bus owned and operated by Custom Bus Charters, Inc. was involved in an accident in New Orleans, Louisiana while en route to Casino Magic in Bay St. Louis, Mississippi. To date, multiple deaths and numerous injuries are attributed to this accident and the Company's subsidiaries, Casino Magic Corp. and/or Mardi Gras Casino Corp., together with several other defendants, have been named in thirty-eight (38) lawsuits, each seeking unspecified damages due to the deaths and injuries sustained in this accident. While the Company cannot predict the outcome of the litigation, the Company believes Casino Magic is not liable for any damages arising from this accident and the Company and its insurers intend to vigorously defend these actions.

   Skrmetta Lawsuit. A suit was filed on August 14, 1998 in the Circuit Court of Harrison County, Mississippi by the ground lessor of property underlying Boomtown Biloxi landbased improvements in Biloxi,

                         PINNACLE ENTERTAINMENT, INC.

Mississippi (the "Project"). The lawsuit alleges that the plaintiff agreed to exchange the first two years' ground rentals for an equity position in the Project based upon defendants' purported assurances that a hotel would be constructed as a component of the Project. Plaintiff seeks recovery in excess of $4,000,000 plus punitive damages. No substantive developments in the matter occurred prior to July 30, 1999 when the court denied the defendants' motions to arbitrate, and to stay, the matter. At trial of the matter in March 2000, the judge granted the Company's motion to dismiss the case. On April 26, 2000, plaintiff appealed the court's dismissal to the Mississippi Supreme Court.

   Class Action Lawsuits. On March 14, 2000, Harbor Finance Partners filed a class action lawsuit in the Chancery Court of the State of Delaware against the Company, and each of its directors, claiming that the defendants have breached their fiduciary duty to the stockholders of the Company by agreeing to negotiate exclusively with Harveys Casino Resorts, a majority owned company of Colony Capital, Inc. (see Note 2). On March 21, 2000, a similar class action lawsuit was filed by Leta Hilliard in the Superior Court of the State of California. The lawsuits claim that the Company and its directors have failed to undertake an appropriate process for evaluating the Company's worth and eliciting bids from third parties, and that the price for the stock is inadequate. The Company intends to vigorously defend these actions and believes that the plaintiffs' claims are without merit.

   Casino Magic Bay St. Louis Wrongful Death Litigation. On February 18, 2000, three Casino Magic Bay St. Louis patrons, after leaving the casino property, were involved in a vehicular accident which resulted in the death of two of the individuals and injury to the third. On April 13, 2000, a lawsuit was filed on behalf of the injured individual and one of the deceased individuals against Casino Magic Bay St. Louis seeking compensatory damages in the amount of $2,000,000 and punitive damages in the amount of $10,000,000. The suit alleges, among other things, that Casino Magic Bay St. Louis employees negligently served alcoholic beverages to the three individuals and the acts and omissions of the Casino Magic Bay St. Louis employees were the proximate cause of the accident. While the Company cannot predict the outcome of this action, it believes that the plaintiffs' claims are without merit and intends to vigorously defend this action.

   The Company is party to a number of other pending legal proceedings in the ordinary course of business, though management does not expect that the outcome of such proceedings, either individually or in the aggregate, will have a material effect on the Company's financial condition or results of operations.

                         PINNACLE ENTERTAINMENT, INC.

Note 11--Consolidating Condensed Financial Information

   The Company's subsidiaries (excluding Casino Magic of Louisiana, Corp., Casino Magic Argentina and certain non-material subsidiaries) have fully and unconditionally guaranteed the payment of all obligations under the 9.25% Notes and the 9.5% Notes. Separate financial statements and other disclosures regarding the subsidiary guarantors are not included herein because management has determined that such information is not material to investors. In lieu thereof, the Company includes the following:

                         Pinnacle Entertainment, Inc.

                 Consolidating Condensed Financial Information

  For the three months ended March 31, 2000 and 1999 and balance sheets as of
                     March 31, 2000 and December 31, 1999
                           (in thousands--unaudited)

                                             (a)           (b)
                                                                    Consolidating    Pinnacle
                             Pinnacle    Wholly Owned Wholly Owned       and      Entertainment,
                          Entertainment,  Guarantor   Non-Guarantor  Eliminating       Inc.
                               Inc.      Subsidiaries Subsidiaries     Entries     Consolidated
                          -------------- ------------ ------------- ------------- --------------
As of and for the three
 months ended
 March 31, 2000
Balance Sheet
Current assets..........     $199,255      $185,601     $ 32,140      $       0     $  416,996
Property, plant and
 equipment, net.........       42,839       342,043       88,483              0        473,365
Other non-current
 assets.................       27,501        41,181       43,736         56,093        168,511
Investment in
 subsidiaries...........      397,470       104,726            0       (502,196)             0
Inter-company...........      219,565       167,917       31,481       (418,963)             0
                             --------      --------     --------      ---------     ----------
                             $886,630      $841,468     $195,840      $(865,066)    $1,058,872
                             ========      ========     ========      =========     ==========
Current liabilities.....     $ 73,318      $ 51,362     $ 12,328      $       0     $  137,008
Notes payable, long
 term...................      501,488         3,192      112,869              0        617,549
Other non-current
 liabilities............       (7,165)           83       20,114        (12,206)           826
Inter-company...........       15,500       378,025       25,440       (418,965)             0
Equity..................      303,489       408,806       25,089       (433,895)       303,489
                             --------      --------     --------      ---------     ----------
                             $886,630      $841,468     $195,840      $(865,066)    $1,058,872
                             ========      ========     ========      =========     ==========
Statement of Operations
Revenues:
 Gaming.................     $      0      $ 90,557     $ 42,596      $       0     $  133,153
 Racing.................            0         6,143            0              0          6,143
 Food and beverage......            0         7,242        1,009              0          8,251
 Equity in
  subsidiaries..........       24,158         5,375            0        (29,533)             0
 Other..................        1,500        12,639          911              0         15,050
                             --------      --------     --------      ---------     ----------
                               25,658       121,956       44,516        (29,533)       162,597
                             --------      --------     --------      ---------     ----------
Expenses:
 Gaming.................            0        50,150       24,095              0         74,245
 Racing.................            0         2,658            0              0          2,658
 Food and beverage......            0         8,130        1,047              0          9,177
 Administrative and
  other.................        5,139        29,164        6,446              0         40,749
 Gain on disposition of
  assets................      (23,854)            0            0              0        (23,854)
 Depreciation and
  amortization..........          715         9,007        2,500            369         12,591
                             --------      --------     --------      ---------     ----------
                              (18,000)       99,109       34,088            369        115,566
                             --------      --------     --------      ---------     ----------
Operating income
 (loss).................       43,658        22,847       10,428        (29,902)        47,031
Interest expense, net...        9,729        (1,311)       4,462              0         12,880
                             --------      --------     --------      ---------     ----------
Income (loss) before
 minority interests and
 taxes..................       33,929        24,158        5,966        (29,902)        34,151
Income tax expense......       11,648             0          591              0         12,239
                             --------      --------     --------      ---------     ----------
Net income (loss).......     $ 22,281      $ 24,158     $  5,375      $ (29,902)    $   21,912
                             ========      ========     ========      =========     ==========
Statement of Cash Flows
Net cash provided by
 (used in) operating
 activities.............     $(40,917)     $ 35,230     $  4,440      $     369     $     (878)
Net cash provided by
 (used in) investing
 activities.............      140,691       (34,556)        (466)             0        105,669
Net cash provided by
 (used in) financing
 activities.............          597          (622)        (313)             0           (338)

                          PINNACLE ENTERTAINMENT, INC.

                          Pinnacle Entertainment, Inc.

                 Consolidating Condensed Financial Information

  For the three months ended March 31, 2000 and 1999 and balance sheets as of
                      March 31, 2000 and December 31, 1999
                           (in thousands--unaudited)

                                             (a)            (b)          (c)
                                        Hollywood Park
                            Pinnacle    Operating Co.
                         Entertainment,  (Co-Obligor                Wholly Owned  Non Wholly  Consolidating    Pinnacle
                         Inc. Guarantor  9.5% Notes/   Wholly Owned     Non-      Owned Non-       and      Entertainment,
                            (Parent       Guarantor     Guarantor    Guarantor    Guarantor    Eliminating       Inc.
                            Obligor)     9.25% Notes)  Subsidiaries Subsidiaries Subsidiaries    Entries     Consolidated
                         -------------- -------------- ------------ ------------ ------------ ------------- --------------
For the three months
 ended March 31,
 1999
Statement of
 Operations
Revenues:
 Gaming................     $ 11,856       $     0       $ 91,219     $32,398       $4,918      $      0       $140,391
 Racing................            0         3,842          5,937           0            0             0          9,779
 Food and
  beverage.............        1,226             0          7,457         648          340             0          9,671
 Equity in
  subsidiaries.........       14,865          (138)        22,112           0            0       (36,839)             0
 Other.................        1,294           915          9,073         806           69             0         12,157
                            --------       -------       --------     -------       ------      --------       --------
                              29,241         4,619        135,798      33,852        5,327       (36,839)       171,998
                            --------       -------       --------     -------       ------      --------       --------
Expenses:
 Gaming................        6,500             0         49,419      20,059        1,400             0         77,378
 Racing................            0         2,892          2,463           0            0             0          5,355
 Food and beverage.....        2,429             0          8,188         736          302             0         11,655
 Administrative
  and other............        5,904         3,505         26,861       4,682        1,453             0         42,405
 Depreciation and
  amortization.........        1,121         1,030          8,584       1,889          372           371         13,367
                            --------       -------       --------     -------       ------      --------       --------
                              15,954         7,427         95,515      27,366        3,527           371        150,160
                            --------       -------       --------     -------       ------      --------       --------
Operating income
 (loss)................       13,287        (2,808)        40,283       6,486        1,800       (37,210)        21,838
Interest expense.......        6,882         3,252           (231)      4,588            0             0         14,491
                            --------       -------       --------     -------       ------      --------       --------
Income (loss) before
 minority interests
 and taxes.............        6,405        (6,060)        40,514       1,898        1,800       (37,210)         7,347
Minority interests.....            0             0              0           0            0           458            458
Income tax expense.....        2,243             0             10           0          503             0          2,756
                            --------       -------       --------     -------       ------      --------       --------
Net income (loss)......     $  4,162       $(6,060)      $ 40,504     $ 1,898       $1,297      $(37,668)      $  4,133
                            ========       =======       ========     =======       ======      ========       ========
Statement of Cash
 Flows
Net cash provided by
 (used in) operating
 activities............     $(15,507)      $ 7,208       $  5,857     $10,227       $  680      $    385       $  8,850
Net cash provided by
 (used in) investing
 activities............         (486)         (193)        (9,253)       (915)        (143)            0        (10,990)
Net cash provided by
 (used in) financing
 activities............       70,423        (5,726)         6,249      (8,261)           0             0         62,685

                         PINNACLE ENTERTAINMENT, INC.

                         Pinnacle Entertainment, Inc.

                 Consolidating Condensed Financial Information

  For the three months ended March 31, 2000 and 1999 and balance sheets as of
                     March 31, 2000 and December 31, 1999
                           (in thousands--unaudited)

                                            (a)          (b)
                                                     Wholly Owned Consolidating    Pinnacle
                            Pinnacle    Wholly Owned     Non-          and      Entertainment,
                         Entertainment,  Guarantor    Guarantor    Eliminating       Inc.
                              Inc.      Subsidiaries Subsidiaries    Entries     Consolidated
                         -------------- ------------ ------------ ------------- --------------
As of December 31, 1999
Balance Sheet
Current assets..........    $220,216      $188,330     $ 28,928     $       0     $  437,474
Property, plant and
 equipment, net.........      36,671       311,165       89,879             0        437,715
Other non-current
 assets.................      28,369        40,788       44,599        56,463        170,219
Investment in
 subsidiaries...........     340,840        86,215            0      (427,055)             0
Inter-company...........     239,469       173,002       31,493      (443,964)             0
                            --------      --------     --------     ---------     ----------
                            $865,565      $799,500     $194,899     $(814,556)    $1,045,408
                            ========      ========     ========     =========     ==========
Current liabilities.....    $ 75,933      $ 52,159     $ 16,916     $       0     $  145,008
Notes payable, long
 term...................     502,421         3,393      112,884             0        618,698
Other non-current
 liabilities............      (7,165)           83       20,114       (12,206)           826
Inter-company...........      13,500       406,437       24,031      (443,968)             0
Equity..................     280,876       337,428       20,954      (358,382)       280,876
                            --------      --------     --------     ---------     ----------
                            $865,565      $799,500     $194,899     $(814,556)    $1,045,408
                            ========      ========     ========     =========     ==========

--------
(a) The following subsidiaries are treated as guarantors on both the 9.5% Notes and 9.25% Notes for all periods presented: Turf Paradise, Inc., Hollywood Park Food Services, Inc. (through September 10, 1999), Hollywood Park Fall Operating Company (through September 10, 1999) and, with respect to the 9.25% Notes, Hollywood Park Operating Company (through September 10, 1999) (it was a co-obligor on the 9.5% Notes through September 10,
    1999). The following subsidiaries were treated as guarantors for periods beginning on June 30, 1997, when the Boomtown Merger was consummated:
    Boomtown, Inc., Boomtown Hotel & Casino, Inc., Bay View Yacht Club, Inc., Louisiana--I Gaming, Louisiana Gaming Enterprises, Inc., and Boomtown Hoosier, Inc. The following subsidiaries were treated as guarantors for periods beginning on October 15, 1998, when the Casino Magic Merger was consummated: Casino Magic Corp., Mardi Gras Casino Corp., Biloxi Casino Corp., Bay St. Louis Casino Corp., Casino Magic Finance Corp., Casino Magic American Corp., and Casino One Corporation. HP Casino, Inc., HP Yakama, Inc., and HP Consulting, Inc., were treated as guarantors beginning in 1997 when these subsidiaries began operations. HP/Compton, Inc. was treated as a guarantor beginning in October 1996 when this subsidiary began operations. Crystal Park Hotel and Casino Development Company, LLC and Mississippi--I Gaming L.P. were treated as wholly owned guarantors for periods beginning in January 1998 and October 1998, respectively, when the Company acquired the outstanding minority interests therein and they became wholly owned subsidiaries.
(b) The following wholly owned subsidiaries are not guarantors on either the 9.5% Notes or the 9.25% Notes and became subsidiaries of the Company on October 15, 1998, when the Casino Magic Merger was consummated: Jefferson Casino Corporation, Casino Magic of Louisiana, Corp., and Casino Magic Management Services, Corp. In October 1999, Casino Magic Neuquen S.A. and its subsidiary Casino Magic Support Services, became wholly owned subsidiaries of the Company but remain non-guarantors of the 9.5% Notes and 9.25% Notes.
(c) The following non-wholly owned subsidiaries are not guarantors on either the 9.5% notes or the 9.25% Notes and became subsidiaries of the Company on October 15, 1998, when the Casino Magic Merger was consummated: Casino Magic Neuquen S.A. and its subsidiary, Casino Magic Support Services S.A.

                          PINNACLE ENTERTAINMENT, INC.

                       CALCULATION OF EARNINGS PER SHARE

                                                  For the three months ended
                                                           March 31,
                                                 -----------------------------
                                                     Basic        Diluted(a)
                                                 -------------- --------------
                                                  2000    1999   2000    1999
                                                 ------- ------ ------- ------
                                                   (in thousands, except per
                                                    share data--unaudited)
Average number of common shares outstanding....   26,260 25,800  26,260 25,800
Average common shares due to assumed conversion
 of stock options..............................        0      0   1,047   (405)
                                                 ------- ------ ------- ------
Total shares...................................   26,260 25,800  27,307 25,395
                                                 ======= ====== ======= ======
Net income allocated to shareholders...........  $21,912 $4,133 $21,912 $4,133
                                                 ======= ====== ======= ======
Net income per share...........................  $  0.83 $ 0.16 $  0.80 $ 0.16
                                                 ======= ====== ======= ======

--------
(a) When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the consolidated statements of operations.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Pinnacle Entertainment, Inc.:

   We have audited the accompanying consolidated balance sheets of Pinnacle Entertainment, Inc., (a Delaware corporation, formerly Hollywood Park, Inc.) and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Entertainment, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Los Angeles, California
February 8, 2000 (except with respect to the matters discussed in Note 20, as to which the date is March 21, 2000)

                          PINNACLE ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                       December 31, December 31,
                                                           1999         1998
                                                       ------------ ------------
                                                         (in thousands, except
                                                              share data)
                        ASSETS
                        ------
Current Assets:
  Cash and cash equivalents..........................   $  123,362    $ 44,234
  Short term investments.............................      123,428       3,179
  Receivables, net...................................       17,132      16,783
  Prepaid expenses and other assets..................       13,118      15,207
  Deferred income taxes..............................            0      18,425
  Assets held for sale...............................      154,649           0
  Current portion of notes receivable................        5,785       2,320
                                                        ----------    --------
   Total current assets..............................      437,474     100,148
Notes receivable.....................................        8,912      17,852
Net property, plant and equipment....................      437,715     602,912
Goodwill, net of accumulated amortization of $7,927
 and $6,947 at December 31, 1999 and 1998,
 respectively........................................       87,481      97,098
Gaming licenses, net of accumulated amortization of
 $5,219 and $3,616 at December 31, 1999 and 1998,
 respectively........................................       41,485      44,037
Debt issuance costs, net of accumulated amortization
 of $8,278 and $4,095 at December 31, 1999 and 1998,
 respectively........................................       22,813      12,105
Other assets.........................................        9,528      17,187
                                                        ----------    --------
                                                        $1,045,408    $891,339
                                                        ==========    ========

         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Current Liabilities:
  Accounts payable...................................   $   21,096    $ 20,970
  Accrued interest...................................       26,080      16,741
  Other accrued liabilities..........................       45,569      61,498
  Accrued compensation...............................       16,073      17,819
  Liabilities to be assumed in asset sales...........        9,866           0
  Deferred income taxes..............................       19,542           0
  Current portion of notes payable...................        6,782      11,564
                                                        ----------    --------
   Total current liabilities.........................      145,008     128,592
Notes payable, less current maturities...............      618,698     527,619
Deferred income taxes................................          826         400
Minority interests...................................            0       3,752
Stockholders' Equity:
  Capital stock--
  Preferred--$1.00 par value, authorized 250,000
   shares; none issued and outstanding in 1999 and
   1998..............................................            0           0
  Common--$0.10 par value, authorized 40,000,000
   shares; 26,234,699 and 25,800,069 shares issued
   and outstanding in 1999 and 1998..................        2,624       2,580
Capital in excess of par value.......................      224,654     218,375
Retained earnings....................................       53,598      10,021
                                                        ----------    --------
   Total stockholders' equity........................      280,876     230,976
                                                        ----------    --------
                                                        $1,045,408    $891,339
                                                        ==========    ========

        See accompanying notes to the consolidated financial statements.

                          PINNACLE ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     For the years ended
                                                         December 31,
                                                  ---------------------------
                                                    1999      1998     1997
                                                  --------  -------- --------
                                                  (in thousands, except per
                                                         share data)
Revenues:
  Gaming......................................... $557,526  $293,057 $137,659
  Racing.........................................   55,209    66,871   68,844
  Food and beverage..............................   39,817    30,510   19,894
  Hotel and recreational vehicle park............   11,737     3,076      937
  Truck stop and service station.................   17,644    14,499    8,633
  Other..........................................   24,924    18,954   12,161
                                                  --------  -------- --------
                                                   706,857   426,967  248,128
                                                  --------  -------- --------
Expenses:
  Gaming.........................................  309,508   161,549   74,733
  Racing.........................................   22,694    29,316   30,304
  Food and beverage..............................   46,558    38,860   25,745
  Hotel and recreational vehicle park............    5,923     1,213      356
  Truck stop and service station.................   16,296    13,279    7,969
  General and administrative.....................  134,870    94,670   61,514
  Depreciation and amortization..................   51,924    32,121   18,157
  Pre-opening costs, Belterra Casino Resort......    3,020       821        0
  (Gain) loss on disposition of assets, net......  (62,507)    2,221        0
  Impairment write-down of Hollywood Park-
   Casino........................................   20,446         0        0
  Other..........................................   13,921     8,414    7,531
                                                  --------  -------- --------
                                                   562,653   382,464  226,309
                                                  --------  -------- --------
Operating income.................................  144,204    44,503   21,819
  Interest expense, net..........................   57,544    22,518    7,302
                                                  --------  -------- --------
Income before minority interests and income
 taxes...........................................   86,660    21,985   14,517
  Minority interests.............................    1,687       374       (3)
  Income tax expense.............................   40,926     8,442    5,850
                                                  --------  -------- --------
Net income....................................... $ 44,047  $ 13,169 $  8,670
                                                  ========  ======== ========
Dividend requirements on convertible preferred
 stock........................................... $      0  $      0 $  1,520
                                                  --------  -------- --------
Net income attributable to common stockholders... $ 44,047  $ 13,169 $  7,150
                                                  ========  ======== ========
Net income per common share:
  Net income--basic.............................. $   1.70  $   0.50 $   0.33
  Net income--diluted............................ $   1.67  $   0.50 $   0.32
Number of shares--basic..........................   25,966    26,115   22,010
Number of shares--diluted........................   26,329    26,115   22,340

        See accompanying notes to the consolidated financial statements.

                          PINNACLE ENTERTAINMENT, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              For the years ended December 31, 1999, 1998 and 1997

                                           Capital
                                              in       Retained
                                            Excess     Earnings       Total
                         Preferred Common   of Par   (Accumulated Stockholders'
                           Stock   Stock    Value      Deficit)      Equity
                         --------- ------  --------  ------------ -------------
                                            (in thousands)
Balance as of December
 31, 1996...............   $ 28    $1,833  $167,074    $(10,775)    $158,160
  Net income............      0         0         0       8,670        8,670
  Issuance of common
   stock to acquire
   Boomtown, Inc........      0       582    56,425           0       57,007
  Repurchase and
   retirement of common
   stock................      0       (45)   (3,420)          0       (3,465)
  Common stock options
   exercised............      0        20     1,975           0        1,995
  Other.................    (28)      232       296      (1,513)      (1,013)
                           ----    ------  --------    --------     --------
Balance as of December
 31, 1997...............      0     2,622   222,350      (3,618)     221,354
  Net income............      0         0         0      13,169       13,169
  Repurchase and
   retirement of common
   stock................      0       (50)   (5,490)          0       (5,540)
  Common stock options
   exercised............      0         8       627           0          635
  Tax benefit associated
   with exercised common
   stock options........      0         0       888           0          888
  Investment in stock--
   unrealized holding
   gain.................      0         0         0         470          470
                           ----    ------  --------    --------     --------
Balance as of December
 31, 1998...............      0     2,580   218,375      10,021      230,976
  Net income............      0         0         0      44,047       44,047
  Executive stock option
   compensation.........      0         0       828           0          828
  Common stock options
   exercised............      0        44     4,335           0        4,379
  Tax benefit associated
   with exercised common
   stock options........      0         0     1,116           0        1,116
  Investment in stock--
   realized holding
   gain.................      0         0         0        (470)        (470)
                           ----    ------  --------    --------     --------
Balance as of December
 31, 1999...............   $  0    $2,624  $224,654    $ 53,598     $280,876
                           ====    ======  ========    ========     ========


        See accompanying notes to the consolidated financial statements.

                          PINNACLE ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               For the years ended December
                                                            31,
                                               -------------------------------
                                                 1999       1998       1997
                                               ---------  ---------  ---------
                                                      (in thousands)
Cash flows from operating activities:
Net income...................................  $  44,047  $  13,169  $   8,670
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization..............     51,924     32,121     18,157
  (Gain) loss on disposition of assets.......    (62,507)     2,221          0
  Impairment write-down of Hollywood Park-
   Casino....................................     20,446          0          0
  Other changes that (used) provided cash,
   net of the effects of the purchase and
   disposition of businesses:
    Receivables, net.........................     (2,242)    (2,937)      (312)
    Prepaid expenses and other assets........     (4,780)     2,927       (452)
    Accounts payable.........................    (10,948)    (3,074)    (2,468)
    Accrued liabilities......................    (16,254)     2,009     (9,119)
    Accrued interest payable.................      9,344        516      5,175
    Deferred income taxes....................     38,393     (5,546)    (4,822)
    All other, net...........................      7,900     (3,294)      (464)
                                               ---------  ---------  ---------
      Net cash provided by operating
       activities............................     75,323     38,112     14,365
                                               ---------  ---------  ---------
Cash flows from investing activities:
Additions to property, plant and equipment...    (59,680)   (56,747)   (32,505)
Receipts from disposition of property, plant
 and equipment...............................    140,083        980        187
Principal collected on notes receivable......      5,283      2,489         52
Notes receivable issued......................          0    (12,850)         0
(Purchase of) proceeds from short term
 investments, net............................   (120,249)    (2,709)     4,776
Payment to buy-out minority interest in
 subsidiaries................................    (16,500)    (1,946)    (1,000)
Net cash paid for the acquisition of Casino
 Magic.......................................          0    (65,749)         0
Cash acquired in the acquisition of Boomtown,
 net of cash transaction and other costs.....          0          0     12,264
                                               ---------  ---------  ---------
      Net cash used in investing activities..    (51,063)  (136,532)   (16,226)
                                               ---------  ---------  ---------
Cash flows from financing activities:
Proceeds from secured Bank Credit Facility...     17,000    270,000    112,000
Payment of secured Bank Credit Facility......   (287,000)         0   (112,000)
Payment of notes payable.....................    (15,566)    (7,625)    (4,942)
Assumption of notes payable..................      1,364          0          0
Proceeds from issuance of 9.5% Notes.........          0          0    125,000
Proceeds from issuance of 9.25% Notes........    350,000          0          0
Payment of the 11.5% Casino Magic Notes......          0   (135,000)         0
Payment of 11.5% Boomtown Notes..............          0     (1,253)  (110,924)
Increase in debt issuance costs..............    (15,309)    (2,719)         0
Common stock options exercised...............      4,379        635      1,995
Common stock repurchase and retirement.......          0     (5,540)         0
Dividends paid to preferred stockholders.....          0          0     (1,520)
                                               ---------  ---------  ---------
      Net cash provided by financing
       activities............................     54,868    118,498      9,609
                                               ---------  ---------  ---------
Increase in cash and cash equivalents........     79,128     20,078      7,748
Cash and cash equivalents at the beginning of
 the period..................................     44,234     24,156     16,408
                                               ---------  ---------  ---------
Cash and cash equivalents at the end of the
 period......................................  $ 123,362  $  44,234  $  24,156
                                               =========  =========  =========

        See accompanying notes to the consolidated financial statements.

                         PINNACLE ENTERTAINMENT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Summary of Significant Accounting Policies

   General. In February 2000, a newly formed wholly owned subsidiary of Hollywood Park, Inc. merged into Hollywood Park, Inc. for the sole purpose of changing Hollywood Park, Inc.'s name to Pinnacle Entertainment, Inc. Pinnacle Entertainment, Inc. (the "Company" or "Pinnacle Entertainment") is a diversified gaming company that owns and operates eight casinos (four with hotels) in Nevada, Mississippi, Louisiana and Argentina, two of which are subject to a pending sales transaction (see Note 4). Pinnacle Entertainment receives lease income from two card clubs, both in the Los Angeles metropolitan area; and owns and operates a horse racing facility in Arizona, which is also subject to a pending sale transaction (see Note 4).

   Principles of Consolidation. The consolidated financial statements include the accounts of Pinnacle Entertainment and its majority owned subsidiaries. All significant inter-company accounts and transactions have been eliminated. The Company's significant subsidiaries include Boomtown, Inc. (and its Boomtown casinos), Casino Magic, Corp. (and its Casino Magic casinos), Turf Paradise, Inc. and Belterra Resort and Casino, LLC.

   Gaming Licenses. In 1994, Casino Magic acquired a twelve-year concession agreement to operate the two Casino Magic Argentina casinos, and capitalized the costs related to obtaining the concession agreement. The costs are being amortized over the life of the concession agreement (see Note 5). In 1996, Casino Magic acquired a Louisiana gaming license to conduct the gaming operations of Casino Magic Bossier City. Casino Magic allocated a portion of the purchase price to the gaming license and is amortizing the cost over twenty-five years.

   Amortization of Debt Issuance Costs. Debt issuance costs incurred in connection with long-term debt and bank financing are capitalized and amortized to interest expense during the period the debt or loan commitments are outstanding. Amortization expense was $2,343,000, $1,141,000 and $598,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

   Goodwill. Goodwill consists of the excess of the acquisition cost over the fair value of net assets acquired in business combinations and is being amortized on a straight-line basis over 40 years. Amortization expense was $2,859,000, $1,888,000 and $943,000 for the years ended December 31, 1999,
1998 and 1997, respectively.

   Racing Revenues and Expenses. The Company recorded pari-mutuel revenues, admissions, food and beverage and other racing income associated with racing on a daily basis, except for prepaid admissions, which were recorded ratably over the racing season. Expenses associated with racing revenues were charged against income in those periods in which racing revenues were recognized. Other expenses were recognized as they occurred throughout the year.

   Gaming Revenue and Promotional Allowances. Gaming revenues at the Boomtown and Casino Magic properties consists of the difference between gaming wins and losses, and at the Hollywood Park-Casino consists of fees collected from patrons on a per seat or per hand basis. Revenues in the accompanying statements of operations exclude the retail value of food and beverage, hotel rooms and other items provided to patrons on a complimentary basis. The estimated cost of providing these promotional allowances (which is included in gaming expenses) during the years ended December 31, 1999, 1998, and 1997 was $41,341,000, $21,270,000 (which includes Casino Magic's promotional allowances from October 15, 1998) and $8,285,000 (which includes Boomtown's promotional allowances from June 30, 1997), respectively.

   Use of Estimates. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities at the date of consolidated financial statements, and (iii) the reported amounts of revenues and expenses during the reporting period. The Company uses estimates in evaluating the recoverability of property, plant and equipment, other long-term assets, deferred tax assets and in determining litigation and other obligations.

                         PINNACLE ENTERTAINMENT, INC.

   Property, Plant and Equipment. Additions to property, plant and equipment are recorded at cost and projects in excess of $10,000,000 include interest on funds borrowed to finance construction. Capitalized interest was $1,359,000, $2,142,000 and $425,000 in fiscal 1999, 1998 and 1997, respectively.
Depreciation and amortization are provided on the straight-line method over their estimated useful lives as follows:

                                                                         Years
                                                                        --------
       Land improvements...............................................  3 to 25
       Buildings.......................................................  5 to 40
       Vessels and Barges.............................................. 25 to 31
       Equipment.......................................................  3 to 10

   Maintenance and repairs are charged to expense, and betterments are capitalized. The cost of property sold or otherwise disposed of and its associated accumulated depreciation are eliminated from both the property and accumulated depreciation accounts with any gain or loss recorded in the expense accounts.

   Property, plant and equipment is carried on the Company's balance sheets at depreciated cost. Whenever there are recognized events or changes in circumstances that affect the carrying amount of the property, plant and equipment, management reviews the assets for possible impairment.

   Cash and Cash Equivalents. Cash and cash equivalents consisted of cash, certificates of deposit and short term investments with original maturities of 90 days or less, as well as restricted cash of $300,000 at December 31, 1998. There was no restricted cash at December 31, 1999.

   Short Term Investments. Short term investments are classified as held to maturity and are carried at cost, which approximates market value.

   Income Taxes. The Company accounts for income taxes under Statement of Financial Accounting Standards 109, Accounting for Income Taxes ("SFAS No. 109"), whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

   Stock-Based Compensation. The Company accounts for its stock-based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and follows the disclosure provisions of Financial Accounting Standards Board's Statement of Accounting Standards No. 123 Accounting for Stock-Based Compensation.

   Segment Information. Statement of Financial Accounting Standards No. 131 Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131") was effective for years after December 31, 1997, and has been adopted by the Company for all periods presented in these consolidated financial statements. SFAS No. 131 establishes guidelines for public companies in determining operating segments based on those used for internal reporting to management. Based on these guidelines, Pinnacle Entertainment reports information under a single gaming segment.

   Long-lived Assets. The Company periodically reviews the propriety of the carrying amount of long-lived assets and the related intangible assets as well as the related amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or the estimates of useful lives. This evaluation consists of comparing asset carrying values to the Company's projection of the undiscounted cash

                         PINNACLE ENTERTAINMENT, INC.

flows over the remaining lives of the assets, in accordance with Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of ("SFAS No. 121"). Based on its review, the Company believes that as of December 31, 1999, there were no significant impairments of its long-lived assets or related intangible assets. In September 1999, an impairment write-down of the Hollywood Park-Casino was recorded (see Note 3).

   Start-Up Costs. The Company's policy has been to expense start-up costs as incurred. In April 1998, Statement of Position 98-5 Reporting on the Costs of Start-Up Activities was issued and was effective for years after December 31, 1998. Statement of Position 98-5 required that start-up activities and organization costs be expensed as incurred. The adoption of Statement of Position 98-5 did not have an impact on the financial statements of the Company.

   Derivative Instruments and Hedging Activities. In September 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). The Company has not made such investments in the past and does not expect to make such investments in the foreseeable future, and thus SFAS No. 133 has no impact on the financial reporting of the Company.

   Comprehensive Income. Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130") requires that the Company disclose comprehensive income and its components. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the sum of the following: net income and other comprehensive income, which is defined as all other nonowner changes in equity. Other comprehensive income is immaterial for all periods.

   Earnings per Share. Basic earnings per share are based on net income less preferred stock dividend requirements divided by the weighted average common shares outstanding during the period. Diluted earnings per share assume exercise of in-the-money stock options outstanding at the beginning of the year or date of the issuance, unless they are antidilutive.

   Reclassifications. Certain reclassifications have been made to the 1998 and 1997 amounts to be consistent with the 1999 financial statement presentation.

Note 2--Supplemental Disclosure of Cash Flow Information

                                                          For the years ended
                                                              December 31,
                                                         ----------------------
                                                          1999    1998    1997
                                                         ------- ------- ------
                                                             (in thousands)
   Cash paid during the year for:
     Interest........................................... $58,943 $22,024 $1,321
     Income taxes.......................................   6,223   8,195    827

Note 3--Assets Sold

   On September 10, 1999, the Company completed the dispositions of the Hollywood Park Rack Track and Hollywood Park-Casino to Churchill Downs California Company ("Churchill Downs"), a wholly owned subsidiary of Churchill Downs Incorporated, for $117,000,000 cash and $23,000,000 cash, respectively. Churchill Downs acquired the race track, 240 acres of related real estate and the Hollywood Park-Casino. The Company then entered into a 10-year leaseback of the Hollywood Park-Casino at an annual lease rate of

                         PINNACLE ENTERTAINMENT, INC.

$3,000,000 per annum, with a 10-year renewal option. The Company then subleased the facility to a third party operator for a lease payment of $6,000,000 per year. The sublease is for a one-year period, at which time the Company and sublessee will negotiate the terms of any sublease extension.

   The disposition of the Hollywood Park Race Track and related real estate was accounted for as a sale and resulted in a pre-tax gain of $61,522,000. The disposition of the Hollywood Park-Casino was accounted for as a financing transaction and therefore not recognized as a sale for accounting purposes as the Company subleased the Hollywood Park-Casino to a third-party operator. During the third quarter of 1999, under the provisions of SFAS No. 121, the Company determined that it would not be able to recover the net book value of the Hollywood Park Casino on an undiscounted cash flow basis. The Company recorded an impairment writedown of the long-lived assets comprising the Hollywood Park Casino of $20,446,000 representing the difference between its net book value of $43,400,000 and estimated fair value. Fair value was determined based on an independent appraisal. Due to competitive conditions in the California casino market, sublease rentals were projected to decline over the ten year lease term. The pre-tax gain on the sale of the race track is included in "(Gain) loss on disposition of assets, net" in the accompanying Consolidated Statements of Operations. Pursuant to accounting guidelines, the Company recorded a long-term debt obligation of $23,000,000 for the Hollywood Park-Casino (see Note 9). The Hollywood Park-Casino building will continue to be depreciated over its estimated useful life. The estimated tax liability on the sales transactions to Churchill Downs is approximately $22,000,000.

   Condensed results of operations for the Hollywood Park Race Track and the Hollywood Park-Casino for the years ended December 31, 1999, 1998 and 1997 were:

                                                      1999(a)   1998     1997
                                                      ------- -------- --------
                                                           (in thousands)
   Revenues.......................................... $86,235 $114,751 $121,799
   Expenses..........................................  73,019  103,760  107,775
                                                      ------- -------- --------
   Operating income..................................  13,216   10,991   14,024
   Interest expense(b)...............................       0        0        0
                                                      ------- -------- --------
   Income before income taxes........................ $13,216 $ 10,991 $ 14,024
                                                      ======= ======== ========

--------
(a) Operating results through the sale date of September 10, 1999.

(b) No interest expense was specifically identified for these operations.

Note 4--Assets Held For Sale

   Assets held for sale at December 31, 1999 consisted of the following, and excluded the related goodwill and deferred income taxes associated with such assets:

                                                 Net Property
                                                   Plant &
                                                  Equipment    Other   Total
                                                 ------------ ------- --------
                                                        (in thousands)
   Two casinos in Mississippi...................   $115,731   $ 5,876 $121,607
   Turf Paradise Race Track in Arizona..........     10,873     4,359   15,232
   Other (primarily undeveloped land in
    California).................................     17,810         0   17,810
                                                   --------   ------- --------
                                                   $144,414   $10,235 $154,649
                                                   ========   ======= ========

                         PINNACLE ENTERTAINMENT, INC.

   Sales transactions for these assets were pending or the properties were actively being marketed as of December 31, 1999. There are no assurances these transactions will close or the anticipated cash proceeds and after tax gains as described below will be achieved. Until the sales transactions are completed, the Company continues to operate the race track and casinos held for sale. In addition, certain liabilities will be assumed by the buyers of these assets. Such liabilities, consisting primarily of accrued liabilities and accounts payable, have been classified as "Liabilities to be assumed by buyers of assets held for sale" on the accompanying Consolidated Balance Sheets. Goodwill net of amortization at December 31, 1999 includes approximately $13,331,000 related to the pending race track and casino sales.

   Casinos in Mississippi. On December 10, 1999, the Company announced it had entered into definitive agreements with subsidiaries of Penn National Gaming, Inc. ("Penn National") to sell its Casino Magic Bay St. Louis, Mississippi, and Boomtown Biloxi, Mississippi, casino operations for $195,000,000 in cash. Subsidiaries of Penn National will purchase all of the operating assets and certain liabilities and related operations of the Casino Magic Bay St. Louis and Boomtown Biloxi properties, including the 590 acres of land at Casino Magic Bay St. Louis and the leasehold rights at Boomtown Biloxi. The transactions are subject to certain closing conditions, including approval by the Mississippi Gaming Commission, the purchaser completing the necessary financing and termination of the Hart-Scott-Rodino waiting period. The Company estimates the transactions will close in the second quarter of 2000 and generate an after tax gain of approximately $32,300,000.

   Race Track in Arizona. On December 30, 1999, the Company announced the signing of a letter of intent under which the Company will sell its Turf Paradise horse racing facility located in Phoenix, Arizona to a private investor. In February 2000, the Company announced the signing of a definitive agreement for the sale of Turf Paradise for $53,000,000 in cash. The agreement includes the horse racing operations and all 275 acres at the Phoenix, Arizona property. Pinnacle Entertainment anticipates closing the transaction in the second quarter of 2000. The after tax gain from such sale is expected to be approximately $23,000,000.

   Other. On July 15, 1999, the Company announced it had entered into an agreement to sell 42 acres of the 139 acres retained in the Churchill Downs transaction for approximately $24,000,000 in cash. In March 2000, the Company completed the sale (see Note 20). The Company anticipates an after tax gain of approximately $13,800,000 from this sale. On November 4, 1999, the Company announced it had entered into an agreement for the sale of the remaining 97 acres for approximately $63,000,000 in cash. On February 7, 2000, the Company elected to terminate such agreement and has begun discussions with other buyers. The Company expects to close the sale of this property for cash by the end of 2000, which will result in a gain.

   The Company owns other land parcels in Missouri, which it is actively trying to sell.

   Condensed results of operations for the Casino Magic Bay St. Louis and Boomtown Biloxi casinos and the Turf Paradise horse racing facility for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                       Year ended December 31,
                                                      -------------------------
                                                        1999   1998(a)  1997(b)
                                                      -------- -------- -------
                                                           (in thousands)
   Revenues.......................................... $174,380 $100,014 $46,655
   Expenses..........................................  145,066   86,051  40,479
                                                      -------- -------- -------
   Operating income..................................   29,314   13,963   6,176
   Interest expense (income), net....................       86      339    (153)
                                                      -------- -------- -------
   Income before income taxes........................ $ 29,228 $ 13,624 $ 6,329
                                                      ======== ======== =======

--------
(a) Includes the results of Casino Magic Bay St. Louis from October 15, 1998 (see Note 5).

(b) Includes the results of Boomtown Biloxi from June 30, 1997 (see Note 5).

                         PINNACLE ENTERTAINMENT, INC.

Note 5--Acquisitions

   Casino Magic Argentina. On October 8, 1999, the Company purchased the 49% minority interest not owned by the Company in Casino Magic Argentina for $16,500,000 in cash. The Casino Magic Argentina operations consist of two casinos in the Province of Neuquen, Argentina. The Company operates the two casinos under an exclusive concession contract with the Province that is currently scheduled to expire in December 2006. The Company and the province are in discussions to possibly extend such concession contract for an additional ten years. The $12,300,000 purchase price in excess of the minority interest of approximately $4,200,000 is being amortized over the extended life of the concession contract beginning October 1999.

   Casino Magic Acquisition. On October 15, 1998, the Company acquired Casino Magic, Corp. (the "Casino Magic Merger"). The Company paid cash of approximately $80,904,000 for Casino Magic's common stock. At the date of the acquisition, the Company had purchased 792,900 common shares of Casino Magic on the open market, at a total cost of approximately $1,615,000. The Company paid $2.27 per share for the remaining 34,929,224 shares of Casino Magic common stock outstanding.

   The Casino Magic Merger was accounted for under the purchase method of accounting for a business combination. The purchase price of the Casino Magic Merger was allocated to identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Assets acquired and liabilities assumed were, when necessary, written up or down to their fair market values based on financial analyses, which considered the impact of general economic, financial and market conditions. The Casino Magic Merger generated approximately $43,284,000 of excess acquisition cost over the recorded value of the net assets acquired, all of which was allocated to goodwill, and is being amortized over 40 years. The Company anticipates such goodwill will be reduced by approximately $10,277,000 in connection with the pending sale of Casino Magic Bay St. Louis in 2000 (see Note 4). The amortization of this goodwill is not deductible for income tax purposes. At December 31, 1999 and 1998, accumulated amortization was $1,350,000 and $262,000, respectively.

   Boomtown, Inc. On June 30, 1997, pursuant to the Agreement and Plan of Merger dated as of April 23, 1996, the Company acquired Boomtown (the "Boomtown Merger"). As result of the Boomtown Merger, Boomtown became a wholly owned subsidiary of the Company and each share of Boomtown common stock was converted into the right to receive 0.625 of a share of the Company's common stock.

   The Boomtown Merger was accounted for under the purchase method of accounting for a business combination. The purchase price of the Boomtown Merger was allocated to identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Based on financial analyses, which considered the impact of general economic, financial and market conditions on the assets acquired and the liabilities assumed, the estimated fair values approximated their carrying values. The Boomtown Merger generated approximately $15,302,000 of excess acquisition cost over the recorded value of the net assets acquired, all of which was allocated to goodwill, to be amortized over 40 years. The Company anticipates such goodwill will be reduced by approximately $3,054,000 in connection with the pending sale of Boomtown Biloxi in 2000 (see Note 4). The amortization of the goodwill is not deductible for income tax purposes. At December 31, 1999 and 1998, accumulated amortization was $773,000 and $375,000, respectively.

                         PINNACLE ENTERTAINMENT, INC.

   Pro Forma Results of Operations. The following unaudited pro forma results of operations were prepared under the assumption that the acquisitions of Boomtown and Casino Magic had occurred as of January 1, 1997. The historical results of operations of Boomtown prior to the Company's June 30, 1997 acquisition (excluding the approximately $1,900,000 net loss associated with Boomtown's Las Vegas property, which was sold on June 30, 1997), and Casino Magic prior to the Company's October 15, 1998 acquisition were combined with the Company's results for 1998 and 1997. Pro forma adjustments were made for the following: (a) the early retirement of $102,200,000 principal amount of the Boomtown 11.5% Notes; (b) the issuance of the 9.5% Notes; (c) redemption of the Casino Magic 11.5% Notes; (d) the borrowing of approximately $222,615,000 to redeem the Casino Magic 11.5% Notes ($141,515,000) and to purchase Casino Magic's common stock ($81,100,000); (e) amortization of the costs associated with amending the Bank Credit Facility to provide the funds necessary to purchase Casino Magic's common stock and redeem the Casino Magic 11.5% Notes; (f) elimination of compensation expense associated with three Casino Magic executives who resigned and will not be replaced; (g) elimination of expenses associated with Casino Magic's board of directors; (h) the amortization of the excess purchase price over net assets acquired for both the Casino Magic Merger and the Boomtown Merger; (i) the amortization of the premium associated with the purchase accounting write-up of the Casino Magic 13% Notes; and (j) the tax expense associated with the net pro forma adjustments.

                         PINNACLE ENTERTAINMENT, INC.

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED RESULTS OF OPERATIONS

                                                               For the years
                                                              ended December
                                                                    31,
                                                             -----------------
                                                               1998     1997
                                                             -------- --------
                                                              (in thousands,
                                                             except per share
                                                                   data)
   Revenues:
     Gaming................................................  $516,622 $467,328
     Racing................................................    66,871   68,844
     Other.................................................    82,846   74,659
                                                             -------- --------
                                                             $666,339 $610,831
                                                             ======== ========
   Operating income(a).....................................  $ 74,752 $ 55,569
                                                             ======== ========
   Income before extraordinary item........................  $  7,678 $  4,323
   Extraordinary item, redemption of the Casino Magic 11.5%
    Notes..................................................  $      0 $ 11,039
                                                             -------- --------
   Net income (loss).......................................  $  7,678 $ (6,716)
   Dividend requirement on preferred stock.................  $      0 $  1,520
                                                             -------- --------
   Net income (loss) to common shareholders................  $  7,678 $ (8,236)
                                                             ======== ========
   Per common share:
     Net income (loss)--basic..............................  $   0.29 $  (0.37)
     Net income (loss)--diluted............................  $   0.29 $  (0.37)

--------
(a) In 1998, the operating income is inclusive of costs of $6,243,000, related to the Casino Magic merger.

   The unaudited pro forma combined results of operations are for comparative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Boomtown Merger and the Casino Magic Merger had occurred as of January 1, 1997.

                         PINNACLE ENTERTAINMENT, INC.

Note 6--Expansion and Development

   Belterra Casino Resort. In September 1998, the Indiana Gaming Commission approved the Company to receive the last available license to conduct riverboat gaming operations on the Ohio River in Indiana for the Belterra Casino Resort. Pinnacle Entertainment owns 97% of the Belterra Casino Resort (currently under construction), with the remaining 3% held by a non-voting local partner.

   In July 1999, the Company broke ground on the Belterra Casino Resort and is continuing on schedule for an opening in August 2000. The project is located in Switzerland County, Indiana, which is approximately 35 miles southwest of Cincinnati, Ohio and will be the gaming site most readily accessible to major portions of northern and central Kentucky, including the city of Lexington.

   The Company plans to spend approximately $200,000,000 ($30,635,000 of which has been spent as of December 31, 1999) in total costs (including land, capitalized interest, pre-opening expenses, organizational expenses and community grants) on the Belterra Casino Resort, which will feature a 15-story, 308-room hotel, a cruising riverboat casino with approximately 1,800 gaming positions, an 18-hole championship golf course, a 1,500 seat entertainment facility, four restaurants, retail areas and other amenities.

   In October 1999, the Company acquired the Ogle Haus Inn, a 54-room hotel operation in the city of Vevay, for $2,500,000. The Company is utilizing the facility principally for the Belterra Casino Resort pre-opening operations, including housing various key management staff, converting rooms into offices and training hotel and food and beverage employees. Operational costs of the Ogle Haus Inn, as well as all other pre-opening costs of Belterra Casino Resort, are being expensed as incurred. After completion of Belterra Casino Resort, the Ogle Haus will be operated as a hotel and restaurant facility and will provide overflow capacity for Belterra Casino Resort.

   Lake Charles. In November 1999, the Company filed an application for the fifteenth and final gaming license to be issued by the Louisiana Gaming Control Board. The Company was one of five applicants for such license. The Company's application is seeking the approval to operate a cruising riverboat casino, hotel and golf course resort complex in Lake Charles, Louisiana. The Louisiana Gaming Control Board has not awarded such license and there are no assurances such license will be issued to the Company or any other applicant.

   In connection with such submittal, Pinnacle Entertainment has entered into an option agreement with the Lake Charles Harbor and Terminal District to lease 225-acres of unimproved land from the District upon which such resort complex would be constructed. The initial lease option is for a six-month period ending January 2000, with three six-month renewal options, at a cost of $62,500 per six-month option. If the lease option is exercised, the annual rental payment would be $815,000, with a maximum annual increase of 5%. The term of the lease would be for a total of up to 70 years, with an initial term of 10 years and six consecutive renewal options of 10 years each. The lease would require the Company to develop certain on-and off- site improvements at the location. If awarded the license by the Louisiana Gaming Control Board, the Company anticipates building a resort similar in design and scope to the Belterra Casino Resort currently under construction in Indiana.

Note 7--Short Term Investments

   As of December 31, 1999, short term held to maturity investments consisted of investments in commercial paper of $123,428,000. The commercial paper consisted of investment grade instruments issued by major corporations and financial institutions that are highly liquid and have original maturities between three months and one year. Commercial paper held as short term investments is carried at cost which approximates market value.

   At December 31, 1998, short term available for sale investments consisted of investments in equity securities of approximately $3,179,000.

                         PINNACLE ENTERTAINMENT, INC.

   Interest income for the years ended December 31, 1999, 1998 and 1997 was $7,927,000, $1,842,000 and $1,294,000, respectively.

Note 8--Property, Plant and Equipment

   Property, plant and equipment held at December 31, 1999, and 1998 consisted of the following:

                                                                December 31,
                                                              -----------------
                                                              1999(a)    1998
                                                              -------- --------
                                                               (in thousands)
   Land and land improvements................................ $ 71,052 $141,536
   Buildings.................................................  253,126  393,200
   Equipment.................................................  134,701  174,270
   Vessel and barges.........................................   65,580   76,605
   Construction in progress..................................   32,813   46,297
                                                              -------- --------
                                                               557,272  831,908
   Less accumulated depreciation.............................  119,557  228,996
                                                              -------- --------
                                                              $437,715 $602,912
                                                              ======== ========

--------

(a) Excludes $213,992,000 of assets and $69,578,000 of accumulated depreciation related to assets classified as held for sale (see Note 4).

Note 9--Secured and Unsecured Notes Payable

   Notes payable at December 31, 1999, and 1998 consisted of the following:

                                                                December 31,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
                                                               (in thousands)
   Secured notes payable, Bank Credit Facility............... $      0 $270,000
   Unsecured 9.25% Notes.....................................  350,000        0
   Unsecured 9.5% Notes......................................  125,000  125,000
   Casino Magic 13% Notes(a).................................  119,814  121,685
   Hollywood Park-Casino debt obligation.....................   22,566        0
   Other secured notes payable...............................    5,785   16,569
   Other unsecured notes payable.............................    2,315    5,288
   Capital lease obligations.................................        0      641
                                                              -------- --------
                                                               625,480  539,183
   Less current maturities...................................    6,782   11,564
                                                              -------- --------
                                                              $618,698 $527,619
                                                              ======== ========

--------
(a) Includes a write up to fair market value (net of amortization), as of the October 15, 1998 acquisition of Casino Magic, of $6,939,000 and $8,810,000, as of December 31, 1999 and 1998, respectively, as required under the purchase method of accounting for a business combination.

   Secured Notes Payable, Bank Credit Facility. Under the terms of the 1998 bank credit facility with a syndicate of banks, expiring in 2003 (the "Credit Facility"), the Company chose in May of 1999 to reduce the amount available under the facility from $300,000,000 (with an option to increase to $375,000,000), to $200,000,000 (with an option to increase to $300,000,000).
The Credit Facility also provides for letters of credit up to $30,000,000 and swing line loans of up to $10,000,000.

                         PINNACLE ENTERTAINMENT, INC.

   At December 31, 1998, the Company had outstanding borrowings under the Credit Facility of $270,000,000. Through February of 1999, the Company borrowed an additional $17,000,000, before repaying all $287,000,000 with a portion of the proceeds from the issuance of the 9.25% Notes (see below). The Credit Facility has remained unused since the February 1999 repayment, and there was no outstanding balance at December 31, 1999.

   Interest rates on borrowings under the Credit Facility are determined by adding a margin, which is based upon the Company's debt to cash flow ratio (as defined in the Credit Facility), to either the LIBOR rate or Prime Rate (at the Company's option). The Company also pays a quarterly commitment fee on the unused balance of the Credit Facility. The Credit Facility allows for interest rate swap agreements or other interest rate protection agreements, to a maximum notional amount of $300,000,000. Presently, the Company does not use such financial instruments.

   Unsecured 9.25% and 9.5% Notes. In February of 1999 the Company issued $350,000,000 of 9.25% Senior Subordinated Notes due 2007 (the "9.25% Notes"), the proceeds of which were used to pay the outstanding borrowings on the Credit Facility, fund current capital expenditures, and other general corporate purposes.

   In August of 1997 the Company issued $125,000,000 of 9.5% Senior Subordinated Notes due 2007 (the "9.5% Notes"). On January 29, 1999, the Company received the required number of consents to modify selected covenants associated with the 9.5% Notes. Among other things, the modifications lowered the required minimum consolidated coverage ratio for debt assumption and increased the size of allowed borrowings under the Credit Facility. The Company paid a consent fee of $50.00 per $1,000 principal amount of the 9.5% Notes, which, combined with other transactional expenses, is being amortized over the remaining term of the 9.5% Notes.

   The 9.25% and 9.5% Notes are redeemable, at the option of the Company, in whole or in part, on the following dates, at the following premiums to face value:

           9.25% Notes redeemable:               9.5% Notes redeemable:
     --------------------------------------  ---------------------------------
     After February 14,    at a premium of   After July 31,   at a premium of
     ------------------    ---------------   --------------   ---------------
            2003              104.625%            2002           104.750%
            2004              103.083%            2003           102.375%
            2005              101.542%            2004           101.188%
            2006              100.000%            2005           100.000%
            2007              maturity            2006           100.000%
                                                  2007           maturity

   Both the 9.25% and 9.5% Notes are unsecured obligations of the Company, guaranteed by all material restricted subsidiaries of the Company, as defined in the indentures. The subsidiaries which do not guaranty the debt include certain Casino Magic subsidiaries, principally Casino Magic of Louisiana, Corp. (Casino Magic Bossier City) and the Casino Magic Argentina subsidiaries. The indentures governing the 9.25% and 9.5% Notes, as well as the Credit Facility, contain certain covenants limiting the ability of the Company and its restricted subsidiaries to incur additional indebtedness, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in its subsidiaries, or enter into certain mergers and consolidations.

   Casino Magic 13% Notes. In August of 1996 Casino Magic of Louisiana, Corp. (Casino Magic Bossier City) issued $115,000,000 of 13% First Mortgage Notes due 2003 (the "Casino Magic 13% Notes"), with contingent interest equal to 5% of Casino Magic Bossier City's adjusted consolidated cash flow (as defined by

                         PINNACLE ENTERTAINMENT, INC.

the indenture). The Casino Magic 13% Notes are secured by a first priority lien and security interest in substantially all of the assets of Casino Magic Bossier City. The Casino Magic 13% Notes are redeemable, at the option of the Company, in whole or in part, on or after August 15, 2000, at a premium to face amount, plus accrued interest, as follows: (a) August 15, 2000, at 106.5%; (b) August 15, 2001, at 104.332%; and (c) August 15, 2002 through maturity at 102.166%.

   In December of 1998, the Company completed the post Casino Magic Merger change of control purchase offer whereby $2,125,000 of principal amount of the Casino Magic 13% Notes was tendered to the Company at a price of 101% of face value.

   At December 31, 1999 $2,115,000 of contingent interest was accrued. This entire amount was paid with the February 15, 2000 scheduled interest payment.

   The indenture governing the Casino Magic 13% Notes contains certain covenants limiting the subsidiaries that own Casino Magic Bossier City from engaging in lines of business other than the current gaming operations at Bossier City and incidental related activities, to borrow funds or otherwise become liable for additional debt, to pay dividends, issue preferred stock, make investments and certain types of payments, to grant liens on its property, enter into mergers or consolidations, or to enter into certain specified transactions with affiliates.

   Hollywood Park-Casino Debt Obligation. In connection with the disposition of the Hollywood Park-Casino to Churchill Downs (see Note 3), the Company recorded a long-term lease finance obligation of $23,000,000. Annual lease payments to Churchill Downs of $3,000,000 will be applied as principal and interest on the finance debt. The debt is being amortized over 10 years (the initial lease term with Churchill Downs).

   Annual Maturities. As of December 31, 1999, annual maturities of secured and unsecured notes payable are as follows:

                                                                  (in thousands)
                                                                  --------------
       Year ending December 31:
         2000....................................................    $  6,782
         2001....................................................       5,338
         2002....................................................       5,655
         2003....................................................     116,667
         2004....................................................       2,329
         Thereafter..............................................     488,709
                                                                     --------
                                                                     $625,480
                                                                     ========

                         PINNACLE ENTERTAINMENT, INC.

Note 10--Income Taxes

   The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

   The composition of the Company's income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 was as follows:

                                                     Current   Deferred  Total
                                                     --------  -------- -------
                                                          (in thousands)
   Year ended December 31, 1999:
   U.S. Federal..................................... $ 10,986  $21,963  $32,949
   State............................................    2,392    3,137    5,529
   Foreign..........................................    2,448        0    2,448
                                                     --------  -------  -------
                                                      $15,826  $25,100  $40,926
                                                     ========  =======  =======
   Year ended December 31, 1998:
   U.S. Federal..................................... $  5,793  $    97  $ 5,890
   State............................................    2,511       41    2,552
                                                     --------  -------  -------
                                                     $  8,304  $   138  $ 8,442
                                                     ========  =======  =======
   Year ended December 31, 1997:
   U.S. Federal..................................... $ (1,616) $ 6,972  $ 5,356
   State............................................     (698)   1,192      494
                                                     --------  -------  -------
                                                     $(2,314)  $ 8,164  $ 5,850
                                                     ========  =======  =======

   The following table reconciles the Company's income tax expense (based on its effective tax rate) to the federal statutory tax rate of 35%:

                                                        For the years ended
                                                            December 31,
                                                       ------------------------
                                                        1999     1998     1997
                                                       -------  -------  ------
                                                           (in thousands)
   Income before income tax expense, at the statutory
    rate.............................................  $29,741  $ 7,348  $4,935
   State income taxes, net of federal tax benefits...    5,529    2,552     494
   Non-deductible impairment write-down on Hollywood
    Park-Casino (see Note 3).........................    7,157        0       0
   Other non-deductible expenses.....................   (1,501)  (1,458)    421
                                                       -------  -------  ------
   Income tax expense................................  $40,926  $ 8,442  $5,850
                                                       =======  =======  ======

                         PINNACLE ENTERTAINMENT, INC.

   At December 31, 1999, and 1998, the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were:

                                                              1999      1998
                                                            --------  --------
                                                              (in thousands)
   Current deferred tax assets (liabilities):
   Workers' compensation insurance reserve................  $  1,059  $  1,029
   General liability insurance reserve....................     1,463     1,430
   Write off of investment in Kansas Race Track and excess
    loss recapture........................................         0     7,139
   Vacation and sick pay accrual..........................     1,584     1,709
   Sale of Hollywood Race Track & Casino..................   (22,000)        0
   Other..................................................    (1,648)    7,118
                                                            --------  --------
     Net current deferred tax assets (liabilities)........  $(19,542) $ 18,425
                                                            ========  ========
   Non-current deferred tax assets (liabilities):
   Net operating loss carryforwards.......................  $ 24,615  $ 29,279
   Excess tax basis over book value of acquired assets....    11,736    11,736
   Alternative minimum tax credits........................     8,395     7,207
   Los Angeles revitalization zone tax credits............    11,717    11,717
   Less valuation allowance...............................   (23,490)  (23,490)
   Depreciation and amortization..........................   (30,160)  (41,125)
   Other..................................................    (3,639)    4,276
                                                            --------  --------
     Net non-current deferred tax liabilities.............  $   (826) $   (400)
                                                            ========  ========

   Current income taxes payable of $8,773,000 and $9,935,000 at December 31, 1999 and 1998 respectively are included in other accrued liabilities in the accompanying consolidated balance sheets.

   Prior to 1999 the Company earned a substantial amount of California tax credits related to the ownership of and operation of the Hollywood Park Race Track and Hollywood Park-Casino as well as the Crystal Park Card Club Casino, which were located in the Los Angeles Revitalization Tax Zone (LARZ). At December 31, 1999 the amount subject to carry forward of these unused California tax credits (net of valuation allowance) was approximately $3,520,000, which can be used to reduce certain future California tax liabilities. The LARZ credits will expire between 2007 to 2012.

   As of December 31, 1999, the Company had federal net operating loss ("NOL") and capital loss ("CL") carryforwards of approximately $64,700,000, and $5,600,000, respectively, comprised principally of NOL carryforwards acquired in the Casino Magic and Boomtown Mergers, and CL carryforwards resulting from the disposition of Boomtown's Las Vegas property. The NOL carryforwards expire on various dates through 2018, and the CL carryforwards expire on various dates through 2002. In addition, the Company has approximately $400,000 of foreign tax credits related to Casino Magic Argentina operations, which expire in 2000, and approximately $8,400,000 of alternative minimum tax credits, which do not expire. The alternative minimum tax credits can reduce future federal income taxes but generally cannot reduce federal income taxes paid below the amount of the alternative minimum tax.

   Under several provisions of the Internal Revenue Code (the "Code") and the regulations promulgated there under, the utilization of NOL, CL and tax credit carryforwards to reduce tax liability is restricted under certain circumstances. Events, which cause such a limitation, include, but are not limited to, certain changes in the ownership of a corporation. Both the Boomtown Merger and the Casino Magic Merger caused such a change in ownership with respect to Boomtown and Casino Magic. As a result, the Company's use of approximately

                         PINNACLE ENTERTAINMENT, INC.

$13,800,000 and $50,900,000 of Boomtown and Casino Magic's NOL carryforwards, respectively, and $3,400,000 and $3,700,000 of Boomtown and Casino Magic's tax credit carryforwards, respectively, is subject to certain limitations imposed by Sections 382 and 383 of the Code. These various limitations restrict the amount of NOL, CL and tax credit carryforwards that may be used by the Company in any taxable year and, consequently, are expected to defer the Company's use of a substantial portion of such carryforwards and may ultimately prevent the Company's use of a portion thereof. Therefore, a valuation allowance has been recorded related to the Boomtown and Casino Magic carryforwards.

Note 11--Stockholders' Equity

   In September 1998, the Company granted 817,500 stock options (625,000 at an exercise price of $10.1875 and 192,500 at an exercise price of $18.00) outside of the Company's 1993 and 1996 Stock Option Plans (see Note 15) to four executives hired on January 1, 1999. Of these grants, 613,125 (420,625 at an exercise price of $10.1875 and 192,500 at an exercise price of $18.00) were made subject to shareholder approval, which approval was granted at the shareholder meeting held May 25, 1999 (the "Measurement Date") at which time the stock price was $14.13. Accounting Principles Board Opinion No. 25 requires that compensation be determined as of the Measurement Date based on the excess of the quoted market price over the exercise price of the stock and charged over the service period of the executives in their employment agreements or option vesting period, whichever is shorter. Compensation related to these options for the year ended December 31, 1999, was $828,000.

   In August 1998, the Company announced its intention to repurchase and retire up to 20% or approximately 5,256,000 shares of its then issued and outstanding common stock on the open market or in negotiated transactions. As of December 31, 1999 and 1998, the Company had repurchased and retired 500,000 shares at a total cost of approximately $5,540,000 (with the last purchase being made on September 28, 1998). At December 31, 1999, under the most restrictive debt agreement, the Company could spend a maximum of $15,000,000 to buy back its common stock.

   On June 30, 1997, the Company acquired Boomtown and each share of Boomtown common stock was converted into the right to receive 0.625 of a share of the Company's common stock. Approximately 5,362,850 net shares of the Company's common stock were issued in connection with such transaction. In connection with the Boomtown Merger, the Company purchased and retired 446,491 shares of its common stock held by a former Boomtown shareholder.

Note 12--Lease Obligations

   The Company leases certain equipment for use in gaming operations and general office equipment. Minimum lease payments required under operating leases that have initial terms in excess of one year as of December 31, 1999 are as follows:

       Period
       ------                                                     (in thousands)
       2000......................................................     $6,876
       2001......................................................      5,954
       2002......................................................      5,584
       2003......................................................      5,181
       2004......................................................      4,453
       Thereafter................................................      3,743

   Total rent expense for these long-term lease obligations for the years ended December 31, 1999, 1998 and 1997 was $6,481,000, $5,194,000 and
$2,453,000, respectively.

                         PINNACLE ENTERTAINMENT, INC.

Note 13--Employee Benefit Plans

   The Company offers a 401(k) Investment Plan (the "401(k) Plan") which is subject to the provisions of the Employee Retirement Income Security Act of 1994. The 401(k) Plan is available to all employees of the Company (except those covered by collective bargaining agreements) who have completed a minimum of 500 hours of service. Employees may contribute up to 18% (up to 15% through June 30, 1999) of pretax income (subject to the legal limitation of $10,000 for 1999). The Company offers discretionary matching, and for the years ended December 31, 1999, 1998 and 1997 matching contributions to the 401(k) Plan totaled $1,437,000, $987,000 and $717,000, respectively.

   The Company merged the 401(k) plans of Boomtown and Casino Magic into the Company's 401(k) Plan on July 1, 1998 and January 1, 1999, respectively.

   Prior to the sale of the Hollywood Park Race Track in September of 1999, the Company contributed to several collectively-bargained multi-employer pension and retirement plans, which were administered by unions, and to a pension plan covering non-union employees, administered by an association of race track owners. Amounts charged to pension cost and contributed to these plans for the years ended December 31, 1999, 1998 and 1997 totaled $948,000, $1,690,000 and $1,842,000, respectively. Contributions to the collectively-bargained plans were determined in accordance with the provisions of negotiated labor contracts and generally based upon the number of employee hours or days worked. Contributions to the non-union plans were based on the covered employees' compensation. It is management's belief that no withdrawal liability existed for these plans at the time of the sale of the race track.

   On January 1, 2000, the Company instituted a nonqualified Executive Deferred Compensation Plan (the "Deferred Plan") to permit certain key employees to defer receipt of current compensation in order to provide retirement benefits on behalf of such employees. The Company will not make matching contributions to the Deferred Plan. As a nonqualified plan (as defined by the Internal Revenue Service Code), all deferred compensation remains within the general assets of the Company and would be subject to claims of general creditors in the unlikely case of insolvency. The Company has the right to amend, modify or terminate the Deferred Plan.

Note 14--Related Party Transactions

   In June 1998, the Company and R.D. Hubbard Enterprises, Inc. ("Hubbard Enterprises"), which is wholly owned by Mr. Hubbard, (the Company's Chairman and Chief Executive Officer) entered into a new Aircraft Time Sharing Agreement. The former agreement was entered into in November 1993. The June 1998 Aircraft Time Sharing Agreement is identical to the former agreement in all respects, except for the type of aircraft covered by the agreement. The Aircraft Time Sharing Agreement expired on December 31, 1999, and now automatically renews each month unless written notice of termination is given by either party at least two weeks before a renewal date. The Company reimburses Hubbard Enterprises for expenses incurred as a result of the Company's use of the aircraft, which totaled approximately $176,000 in 1999, $72,000 in 1998 and $106,000 in 1997.

   In August 1998, the Company received a promissory note for up to $3,500,000 from Paul Alanis (effective January 1, 1999, Mr. Alanis became the Company's President and Chief Operating Officer and in October 1999 became a director). At December 31, 1998, the Company had loaned Mr. Alanis $3,232,000. Interest on the promissory note was at the prime interest rate. The principal amount of the promissory note, along with accrued interest, was paid in full in June 1999.

   Timothy J. Parrott (a director and member of the Executive Committee of the Company's Board of Directors) purchased 270,738 shares of Boomtown common stock in connection with Boomtown's 1988

                         PINNACLE ENTERTAINMENT, INC.

acquisition of Boomtown Hotel & Casino, Inc. (which operates Boomtown Reno). Mr. Parrott paid an aggregate purchase price for the common stock of $222,000, of which $1,000 was paid in cash and $221,000 was paid by a promissory note secured by a pledge to Boomtown of all of the shares owned by Mr. Parrott. As of October 31, 1998, Mr. Parrott resigned his position as Chairman of Boomtown, and the Company retained him as a consultant to provide services relating to gaming and other business issues. Mr. Parrott was retained for a three year period, with an annual retainer of $350,000 with health and disability benefits equivalent to those he received as Chairman of Boomtown. Mr. Parrott's $221,000 note will be forgiven in three equal parts on each anniversary of the consulting agreement.

   Marlin Torguson, who beneficially owned approximately 21.5% of the then outstanding common shares of Casino Magic, agreed, in connection with the Casino Magic acquisition, to vote his Casino Magic shares in favor of the acquisition by the Company. In addition, Mr. Torguson agreed to continue to serve as an employee of Casino Magic for three years following the acquisition, and during such three year period, not to compete with the Company or Casino Magic in any jurisdiction in which either the Company or Casino Magic operates. The Company appointed Mr. Torguson to its board of directors. The Company issued to Mr. Torguson 60,000 shares of the Company's common stock as compensation for his three-year service as an employee, and will pay him $300,000 for each year, during a three-year period, for his non-compete agreement. In addition, the Company issued Mr. Torguson 30,000 options to acquire the Company's common stock as of the October 15, 1998, acquisition of Casino Magic, priced at the closing price of the Company's common stock on that date. The foregoing payments have been and will be made to Mr. Torguson whether or not the Company or Casino Magic terminates Mr. Torguson's employment, except for termination for cause.

Note 15--Stock Option Plans

   The Company has two stock option plans that provide for the granting of stock options to officers and key employees. The objectives of these plans include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company.

   In 1996, the shareholders of the Company adopted the 1996 Stock Option Plan (the "1996 Plan"), which provides for the issuance of up to 900,000 shares. Except for the provisions governing the number of shares issuable under the 1996 Plan and except for provisions which reflect changes in tax and securities laws, the provisions of the 1996 Plan are substantially similar to the provisions of the prior plan adopted in 1993. The 1996 Plan is administered and terms of option grants are established by the Board of Directors' Compensation Committee. Under the terms of the 1996 Plan, options alone or coupled with stock appreciation rights may be granted to selected key employees, directors, consultants and advisors of the Company. Options become exercisable ratably over a vesting period as determined by the Compensation Committee and expire over terms not exceeding ten years from the date of grant, one month after termination of employment, or six months after the death or permanent disability of the optionee. The purchase price for all shares granted under the 1996 Plan shall be determined by the Compensation Committee, but in the case of incentive stock options, the price will not be less than the fair market value of the common stock at the date of grant. On April 26, 1996, the Company amended the non-qualified stock option agreements issued through this date, to lower the per share price of the outstanding options to $10.00.

   As of December 31, 1999, the 1996 Stock Option Plan is the only plan with stock option awards available for grant; all of the 625,000 shares eligible for issuance under the 1993 Stock Option Plan have been granted. Of the 900,000 shares eligible for issuance under the 1996 Stock Option Plan, 554,449 have been granted. In addition, 721,077 shares (with a weighted average exercise price of $9.98 per share) of Pinnacle Entertainment common stock are issuable upon exercise of options granted under pre-merger stock option plans of Boomtown. Of such Boomtown stock options, 711,742 (with a weighted average exercise price of $9.99) are currently vested.

                         PINNACLE ENTERTAINMENT, INC.

In addition, 256,136 shares (with a weighted average exercise price of $24.57 per share) of Pinnacle Entertainment common stock are issuable upon exercise of options granted under pre-merger stock options plans of Casino Magic. Of such Casino Magic stock options, 169,590 (with a weighted average exercise price of $23.65 per share) are currently vested.

   On September 10, 1998, the Company granted 817,500 options (625,000 at an exercise price of $10.1875, and 192,500 at an exercise price of $18.00) outside of the 1993 and 1996 Plans to the new executive management team hired as of January 1, 1999. As of December 31, 1999, none of these options were exercised.

   The following table summarizes information related to shares under option and shares available for grant under the Company's 1993 and 1996 Plans:

                                                       Number
                                                         of     Weighted Average
                                                       Shares    Exercise Price
                                                      --------  ----------------
   Options outstanding at December 31, 1996..........  622,500       $10.00
     Granted.........................................  261,000       $14.75
     Exercised, expired or forfeited.................  (26,001)      $10.00
                                                      --------       ------
   Options outstanding at December 31, 1997..........  857,499       $11.50
     Granted.........................................  219,188       $12.66
     Exercised, expired or forfeited................. (249,866)      $10.00
                                                      --------       ------
   Options outstanding at December 31, 1998..........  826,821       $12.02
     Granted.........................................  278,500       $11.73
     Exercised, expired or forfeited................. (253,478)      $11.72
                                                      --------       ------
   Options outstanding at December 31, 1999..........  851,843       $12.01
                                                      ========       ======
   Options exercisable at:
     December 31, 1999...............................  474,426       $11.86
     December 31, 1998...............................  584,846       $10.00
     December 31, 1997...............................  696,813       $10.00
                                                      ========       ======

   The following table summarizes information about stock options under the 1993 and 1996 Plans outstanding as of December 31, 1999:

                                           Outstanding          Exercisable
                                       -------------------- --------------------
                                                   Weighted             Weighted
                                        Number of  Average   Number of  Average
      Range of                           Shares    Exercise   Shares    Exercise
    Exercise Price                     at 12/31/99  Price   at 12/31/99  Price
    --------------                     ----------- -------- ----------- --------
   $ 8.63 to $10.00...................   457,633    $ 9.80    271,633    $ 9.94
   $10.19 to $14.81...................   363,210    $14.34    197,460    $14.34
   $16.50 to $18.19...................    31,000    $17.33      5,333    $17.31
                                         -------    ------    -------    ------
   $ 8.63 to $18.19...................   851,843    $12.01    474,426    $11.86
                                         =======    ======    =======    ======

   The weighted average remaining contractual life of the outstanding options under the Company's 1993 and 1996 Plans as of December 31, 1999 is approximately 8.3 years.

                         PINNACLE ENTERTAINMENT, INC.

 Accounting for Stock-Based Compensation

   The Company estimated the fair market value of stock options using an option-pricing model taking into account, as of the date of grant, the exercise price and expected life of the option, the then current price of the underlying stock and its expected volatility, expected dividend on the stock, and the risk-free interest rate for the expected term of the options.

   In computing the stock-based compensation, the following assumptions were made:

                               Risk-Free                  Expected  Expected
                             Interest Rate Expected Life Volatility Dividends
                             ------------- ------------- ---------- ---------
   Options granted in the
    following periods:
     Third quarter 1997.....      5.0%        3 years       47.8%     None
     Third quarter 1998.....      4.5%       10 years       40.1%     None
     Fourth quarter 1998....      4.5%     3 to 10 years    40.1%     None
     Fourth quarter 1999....      4.6%       10 years       47.3%     None

   The following table summarizes information about stock options under the 1993 and 1996 Plans outstanding as of December 31, 1999:

                                                          For the years ended
                                                              December 31,
                                                         ----------------------
                                                          1999    1998    1997
                                                         ------- ------- ------
                                                         (in thousands, except
                                                            per share data)
   Net income before stock-based compensation expense..  $44,047 $13,169 $8,670
   Stock-based compensation expense....................    1,510   1,905    629
                                                         ------- ------- ------
   Pro forma net income................................  $42,537 $11,264 $8,041
                                                         ======= ======= ======
   Dividend requirements on convertible preferred
    stock..............................................  $     0 $     0 $1,520
   Pro forma net income attributed to common
    stockholders.......................................  $42,537 $11,264 $6,521
                                                         ======= ======= ======
   Net income per common share:
     Net income--basic.................................  $  1.64 $  0.43 $ 0.30
     Net income--diluted...............................  $  1.62 $  0.43 $ 0.29
   Number of shares--basic.............................   25,966  26,115 22,010
   Number of shares--diluted...........................   26,329  26,115 22,340

Note 16--Commitments and Contingencies

   Belterra Casino Resort. The Company plans to spend approximately $200,000,000 ($30,635,000 of which has been spent as of December 31, 1999) in total costs (including land, capitalized interest, pre-opening expenses, organizational expenses and community grants) on the Belterra Casino Resort, which will feature a 15-story, 308-room hotel, a cruising riverboat casino with approximately 1,800 gaming positions, an 18-hole championship golf course, a 1,500 seat entertainment facility, four restaurants, retail areas and other amenities. As of December 31, 1999, the Company has contractual commitments of $113,301,000 for construction contracts executed as of such date.

   Employment and Severance Agreements. The Company has employment agreements with five employees (including three officers) which grant these employees the right to receive their annual salary for up to the balance of the contract period, plus extension of certain benefits and the immediate vesting of certain stock options, if the employee terminates the contract for good reason (as defined and which definition includes a

                         PINNACLE ENTERTAINMENT, INC.

change in control), or if the Company terminates the employee without cause (as defined). At December 31, 1999, the maximum contingent liability for salary and incentive compensation under these agreements was approximately $3,850,000.

   In addition, the Company has severance agreements with three employees which grant the employees the right to receive up to two and one-half times their annual salary and two and one-half times their incentive compensation, as well as the extension of certain benefits, if there is a change in control (as defined). At December 31, 1999, the maximum contingent liability for salary and incentive compensation under these agreements was approximately $1,574,000. Eleven employees have the right to receive severance payments if their employment is terminated. At December 31, 1999, the maximum contingent liability for these severance payments was approximately $195,000. There are also three former employees entitled to future compensation under severance agreements. At December 31, 1999, the contingent liability for such compensation was approximately $251,000.

   The Company also has (i) a consulting agreement until October 31, 2001, with a former employee (now a director) for which the contingent liability at December 31, 1999 was $788,000, and (ii) a non-compete agreement with a director for which the contingent liability at December 31, 1999 was $550,000.

Legal

   Poulos Lawsuit. A class action lawsuit was filed on April 26, 1994, in the United States District Court, Middle District of Florida (the "Poulos Lawsuit"), naming as defendants 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including Casino Magic. The lawsuit alleges that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce people to play such games based on false beliefs concerning the operation of the gaming machines and the extent to which there is an opportunity to win. The suit alleges violations of the Racketeer Influenced and Corrupt Organization Act, as well as claims of common law fraud, unjust enrichment and negligent misrepresentation, and seeks damages in excess of $6 billion. On May 10, 1994, a second class action lawsuit was filed in the United States District Court, Middle District of Florida (the "Ahern Lawsuit"), naming as defendants the same defendants who were named in the Poulos Lawsuit and adding as defendants the owners of certain casino operations in Puerto Rico and the Bahamas, who were not named as defendants in the Poulos Lawsuit. The claims in the Ahern Lawsuit are identical to the claims in the Poulos Lawsuit. Because of the similarity of parties and claims, the Poulos Lawsuit and Ahern Lawsuit were consolidated into one case file in the United States District Court, Middle District of Florida. On December 9, 1994 a motion by the defendants for change of venue was granted, transferring the case to the United States District Court for the District of Nevada, in Las Vegas. In an order dated April 17, 1996, the court granted motions to dismiss filed by Casino Magic and other defendants and dismissed the Complaint without prejudice. The plaintiffs then filed an amended Complaint on May 31, 1996 seeking damages against Casino Magic and other defendants in excess of $1 billion and punitive damages for violations of the Racketeer Influenced and Corrupt Organizations Act and for state common law claims for fraud, unjust enrichment and negligent misrepresentation. Casino Magic and other defendants have moved to dismiss the amended Complaint. The Company believes that the claims are without merit and does not expect that the lawsuit will have a materially adverse effect on the financial condition or results of operations of the Company.

   Casino America Litigation. On or about September 6, 1996, Casino America, Inc. commenced litigation in the Chancery Court of Harrison County, Mississippi, Second Judicial District, against Casino Magic, and James Edward Ernst, its then Chief Executive Officer, seeking injunctive relief and unspecified compensatory damages in an amount to be proven at trial as well as punitive damages. The plaintiff claims, among other things, that the defendants (i) breached the terms of an agreement they had with the plaintiff;
(ii) tortiously interfered with certain of the plaintiff's business relations; and (iii) breached covenants of good faith and fair dealing they

                         PINNACLE ENTERTAINMENT, INC.

allegedly owed to the plaintiff. On or about October 8, 1996, the defendants interposed an answer, denying the allegations contained in the Complaint. On June 26, 1998, defendants filed a motion for summary judgment. Thereafter, plaintiffs, in July of 1998, filed a motion to reopen discovery. Both of these motions are pending. On November 30, 1999, the matter was transferred to the First Judicial District Court for Harrison County, Mississippi. No trial date has been set. While the Company cannot predict the outcome of this action, it believes plaintiff's claims are without merit and intends to vigorously defend this action.

   Bus Litigation. On May 9, 1999, a bus owned and operated by Custom Bus Charters, Inc. was involved in an accident in New Orleans, Louisiana while en route to Casino Magic in Bay St. Louis, Mississippi. To date, multiple deaths and numerous injuries are attributed to this accident and the Company's subsidiaries, Casino Magic Corp. and/or Mardi Gras Casino Corp., together with several other defendants, have been named in thirty-eight (38) lawsuits, each seeking unspecified damages due to the deaths and injuries sustained in this accident. While the Company cannot predict the outcome of the litigation, the Company believes Casino Magic is not liable for any damages arising from this accident and the Company and its insurers intend to vigorously defend these actions.

   Skrmetta Lawsuit. A suit was filed on August 14, 1998 in the Circuit Court of Harrison County, Mississippi by the ground lessor of property underlying Boomtown Biloxi landbased improvements in Biloxi, Mississippi (the "Project"). The lawsuit alleges that the plaintiff agreed to exchange the first two years' ground rentals for an equity position in the Project based upon defendants' purported assurances that a hotel would be constructed as a component of the Project. Plaintiff seeks recovery in excess of $4,000,000 plus punitive damages. No substantive developments in the matter occurred prior to July 30, 1999 when the court denied the defendants' motions to arbitrate, and to stay, the matter. Trial of the matter will commence on March 28, 2000. The Company believes that the claims are without merit and intends to contest the matter vigorously.

   The Company is party to a number of other pending legal proceedings in the ordinary course of business, though management does not expect that the outcome of such proceedings, either individually or in the aggregate, will have a material effect on the Company's financial condition or results of operations.

                         PINNACLE ENTERTAINMENT, INC.

Note 17--Unaudited Quarterly Information; Supplementary Financial Information

   The following is a summary of unaudited quarterly financial data for the years ended December 31, 1999 and 1998:

                                                        1999
                                         ------------------------------------
                                         Dec. 31,  Sept. 30 June 30, Mar. 31,
                                         -------- --------- -------- --------
                                           (in thousands, except per share
                                                        data)
   Revenues............................. $150,675 $184,655  $199,529 $171,998
   (Gain) loss on dispositions of
    assets, net......................... $     78 $(42,139) $      0 $      0
   Pre opening costs.................... $    827 $    684  $    802 $    707
   Operating income..................... $ 18,937 $ 70,246  $ 33,183 $ 21,838
   Net income........................... $  3,971 $ 26,232  $  9,711 $  4,133
   Net income per common share:
     Net income--basic.................. $   0.15 $   1.01  $   0.38 $   0.16
     Net income--diluted................ $   0.15 $   0.98  $   0.37 $   0.16

                                                        1998
                                         ------------------------------------
                                         Dec. 31,  Sept. 30 June 30, Mar. 31,
                                         -------- --------  -------- --------
                                           (in thousands, except per share
                                                        data)
   Revenues............................. $158,218 $ 87,467  $103,125 $ 78,157
   (Gain) loss on dispositions of
    assets, net......................... $    635 $  1,586  $      0 $      0
   Pre opening costs.................... $    361 $    367  $     93 $      0
   Operating income..................... $ 18,906 $  6,337  $ 17,602 $  1,658
   Net income (loss).................... $  4,302 $  1,972  $  8,129 $ (1,234)
   Net income (loss) per common share:
     Net income (loss)--basic........... $   0.17 $   0.08  $   0.31 $  (0.05)
     Net income (loss)--diluted......... $   0.17 $   0.08  $   0.31 $  (0.05)

--------
(a) No dividends were paid in 1999 or 1998.

(b) Net income per share calculations for each quarter are based on the weighted average number of shares outstanding during the respective periods; accordingly, the sum of the quarters may not equal the full year income per share.

(c) The Company acquired Casino Magic on October 15, 1998, and accounted for the acquisition under the purchase method of accounting for a business combination, and therefore, Casino Magic's results of operations are not included prior to its acquisition date.

(d) Hollywood Park Race Track and Casino were sold on September 10, 1999, and accordingly, results of operations after that date are excluded.

Note 18--Fair Value of Financial Instruments

   Due to the short term maturity of financial instruments classified as current assets and liabilities, the fair value approximates the carrying value. It is not practical to estimate the fair value of long term receivables and long term debt instruments, other than the 9.25% Notes, 9.5% Notes and the Casino Magic 13% Notes, because there are no quoted market prices for transactions of a similar nature.

   Based on quoted market values at December 31, 1999, the carrying values of the 9.25% Notes and the 9.5% Notes approximate fair value and the carrying value of $119,800,000 for the Casino Magic 13% Notes is below the fair value by approximately $3,500,000.

                         PINNACLE ENTERTAINMENT, INC.

Note 19--Consolidating Condensed Financial Information

   The Company's subsidiaries (excluding Casino Magic of Louisiana, Corp., Casino Magic Argentina and certain non-material subsidiaries) have fully and unconditionally guaranteed the payment of all obligations under the 9.25% Notes and the 9.5% Notes. Separate financial statements and other disclosures regarding the subsidiary guarantors are not included herein because management has determined that such information is not material to investors. In lieu thereof, the Company includes the following:

                         Pinnacle Entertainment, Inc.

                 Consolidating Condensed Financial Information

                As of and for the year ended December 31, 1999

                                             (a)           (b)
                                                                    Consolidating    Pinnacle
                             Pinnacle    Wholly Owned Wholly Owned       and      Entertainment,
                          Entertainment,  Guarantor   Non-Guarantor  Eliminating       Inc.
                               Inc.      Subsidiaries Subsidiaries     Entries     Consolidated
                          -------------- ------------ ------------- ------------- --------------
                                                      (in thousands)
As of and for the year
 ended December 31, 1999
Balance Sheet
Current assets..........     $220,216      $188,330     $ 28,928      $       0     $  437,474
Property, plant and
 equipment, net.........       36,671       311,165       89,879              0        437,715
Other non-current
 assets.................       28,369        40,788       44,599         56,463        170,219
Investment in
 subsidiaries...........      340,840        86,215            0       (427,055)             0
Inter-company...........      239,469       173,002       31,493       (443,964)             0
                             --------      --------     --------      ---------     ----------
                             $865,565      $799,500     $194,899      $(814,556)    $1,045,408
                             ========      ========     ========      =========     ==========
Current liabilities.....     $ 75,933      $ 52,159     $ 16,916      $       0     $  145,008
Notes payable, long
 term...................      502,421         3,393      112,884              0        618,698
Other non-current
 liabilities............       (7,165)           83       20,114        (12,206)           826
Inter-company...........       13,500       406,437       24,031       (443,968)             0
Equity..................      280,876       337,428       20,954       (358,382)       280,876
                             --------      --------     --------      ---------     ----------
                             $865,565      $799,500     $194,899      $(814,556)    $1,045,408
                             ========      ========     ========      =========     ==========
Statement of Operations
Revenues:
 Gaming.................     $ 33,638      $368,993     $154,895      $       0     $  557,526
 Racing.................       39,714        15,495            0              0         55,209
 Food and beverage......        8,073        27,823        3,921              0         39,817
 Equity in
  subsidiaries..........       78,679        42,974            0       (121,653)             0
 Other..................        6,661        44,324        3,320              0         54,305
                             --------      --------     --------      ---------     ----------
                              166,765       499,609      162,136       (121,653)       706,857
                             --------      --------     --------      ---------     ----------
Expenses:
 Gaming.................       18,241       200,594       90,673              0        309,508
 Racing.................       15,843         6,851            0              0         22,694
 Food and beverage......       11,060        31,237        4,261              0         46,558
 Administrative and
  other.................       34,124       114,633       25,273              0        174,030
 (Gain) loss on
  disposition of
  assets................      (42,828)          767            0              0        (42,061)
 Depreciation and
  amortization..........        5,295        35,480        9,664          1,485         51,924
                             --------      --------     --------      ---------     ----------
                               41,735       389,562      129,871          1,485        562,653
                             --------      --------     --------      ---------     ----------
Operating income
 (loss).................     $125,030      $110,047     $ 32,265      $(123,138)    $  144,204
Interest expense, net...       41,030        (1,460)      17,974              0         57,544
                             --------      --------     --------      ---------     ----------
Income (loss) before
 minority interests and
 taxes..................       84,000       111,507       14,291       (123,138)        86,660
Minority interests......            0         1,687            0              0          1,687
Income tax expense......       38,469            10        2,447              0         40,926
                             --------      --------     --------      ---------     ----------
Net income (loss).......     $ 45,531      $109,810     $ 11,844      $(123,138)    $   44,047
                             ========      ========     ========      =========     ==========
Statement of Cash Flows
Net cash provided by
 (used in) operating
 activities.............     $    592      $ 56,861     $ 19,632      $  (1,762)    $   75,323
Net cash provided by
 (used in) investing
 activities.............          897       (49,100)      (2,860)             0        (51,063)
Net cash provided by
 (used in) financing
 activities.............       66,941        (3,149)      (8,924)             0         54,868

                          PINNACLE ENTERTAINMENT, INC.

                          Pinnacle Entertainment, Inc.

                 Consolidating Condensed Financial Information

                 As of and for the year ended December 31, 1998

                                                         (a)           (b)           (c)
                        Pinnacle     Hollywood Park
                     Entertainment,  Operating Co.                   Wholly      Non Wholly   Consolidating    Pinnacle
                     Inc. Guarantor (Co-Obligor 9.5% Wholly Owned     Owned         Owned          and      Entertainment,
                        (Parent     Notes/Guarantor   Guarantor   Non-Guarantor Non-Guarantor  Eliminating       Inc.
                        Obligor)      9.25% Notes)   Subsidiaries Subsidiaries  Subsidiaries     Entries     Consolidated
                     -------------- ---------------- ------------ ------------- ------------- ------------- --------------
                                                                (in thousands)
As of and for the
year ended
December 31, 1998
Balance Sheet
Current assets.....    $  14,820        $  2,574      $   69,790    $ 17,726       $15,046     $   (19,808)   $ 100,148
Property, plant and
 equipment, net....       85,870           1,953         421,380      92,218         1,491               0      602,912
Other non-current
 assets............       41,365           4,196          31,275      53,452         7,591          50,400      188,279
Investment in
 subsidiaries......      279,442          17,839         174,141           0             0        (471,422)           0
Inter-company......      252,556         144,569         303,855           0         5,012        (705,992)           0
                       ---------        --------      ----------    --------       -------     -----------    ---------
                       $ 674,053        $171,131      $1,000,441    $163,396       $29,140     $(1,146,822)   $ 891,339
                       =========        ========      ==========    ========       =======     ===========    =========
Current
 liabilities.......    $  11,048        $ 12,547      $   79,178    $ 29,266       $ 5,604     $    (9,051)   $ 128,592
Notes payable, long
 term..............      279,018         125,228          10,042     118,349             0          (5,018)     527,619
Other non-current
 liabilities.......        5,889               0           9,747       2,727         7,532         (25,495)         400
Inter-company......      147,122          23,323         564,207           0        21,549        (756,201)           0
Minority interest..            0               0           4,366           0             0            (614)       3,752
Equity.............      230,976          10,033         332,901      13,054        (5,545)       (350,443)     230,976
                       ---------        --------      ----------    --------       -------     -----------    ---------
                       $ 674,053        $171,131      $1,000,441    $163,396       $29,140     $(1,146,822)   $ 891,339
                       =========        ========      ==========    ========       =======     ===========    =========
Statement of
 Operations
Revenues:
 Gaming............    $  46,255        $      0      $  221,029    $ 21,985       $ 3,788     $         0    $ 293,057
 Racing............            0          39,618          27,253           0             0               0       66,871
 Food and
  beverage.........        4,881               0          25,008         381           240               0       30,510
 Equity in
  subsidiaries.....       20,812               0           3,390           0             0         (24,202)           0
 Inter-company.....            0               0          22,856           0             0         (22,856)           0
 Other.............        3,797           1,983          30,487         214            48               0       36,529
                       ---------        --------      ----------    --------       -------     -----------    ---------
                          75,745          41,601         330,023      22,580         4,076         (47,058)     426,967
                       ---------        --------      ----------    --------       -------     -----------    ---------
Expenses:
 Gaming............       27,167               0         118,813      14,602           967               0      161,549
 Racing............            0          17,198          12,118           0             0               0       29,316
 Food and
  beverage.........        9,613               0          28,490         566           191               0       38,860
 Administrative and
  other............       19,035          14,254          80,451       3,394         1,263               0      118,397
 Loss on write off
  of assets........        1,586               0             635           0             0               0        2,221
 Depreciation and
  amortization.....        4,346           3,985          21,451       1,429           306             604       32,121
                       ---------        --------      ----------    --------       -------     -----------    ---------
                          61,747          35,437         261,958      19,991         2,727             604      382,464
                       ---------        --------      ----------    --------       -------     -----------    ---------
Operating income
 (loss)............       13,998           6,164          68,065       2,589         1,349         (47,662)      44,503
Interest expense...        6,871          12,565            (226)      3,308             0               0       22,518
Inter-company
 interest..........            0               0          22,856           0             0         (22,856)           0
                       ---------        --------      ----------    --------       -------     -----------    ---------
Income (loss)
 before minority
 interests and
 taxes.............        7,127          (6,401)         45,435        (719)        1,349         (24,806)      21,985
Minority
 interests.........            0               0               0           0             0             374          374
Income tax expense
 (benefit).........       (6,213)              0          14,164           0           491               0        8,442
                       ---------        --------      ----------    --------       -------     -----------    ---------
Net income (loss)..    $  13,340        $ (6,401)     $   31,271    $   (719)      $   858     $   (25,180)   $  13,169
                       =========        ========      ==========    ========       =======     ===========    =========
Statement of Cash
 Flows
Net cash provided
 by (used in)
 operating
 activities........    $(153,372)       $  1,965      $  203,874    $  7,042       $ 1,055     $   (22,452)   $  38,112
Net cash provided
 by (used in)
 investing
 activities........      (89,208)         (2,132)        (57,942)     (5,844)          (72)         18,666     (136,532)
Net cash provided
 by (used in)
 financing
 activities........      261,682             (27)       (140,773)          0             0          (2,384)     118,498

                          PINNACLE ENTERTAINMENT, INC.

                          Pinnacle Entertainment, Inc.

                 Consolidating Condensed Financial Information

                 As of and for the year ended December 31, 1997

                                                         (a)           (b)           (c)
                        Pinnacle     Hollywood Park
                     Entertainment,  Operating Co.                   Wholly      Non Wholly   Consolidating    Pinnacle
                     Inc. Guarantor (Co-Obligor 9.5% Wholly Owned     Owned         Owned          and      Entertainment,
                        (Parent     Notes/Guarantor   Guarantor   Non-Guarantor Non-Guarantor  Eliminating       Inc.
                        Obligor)      9.25% Notes)   Subsidiaries Subsidiaries  Subsidiaries     Entries     Consolidated
                     -------------- ---------------- ------------ ------------- ------------- ------------- --------------
                                                                (in thousands)
As of and for the
year ended December
31, 1997
Balance Sheet
Current assets.....     $ 19,844       $   8,568      $  25,074      $ 6,720          $0        $       0      $ 60,206
Property, plant and
 equipment, net....       68,515          23,753        140,105       68,293           0                0       300,666
Other non-current
 assets............       22,306               0         29,320        7,611           0           (1,080)       58,157
Investment in
 subsidiaries......      126,121          15,132        116,020            0           0         (257,273)            0
Inter-company......      125,210         148,380        122,035            0           0         (395,625)            0
                        --------       ---------      ---------      -------         ---        ---------      --------
                        $361,996       $ 195,833      $ 432,554      $82,624          $0        $(653,978)     $419,029
                        ========       =========      =========      =======         ===        =========      ========
Current
 liabilities.......     $ 16,890       $  14,232      $  19,583      $ 6,612          $0        $       0      $ 57,317
Notes payable, long
 term..............        2,406         125,256          1,936        2,504           0                0       132,102
Other non-current
 liabilities.......        4,753           5,202             83            0           0           (3,728)        6,310
Inter-company......      146,145          21,589        178,448       49,443           0         (395,625)            0
Minority interest..            0               0              0            0           0            1,946         1,946
Equity.............      191,802          29,554        232,504       24,065           0         (256,571)      221,354
                        --------       ---------      ---------      -------         ---        ---------      --------
                        $361,996       $ 195,833      $ 432,554      $82,624          $0        $(653,978)     $419,029
                        ========       =========      =========      =======         ===        =========      ========
Statement of
 Operations
Revenues:
 Gaming............     $ 50,820       $       0      $  58,622      $28,217          $0        $       0      $137,659
 Racing............            0          39,930         28,914            0           0                0        68,844
 Food and
  beverage.........        4,659               0         13,483        1,752           0                0        19,894
 Equity in
  subsidiaries.....       13,963           3,735            (43)           0           0          (17,655)            0
 Inter-company.....            0               0          4,823            0           0           (4,823)            0
 Other.............        4,601           1,808         13,789        1,533           0                0        21,731
                        --------       ---------      ---------      -------         ---        ---------      --------
                          74,043          45,473        119,588       31,502           0          (22,478)      248,128
                        --------       ---------      ---------      -------         ---        ---------      --------
Expenses:
 Gaming............       28,353               0         32,370       14,010           0                0        74,733
 Racing............            0          17,822         12,482            0           0                0        30,304
 Food and
  beverage.........        9,658               0         13,784        2,303           0                0        25,745
 Administrative and
  other............       18,282          14,536         33,277        8,792           0                0        74,887
 REIT
  restructuring....        2,483               0              0            0           0                0         2,483
 Depreciation and
  amortization.....        4,632           3,804          6,229        3,459           0               33        18,157
                        --------       ---------      ---------      -------         ---        ---------      --------
                          63,408          36,162         98,142       28,564           0               33       226,309
                        --------       ---------      ---------      -------         ---        ---------      --------
Operating income
 (loss)............       10,635           9,311         21,446        2,938           0          (22,511)       21,819
Interest expense...        1,789           5,368            (37)         182           0                0         7,302
Inter-company
 interest..........            0               0          2,244        2,579           0           (4,823)            0
                        --------       ---------      ---------      -------         ---        ---------      --------
Income (loss)
 before minority
 interests and
 taxes.............        8,846           3,943         19,239          177           0          (17,688)       14,517
Minority
 interests.........            0               0              0            0           0               (3)           (3)
Income tax
 expense...........        4,124               0          1,726            0           0                0         5,850
                        --------       ---------      ---------      -------         ---        ---------      --------
Net income (loss)..     $  4,722       $   3,943      $  17,513      $   177          $0        $ (17,685)     $  8,670
                        ========       =========      =========      =======         ===        =========      ========
Statement of Cash
 Flows
Net cash provided
 by (used in)
 operating
 activities........     $ 19,559       $(122,039)     $ 129,260      $ 5,250          $0        $ (17,665)     $ 14,365
Net cash provided
 by (used in)
 investing
 activities........       14,747          (3,139)       (23,516)      (4,328)          0               10       (16,226)
Net cash provided
 by (used in)
 financing
 activities........          475         124,975       (114,345)      (2,373)          0              877         9,609

                         PINNACLE ENTERTAINMENT, INC.

--------
(a) All of the subsidiaries mentioned in this footnote (a) became wholly owned subsidiaries of the Company at different points in time, in some cases, during the periods presented. All of such subsidiaries were guarantors on both the 9.5% Notes and the 9.25% Notes. The following subsidiaries were treated as guarantors for all periods presented: Turf Paradise, Inc., Hollywood Park Food Services, Inc. (through September 10, 1999), Hollywood Park Fall Operating Company (through September 10, 1999) and, with respect to the 9.25% Notes, Hollywood Park Operating Company (through September 10, 1999) (it was a co-obligor on the 9.5% Notes through September 10,
    1999). The following subsidiaries were treated as guarantors for periods beginning on June 30, 1997, when the Boomtown Merger was consummated:
    Boomtown, Inc., Boomtown Hotel & Casino, Inc., Bay View Yacht Club, Inc., Louisiana--I Gaming, Louisiana Gaming Enterprises, Inc., and Boomtown Hoosier, Inc. The following subsidiaries were treated as guarantors for periods beginning on October 15, 1998, when the Casino Magic Merger was consummated: Casino Magic Corp., Mardi Gras Casino Corp., Biloxi Casino Corp., Bay St. Louis Casino Corp., Casino Magic Finance Corp., Casino Magic American Corp., and Casino One Corporation. HP Casino, Inc., HP Yakama, Inc., and HP Consulting, Inc., were treated as guarantors beginning in 1997 when these subsidiaries began operations. HP/Compton, Inc. was treated as a guarantor beginning in October 1996 when this subsidiary began operations. Crystal Park Hotel and Casino Development Company, LLC and Mississippi--I Gaming L.P. were treated as wholly owned guarantors for periods beginning in January 1998 and October 1998, respectively, when the Company acquired the outstanding minority interests therein and they became wholly owned subsidiaries.

(b) The following wholly owned subsidiaries were not guarantors on either the 9.5% Notes or the 9.25% Notes and became subsidiaries of the Company on October 15, 1998, when the Casino Magic Merger was consummated: Jefferson Casino Corporation, Casino Magic of Louisiana, Corp., and Casino Magic Management Services, Corp. In October 1999, Casino Magic Neuquen S.A. and its subsidiary Casino Magic Support Services, became wholly owned subsidiaries of the Company but remain non-guarantors of the 9.5% Notes and 9.25% Notes.

(c) The following non-wholly owned subsidiaries were not guarantors on either the 9.5% notes or the 9.25% Notes and became subsidiaries of the Company on October 15, 1998, when the Casino Magic Merger was consummated: Casino Magic Neuquen S.A. and its subsidiary, Casino Magic Support Services S.A.

Note 20--Subsequent Events

   On March 8, 2000, the Company announced it had received a proposal pursuant to which Harveys Casino Resorts ("Harveys") would acquire all of the outstanding shares of common stock of Pinnacle Entertainment for cash at $25 per fully diluted share (the "Acquisition Proposal"). The Acquisition Proposal is subject to, among other things, the execution of a definitive agreement containing the customary terms and conditions, including regulatory approval, the agreement of Pinnacle Entertainment's senior management to retain an equity interest in the combined company and the approval of a majority of Pinnacle Entertainment's shareholders. The Company's Board of Directors, excluding management members, agreed to evaluate the Acquisition Proposal and to negotiate on an exclusive basis through the end of March 2000. Harveys Casino Resorts is majority owned by Colony Capital, Inc., a private investment firm.

   On March 14, 2000, Harbor Finance Partners filed a class action lawsuit in the Chancery Court of the State of Delaware against the Company, and each of its directors, claiming that the defendants have breached their fiduciary duty to the stockholders of the Company by agreeing to negotiate exclusively with Harveys Resorts Casinos, a majority owned company of Colony Capital, Inc. (see Acquisition Proposal discussion above). On March 21, 2000, a similar class action lawsuit was filed by Leta Hilliard in the Superior Court of the State of California. The lawsuits claim that the Company and its directors have failed to undertake an appropriate evaluation of the Company's worth and engage in an auction of the Company with third parties, and that the

                          PINNACLE ENTERTAINMENT, INC.

price for the stock is inadequate. The Company intends to vigorously defend these actions and believes no basis exists for the plaintiffs' claims.

   On March 17, 2000, the Company completed the sale of approximately 42 acres of the 139 acres retained in the Churchill Downs transaction for $24,200,000 in cash (see Note 4). The Company anticipates an after tax gain of approximately $13,800,000 from this sale.

                         PINNACLE ENTERTAINMENT, INC.

                       CALCULATION OF EARNINGS PER SHARE

                                       For the three months ended December 31,
                                      -----------------------------------------
                                             Basic               Diluted
                                      -------------------- --------------------
                                       1999   1998   1997   1999   1998   1997
                                      ------ ------ ------ ------ ------ ------
                                       (in thousands, except per share data--
                                                     unaudited)
Average number of common shares
 outstanding......................... 26,145 25,800 26,209 26,145 25,800 26,705
Average common shares due to assumed
 conversion of convertible preferred
 shares(b)...........................      0      0      0      0      0      0
Average common shares due to assumed
 conversion of stock options.........      0      0      0    854      0      0
                                      ------ ------ ------ ------ ------ ------
Total shares......................... 26,145 25,800 26,209 26,999 25,800 26,705
                                      ====== ====== ====== ====== ====== ======
Net income........................... $3,971 $4,302 $1,551 $3,971 $4,302 $1,551
Less dividend requirements on
 convertible preferred shares........      0      0      0      0      0      0
                                      ------ ------ ------ ------ ------ ------
Net income available to common
 shareholders........................ $3,971 $4,302 $1,551 $3,971 $4,302 $1,551
                                      ====== ====== ====== ====== ====== ======
Net income per share................. $ 0.15 $ 0.17 $ 0.06 $ 0.15 $ 0.17 $ 0.06
                                      ====== ====== ====== ====== ====== ======

                                        For the years ended December 31,
                                  ---------------------------------------------
                                          Basic                Diluted(a)
                                  ---------------------- ----------------------
                                   1999    1998    1997   1999    1998    1997
                                  ------- ------- ------ ------- ------- ------
                                      (in thousands, except per share data)
Average number of common shares
 outstanding.....................  25,966  26,115 22,010  25,966  26,115 22,340
Average common shares due to
 assumed conversion of
 convertible preferred
 shares(b).......................       0       0      0       0       0      0
Average common shares due to
 assumed conversion of stock
 options.........................       0       0      0     363       0      0
                                  ------- ------- ------ ------- ------- ------
Total shares.....................  25,966  26,115 22,010  26,329  26,115 22,340
                                  ======= ======= ====== ======= ======= ======
Net income....................... $44,047 $13,169 $8,670 $44,047 $13,169 $8,670
Less dividend requirements on
 convertible preferred shares....       0       0  1,520       0       0  1,520
                                  ------- ------- ------ ------- ------- ------
Net income (loss) available to
 (allocated to) common
 shareholders.................... $44,047 $13,169 $7,150 $44,047 $13,169 $7,150
                                  ======= ======= ====== ======= ======= ======
Net income per share............. $  1.70 $  0.50 $ 0.33 $  1.67 $  0.50 $ 0.32
                                  ======= ======= ====== ======= ======= ======

--------
(a) When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the consolidated statements of operations.

(b) As of August 28, 1997, the Company's 2,749,000 outstanding depositary shares were converted into 2,291,492 shares of the Company's common stock.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                           Dated as of April 17, 2000

                                     among

                            PH CASINO RESORTS, INC.

                          PINNACLE ENTERTAINMENT, INC.

                                      and

                        PINNACLE ACQUISITION CORPORATION

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 ARTICLE I--DEFINITIONS.................................................    1

 ARTICLE II--THE PINNACLE MERGER........................................    8
    Section 2.1  The Pinnacle Merger....................................    8
    Section 2.2  Closing................................................    8
    Section 2.3  Effective Time.........................................    9
    Section 2.4  Effects of the Pinnacle Merger.........................    9
    Section 2.5  Corporate Governance Documents.........................    9
    Section 2.6  Directors..............................................    9
    Section 2.7  Officers...............................................    9
    Section 2.8  Further Actions........................................    9

 ARTICLE III--CONVERSION OF SHARES......................................    9
    Section 3.1  Effect on Capital Stock of Pinnacle and Pinnacle Acq
                  Corp..................................................    9
    Section 3.2  Exchange of Certificates...............................   10

 ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF PINNACLE.................   11
    Section 4.1  Organization, Standing and Corporate Power.............   12
    Section 4.2  Subsidiaries...........................................   12
    Section 4.3  Capital Structure......................................   12
    Section 4.4  Authority; Noncontravention............................   13
    Section 4.5  Opinion of Financial Advisor...........................   13
    Section 4.6  SEC Documents; Financial Statements....................   14
    Section 4.7  Absence of Certain Changes or Events...................   14
    Section 4.8  Litigation.............................................   15
    Section 4.9  Absence of Changes in Benefit Plans....................   15
    Section 4.10 Employee Benefits; ERISA...............................   15
    Section 4.11 Taxes..................................................   17
    Section 4.12 Environmental Matters..................................   17
    Section 4.13 Permits; Compliance with Laws..........................   18
    Section 4.14 State Takeover Statutes................................   19
    Section 4.15 Brokers................................................   20
    Section 4.16 Trademarks, etc........................................   20
    Section 4.17 Title to Properties....................................   20
    Section 4.18 Insurance..............................................   21
    Section 4.19 Contracts; Debt Instruments............................   22
    Section 4.20 Board Consent and Recommendation.......................   22
    Section 4.21 Accounting Controls....................................   23
    Section 4.22 Affiliate Transactions.................................   23
    Section 4.23 Vote Required..........................................   23
    Section 4.24 Material Subsidiaries..................................   23

 ARTICLE V--REPRESENTATIONS AND WARRANTIES OF HOLDING AND
  PINNACLE ACQ CORP.....................................................   23
    Section 5.1  Organization, Standing and Corporate Power.............   23
    Section 5.2  Authority; Noncontravention............................   23
    Section 5.3  Interim Operations of Pinnacle Acq Corp................   24
    Section 5.4  Licensing Matters......................................   24
    Section 5.5  Litigation.............................................   25
    Section 5.6  Financing..............................................   25
    Section 5.7  No Other Agreements....................................   25
    Section 5.8  Harveys Merger.........................................   25

                                                                          Page
                                                                          ----
 ARTICLE VI--COVENANTS RELATING TO CONDUCT OF BUSINESS..................   25
    Section 6.1   Conduct of Business...................................   25
    Section 6.2   Advice of Changes.....................................   28
    Section 6.3   No Solicitation.......................................   28

 ARTICLE VII--ADDITIONAL AGREEMENTS.....................................   30
    Section 7.1   Stockholders Meeting..................................   30
    Section 7.2   Proxy Statement and Other Filings; Auditor's Letter...   30
    Section 7.3   Access to Information; Confidentiality................   31
    Section 7.4   Reasonable Efforts; Notification......................   32
    Section 7.5   Stock Option Plans; Change of Control Plan............   33
    Section 7.6   Indemnification and Insurance.........................   33
    Section 7.7   Fees..................................................   34
    Section 7.8   Public Announcement...................................   34
    Section 7.9   Title Insurance, Surveys..............................   34
    Section 7.10  Transfer Taxes........................................   35
    Section 7.11  Financing.............................................   36
    Section 7.12  Tax Treatment.........................................   36
    Section 7.13  Tender Offer and Consent Solicitations................   36
    Section 7.14  Termination of Voting Agreement.......................   36
    Section 7.15  Compliance Committees.................................   36
    Section 7.16  Atlantic Land Warrant.................................   36
    Section 7.17  Filing of Corporate Gaming License Applications.......   37

 ARTICLE VIII--CONDITIONS PRECEDENT.....................................   37
    Section 8.1   Conditions to Each Party's Obligation to Effect the
                   Pinnacle Merger......................................   37
    Section 8.2   Conditions to Obligations of Pinnacle Acq Corp........   37
    Section 8.3   Conditions to Obligations of Pinnacle.................   39

 ARTICLE IX--TERMINATION, AMENDMENT AND WAIVER..........................   39
    Section 9.1   Termination...........................................   39
    Section 9.2   Effect of Termination.................................   40
    Section 9.3   Amendment.............................................   41
    Section 9.4   Extension; Waiver.....................................   41
    Section 9.5   Procedure for Termination, Amendment, Extension or
                   Waiver...............................................   41

 ARTICLE X--GENERAL PROVISIONS..........................................   41
    Section 10.1  Nonsurvival of Representations........................   41
    Section 10.2  Representations and Warranties........................   41
    Section 10.3  Notices...............................................   41
    Section 10.4  Interpretation........................................   42
    Section 10.5  Counterparts..........................................   43
    Section 10.6  Entire Agreement; No Third-Party Beneficiaries........   43
    Section 10.7  Governing Law.........................................   43
    Section 10.8  Gaming Laws...........................................   43
    Section 10.9  Assignment............................................   43
    Section 10.10 Enforcement...........................................   43
    Section 10.11 Inglewood Sale; CPRs..................................   43

                                   SCHEDULES

                                    EXHIBITS

 Exhibit A    Material Terms of the Financing

   AGREEMENT AND PLAN OF MERGER dated as of 12:01 A.M. on April 17, 2000 (this "Agreement"), among PH CASINO RESORTS, INC., a Delaware corporation ("PHCR"), PINNACLE ENTERTAINMENT, INC., a Delaware corporation ("Pinnacle"), and PINNACLE ACQUISITION CORPORATION, a Delaware corporation ("Pinnacle Acq Corp").

                              W I T N E S S E T H

   WHEREAS, Pinnacle Acq Corp is a direct wholly owned subsidiary of PHCR and an indirect wholly owned subsidiary of Harveys Casino Resorts, a Nevada corporation ("Harveys"), and Harveys is majority owned by Colony Investors III, L.P., a Delaware limited partnership ("Colony III");

   WHEREAS, the respective Boards of Directors of Pinnacle and Pinnacle Acq Corp have determined that the merger of Pinnacle Acq Corp with and into Pinnacle (the "Pinnacle Merger"), upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of their respective corporations and stockholders, and have approved this Agreement;

   WHEREAS, PHCR has formed a wholly owned subsidiary, Harveys Acquisition Corporation, a Nevada corporation ("Harveys Acq Corp"), which will, simultaneously with the Pinnacle Merger, merge with and into Harveys (the "Harveys Merger") so that, following the Pinnacle Merger and the Harveys Merger, the Pinnacle Surviving Corporation (as defined below) and the Harveys Surviving Corporation (as defined below) will each be wholly owned subsidiaries of PHCR;

   WHEREAS, for Federal income tax purposes, the parties intend that the Pinnacle Merger, the Harveys Merger and the contribution pursuant to the Voting Agreement (as defined below) qualify as exchanges under section 351 of the Internal Revenue Code of 1986, as amended (the "Code");

   WHEREAS, as a condition for PHCR and Pinnacle Acq Corp to enter into this Agreement, those stockholders of Pinnacle listed on the signature pages to the Voting Agreement, as defined below (the "Group"), have entered into the Voting and Contribution Agreement as of the date hereof with Pinnacle, Pinnacle Acq Corp and PHCR, which provides, among other things, that, subject to the terms and conditions thereof, (a) each member of the Group will vote its shares of Pinnacle Common Stock (as defined below) in favor of the Pinnacle Merger and the approval and adoption of this Agreement and (b) each member of the Group will contribute certain securities of Pinnacle to PHCR in exchange for securities of PHCR;

   WHEREAS, the Board of Directors of Pinnacle has approved the terms of this Agreement and the transactions contemplated hereby;

   WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Pinnacle Merger and also to prescribe various conditions to the Pinnacle Merger.

   NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   Capitalized and certain other terms used in this Agreement and not otherwise defined have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

   "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

   "Agreement" has the meaning set forth in the recitals hereof.

   "Asset Dispositions" has the meaning set forth in Section 6.1(c).

   "Asset Disposition Agreements" has the meaning set forth in Section 6.1(c).

   "Atlantic Land Warrant" means that certain warrant to purchase shares of Pinnacle Common Stock held by Atlantic Land Corporation and originally issued by Casino Magic Corporation.

   "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

   "Bank Credit Facility" means the Amended and Restated Reducing Revolving Loan Agreement, dated as of October 14, 1998, and amended as of June 2, 1999 and September 30, 1999, among Hollywood Park, Inc. and the banks named therein, Societe Generale and Bank of Scotland (as Managing Agents), First National Bank of Commerce (as Co-Agent), and Bank of America National Trust and Savings Association (as Administrative Agent).

   "Base Balance Sheet" has the meaning set forth in Section 4.6.

   "Budget" has the meaning set forth in Section 6.1(a)(v).

   "Business Day" means any day excluding: Saturday, Sunday and any day which is in the City of New York a legal holiday or a day upon which banking institutions in the City of New York are required or authorized by law or other governmental action to close.

   "Certificate of Merger" has the meaning set forth in Section 2.1.

   "Closing" has the meaning set forth in Section 2.2.

   "Closing Date" has the meaning set forth in Section 2.2.

   "Code" has the meaning set forth in the recitals hereto.

   "Colony" has the meaning set forth in Section 5.4.

   "Colony LP" has the meaning set forth in Section 5.4.

   "Colony III" has the meaning set forth in the recitals hereof.

   "Commitments" has the meaning set forth in Section 7.9(a).

   "Competitive Proposal" means, other than the transactions contemplated by this Agreement, (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of assets of Pinnacle or any of its Material Subsidiaries comprising 50% or more of Pinnacle's consolidated assets or over 50% of any class of equity securities of Pinnacle or any of its Material Subsidiaries or (b) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 50% or more of any class of equity securities of Pinnacle or any of its Material Subsidiaries or
(c) any merger, consolidation, business combination, liquidation, dissolution or similar transaction involving Pinnacle with a third party; provided, that the Board of Directors of Pinnacle determines in its good faith judgment that
(i) the value of the consideration (based on the opinion, with only customary qualifications, of an independent financial advisor of good national reputation in such matters) of such proposal exceeds the value of each of the Pinnacle Merger Consideration and any alternative proposal presented by Pinnacle Acq Corp or any of its Affiliates and (ii) such proposal is more favorable to Pinnacle's stockholders than the Pinnacle Merger and any alternative proposal presented by Pinnacle Acq Corp or any of its Affiliates. Notwithstanding the foregoing, the consummation of (i) the Principal Asset Dispositions (other than the sale of the Inglewood Property), substantially on the terms and subject to the conditions contained in the applicable Asset Disposition Agreement in effect as of the date hereof (or as amended or modified in accordance with this Agreement), and (ii) the sale of the Inglewood Property and the Other Asset Dispositions on terms approved by Pinnacle's Board of Directors, in good faith, shall not be deemed to constitute a Competitive Proposal.

   "Confidential Information" has the meaning set forth in Section 7.3.

   "Contract" means any mortgage, indenture, note, debenture, agreement, lease, license, permit, franchise or other instrument or obligation, whether written or oral.

   "Covered Person" has the meaning set forth in Section 6.3(a).

   "Current SEC Documents" has the meaning set forth in Section 4.6.

   "DGCL" means the Delaware General Corporation Law, as amended from time to time.

   "Effective Time" has the meaning set forth in Section 2.3.

   "Environmental Claim" has the meaning set forth in Section 4.12(c).

   "Environmental Laws" has the meaning set forth in Section 4.12(a).

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "ERISA Affiliate" has the meaning set forth in Section 4.10(a).

   "ERISA Plans" has the meaning set forth in Section 4.10(a).

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   "Exchange Funds" has the meaning set forth in Section 3.2(a).

   "Existing Leases" has the meaning set forth in Section 4.17(b).

   "Fairness Opinion" has the meaning set forth in Section 4.5.

   "Financing" means debt financing on terms not less favorable to the borrower than those set forth in Exhibit A hereto which, together with any indebtedness of Pinnacle assumed in the Merger, is in an amount sufficient to enable the payment, in full of (i) the Pinnacle Merger Consideration, (ii) all payments in connection with the cancellation of the Pinnacle Stock Options,
(iii) all other related payments in connection with the Pinnacle Merger and the Harveys Merger (including any related consent payments to holders of and any related repurchase of outstanding indebtedness of Pinnacle and Harveys set forth on Exhibit A), and (iv) the related fees and expenses, estimates of which are set forth on Exhibit A.

   "Gaming Approvals" has the meaning set forth in Section 8.2(d).

   "Gaming Authority" means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Arizona Racing Commission, the California Attorney General, the California Gambling Control Commission, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, the Indiana Gaming Commission, the City of Inglewood, the Iowa Racing and Gaming Commission, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Mississippi State Tax Commission, the Provincial Government of Neuquen, the Nevada State Gaming Control Board, the National Indian Gaming Commission, the Nevada Gaming Commission, the Washington State Gaming Commission, the Washoe County Board of Commissioners, Nevada Gaming Commission and the Yakima Tribal Gaming Commission.

   "Gaming Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to the current or, in the case of Pinnacle and its Subsidiaries, contemplated manufacturing, distribution, casino gambling and gaming activities and operations of Pinnacle and Harveys, including, without limitation, the California Gambling Control Act and the rules and regulations promulgated thereunder, the Colorado Limited Gaming Act and the rules and regulations promulgated thereunder, the Indian Gaming Regulatory Act and the rules and regulations promulgated thereunder, the Indiana Riverboat Gambling Act (as set forth at Indiana Code 4-33) and the rules and regulations promulgated thereunder, chapters 99D and F of the Code of Iowa and the rules and regulations promulgated thereunder, the Louisiana Riverboat Economic Development and Gaming Control Act and the rules and regulations promulgated thereunder, the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder, and the Nevada Gaming Control Act and the rules and regulations promulgated thereunder and all applicable local rules and ordinances.

   "Governmental Entity" means any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including any Gaming Authority.

   "Group" has the meaning set forth in the recitals hereof.

   "Harveys" has the meaning set forth in the recitals hereof.

   "Harveys Acq Corp" has the meaning set forth in the recitals hereof.

   "Harveys Merger" has the meaning set forth in the recitals hereof.

   "Harveys Surviving Corporation" means the surviving corporation of the Harveys Merger.

   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   "indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services or for trade or barter arrangements (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, or currency or commodity hedging, swap or similar derivative transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers or lessors to support accounts payable to suppliers incurred in the Ordinary Course of Business) and (j) all guarantees and arrangements having the economic effect of a guarantee by such Person of any other Person.

   "In the Money Option" has the meaning set forth in Section 10.11.

   "Indemnified Parties" has the meaning set forth in Section 7.6(a).

   "Indiana Project" has the meaning set forth in Section 4.6.

   "Inglewood Property" means the 97 acres of vacant land in Inglewood which was the subject of the agreement announced on November 4, 1999 (and subsequently terminated), with the Hovnanian Companies of California, the legal description of which is contained in Schedule 1.0 hereto.

   "Intellectual Property Rights" has the meaning set forth in Section 4.16.

   "knowledge" of any Person means the actual knowledge of the executive officers of such Person after due inquiry.

   "Law" means any law, statute, ordinance, regulation or rule or any judgment, decree, order, regulation or rule of any court or governmental authority or body.

   "Leased Properties" has the meaning set forth in Section 4.17(a).

   "Licensed Persons" has the meaning set forth in Section 5.4.

   "Lien" means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing; provided that other than with respect to Section 4.17 hereof, workers', mechanics', suppliers', carriers', materialmen's, landlords' statutory, warehousemen's liens, liens for taxes, assessments or government charges that are not yet delinquent or that are being contested in good faith and for which adequate reserves have been provided in accordance with generally accepted accounting principles (to the extent required thereunder), or other similar liens arising in the Ordinary Course of Business, shall not constitute a "Lien."

   "material adverse change" or "material adverse effect" with respect to any Person means any change or effect that is individually or in the aggregate materially adverse to the business, prospects, properties, assets or financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that in no event shall the following, either individually or in the aggregate, in and of itself be deemed to constitute a "material adverse change" or a "material adverse effect" (i) the effects of changes that are applicable to the national financial, banking, currency or capital markets in general, individually or in the aggregate, solely in and of itself be deemed to constitute a "material adverse change" or a "material adverse effect;" (ii) the failure by Pinnacle to meet independent, third party analysts' projections of earnings, revenue or other financial performance measures solely in and of itself be deemed to constitute a "material adverse change" or a "material adverse effect;" provided, however, that the underlying facts, circumstances, operating results or prospects which cause Pinnacle to fail to meet such projections may be considered in determining whether a "material adverse change" or a "material adverse effect" has occurred or (iii) the effects of any event or circumstances (including the actual occurrence of any proposed action) listed on Schedule 1.1 hereto.

   "Materials of Environmental Concern" has the meaning set forth in Section 4.12(a).

   "Material Subsidiary" shall mean each of: Boomtown Hotel & Casino, Inc., a Nevada corporation; Louisiana--I Gaming, a Louisiana Partnership in Commendam; Biloxi Casino Corp., a Mississippi corporation; Casino Magic of Louisiana, Corp., a Louisiana corporation; and Belterra Resort (Indiana), LLC, an Indiana limited liability company.

   "Notice of Competitive Proposal" has the meaning set forth in Section
6.3(b).

   "NYSE" means the New York Stock Exchange, Inc., or any successor entity.

   "Ordinary Course of Business" means (unless otherwise indicated) (i) with respect to representations and warranties contained in Article IV or V hereof, transactions in the ordinary course of business, and (ii) with respect to covenants and agreements contained in Article VI or VII hereof, transactions in the ordinary course of business consistent with past practice.

   "Other Asset Dispositions" has the meaning set forth in Section 6.1(c).

   "Other Filings" has the meaning set forth in Section 7.2(b).

   "Owned Properties" has the meaning set forth in Section 4.17(a).

   "Paying Agent" has the meaning set forth in Section 3.2(a).

   "PBGC" has the meaning set forth in Section 4.10(c).

   "Permits" has the meaning set forth in Section 4.13(a).

   "Permitted Liens" means (i) Liens described on Schedule 4.17(b), other than the Liens arising under the Bank Credit Facility, (ii) Liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles (to the extent required thereunder), or (iii) such Liens, encumbrances, restrictions, leases, option to purchase, options to lease, conditions, covenants, assessments, defects, claims or exceptions which could not reasonably be expected to, either individually or in the aggregate, materially impair the current use, occupancy, value, financeability, or marketability of title to the parcels of Real Property on a project-by-project basis or as would not reasonably be expected to have a material adverse effect on Pinnacle or any of its Material Subsidiaries.

   "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

   "Pinnacle" has the meaning set forth in the recitals hereof.

   "Pinnacle Acq Corp" has the meaning set forth in the recitals hereof.

   "Pinnacle Certificates" has the meaning set forth in Section 3.2(b).

   "Pinnacle Common Stock" means the Common Stock of Pinnacle, par value $.10 per share.

   "Pinnacle Dissenting Shares" has the meaning set forth in Section 3.2(f).

   "Pinnacle Merger" has the meaning set forth in the recitals hereof.

   "Pinnacle Merger Consideration" means $24.00 in cash, subject to adjustment as described in Section 10.11.

   "Pinnacle Preferred Stock" means the Preferred Stock of Pinnacle, par value $1.00 per share.

   "Pinnacle Stockholders Meeting" has the meaning set forth in Section 7.1.

   "Pinnacle Stock Option" has the meaning set forth in Section 7.5(a).

   "Pinnacle Stock Option Plans" has the meaning set forth in Section 7.5(a).

   "Pinnacle Surviving Corporation" has the meaning set forth in Section 2.1.

   "Pinnacle Surviving Corporation Common Stock" means the Common Stock of the Pinnacle Surviving Corporation, par value $.01.

   "Plans" has the meaning set forth in Section 4.10(a).

   "Principal Asset Dispositions" has the meaning set forth in Section 6.1(c).

   "Proxy Statement" has the meaning set forth in Section 7.2(a).

   "Real Properties" has the meaning set forth in Section 4.17(a).

   "Requisite Vote" has the meaning set forth in Section 4.24.

   "Schedule 13E-3" has the meaning set forth in Section 7.2(a).

   "SEC" means the Securities and Exchange Commission.

   "SEC Documents" has the meaning set forth in Section 4.6.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   "Significant Takeover Proposal" means (other than the transactions contemplated by this Agreement) (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of assets (including capital stock of any Subsidiaries) of Pinnacle or any of its Subsidiaries comprising 20% or more of Pinnacle's consolidated assets or of over 20% of any class of equity securities of Pinnacle or any of its Material Subsidiaries or (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of Pinnacle or any of its Material Subsidiaries or which would require approval under any Gaming Law, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pinnacle (or any of its Material Subsidiaries) and a third party. Notwithstanding the foregoing, consummation of (i) the Principal Asset Dispositions substantially on the terms and subject to the conditions contained in the applicable Asset Disposition Agreement in effect as of the date hereof (or as amended or modified in accordance with this Agreement) (ii) the sale of the Inglewood Property and the Other Asset Dispositions on terms approved by Pinnacle's Board of Directors, in good faith, shall not be deemed to constitute a Significant Takeover Proposal and (iii) any transaction which would otherwise constitute a Significant Takeover Proposal but which is consented to by PHCR in writing prior to the initiation of any substantive negotiations or discussions with respect thereto, shall not be deemed to constitute a Significant Takeover Proposal.

   "SPD" has the meaning set forth in Section 4.10(b)(iv).

   "Special Committee" has the meaning set forth in Section 4.5.

   "Subsidiary" means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) at least a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof. For purposes of this Agreement, the term "Subsidiary" shall not include Sunflower Racing, Inc.

   "Surveys" has the meaning set forth in Section 7.9(b).

   "Takeover Proposal" means (other than the transactions contemplated by this Agreement) (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of assets (including capital stock of any Subsidiaries) of Pinnacle or any of its Subsidiaries comprising 10% or more of Pinnacle's consolidated assets or of over 10% of any class of equity securities of Pinnacle or any of its Material Subsidiaries or (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of Pinnacle or any of its Material Subsidiaries or which would require approval under any Gaming Law, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pinnacle (or any of its Material Subsidiaries) and a third party. Notwithstanding the foregoing, consummation of (i) the Principal Asset Dispositions substantially on the terms and subject to the conditions contained in the applicable Asset Disposition Agreement in effect as of the date hereof (or as amended or modified in accordance with this Agreement) and
(ii) the sale of the Inglewood Property and the Other Asset Dispositions on terms approved by Pinnacle's Board of Directors, in good faith, and (iii) any transaction which would otherwise constitute a Takeover Proposal but which is consented to by PHCR in writing prior to the initiation of any substantive negotiations or discussions with respect thereto, shall not be deemed to constitute a Takeover Proposal.

   "Tax" or "Taxes" means all Federal, state, local and foreign taxes and other assessments and governmental charges of a similar nature, including any property Tax (whether imposed directly or through withholdings), including any interest, penalties and additions to Tax applicable thereto.

   "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration or collection of any Taxes.

   "Tax Returns" means all Federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, and all amendments thereto.

   "Termination Fee" has the meaning set forth in Section 7.7(b).

   "Title Insurer" has the meaning set forth in Section 7.9(a).

   "Title Policies" has the meaning set forth in Section 7.9(a).

   "Transaction Documents" shall mean the Voting Agreement and the exhibits thereto.

   "Voting Agreement" means that certain Voting and Contribution Agreement, dated the date hereof, among PHCR and the stockholders of Pinnacle listed on the signature pages thereto, together with the exhibits thereto.

                                  ARTICLE II

                              THE PINNACLE MERGER

   Section 2.1 The Pinnacle Merger. Upon the terms and subject to the conditions set forth in this Agreement and the certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger"), and in accordance with the applicable provisions of the DGCL, Pinnacle Acq Corp shall be merged with and into Pinnacle. Following the Pinnacle Merger, Pinnacle shall continue as the surviving corporation (the "Pinnacle Surviving Corporation") and the separate existence of Pinnacle Acq Corp will cease.

   Section 2.2 Closing. The closing (the "Closing") of the Pinnacle Merger and the contribution pursuant to the Voting Agreement will take place at 10:00 a.m., Los Angeles time, on a date (the "Closing Date") to be specified by PHCR, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071, unless another time date or place is agreed to in writing by the parties hereto.

   Section 2.3 Effective Time. On or before the Closing Date the parties shall file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of DGCL Section 251 and make all other filings or recordings required by law in connection with the Pinnacle Merger. The Pinnacle Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other later time as the parties shall agree and specify in the Certificate of Merger (the time the Pinnacle Merger becomes effective being the "Effective Time").

   Section 2.4 Effects of the Pinnacle Merger. The Pinnacle Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Pinnacle and Pinnacle Acq Corp shall vest in the Pinnacle Surviving Corporation, and all debts, liabilities and duties of Pinnacle and Pinnacle Acq Corp shall become the debts, liabilities and duties of the Pinnacle Surviving Corporation.

   Section 2.5 Corporate Governance Documents. The Certificate of Incorporation of Pinnacle Acq Corp, as in effect immediately prior to the Effective Time of the Pinnacle Merger, shall become the Certificate of Incorporation of the Pinnacle Surviving Corporation after the Effective Time, except that such Certificate of Incorporation shall be amended to provide that the name of the Pinnacle Surviving Corporation shall be a name selected by Pinnacle Acq Corp prior to the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law. The By-laws of Pinnacle Acq Corp as in effect on the Effective Time shall become the By-laws of the Pinnacle Surviving Corporation and thereafter may be amended in accordance with its terms and as provided by law.

   Section 2.6 Directors. The directors of Pinnacle Acq Corp immediately prior to the Effective Time shall become the directors of the Pinnacle Surviving Corporation, and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   Section 2.7 Officers. The officers of Pinnacle Acq Corp immediately prior to the Effective Time shall become the officers of the Pinnacle Surviving Corporation, and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   Section 2.8 Further Actions. At and after the Effective Time, the Pinnacle Surviving Corporation shall take all action as shall be required in connection with the Pinnacle Merger, including, but not limited to, the execution and delivery of any further deeds, assignments, instruments or documentation as are necessary or desirable to carry out the provisions of this Agreement.


                                  ARTICLE III

                             CONVERSION OF SHARES

   Section 3.1 Effect on Capital Stock of Pinnacle and Pinnacle Acq Corp. As of the Effective Time, by virtue of the Pinnacle Merger and without any action on the part of the holder of any shares of Pinnacle Common Stock or any shares of capital stock of Pinnacle Acq Corp:

   (a) Capital Stock of Pinnacle. Each issued and outstanding share of Pinnacle Common Stock (other than (i) shares to be canceled in accordance with Section 3.1(c) and Pinnacle Dissenting Shares, (ii) shares to be

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

redeemed in accordance with Section 6.1(d) of this Agreement but only to the extent so redeemed immediately prior to the Effective Time, and (iii) the Shares Contributed (as defined in the Voting Agreement)) shall be converted into the right to receive from the Pinnacle Surviving Corporation the Pinnacle Merger Consideration, without interest. The Paying Agent shall withhold or deduct for Taxes as required under applicable law. As of the Effective Time, all shares of Pinnacle Common Stock upon which the Pinnacle Merger Consideration is payable pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Pinnacle Common Stock shall cease to have any rights with respect thereto, except the right to receive the Pinnacle Merger Consideration.

   (b) Capital Stock of Pinnacle Acq Corp. Each share of the Pinnacle Acq Corp Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Pinnacle Surviving Corporation Common Stock.

   (c) Cancellation of Treasury Stock and Pinnacle Acq Corp Owned Stock. Each share of Pinnacle Common Stock that is owned by PHCR, Pinnacle or by any Subsidiary of Pinnacle and each share of Pinnacle Common Stock that is owned by Pinnacle Acq Corp shall automatically be canceled and retired and shall cease to exist.

   Section 3.2 Exchange of Certificates.

   (a) Paying Agent. Immediately prior to the Effective Time, Pinnacle Acq Corp shall designate a bank or trust reasonably satisfactory to Pinnacle to act as paying agent in the Pinnacle Merger (the "Paying Agent"), and, on or prior to the Effective Time, Pinnacle Acq Corp shall deposit with the Paying Agent immediately available funds (the "Exchange Funds") in an amount necessary for the payment of the Pinnacle Merger Consideration upon surrender of certificates representing Pinnacle Common Stock as part of the Pinnacle Merger pursuant to Section 3.1, it being understood that any and all interest earned on the Exchange Fund shall be turned over to the Pinnacle Surviving Corporation.

   (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Pinnacle Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Pinnacle Common Stock (the "Pinnacle Certificates") whose shares were converted into the right to receive the Pinnacle Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Pinnacle Certificates shall pass, only upon delivery of the Pinnacle Certificates to the Paying Agent and shall be in such form and have such other customary provisions as the Pinnacle Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Pinnacle Certificates in exchange for the Pinnacle Merger Consideration. Upon surrender of a Pinnacle Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Pinnacle Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Pinnacle Certificate shall be entitled to receive in exchange therefor the Pinnacle Merger Consideration into which the shares of capital stock theretofore represented by such Pinnacle Certificate shall have been converted pursuant to Section 3.1, and the Pinnacle Certificate so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Pinnacle Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such capital stock which is not registered in the transfer records of Pinnacle, payment may be made to a Person other than the Person in whose name the Pinnacle Certificate so surrendered is registered, if such Pinnacle Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Pinnacle Certificate or establish to the satisfaction of the Pinnacle Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2(b), each Pinnacle Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Pinnacle Merger Consideration, without interest, into which the shares of capital stock theretofore represented by such Pinnacle Certificate shall have been converted pursuant to Sections 3.1. No interest will be paid or will accrue on the consideration payable upon the surrender of any Pinnacle Certificate. The Paying Agent shall withhold or deduct for Taxes as required under applicable law.

   (c) No Further Ownership Rights in Capital Stock. All consideration paid upon the surrender of Pinnacle Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of capital stock theretofore represented by such Pinnacle Certificates, and there shall be no further registration of transfers on the stock transfer books of the Pinnacle Surviving Corporation of the shares of capital stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Pinnacle Certificates are presented to the Pinnacle Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

   (d) Termination of Exchange Funds. Any portion of the Exchange Funds which remains undistributed to the holders of the Pinnacle Certificates for twelve months after the Effective Time shall be delivered to an entity identified in writing to the Paying Agent by the Pinnacle Surviving Corporation, upon demand, and any holders of the Pinnacle Certificates who have not theretofore complied with this Article III shall thereafter look only to the Pinnacle Surviving Corporation for payment of their claim for the Pinnacle Merger Consideration, and any cash or dividends or distributions payable to such holders pursuant to this Article III.

   (e) No Liability. None of PHCR, Pinnacle Acq Corp, Pinnacle, the Pinnacle Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (f) Pinnacle Dissenting Shares. Notwithstanding Section 3.1, shares of Pinnacle Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Pinnacle Merger and who has delivered a written demand for relief as a dissenting stockholder in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder ("Pinnacle Dissenting Shares") shall not be converted into a right to receive the Pinnacle Merger Consideration. The holders of such Pinnacle Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Pinnacle Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if any such holder of Pinnacle Dissenting Shares (i) shall have failed to establish his entitlement to relief as a dissenting stockholder as provided in
Section 262 of the DGCL, (ii) shall have effectively withdrawn his demand for relief as a dissenting stockholder with respect to such Pinnacle Dissenting Shares or lost his right to relief as a dissenting stockholder and payment for his Pinnacle Dissenting Shares under Section 262 of the DGCL, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Pinnacle Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such shares of Pinnacle Common Stock and each such share shall be converted into the right to receive the Pinnacle Merger Consideration without interest thereon, from the Pinnacle Surviving Corporation as provided in Section 3.1. Pinnacle shall give Pinnacle Acq Corp prompt written notice of any demands received by Pinnacle for relief as a dissenting stockholder and Pinnacle Acq Corp shall have the right to participate in all negotiations and proceedings with respect to such demands. Pinnacle shall not, except with the prior written consent of Pinnacle Acq Corp, make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PINNACLE

   Except as set forth in the corresponding numbered sections of the disclosure schedules delivered by Pinnacle to Pinnacle Acq Corp concurrently with the execution of this Agreement or referenced in the particular section

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

of this Article IV to which exception is being taken, Pinnacle represents and warrants to Pinnacle Acq Corp as follows:

   Section 4.1 Organization, Standing and Corporate Power. Each of Pinnacle and its Subsidiaries is a corporation, partnership or limited liability company duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed or organized and has the requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted. Each of Pinnacle and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Pinnacle or any Material Subsidiary of Pinnacle. Pinnacle has made available to Pinnacle Acq Corp complete and correct copies of the Certificate of Incorporation and By-laws of Pinnacle and the comparable charter and organizational documents of each of its Subsidiaries, in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of Pinnacle do not contain any provision limiting or otherwise restricting the ability of Pinnacle to control such Subsidiaries.

   Section 4.2 Subsidiaries. Pinnacle's Subsidiaries identified on Schedule 4.2(a) own or lease all of the material assets, hold all material Permits and conduct all of the material business and operations of Pinnacle and its Subsidiaries, taken as a whole (including, without limitation, all business and operations associated with Pinnacle's Argentina; Bossier City and Harvey, Louisiana; Bay St. Louis and Biloxi, Mississippi; and Verdi, Nevada casino resorts and related facilities, Los Angeles card clubs (which Pinnacle owns or subleases but does not operate), Phoenix, Arizona horse racing facility, the project in development in Vevay, Indiana and the potential project based in Lake Charles, Louisiana in which Pinnacle has an option to lease, and the lending of funds to the Yakima Tribal Gaming Corporation. Each Subsidiary of Pinnacle is identified on Schedule 4.2(a). All the outstanding equity interests of each Subsidiary are owned by Pinnacle, by another wholly owned Subsidiary of Pinnacle or by Pinnacle and another wholly owned Subsidiary of Pinnacle, free and clear of all Liens, except as set forth on Schedule 4.2(b). There are no proxies with respect to any shares of any such Subsidiary. There are no outstanding obligations of Pinnacle or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of Pinnacle's Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in Pinnacle or any of its Subsidiaries or other Person.

   Section 4.3 Capital Structure. The authorized capital stock of Pinnacle consists of 40,000,000 shares of Pinnacle Common Stock and 250,000 shares of Pinnacle Preferred Stock. As of April 16, 2000, (a) 26,297,652 shares of Pinnacle Common Stock and no shares of Pinnacle Preferred Stock were issued and outstanding, (b) no shares of Pinnacle Common Stock were held by Pinnacle in its treasury, and (c) 2,556,667 shares of Pinnacle Common Stock were reserved for issuance upon exercise of outstanding Pinnacle Stock Options. No other shares of capital stock or other voting securities of Pinnacle are authorized, issued or outstanding. There are no outstanding stock appreciation rights, restricted stock grants or contingent stock grants and there are no other outstanding contractual rights to which Pinnacle is a party, the value of which is derived from the value of shares of Pinnacle Common Stock. All outstanding shares of capital stock of Pinnacle are, and all shares which may be issued upon exercise or conversion of any security issued by Pinnacle (or any entity in which Pinnacle owns a direct or indirect interest) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Pinnacle having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Pinnacle may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Pinnacle or any of its Subsidiaries is a party, or by which any of them is bound, obligating Pinnacle or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of Pinnacle or of any of its Subsidiaries or obligating Pinnacle or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

   Section 4.4 Authority; Noncontravention. Pinnacle has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the Requisite Vote of the outstanding shares of Pinnacle Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Pinnacle and the consummation by Pinnacle of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Pinnacle, subject, in the case of this Agreement, to approval of this Agreement by the Requisite Vote of the outstanding shares of Pinnacle Common Stock and the Pinnacle Compliance Committee. This Agreement has been duly executed and delivered by Pinnacle and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, require notice or consent under, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Pinnacle or any of its Subsidiaries under,
(a) the Certificate of Incorporation or By-laws of Pinnacle or the comparable charter or organizational documents of any of its Subsidiaries, (b) other than subject to the governmental filings and other matters referred to in the following sentence and except as set forth on Schedule 4.4(a), (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument or (ii) any permit, concession, franchise or license applicable to Pinnacle or any of its Subsidiaries or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pinnacle or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (b) or
(c), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (i) have a material adverse effect on Pinnacle or any of its Material Subsidiaries, (ii) impair in any material respect the ability of Pinnacle to perform its obligations under this Agreement or (iii) prevent or impede in any material respect the consummation of any of the transactions contemplated by this Agreement.

   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Pinnacle or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Pinnacle or the consummation by Pinnacle of the transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by Pinnacle under the HSR Act, (B) the filing with the SEC of such reports under Section 14(a) and Rule 13e-3 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Pinnacle is qualified to do business, (D) the obtaining of all Gaming Approvals, each of which is set forth in Schedule 4.4(b) hereto, (E) such filings as may be required by any applicable state securities or "blue sky" laws, (F) the consents described on
Schedule 4.4(c) hereto and (G) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (1) have a material adverse effect on Pinnacle, (2) impair, in any material respect, the ability of Pinnacle to perform its obligations under this Agreement or
(3) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

   Section 4.5 Opinion of Financial Advisor. The Board of Directors of Pinnacle and a special committee of the Board of Directors of Pinnacle (the "Special Committee") have received the opinion of Jefferies & Company, Inc., dated April 16, 2000 (the "Fairness Opinion"), to the effect that, as of such date and subject to the assumptions and qualifications contained therein, the Pinnacle Merger Consideration is fair to the stockholders of Pinnacle, from a financial point of view. A copy of the Fairness Opinion has been delivered to Pinnacle Acq Corp.

   Section 4.6 SEC Documents; Financial Statements. Pinnacle files and has filed all required reports, proxy statements, forms, and other documents with the SEC since January 1, 1996 (the "SEC Documents"). Schedule 4.6(a) hereto sets forth a complete list of all the required reports, proxy statements, registration statements, forms, and other documents filed with the SEC since January 1, 1996 through the date hereof (the "Current SEC Documents"). True and complete copies of all such SEC Documents have been delivered or made available to Pinnacle Acq Corp. As of their respective dates, (a) the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (b) except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Pinnacle included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Pinnacle and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Current SEC Documents and in Schedule 4.6(b), and except for liabilities and obligations incurred in the Ordinary Course of Business, and except for the Asset Dispositions and the transactions occurring in connection with the construction of the Belterra Resort and Casino and the riverboat at the site of the Belterra Resort and Casino (the "Indiana Project") and except for transaction expenses incurred in connection with the transactions contemplated by this Agreement, since the consolidated balance sheet as of December 31, 1999 included in the Current SEC Documents (the "Base Balance Sheet"), neither Pinnacle nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Pinnacle and its consolidated Subsidiaries or in the notes thereto.

   Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Current SEC Documents, filed and publicly available between January 1, 1999 and April 16, 2000, since the date of the Base Balance Sheet, Pinnacle and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business consistent with past practice, and, except as set forth in Schedule 4.7, there has not been (a) any material adverse change in Pinnacle, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (c) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d)(i) any granting by Pinnacle or any of its Subsidiaries to any employee or consultant of Pinnacle or any of its Subsidiaries of any increase in compensation, except in the Ordinary Course of Business consistent with past practice (including in connection with promotions) or as was required under employment agreements in effect as of the date of the Base Balance Sheet, (ii) any granting by Pinnacle or any of its Subsidiaries to any of their respective employees or consultant of any increase in severance or termination pay, except as part of a standard employment package to any Person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the date of the Base Balance Sheet or (iii) any entry by Pinnacle or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer of Pinnacle or any of its Subsidiaries, (e) any damage, destruction or loss affecting the businesses or assets of Pinnacle or any of its Subsidiaries, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on Pinnacle or any Subsidiary, (f) any change in accounting methods, principles or practices by Pinnacle affecting its assets, liabilities or business (g) entry into any commitment or transaction material to Pinnacle and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the Ordinary Course of Business, (h) any incurrence, assumption or guarantee by Pinnacle or any of its Subsidiaries of any indebtedness in excess of $1,000,000, other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices, (i) any creation or assumption by Pinnacle or any of its Subsidiaries of any material Lien on any material asset other than in the Ordinary Course of Business or (j) any making of any loan, advance or capital contributions to or investment in excess of $500,000 in any Person, other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries of Pinnacle (and Belterra Resorts Indiana, LLC) made in the Ordinary Course of Business consistent with past practice.

   Section 4.8 Litigation. Other than the suits, actions and proceedings set forth on Schedule 4.8(b), Schedule 4.8(a) (Section 1) sets forth all material suits, actions and proceedings pending or, to the knowledge of Pinnacle, threatened against Pinnacle or any of its Material Subsidiaries, none of which, individually or in the aggregate other than as set forth on Schedule 4.8(a) (Section 2), would reasonably be expected to have a material adverse effect on Pinnacle or any of its Material Subsidiaries, including with respect to its licenses, permits, registration or other gaming approvals under the Gaming Laws. Schedule 4.8(b) sets forth all suits, actions and proceedings pending or, to the knowledge of Pinnacle, threatened against Pinnacle or any of its Subsidiaries in connection with the transactions contemplated by this Agreement on the date hereof. Schedule 4.8(c) (Section 1) sets forth all material judgments, decrees, injunctions, rules or orders (other than rules and orders issued in the Ordinary Course of Business of Pinnacle or its Material Subsidiaries which do not result from a violation of law) of any Governmental Entity or arbitrator outstanding against Pinnacle or any of its Subsidiaries, other than as set forth on Schedule 4.8(c) (Section 2), none of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Pinnacle or any of its Subsidiaries, including with respect to its licenses, permits, registration or other gaming approvals under the Gaming Laws.

   Section 4.9 Absence of Changes in Benefit Plans. Except as set forth in
Schedule 4.9 or as otherwise expressly permitted hereunder, there has not been any adoption or amendment by Pinnacle or any of its Subsidiaries of any Plan since the date of the Base Balance Sheet. All employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Pinnacle or any of its Subsidiaries which are required to be disclosed in the Current SEC Documents have been fully and properly disclosed therein.

   Section 4.10 Employee Benefits; ERISA.

   (a) Schedule 4.10(a) contains a true and complete list of each employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Pinnacle or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with Pinnacle or any of its Subsidiaries would be deemed to comprise a controlled group or affiliated service group or be deemed to be under common control or otherwise aggregated for purposes of Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), for the benefit of any current or former employee or director of Pinnacle, or any of its Subsidiaries or any ERISA Affiliate (the "Plans").
Schedule 4.10(a) identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). None of the Plans is subject to Title IV of ERISA. None of Pinnacle, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of Pinnacle, any of its Subsidiaries or any ERISA Affiliate.

   (b) With respect to each of the Plans, Pinnacle has heretofore delivered or as promptly as practicable after the date hereof shall deliver to Pinnacle Acq Corp true and complete copies of each of the following documents, as applicable:

     (i) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

     (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

     (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

     (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

     (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

     (vi) all contracts relating to the Plans with respect to which Pinnacle, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

     (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

   (c) No liability under Title IV of ERISA has been incurred by Pinnacle, any of its Subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Pinnacle, or any of its Subsidiaries or any ERISA Affiliate of incurring any liability under such Title. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Pinnacle, any of its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six years. All such plans, programs, agreements or arrangements are listed on Schedule 4.10(c).

   (d) None of Pinnacle, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to Pinnacle's knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Pinnacle, any of its Subsidiaries, any ERISA Affiliate, any ERISA Plan or any such trust could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

   (e) All contributions which Pinnacle, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans have been timely paid in full or properly recorded on the financial statements or records of Pinnacle or its Subsidiaries.

   (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

   (g) There has been no material failure by any of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to meet the requirements of such qualification. Except as disclosed on Schedule 4.10(g) hereto, Pinnacle has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred which would affect such qualified status.

   (h) Except as disclosed on Schedule 4.10(h), no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Pinnacle, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

   (i) Except as disclosed on Schedule 4.10(i), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of Pinnacle, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due, or any option or other equity security held by, any such employee, officer or director.

   (j) There are no pending or, to Pinnacle's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

   Section 4.11 Taxes.

   (a) Each of Pinnacle and its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. All such Tax Returns and amendments thereto are, or will be before the Closing Date, true, complete and correct in all material respects, except to the extent reserved as set forth in Section 4.11(b).

   (b) Each of Pinnacle and its Subsidiaries has paid (or has had paid on its behalf), or has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, adequate reserves in accordance with generally accepted accounting principles on the balance sheets that are included in the Current SEC Documents for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing Date.

   (c) Except as set forth in Schedule 4.11(c), (i) no Audit by a Tax Authority is pending or threatened with respect to any material Taxes due from Pinnacle or any of its Subsidiaries, (ii) there are no outstanding waivers extending the statutory period of limitation relating to the payment of material Taxes due from Pinnacle or any of its Subsidiaries for any taxable period ending prior to the Closing Date which are expected to be outstanding as of the Closing Date, and (iii) no issue has been raised by any Tax Authority in any Audit of Pinnacle or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited.

   (d) Except as set forth on Schedule 4.11(d), no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Pinnacle or any of its Subsidiaries that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles which would reasonably be expected to have a material adverse effect on Pinnacle. There are no Liens for Taxes upon the assets of Pinnacle or any of its Subsidiaries, except Liens for current Taxes not yet due and payable and for which adequate accruals have been established in accordance with generally accepted accounting principles.

   (e) Except as set forth on Schedule 4.11(e), all Tax sharing agreements, Tax indemnity agreements and similar agreements to which Pinnacle or any of its Subsidiaries is a party are disclosed in the Current SEC Documents.

   Section 4.12 Environmental Matters.

   (a) Each of Pinnacle and the Material Subsidiaries is in substantial compliance with all applicable Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources (together "Environmental Laws" and including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, polychlorinated biphenyls ("PCBs"), or asbestos or asbestos-containing materials ("Materials of Environmental Concern")), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, except for such non-compliance as would not be reasonably likely to result in liability to Pinnacle or any Material Subsidiary of more than $100,000 on an individual basis or more than $250,000 in the aggregate. Such compliance includes, but is not limited to, the possession by Pinnacle and the Material Subsidiaries of all permits and other governmental authorizations required under all applicable Environmental Laws, and substantial compliance with the terms and conditions thereof, except for such non-compliance as would not be reasonably likely to result in liability to Pinnacle or any Material Subsidiary of more than $100,000 on an individual basis or more than $250,000 in the aggregate.

   (b) Neither Pinnacle nor any of its Material Subsidiaries has received any communication (written or oral, in the case of oral, only such as would reasonably be likely to result in a cause of action or written claim or violation), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Pinnacle or any such Material Subsidiary is not in substantial compliance with any Environmental Laws, and, to the knowledge of Pinnacle, there are no circumstances that may prevent or interfere with such compliance in the future, except for such non-compliance as would not be reasonably likely to result in liability to Pinnacle or any Material Subsidiary of more than $100,000 on an individual basis or more than $250,000 in the aggregate. To Pinnacle's knowledge after reasonable efforts, Pinnacle has provided to Pinnacle Acq Corp all environmental site assessment reports (such as "Phase I" or "Phase II" reports) and all reports regarding the investigation or remediation of Materials of Environmental Concern in soil or ground water, including documentation of soil or ground water sampling and analysis (or portions of all of the foregoing as may exist in Pinnacle's files), in Pinnacle's possession, except for such reports that do not reveal any conditions not generally disclosed in reports previously provided to Pinnacle Acq Corp or on Schedule 4.12 with respect to the Cypress Fee/Inglewood Gas Plant Area and Boomtown, Verdi properties only, and except for such reports that do not reveal new conditions that, individually or in the aggregate, would be reasonably expected to result in liability to Pinnacle or any Material Subsidiary of more than $25,000. Notwithstanding the foregoing, Pinnacle will use its best efforts to timely provide all such reports to Pinnacle Acq Corp.

   (c) There is no claim, action, cause of action, notice of investigation or other notice (written or oral, in the case of oral, only such as would reasonably be likely to result in a cause of action or written claim or violation) (together "Environmental Claim") that has been received by Pinnacle or any Material Subsidiary by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Pinnacle or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or to Pinnacle's knowledge, threatened against Pinnacle or any of its Material Subsidiaries or against any Person or entity whose liability for any Environmental Claim Pinnacle or any of its Material Subsidiaries has retained or assumed either contractually or by operation of law, which matters referred to in clauses (i) and (ii) would be reasonably likely to result in liability to Pinnacle or any Material Subsidiary of more than $50,000 on an individual basis or more than $100,000 in the aggregate.

   (d) To Pinnacle's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to result in liability to Pinnacle or any Material Subsidiary of more than $250,000 on an individual basis or more than $500,000 in the aggregate.

   (e) To Pinnacle's knowledge after reasonable efforts, all underground storage tanks located on any property owned, leased, operated or controlled by Pinnacle or any of its Subsidiaries are identified in Paragraph 7 of Schedule 4.12.

   Section 4.13 Permits; Compliance with Laws.

   (a) Since January 1, 1997, each of Pinnacle, its Subsidiaries and their respective officers, directors and other personnel has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, orders, registrations, findings of suitability, licenses, notices, permits, applications and rights, including all authorizations under any applicable Law, including, without limitation, any applicable Gaming Laws ("Permits"), necessary for Pinnacle and its Subsidiaries to own, lease or operate their properties and assets and to carry on their business as now conducted, other than such Permits the absence of which would not, individually or in the aggregate, have a material adverse effect on Pinnacle or any of its Material Subsidiaries, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a material adverse effect on Pinnacle or any of its Material Subsidiaries, result in a limitation or condition on any Permit or result in the imposition of a fine or penalty in excess of $50,000 against Pinnacle or any of its Material Subsidiaries. To the knowledge of Pinnacle, no event has occurred, and no facts or circumstances exist, which would adversely affect the ability of Pinnacle to obtain all necessary Permits to allow Pinnacle to conduct its business with respect to the Indiana Project, in the manner Pinnacle proposes to conduct such business. To the knowledge of Pinnacle, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension or termination of any Permit that currently is in effect the loss of which either individually or in the aggregate would reasonably be expected to have a material adverse effect on Pinnacle or any of its Material Subsidiaries. Neither Pinnacle nor any of its Material Subsidiaries knows of any facts, which, if known to any Gaming Authority, would reasonably be expected to result in the revocation or suspension of a Permit under any Gaming Laws or would reasonably be expected to disqualify it or them from licensing under any Gaming Laws, except such revocations, suspensions or disqualifications as could not be reasonably expected to have a material adverse effect on Pinnacle or any of its Material Subsidiaries. All such Permits are held only by Pinnacle or a Subsidiary of Pinnacle. Pinnacle, its Subsidiaries and their respective officers, directors and other key personnel are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Pinnacle or any of its Material Subsidiaries.

   (b) Except as set forth on Schedule 4.13, each of Pinnacle, its Subsidiaries and their respective officers, directors and other key personnel is in compliance with all applicable Law, including any applicable Gaming Laws, except for possible noncompliance which, individually or in the aggregate, would not have a material adverse effect on Pinnacle or any of its Material Subsidiaries, result in a limitation or condition on any Permit or result in the imposition of a fine or penalty in excess of $50,000 against Pinnacle or any of its Subsidiaries for which an accrual has not been established under generally accepted accounting principles.

   (c) Neither Pinnacle, any Subsidiary of Pinnacle nor any officer or director of Pinnacle or any Subsidiary of Pinnacle has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, which remains unresolved on the date hereof or which was not favorably disposed of, asserting that a material Permit of it or them, as applicable, under any Laws, including any Gaming Laws should be limited, revoked or suspended. No investigation or review by any Governmental Entity with respect to Pinnacle or any of its Subsidiaries is pending, or, to the best knowledge of Pinnacle, threatened, nor has any Governmental Entity indicated to Pinnacle an intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Pinnacle or any of its Material Subsidiaries.

   Section 4.14 State Takeover Statutes. Assuming none of Pinnacle Acq Corp, PHCR or Colony III has owned 15% or more of Pinnacle's capital stock at any point during the last three years, Pinnacle and the Board of Directors of Pinnacle, including the Special Committee, have each taken all action required to be taken in order to exempt this Agreement (as it may be amended from time to time), and the transactions contemplated hereby (excluding the Harveys Merger) from, and this Agreement and the transactions contemplated hereby (excluding the Harveys Merger) are exempt from, the requirements of the provisions of Section 203 of the DGCL and other antitakeover laws and regulations of any U.S. state, including without limitation the State of Delaware. Pinnacle has heretofore delivered to Pinnacle Acq Corp complete and correct copies of a resolution of the Board of Directors of Pinnacle, and of the Special Committee that Section 203 of the DGCL and all other antitakeover laws and regulations of any U.S. state, including without limitation the State of Delaware, are and shall be inapplicable to the Pinnacle Merger and the transactions contemplated by this Agreement (excluding the Harveys Merger), as this Agreement may be amended from time to time.

   Section 4.15 Brokers. Schedule 4.15 sets forth any broker's, finder's, financial advisor's or other similar fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pinnacle or any of its Subsidiaries. Pinnacle has provided Pinnacle Acq Corp true and correct copies of all agreements between Pinnacle and any Person listed on Schedule 4.15 hereto.

   Section 4.16 Trademarks, etc. Except as disclosed on Schedule 4.16, the material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to Pinnacle and its Material Subsidiaries (collectively, "Intellectual Property Rights") are sufficient to allow each of Pinnacle and its Material Subsidiaries exclusive use thereof and to conduct, and continue to conduct, its business as currently conducted or as Pinnacle proposes to conduct such business. Each of Pinnacle and its Material Subsidiaries owns or has unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted or as Pinnacle proposes to conduct such business, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a material adverse effect on Pinnacle. Neither Pinnacle nor any of its Subsidiaries has received any written notice from any other Person pertaining to or challenging the right of Pinnacle or any of its Subsidiaries to use any of the Intellectual Property Rights, which challenge or other assertion, if upheld or successful, individually or in the aggregate would be reasonably likely to have a material adverse effect on Pinnacle. Except as disclosed on Schedule 4.16, no claims are pending by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims would reasonably be expected to have a material adverse effect on Pinnacle. Neither Pinnacle nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights in any such case where such claims (individually or in the aggregate) would reasonably be expected to have a material adverse effect on Pinnacle.

   Section 4.17 Title to Properties.

   (a) Schedule 4.17(a) sets forth a complete list of all real property and interests in real property owned in fee by Pinnacle or one of its Subsidiaries (collectively, the "Owned Properties") and sets forth all real property and interests in real property leases, licenses or similar interests held by Pinnacle or any of its Subsidiaries (collectively, the "Leased Properties" and together with the Owned Properties, the "Real Properties") as of the date hereof.

   (b) Except as disclosed in Schedule 4.17(b), each of Pinnacle and each of its Subsidiaries has sufficiently good and valid title to the Owned Properties, an adequate leasehold, license or similar interest in each of the Leased Properties, and such Real Properties allow Pinnacle and each of its Subsidiaries to conduct, and continue to conduct, its business as currently conducted or, with respect to the Indiana Project, as Pinnacle proposes to conduct such business. Each Real Property is sufficiently free of Liens to allow each of Pinnacle and each of its Subsidiaries to conduct, and continue to conduct, its business as currently conducted, or, with respect to the Indiana Project, as Pinnacle proposes to conduct such business, and, subject to obtaining the required consents, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a material adverse effect on Pinnacle or any of its Material Subsidiaries. Pinnacle and its Subsidiaries hold their respective interests in each of the Real Properties subject only to the Permitted Liens and the Bank Credit Facility. Each of Pinnacle and its Subsidiaries enjoys peaceful and undisturbed possession of each of the Real Properties, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of Pinnacle and its Subsidiaries to conduct its business as currently conducted on such Real Property or, with respect to the Indiana Project, as Pinnacle proposes to conduct such business. Except as disclosed on Schedule 4.17(b), there is no pending or, to Pinnacle's knowledge, contemplated condemnation, eminent domain or similar proceeding or special assessment which would have a material adverse effect on any of the Real Properties owned by Pinnacle or its Subsidiaries on a project-by-project basis. Except as disclosed in Schedule 4.17(b), each Leased Property is subject to a lease, license or other agreement (collectively, the "Existing Leases") which is in full force and effect and has not been amended except as disclosed in Schedule 4.17(a), and, to Pinnacle's knowledge, no party thereto is in default or breach under any such Existing Lease. To Pinnacle's knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Existing Leases. With respect to each parcel of Real Property, (i) except as set forth on Schedule 4.17(b), neither Pinnacle nor any of its Subsidiaries has entered into any material outstanding contract for construction on any such parcel other than the Indiana Project; (ii) all improvements, buildings and systems (including, without limitation, heating, air conditioning, electrical and plumbing) on any such parcel are in operating condition, normal wear and tear excepted, except where such non-operational condition would not have a material adverse effect on any of the Real Properties owned by Pinnacle or its Subsidiaries (on a project-by-project basis), and to Pinnacle's knowledge are safe for their current occupancy and use; (iii) except as disclosed on the surveys previously delivered by Pinnacle to Pinnacle Acq Corp and for minor encroachments, the buildings and improvements located on each such parcel (A) are located within the boundary lines of such parcel and, to Pinnacle's knowledge, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances, building code requirements, permits, licenses or other forms of approval, regulation or restrictions by any Governmental Entity, and (B) do not encroach on any easement which may burden the land, except in each of (A) and (B), where such violations or encroachments would not have a material adverse effect on any of the Real Properties owned by Pinnacle or its Subsidiaries(on a project-by-project basis); and (iv) neither Pinnacle nor its Subsidiaries has received from any party or Governmental Entity any written notice of any material violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances, or building code requirements, which has not been remedied; (v) all facilities located on each parcel of the Real Properties have received all material approvals of Governmental Entities (including, without limitation, certificates of occupancy, licenses and permits) required in connection with the ownership, operation or use thereof and have been operated and maintained in accordance with applicable laws, ordinances, rules and regulations or any violations thereof have been cured except where non-compliance would not have a material adverse effect on any of the Real Property (on a project-by-project basis); (vi) except as set forth on
Schedule 4.17(c), there are no leases, license or other agreements (other than concession agreements and contracts with parties providing entertainment to the patrons of the Real Properties) granting to any party or parties the right of use or occupancy of any portion exceeding five percent (5%) of the gross revenues of such Real Property on a project-by-project basis; (vii) except as set forth on Schedule 4.17(d), there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein; (viii) all facilities located on each parcel of Real Property are connected to and supplied with utilities and other services necessary for their ownership, operation or use, all of which services are adequate to conduct business at each of the Real Properties as currently conducted in accordance with all applicable laws, ordinances, rules and regulations, except where non-compliance would not have a material adverse effect on such Real Property; and (x) to Pinnacle's knowledge, no Real Property has any physical defect or condition which would materially impair the current use of such Real Property.

   (c) The parcels constituting the Owned Properties are assessed separately from all other adjacent property for purposes of real property taxes.

   (d) There are no material commitments to or agreements between Pinnacle or any of its Subsidiaries and any Governmental Entity affecting the Real Property which are not listed in any schedule to this Agreement or described in the SEC Documents.

   (e) Except as disclosed in Schedule 4.17(e) or as shown in the policies of title insurance, surveys or preliminary title reports (if more recent) delivered previously to Pinnacle Acq Corp, there are no commitments, agreements, understandings or other restrictions materially adversely affecting the ability of Pinnacle or any of its Subsidiaries, as applicable, to continue to utilize the Real Property as it is currently being utilized or, with respect to the Indiana Project, to improve or develop such Real Property in the manner currently contemplated.

   Section 4.18 Insurance. To the knowledge of Pinnacle, Pinnacle and its Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is customarily carried by Persons conducting businesses similar to those of Pinnacle in the locations in which Pinnacle conducts its businesses and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of Pinnacle or its Subsidiaries or any of any properties owned, occupied or controlled by Pinnacle or its Subsidiaries, in such amount as reasonably deemed necessary by Pinnacle or its Subsidiaries or as may be required by a lender under any and all documents evidencing any loan or credit facility to which Pinnacle or its Subsidiaries is a party or by a landlord under any lease or similar arrangement to which Pinnacle or its Subsidiaries is a party. Except as set forth on Schedule 4.18(a), there is no claim by Pinnacle or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except such claims that, individually and in the aggregate, are not having and could not reasonably be expected to have a material adverse effect on Pinnacle. All premiums payable under all such policies and bonds have been paid or financed by Pinnacle or one of Pinnacle's Subsidiaries. Pinnacle does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds, except such terminations or premium increases that, individually and in the aggregate could not reasonably be expected to have a material adverse effect on Pinnacle. Except as set forth on Schedule 4.18(b), Pinnacle does not know of any pending or threatened uninsured claims which individually or in the aggregate could be reasonably excepted to have a material adverse effect on Pinnacle.

   Section 4.19 Contracts; Debt Instruments. Except as disclosed in the Current SEC Documents or set forth in Schedule 4.19(a), there are no (a) agreements of Pinnacle or any of its Subsidiaries containing an unexpired covenant not to compete or similar restriction applying to Pinnacle or any of its Subsidiaries, (b) interest rate, currency or commodity hedging, swap or similar derivative transactions to which Pinnacle is a party, (c) other material contracts or amendments thereto that would be required to be filed as an exhibit to a Form 10-K filed by Pinnacle with the SEC on or prior to the date of this Agreement and which have not been so filed, (d) written agreements to which Pinnacle or any of its Material Subsidiaries is a party which, by its terms, directly obligates any stockholder of Pinnacle with respect to any of the obligations of Pinnacle or any of its Material Subsidiaries under such agreement or (e) agreements, contracts, indentures or other instruments (i) relating to any liabilities or obligations, contingent or otherwise, of Pinnacle or any of its Material Subsidiaries, including those
(A) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (B) relating to any capitalized lease obligations or (C) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit, (ii) in respect of borrowed money, (iii) evidenced by bonds, notes, debentures or similar instruments, (iv) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the Ordinary Course of Business that would constitute ordinarily a trade payable to trade creditors; (v) all liabilities and obligations of others of the kind described in the preceding clause (i), (ii), (iii) or (iv) that Pinnacle or any of its Material Subsidiaries has guaranteed or that is otherwise their respective legal liability or which are secured by any assets or property of Pinnacle or any of its Material Subsidiaries. Each of the material agreements to which Pinnacle or any of its Material Subsidiaries is a party is a valid and binding obligation of Pinnacle or its Material Subsidiary, as the case may be, and, to Pinnacle's knowledge, of each other party thereto, and each such agreement is in full force and effect and is enforceable by Pinnacle or its Material Subsidiary in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 4.19(b), there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of Pinnacle or any of its Material Subsidiaries (or, to the knowledge of Pinnacle, any other party thereto) under any such agreements except for defaults that have not and would not, individually or in the aggregate, have a material adverse effect on Pinnacle or any Material Subsidiary.

   Section 4.20 Board Consent and Recommendation. The Board of Directors of Pinnacle has determined that the Pinnacle Merger, this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of the stockholders of Pinnacle and resolved to recommend that the stockholders of Pinnacle approve the Pinnacle Merger, this Agreement and the transactions contemplated by this Agreement. The Special Committee has, by unanimous vote, recommended that the Board of Directors and the stockholders of Pinnacle approve the Pinnacle Merger, this Agreement and the transactions contemplated by this Agreement.

   Section 4.21 Accounting Controls. Since January 1, 1997, Pinnacle and its Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

   Section 4.22 Affiliate Transactions. Except as disclosed in the Current SEC Documents or as disclosed in Schedule 4.22, there are no contracts, liabilities, transactions or relationships that would be required to be disclosed by Pinnacle by Item 404 of Regulation S-K of the Securities Act and Exchange Act.

   Section 4.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Pinnacle Common Stock entitled to vote thereon (the "Requisite Vote") is the only vote of the holders of any class or series of Pinnacle's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

   Section 4.24 Material Subsidiaries. Other than with respect to the operations of the properties that are subject to the Principal Asset Dispositions, the Material Subsidiaries conduct all of the material operations relating to Pinnacle's gaming facilities in Nevada, Louisiana, Mississippi and Indiana, and, other than with respect to the properties that are subject to the Principal Asset Dispositions, no other entity in which Pinnacle owns a direct or indirect interest owns any material assets, licenses, permits or personnel, or performs any material services with respect to, such operations.

                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                         HOLDING AND PINNACLE ACQ CORP

   Except as set forth in the corresponding numbered sections of the disclosure schedules delivered by Pinnacle Acq Corp to Pinnacle concurrently with the execution of this Agreement or referenced in the particular section of this Article V to which exception is being taken, PHCR and Pinnacle Acq Corp each represents and warrants to Pinnacle as follows:

   Section 5.1 Organization, Standing and Corporate Power. Each of PHCR and Pinnacle Acq Corp is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of PHCR and Pinnacle Acq Corp is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on PHCR or Pinnacle Acq Corp. Each of PHCR and Pinnacle Acq Corp has made available to Pinnacle complete and correct copies of its certificate of incorporation and by-laws in effect on the date of this Agreement.

   Section 5.2 Authority; Noncontravention. Each of PHCR and Pinnacle Acq Corp has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of PHCR and Pinnacle Acq Corp and the consummation by each of PHCR and Pinnacle Acq Corp of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of PHCR and Pinnacle Acq Corp, respectively, subject to approval of this Agreement and the transactions contemplated hereby by the Harveys Casino Resorts Compliance Committee. This Agreement has been duly executed and delivered by each of PHCR and Pinnacle Acq Corp and, assuming this Agreement constitutes the valid and binding obligation of Pinnacle, constitutes a valid and binding obligation of each of PHCR and Pinnacle Acq Corp, enforceable against each of PHCR and Pinnacle Acq Corp in accordance with its terms. Except as set forth on Schedule 5.2(a), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, require notice or consent under, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of PHCR or Pinnacle Acq Corp under, (a) the respective certificates of incorporation or by-laws of PHCR or Pinnacle Acq Corp, (b) other than subject to the governmental filings and other matters referred to in the following sentence, (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or (ii) any permit, concession, franchise or license applicable to PHCR or Pinnacle Acq Corp or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PHCR or Pinnacle Acq Corp or their respective properties or assets, other than, in the case of clauses (b) or (c), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (i) have a material adverse effect on PHCR or Pinnacle Acq Corp, (ii) impair in any material respect the ability of PHCR or Pinnacle Acq Corp to perform their respective obligations under this Agreement or (iii) prevent or impede in any material respect the consummation of any of the transactions contemplated by this Agreement.

   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by PHCR or Pinnacle Acq Corp in connection with the execution and delivery of this Agreement by PHCR and Pinnacle Acq Corp or the consummation by PHCR and Pinnacle Acq Corp of any of the transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by PHCR and Pinnacle Acq Corp under the HSR Act, (B) the filing with the SEC of such reports under Section 14(a) and Rule 13e-3 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which PHCR or Pinnacle Acq Corp is qualified to do business, (D) the obtaining of all Gaming Approvals, each of which are set forth in Schedule 5.2(b), (E) such filings as may be required by an applicable state securities or "blue sky" laws, and (F) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (1) have a material adverse effect on PHCR or Pinnacle Acq Corp, (2) impair, in any material respect, the ability of PHCR or Pinnacle Acq Corp to perform their respective obligations under this Agreement or (3) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

   Section 5.3 Interim Operations of Pinnacle Acq Corp. Each of PHCR and Pinnacle Acq Corp was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

   Section 5.4 Licensing Matters. Subject to the last sentence of this Section 5.4, none of PHCR, Pinnacle Acq Corp or any of their respective Affiliates knows of any facts, which, if known to the Gaming Authorities, would reasonably be expected to disqualify any of them, any of their Subsidiaries or any of their respective officers, directors and any other person required to make any filings or required to be found suitable (the "Licensed Persons") from being licensed under the Gaming Laws or which would prevent or materially delay the grant of licenses or approvals necessary under the Gaming Laws necessary for PHCR and Pinnacle Acq Corp to consummate the transactions contemplated hereby. Notwithstanding the foregoing, (a) the term "Licensed Persons" as used herein shall exclude any limited partner of any investment vehicle used by Colony Capital, Inc. ("Colony") or Colony III in connection with the transactions contemplated hereby (each a "Colony LP");

(b) none of PHCR, Pinnacle Acq Corp or any of their respective Affiliates makes any representation or warranty herein regarding the likelihood of any determination by a Gaming Authority or otherwise, that any Colony LP be required to make any filings or be found suitable under the Gaming Laws in connection with the transactions contemplated hereby, or the impact of any such determination on the granting of the licenses or approvals necessary under the Gaming Laws for PHCR and Pinnacle Acq Corp to consummate the transactions contemplated hereby.

   Section 5.5 Litigation. Except as described on Schedule 5.5, as of the date of this Agreement, there is no action, suit or proceeding pending or, to the knowledge of Pinnacle Acq Corp and PHCR, threatened against PHCR or any of its Subsidiaries or affecting any of their respective properties or assets nor are any Governmental Entity investigations or audits pending before any court or governmental agency or body against PHCR or any of its Subsidiaries or affecting any of their respective assets or properties which, individually or in the aggregate would reasonably be expected to affect adversely the ability of PHCR or Pinnacle Acq Corp to consummate the transactions contemplated by this Agreement.

   Section 5.6 Financing. Pinnacle Acq Corp has delivered to Pinnacle copies of a written commitment letter with respect to $900 million aggregate principal amount of senior debt facilities and one or more "highly confident" letters with respect to $550 million aggregate principal amount of senior subordinated debt (the commitment letter and the highly confident letters being referred to herein as, the "Financing Letters"). As of the date hereof, such letters are in full force and effect and have not been terminated.

   Section 5.7 No Other Agreements. As of the date hereof, except for this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, none of Pinnacle Acq Corp, PHCR or any of their Affiliates has made any other agreements or arrangements concerning the Pinnacle Merger or Pinnacle or any of its Subsidiaries with (a) any director, officer, employee or consultant of Pinnacle, or (b) any stockholder beneficially owning 5% or more of the outstanding shares of Pinnacle Common Stock.

   Section 5.8 Harveys Merger. Harveys shall be the surviving entity of the Harveys Merger.

                                  ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   Section 6.1 Conduct of Business.

   (a) During the term of this Agreement, except with the prior written consent of Pinnacle Acq Corp (requests for which shall be considered in good faith on a timely basis under the circumstances by Pinnacle Acq Corp) and except as specifically required by this Agreement or permitted under subsection (b) or (c) of this Section 6.1, Pinnacle shall and shall cause its Subsidiaries to carry on their respective businesses in the Ordinary Course of Business and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with gaming customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Except as expressly permitted or contemplated by the terms of this Agreement, without limiting the generality of the foregoing, Pinnacle shall not, and shall not permit any of its Subsidiaries to:

     (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of Pinnacle to its Parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) except as shall be required under currently existing terms of any stock-based benefit plan appearing on Schedule 4.10(a), purchase, redeem or otherwise acquire or amend the terms of any shares of capital stock of Pinnacle or any of its Subsidiaries or any other securities thereof or any rights, warrants, options to acquire or any securities convertible into or exchangeable for any such shares or other securities (other than, after notice to Pinnacle Acq Corp, (1) redemptions, purchases or other acquisitions required by applicable provisions under Gaming Laws and (2) issuances or redemptions of capital stock of wholly owned Subsidiaries occurring between Pinnacle and any of its wholly owned Subsidiaries or occurring between wholly owned Subsidiaries of Pinnacle);

     (ii) issue, deliver, sell, grant, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of Pinnacle Common Stock upon the exercise of employee stock options and contingent incentive plans appearing on Schedule 4.10(a) (including with respect to contingent shares of Pinnacle Common Stock) outstanding on the date of this Agreement in accordance with their present terms);

     (iii) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational documents;

     (iv) except in connection with the transactions contemplated by this Agreement, voluntarily take any action that would result in the failure to maintain the listing of Pinnacle Common Stock on the NYSE;

     (v) develop, acquire or agree to develop or acquire any projects, assets or lines of business, including without limitation by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Pinnacle or any of its Material Subsidiaries, except (A) purchases of inventory, furnishings and equipment in the Ordinary Course of Business or (B) expenditures consistent with Pinnacle's current capital budget, as set forth in Schedule 6.1(a)(v)(B) (the "Budget") or (C) acquisitions or projects identified on Schedule 6.1(a)(v)(C);

     (vi) except as set forth on Schedule 6.1(a)(vi), sell, lease, license, swap, barter, transfer or otherwise convey, mortgage or otherwise encumber or subject to any Lien or prevent from becoming subject to a Lien any of its properties or assets that are material, individually or in the aggregate, to Pinnacle or any of its Material Subsidiaries, except transactions in the Ordinary Course of Business;

     (vii) (A) other than (1) working capital borrowings in the Ordinary Course of Business, (2) projects set forth in Schedule 6.1(a)(vii), (3) specific projects at existing, operational facilities referred to and consistent with that specified in the Budget and (4) other incurrences of indebtedness which, in the aggregate, do not exceed $20.0 million, incur any indebtedness, forgive any debt obligations of any Person to Pinnacle or its Subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Pinnacle or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) other than (1) to Pinnacle or any direct or indirect Subsidiary of Pinnacle, (2) advances to employees, suppliers or customers in the Ordinary Course of Business, (3) projects set forth in Schedule 6.1(a)(vii), and (4) specific projects referred to and consistent with that specified in the Budget, make any loans, advances or capital contributions to, or investments in, any other Person;

     (viii) settle any Audit relating to material Taxes pending as of the date hereof or arising on or after the date hereof, make any material Tax election, or amend any material Tax Return in any respect;

     (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the Ordinary Course of Business or in accordance with their terms of liabilities reflected or reserved against in the Base Balance Sheet or incurred in the Ordinary Course of Business or the optional redemption of the 13% First Mortgage Notes due 2003 issued by Casino Magic of Louisiana, Corp. at prices, and on terms consistent with the Indenture governing such debt, as in effect on the date hereof, or, except in the

  Ordinary Course of Business, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Pinnacle or any of its Subsidiaries is a party;

     (x) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than (i) general increases in wages to employees who are not officers, directors or Affiliates in the Ordinary Course of Business and (ii) salary increases and bonuses payable to Pinnacle officers pursuant to the terms of any agreement existing as of the date hereof or disclosed on Schedule 6.1(a)(x)) or pursuant to regular annual reviews in the Ordinary Course of Business or pursuant to or to Persons providing management services, enter into or amend any Plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Plan or otherwise;

     (xi) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any Plan, to any officer, director, employee, consultant or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees, consultants or Affiliates of Pinnacle of any amount relating to unused vacation days, except payments and accruals made in the Ordinary Course of Business; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Plan with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than as required under applicable law or the current terms of any Plan; or amend in any material respect any Plan in a manner inconsistent with the foregoing;

     (xii) except as required by Law, enter into any collective bargaining agreement;

     (xiii) except pursuant to agreements existing on the date hereof and except as otherwise disclosed on Schedule 6.1(a)(xiii), make any payments (other than regular compensation payable to officers and employees of Pinnacle in the Ordinary Course of Business) or other distributions to, or enter into any transaction, agreement or arrangement with, any of Pinnacle's or any of its Subsidiaries' Affiliates, officers, directors, stockholders or their Affiliates, associates or family members or do or enter into any of the foregoing with respect to employees, agents or consultants other than in the Ordinary Course of Business;

     (xiv) except in the Ordinary Course of Business and except as otherwise permitted by this Agreement modify or amend in a manner adverse to Pinnacle or it Subsidiaries the material economic terms of any material contract or agreement or terminate any material contract or agreement to which Pinnacle or any Subsidiary is a party or waive, release or assign any material rights or claims;

     (xv) fail to make any scheduled principal or interest payment on indebtedness evidenced by debt instruments to which Pinnacle or any of its Subsidiaries is a party; or

     (xvi) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

   (b) Development Projects. Pinnacle, Pinnacle Acq Corp and PHCR agree that Pinnacle, without the prior written consent of Pinnacle Acq Corp otherwise required under Section 6.1(a), may expend amounts consistent with and in the manner prescribed by the written budget, plans and policies previously provided to Pinnacle Acq Corp related to the development opportunities and activities for the Indiana Project, including, without limitation, the hiring of employees and the entering into of employment agreements with senior management personnel (to the extent contained therein).

   (c) Asset Dispositions. Schedule 6.1(c) sets forth (i) certain asset sales that are presently being undertaken by Pinnacle or its Subsidiaries (the "Principal Asset Dispositions") and (ii) the estimate of Pinnacle's management of the net (after tax and transaction expenses and determined substantially in accordance with the methodology used in the financial model delivered to Pinnacle on the date hereof) proceeds to be received by Pinnacle in connection with each such sale. Schedule 6.1(c) also sets forth certain additional asset sales which are presently being undertaken by Pinnacle or its Subsidiaries (the "Other Asset Dispositions" and, together with the Principal Asset Dispositions, the "Asset Dispositions"). Notwithstanding the foregoing clauses
(a) and (b),

Pinnacle shall be permitted to consummate (i) the Principal Asset Dispositions (other than the sale of the Inglewood Property), substantially on the terms and subject to the conditions contained in the applicable Asset Disposition Agreement in effect as of the date hereof (or as amended in accordance with this Agreement), (ii) the sale of the Inglewood Property substantially in accordance with the terms of the draft purchase agreement provided to Pinnacle Acq Corp on April 14, 2000 (except with respect to price, which in no event shall generate Net Proceeds of less than $13,054,000), and (iii) the Other Asset Dispositions on terms approved by Pinnacle's Board of Directors, in good faith. Except for amendments, waivers or modifications which would not reasonably be expected to significantly delay the consummation of the transactions contemplated by this Agreement, impair in any material respect the ability of Pinnacle to perform its obligations under this Agreement and which are not materially adverse to the original terms of such Principal Asset Disposition, Pinnacle shall not amend, waive, or modify any of the terms or conditions contained in the agreements (or in the case of the Inglewood Property, the draft purchase agreement delivered to Pinnacle Acq Corp on April 14, 2000) relating to the Principal Asset Disposition (the "Asset Disposition Agreements") without the prior written consent of Pinnacle Acq Corp.

   (d) Redemption. Notwithstanding the foregoing provisions of this Section 6.1, immediately prior to the Effective Time, Pinnacle shall redeem the shares of Pinnacle Common Stock owned by R.D. Hubbard on the date hereof that are not being contributed to PHCR under the Voting Agreement for a price equal to the Pinnacle Merger Consideration (including any Class A CPR that would be payable at the Effective Time).

   (e) Other Actions. Pinnacle shall not, and shall not permit any of its Subsidiaries to, take any action that would result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue and those not so qualified becoming untrue in any material respect.

   Section 6.2 Advice of Changes. PHCR, Pinnacle Acq Corp and Pinnacle shall promptly advise the other party orally and in writing of:


   (a) Any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect;

   (b) The failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or

   (c) Any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on such party and its Subsidiaries taken as a whole or on the truth of their respective representations and warranties or the ability of the conditions set forth in
Article VIII to be satisfied;

provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Additionally, Pinnacle shall furnish to Pinnacle Acq Corp, as promptly as practicable following Pinnacle Acq Corp's request therefor, all information reasonably necessary for Pinnacle Acq Corp accurately to determine (i) what amounts, if any, payable under any of the Plans or any other contract, agreement, or arrangement with respect to which Pinnacle or any of its Subsidiaries may have any liability could fail to be deductible for Federal income tax purposes by virtue of section 162(a)(1), section 162(m) or section 280G of the Code, or (ii) whether Pinnacle or any of its Subsidiaries has entered into any contract, agreement or arrangement that would result in the disallowance of any tax deductions pursuant to section 280G of the Code.

   Section 6.3 No Solicitation.

   (a) Pinnacle shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any agent, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Pinnacle or any of its Subsidiaries to, directly or indirectly, (i) solicit or initiate, or encourage any inquiries regarding or the submission of, any Takeover Proposal (including, without limitation, any proposal or offer to Pinnacle's stockholders) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate the making of any proposal that would constitute a Takeover Proposal; provided, if in the opinion of the Board of Directors of Pinnacle, after consultation with outside legal counsel, such failure to act would be inconsistent with its fiduciary duties to Pinnacle's stockholders under applicable law, Pinnacle may, in response to an unsolicited, written Competitive Proposal (or Takeover Proposal which, based on the advice of its financial advisors, the Board of Directors of Pinnacle determines in good faith is reasonably likely to result in a Competitive Proposal), and subject to compliance with Section 6.3(c) and pursuant to an executed confidentiality agreement with customary terms and conditions and, in any case, which includes customary standstill provisions which prohibit such party from seeking to directly or indirectly accomplish a Takeover Proposal except with the consent of the Board of Directors of Pinnacle, and which expressly permits Pinnacle to fulfill its obligations under Section 6.3(c),
(A) furnish information with respect to Pinnacle to the Person who made such unsolicited proposal and (B) participate in negotiations with such Person regarding such Competitive Proposal (or Takeover Proposal which, based on the advice of its financial advisors, the Board of Directors of Pinnacle determines in good faith is reasonably likely to result in a Competitive Proposal). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee, Affiliate or agent, of Pinnacle or any of its Subsidiaries (each a "Covered Person"), whether or not such Person is purporting to act on behalf of Pinnacle or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.3(a) by Pinnacle; provided that it is understood that this Section 6.3(a) shall not be deemed to have violated if in response to an unsolicited inquiry, a Covered Person states solely that he or she is subject to the terms of this Agreement and provides only public information in response to the inquiry. All Covered Persons shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any of the foregoing.

   (b) Neither the Board of Directors of Pinnacle nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify in a manner adverse to Pinnacle Acq Corp the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Pinnacle Merger, (ii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal or (iii) cause Pinnacle to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of Pinnacle or the Special Committee, prior to the approval of this Agreement or the Pinnacle Merger (including as the same may be modified hereafter) by the Requisite Vote, to the extent required by the fiduciary duties to Pinnacle's stockholders under applicable Law, after consultation with outside legal counsel, may, subject to the terms of this and the following sentences of this Section 6.3(b), withdraw or modify its approval or recommendation of this Agreement or the Pinnacle Merger, or approve or recommend a Competitive Proposal, in each case at any time after 12:00 noon, Los Angeles time, on the fifth day following Pinnacle Acq Corp's receipt of written notice (a "Notice of Competitive Proposal") advising Pinnacle Acq Corp that the Board of Directors of Pinnacle has received a Competitive Proposal, specifying the material terms and conditions of such Competitive Proposal and identifying the Person making such Competitive Proposal. Pinnacle Acq Corp shall have the opportunity, until the end of the fifth day after it receives a Notice of Competitive Proposal, to make an offer to the Board of Directors of Pinnacle. Neither the Board of Directors of Pinnacle nor any committee of the Board of Directors may withdraw, or modify or publicly propose to withdraw, or modify in a manner adverse to Pinnacle Acq Corp, its approval or recommendation of this Agreement or the Pinnacle Merger or approve or recommend a Competitive Proposal unless and until it shall have determined, in its good faith judgment (i) the value of the consideration (based on the opinion, with only customary qualifications, of an independent financial advisor of good national reputation in such matters) of such proposal exceeds the value of each of the Pinnacle Merger Consideration and any alternative proposal presented by Pinnacle Acq Corp or any of its Affiliates and (ii) such proposal is more favorable to Pinnacle's stockholders than the Pinnacle Merger and any alternative proposal presented by Pinnacle Acq Corp or any of its Affiliates. In addition, if Pinnacle enters into an agreement with respect to any Competitive Proposal, it shall, concurrently with entering into such agreement, pay, or cause to be paid, to Pinnacle Acq Corp the Termination Fee.

   (c) In addition to the obligations of Pinnacle set forth in paragraph (b), Pinnacle shall advise Pinnacle Acq Corp promptly of any request for non-public information or of any Takeover Proposal, or any proposal with respect to any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal, and the identity of the Person making any such Takeover Proposal or inquiry. Pinnacle will use reasonable efforts to keep Pinnacle Acq Corp informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

   (d) Rule 14e-2 Disclosure. Nothing contained in this Section 6.3 shall prohibit Pinnacle from taking and disclosing to its stockholders a position contemplated by and in accordance with Rule 14e-2 promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of Pinnacle or the Special Committee, following consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; provided, however, that, neither Pinnacle nor its Board of Directors, the Special Committee, nor any other committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Pinnacle Merger or this Agreement, except in accordance with the provisions of Section 6.3(b).

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

   Section 7.1 Stockholders Meeting. Pinnacle will, as soon as practicable, and in no event later than 120 days after the date hereof, duly call, give notice of, convene and hold a meeting of the holders of Pinnacle Common Stock (the "Pinnacle Stockholders Meeting"); provided however, the time period set forth in this Section 7.1 shall toll from the 51st day to the 80th day that the Proxy Statement (as defined below) and the Schedule 13E-3 (as defined below) are filed with the SEC and remain under review by the SEC (but in no event shall such period toll for more than 30 days in total or the Pinnacle Stockholders Meeting occur later than the 150th day after the date hereof); provided further that such tolling period shall only be available if the Proxy Statement and the Schedule 13E-3 are filed in accordance with the provisions of Section 7.2 hereof and Pinnacle has used its reasonable best efforts to respond to SEC comments to such disclosure documentation promptly and completely. Subject to the provisions of Section 6.3(b), Pinnacle will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Pinnacle Merger and the other transactions contemplated by this Agreement.

   Section 7.2 Proxy Statement and Other Filings; Auditor's Letter.

   (a) Pinnacle shall, as promptly as practicable after the execution of this Agreement, and in no event later than 45 days after the date hereof, prepare and file with the SEC a proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") and a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments or supplements thereto, the "Schedule 13E-3") in connection with the Pinnacle Merger. Pinnacle Acq Corp shall, upon request of Pinnacle, furnish Pinnacle with such information concerning itself, PHCR and Colony as may be required by law or any Governmental Entity in connection with the Proxy Statement and Schedule 13E-3. Pinnacle shall cause the Proxy Statement and the Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Exchange Act. Pinnacle agrees that the Proxy Statement, the Schedule 13E-3 and each amendment or supplement thereto at the time it is filed shall not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any untrue statement of a material fact or omission to state material fact was made by Pinnacle in reliance upon and in conformity with information concerning Pinnacle Acq Corp, PHCR, Colony III or their Affiliates furnished to Pinnacle by Pinnacle Acq Corp or its attorneys or advisors specifically for use in the Proxy Statement or Schedule 13E-3. As promptly as possible after clearance by the SEC of the Proxy Statement, Pinnacle shall mail the Proxy Statement to its stockholders. Pinnacle Acq Corp and the Pinnacle Surviving Corp shall indemnify and hold harmless Pinnacle, its Subsidiaries and their respective officers, directors, employees and agents from and against any and all losses, liabilities, costs, and expenses (including reasonable attorneys' fees) directly arising out of any untrue statement of material fact (or omission of a statement of material fact necessary in

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

order to make the statements therein not materially misleading) made in the Proxy Statement, Schedule 13E-3 or any amendment or supplement thereto in reliance upon and in conformity with information concerning Pinnacle Acq Corp, PHCR, Colony III or their Affiliates furnished to Pinnacle in writing by Pinnacle Acq Corp specifically for use in the Proxy Statement or Schedule 13E-
3. Pinnacle shall indemnify and hold harmless Pinnacle Acq Corp, the Pinnacle Surviving Corp, PHCR, Colony, their respective Subsidiaries and Affiliates and their respective officers, directors, stockholders, partners, members, equityholders, employees and agents from and against any and all losses, liabilities, costs, and expenses (including reasonable attorneys' fees) directly arising out of any untrue statement of material fact (or omission of a statement of material fact necessary in order to make the statements therein not materially misleading) made in the Proxy Statement, Schedule 13E-3 or any amendment or supplement thereto and directly attributable to information provided by Pinnacle.

   (b) As promptly as practicable, each party hereto shall properly prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the Pinnacle Merger (collectively, "Other Filings").

   (c) PHCR and Pinnacle Acq Corp shall furnish Pinnacle with all information concerning them as Pinnacle may reasonably request in connection with the preparation of the Proxy Statement, the Schedule 13E-3 and the Other Filings.

   (d) Pinnacle shall provide copies of drafts of the Proxy Statement and the
Schedule 13E-3 to Pinnacle Acq Corp and its counsel at least 5 Business Days prior to the date of any filing of such document with the SEC (including with respect to each amendment or supplement thereto) so as to allow Pinnacle Acq Corp to comment on such documents. Prior to filing any Proxy Statement or
Schedule 13E-3 with the SEC, Pinnacle shall consider in good faith any comments on such Proxy Statement or Schedule 13E-3, as the case may be, made by, or changes requested by, Pinnacle Acq Corp or its attorneys or advisors. Pinnacle shall also promptly provide Pinnacle Acq Corp with copies of any correspondence received from the SEC, and shall permit representatives of Pinnacle Acq Corp to attend any telephone call with the SEC which discusses comments made by the staff.

   Section 7.3 Access to Information; Confidentiality.

   (a) Pinnacle shall afford to Pinnacle Acq Corp, and to its officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of Pinnacle and its Subsidiaries and, during such period, Pinnacle shall furnish promptly to Pinnacle Acq Corp (a) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its Subsidiaries' business, properties and personnel as Pinnacle Acq Corp may reasonably request. Except as otherwise agreed to by Pinnacle, notwithstanding termination of this Agreement, Pinnacle Acq Corp will keep, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to keep, all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any Person other than Pinnacle Acq Corp or Pinnacle Acq Corp's directors, officers, employees, affiliates or agents, and then only on a confidential basis; provided, however, that Pinnacle Acq Corp may disclose Confidential Information (i) as required by law, rule, regulation or judicial process, (ii) to its attorneys, accountants, financial advisors, lenders, placement agents and underwriters on a confidential basis or (iii) as required by any Governmental Entity. For purposes of this Agreement, "Confidential Information" shall include all information about Pinnacle which has been furnished by Pinnacle to Pinnacle Acq Corp; provided, however, that Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by Pinnacle Acq Corp, its attorneys, accountants or financial advisors not permitted by this Agreement, (B) was available to Pinnacle Acq Corp on a non-confidential basis prior to its disclosure to Pinnacle Acq Corp by Pinnacle or
(C) becomes available to Pinnacle Acq Corp on a non-confidential basis from a Person other than Pinnacle who, to the knowledge of Pinnacle Acq Corp, is not otherwise bound by a confidentiality agreement with Pinnacle or is not otherwise prohibited from transmitting the relevant information to Pinnacle Acq Corp. In the event of termination of this Agreement for any reason, Pinnacle Acq Corp shall promptly return all Confidential Information to Pinnacle.

   (b) Pinnacle Acq Corp shall use reasonable efforts to keep Pinnacle informed of the status of its application for Gaming Approvals and its activities related to obtaining the Financing.

   (c) All permits and other governmental authorizations currently held by Pinnacle and its Material Subsidiaries pursuant to the Environmental Laws will be identified in writing to Pinnacle Acq Corp prior to Closing.

   Section 7.4 Reasonable Efforts; Notification. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken (including through its officers and directors and other appropriate personnel), all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Pinnacle Merger, the Financing and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain Permits or waivers from, or to avoid an action or proceeding by, any Governmental Entity (including in respect of any Gaming Law), (b) the seeking of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Pinnacle and its Board of Directors shall (including through its officers and directors and other appropriate personnel)
(i) take all reasonable action necessary to ensure that no U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation is or becomes applicable to the Pinnacle Merger, this Agreement or any of the other transactions contemplated by this Agreement, (ii) if any U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation becomes applicable to the Pinnacle Merger, this Agreement or any other transaction contemplated by this Agreement, take all reasonable action to ensure that the Pinnacle Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Pinnacle Merger, this Agreement and the other transactions contemplated by this Agreement, and (iii) take all reasonable action to assist PHCR and Pinnacle Acq Corp in connection with efforts reasonably related to obtaining and effectuating the Financing for the Pinnacle Merger and related transactions including, but not limited to, successful syndication of the credit facility and sale of subordinated notes, participation in road shows, preparation of offering circulars and information memoranda (including providing all financial and other information necessary therefor), delivery of officers' certificates and opinions as are customary in financings of this type, delivery of guarantees by Pinnacle and its Subsidiaries and granting of pledges and security interests in and liens on assets of Pinnacle and its Subsidiaries; provided that no obligation of Pinnacle and its Subsidiaries under any guarantee or security document shall be effective until the Effective Time. Notwithstanding the foregoing, the parties acknowledge that none of Pinnacle Acq Corp or its Affiliates are obligated by this Section 7.4(a) or any other provision of this Agreement to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization or to make any filing with respect to any limited partner of Colony III or any of its Affiliates. Nothing herein shall be deemed to require Pinnacle Acq Corp or its Affiliates to take any steps (including without limitation the expenditure of funds) or provide any information to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization, other than is customary in Argentina and the States of Arizona, California, Colorado, Indiana, Iowa, Louisiana, Mississippi and Nevada for such matters.

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

   Section 7.5 Stock Option Plans; Change of Control Plan.

   (a) As soon as practicable following the date of this Agreement, but in any event no later than 30 days before the Closing Date, the Board of Directors of Pinnacle (or, if appropriate, any committee administering the Pinnacle Stock Option Plans) shall adopt such resolutions or use all reasonable efforts to take such other actions as are required to provide that except as set forth in the Voting Agreement each then outstanding stock option (whether or not vested) to purchase shares of Pinnacle Common Stock (a "Pinnacle Stock Option") heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of Pinnacle (collectively, the "Pinnacle Stock Option Plans") shall be canceled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (i) the number of shares of Pinnacle Common Stock subject to such Pinnacle Stock Option immediately prior to the fifth Business Day prior to the Closing Date and (ii) the excess, if any, of the cash amount of the Pinnacle Merger Consideration over the per share exercise price of such Pinnacle Stock Option. In addition, in the event that the Inglewood Sale shall not have closed on or prior to the fifth Business Day prior to the Closing Date, holders of In the Money Pinnacle Stock Options (as defined in Section 10.11) also shall receive one Class A CPR for each share issuable upon exercise. A listing of all outstanding Pinnacle Stock Options as of the date hereof, showing what portions of such Pinnacle Stock Options are exercisable as of such date, the dates upon which such Pinnacle Stock Options were granted, and the exercise price of such Pinnacle Stock Options, is set forth in Schedule 7.5.

   (b) All Pinnacle Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other Plan providing for the issuance, transfer or grant of any capital stock of Pinnacle or any interest in respect of any capital stock of Pinnacle shall be deleted as of the Effective Time. Immediately following the Effective Time, no holder of a Pinnacle Stock Option or any participant in any Pinnacle Stock Option Plan shall have any right thereunder to acquire any capital stock of Pinnacle, Pinnacle Acq Corp, PHCR or the Pinnacle Surviving Corporation.

   Section 7.6 Indemnification and Insurance.

   (a) The indemnification obligations set forth in Pinnacle's Certificate of Incorporation and By-laws on the date of this Agreement shall be duplicated, to the extent permissible under the DGCL, in the Pinnacle Surviving Corporation's Certificate of Incorporation and By-laws and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Pinnacle. The indemnification obligations set forth in Pinnacle's Certificate of Incorporation and By-laws on the date of this Agreement and in the respective organizational documents of Pinnacle's Subsidiaries shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Pinnacle or any of its Subsidiaries (together with the persons listed in the previous sentence, the "Indemnified Parties").

   (b) Prior to the Effective Time, Pinnacle shall have procured directors' and officers' liability insurance for a period of six years from the Effective Time, (which policy shall be of at least the same coverage, with carriers comparable to Pinnacle's and its Subsidiaries' existing carriers, containing terms and conditions which are no less favorable to those covered in Pinnacle's and its Subsidiaries' existing directors' and officers' liability policy) to cover those Persons who are covered on the date of this Agreement by Pinnacle's and its Subsidiaries' directors' and officers' liability insurance policy with respect to those matters covered by Pinnacle's and its Subsidiaries' directors' and officers' liability policy.

   (c) Section 7.6 shall survive the consummation of the Pinnacle Merger at the Effective Time, is intended to benefit Pinnacle, the Pinnacle Surviving Corporation and the Indemnified Parties (and the heirs and representatives of the Indemnified Parties), and shall be binding on all successors and assigns of Pinnacle Acq Corp and the Pinnacle Surviving Corporation and shall be enforceable by each Indemnified Party and his or her heirs and representatives.

   Section 7.7 Fees.

   (a) Except as provided below, all fees and expenses incurred in connection with the Pinnacle Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Pinnacle Merger is consummated.

   (b) Pinnacle shall pay, or cause to be paid, in same day funds to Pinnacle Acq Corp $25 million (the "Termination Fee") upon demand if (A) Pinnacle Acq Corp or Pinnacle, as applicable, terminates this Agreement pursuant to Section
9.1 (f) and prior to such termination a Significant Takeover Proposal shall have been made; (B) Pinnacle Acq Corp terminates this Agreement pursuant to
Section 9.1(e); (C) Pinnacle terminates this Agreement pursuant to Section 9.1(g); or (D) prior to any other termination of this Agreement pursuant to
Section 9.1(d) or Section 9.1(c)(A) (which termination does not follow from the failure of Pinnacle Acq Corp to cause any condition specified in Section
8.3 to be satisfied), (x) a Competitive Proposal (disregarding for this purpose the proviso in the definition thereof) or (y) a Significant Takeover Proposal ("Triggering Proposal"), shall have been made on or after March 2, 2000 and within 12 months of such termination, a transaction constituting a Significant Takeover Proposal is consummated or Pinnacle enters into an agreement (which is thereafter consummated) with respect to, or the Board of Directors of Pinnacle or a committee thereof approves or recommends, or publicly proposes to approve or recommend, a Significant Takeover Proposal (which is thereafter consummated).

   (c) Notwithstanding Section 7.7(b)(D)(y) above, the Termination Fee in such event shall not be payable by Pinnacle in the event that Pinnacle makes a good faith demonstration, reasonably satisfactory to Pinnacle Acq Corp, that (A) such Significant Takeover Proposal is made by a Person (i) who is unaffiliated with the Person that made the Triggering Proposal, and (ii) who did not solicit, have significant discussions or engage in any negotiations with, or receive any non-public information from Pinnacle, its Subsidiaries or any of Pinnacle's Covered Persons during the period in which this Agreement was in effect, (B) such Significant Takeover Proposal is not related to, contemplated by, or otherwise connected, directly or indirectly, with the Triggering Proposal and (C) there is no direct or indirect nexus or causal effect between the Triggering Proposal and the Significant Takeover Proposal (which Pinnacle may demonstrate (X)(1) by establishing the Triggering Proposal has been terminated or withdrawn, (2) the initial contact relating to such Significant Takeover Proposal is made to or by Pinnacle, any of its Subsidiaries or any of Pinnacle's Covered Persons a significant time after such termination or withdrawal, and (3) during the period beginning on the date the Triggering Proposal is terminated or withdrawn and ending on the date of the initial contact regarding the Significant Takeover Proposal, neither Pinnacle, its Subsidiaries nor its Covered Persons shall have solicited, initiated, encouraged or entertained any inquiries regarding or the submission of, or participated in any discussions or negotiations regarding, or furnished any information with respect to, any Significant Takeover Proposal or (Y) otherwise.

   (d) Only one Termination Fee shall be payable to Pinnacle Acq Corp pursuant to the terms hereof.

   Section 7.8 Public Announcement. PHCR and Pinnacle Acq Corp and their respective Affiliates, on the one hand, and Pinnacle, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Pinnacle Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case the parties will use reasonable efforts to cooperate in good faith with respect to such press release or other public statement). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

   Section 7.9 Title Insurance, Surveys, and Flood Insurance.

   (a) As promptly as practicable after the date hereof but in no event later than ninety (90) days prior to the Effective Time, Pinnacle shall deliver copies of previous owner policies or other title evidence sufficient to obtain commitments (the "Commitments") to be issued by a title company acceptable to Pinnacle Acq Corp (the "Title Insurer") for the issuance of an ALTA Leasehold Policy of Title Insurance, an ALTA Owner's or Lender's Policy of Title Insurance or a "date-down" of such policies, as applicable, for such of the Real Properties as Pinnacle Acq Corp shall designate (collectively, the "Title Policies"). Each of the Title Policies shall name an entity designated by Pinnacle Acq Corp as insured and shall show leasehold title or fee simple title to each of the Real Properties vested at the Effective Time in Pinnacle or its Subsidiaries, subject only to the Permitted Liens, provided, however, no monetary liens (other than those being contested by Pinnacle or its Subsidiaries in good faith) shall encumber the title to any Real Property, including, without limitation, the Bank Credit Facility. The Commitments and the Title Policies to be issued by the Title Insurer shall have all standard and general exceptions deleted so as to afford full "extended form coverage" and shall contain contiguity (where appropriate), survey, and such other endorsements as may be reasonably requested by Pinnacle Acq Corp or its lender. At the Closing, Pinnacle and its Subsidiaries shall deliver such affidavits or other instruments as the Title Insurer may reasonably require to delete standard and general exceptions and to provide the endorsements reasonably required hereunder. Pinnacle and its Subsidiaries shall cause the Commitments to be later-dated to cover the Closing and to cause the Title Insurer to delete all Schedule B-1 requirements and all standard and general exceptions in the Commitment at the Closing as directed by Pinnacle Acq Corp.

   (b) As promptly as practicable after the date hereof but in no event later than ninety (90) days prior to the Effective Time, Pinnacle and its Subsidiaries shall deliver to Pinnacle Acq Corp and Title Insurer an as-built survey of each of the Owned Properties and the Leased Properties which constitute ground leases, except the Asset Dispositions other than the property located in Compton, California (collectively, the "Surveys"), prepared by a registered land surveyor or engineer, licensed in the state where such Owned Property or Leased Property is located, dated on or after the date hereof, certified to Pinnacle Acq Corp, Title Insurer, and such other entities as Pinnacle Acq Corp may designate in writing to Pinnacle, and conforming to current ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, sufficient to cause Title Insurer to delete the standard printed survey exception. The Surveys shall show only Permitted Liens. Each Survey shall show access from the land to dedicated roads and shall include a flood plain certification. Any survey may be a recertification of a prior survey, provided that it meets the above-described criteria.

   (c) To the extent any Real Property is located within an area designated as "flood prone" or a "special flood hazard area" (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), at Pinnacle Acq Corp's request, Pinnacle shall obtain and maintain flood insurance, if available, in an amount specified by Pinnacle Acq Corp with respect to such Real Property.

   (d) Pinnacle and its Subsidiaries shall use reasonable efforts to obtain prior to Closing estoppel certificates in form and substance reasonably satisfactory to Pinnacle Acq Corp and its lenders from each of the lessors under the leases described on Schedule 4.17(b).

   (e) If the Commitments reveal any mortgages, deeds of trust, ground leases or similar matters affecting the Leased Properties which will remain of record after the Closing and are senior in priority to the respective Lease and for which Pinnacle or its Subsidiary has not previously obtained a nondisturbance and attornment agreement, then Pinnacle and its Subsidiaries shall use their reasonable efforts to obtain non-disturbance and attornment agreements in form and substance reasonably acceptable to Pinnacle Acq Corp and its lenders, from the applicable mortgagees, holders of beneficial interests under the deeds of trust, ground lessors and similar parties.

   (f) Pinnacle and its Subsidiaries shall use their reasonable efforts and shall cooperate with Pinnacle Acq Corp to obtain, prior to Closing, (i) any required consents to any assignments and/or financing of any of the Leased Properties, and (ii) any modifications reasonably and customarily required by Pinnacle Acq Corp's lender to the leases for the Leased Properties.

   Section 7.10 Transfer Taxes. All liability for any transfer or other similar taxes in connection with the exchange of Pinnacle Common Stock to the Pinnacle Acq Corp or the consummation of any other transaction contemplated by this Agreement shall be borne by Pinnacle.

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

   Section 7.11 Financing.

   (a) Pinnacle Acq Corp shall use its commercially reasonable efforts to obtain and effectuate the Financing. Pinnacle shall use its commercially reasonable efforts to cooperate with and assist Pinnacle Acq Corp in obtaining and effectuating the Financing; provided that "commercially reasonable efforts" shall not require Pinnacle Acq Corp to expend money in excess of the expenses set forth in Exhibit A hereto, seek or provide any equity or supplemental investment in connection with the transactions contemplated hereby, or amend in any manner adverse to Pinnacle Acq Corp any of the terms set forth on Exhibit A hereto.

   (b) Neither Pinnacle Acq Corp nor PHCR shall, and each shall cause Harveys not to, voluntarily enter into any agreement, commitment or understanding with respect to or concerning any financing, acquisition, disposition or corporate transaction not contemplated hereby or by the Voting Agreement which would, as of the date of such transaction, reasonably be expected to materially impair the ability of PHCR to obtain the Financing. Pinnacle shall have no remedy with respect to this Section 7.11, and Pinnacle shall not be permitted to claim a breach under this Section 7.11 unless and until such time as this Agreement is terminated (i) by Pinnacle Acq Corp solely because of the failure of the condition Section 8.2(f) hereof to be satisfied, or (ii) by Pinnacle or by Pinnacle Acq Corp pursuant to Section 9.1(h) hereof.

   Section 7.12 Tax Treatment. Each of PHCR and Pinnacle shall use its reasonable best efforts to cause the Harveys Merger, the Pinnacle Merger and the contributions described in the Voting Agreement to qualify as an exchange governed by section 351 of the Code.

   Section 7.13 Tender Offer and Consent Solicitations. To the extent required in connection with the transactions contemplated hereby, Pinnacle Acq Corp shall use its reasonable best efforts to obtain the consent or valid tender, without subsequent withdrawal, of not less than 50% of each tranche of the outstanding principal amount of debt of Pinnacle pursuant to a consent solicitation and/or tender offer for such debt; provided that "reasonable best efforts" shall not require Pinnacle Acq Corp to expend money in excess of the expenses set forth in Exhibit A hereto, seek or provide any equity or supplemental investment in connection with the transactions contemplated hereby, or amend in any manner adverse to Pinnacle Acq Corp any of the terms set forth in Exhibit A hereto.

   Section 7.14 Termination of Voting Agreement. Upon any termination of this Agreement pursuant to the terms of Article IX hereof, the Voting Agreement shall also terminate and become void and have no effect, without any liability, or obligation on the part of the parties thereto.

   Section 7.15 Compliance Committees. Pinnacle shall, and Pinnacle Acq Corp shall cause Harveys to, use their reasonable best efforts to cause the compliance committees of the Boards of Directors of Pinnacle and Harveys, respectively, to review and approve this Agreement and the transactions contemplated hereby as promptly as practicable after the date hereof.

   Section 7.16 Atlantic Land Warrant. Pinnacle shall use its commercially reasonable efforts to cause the warrant agreement governing the Atlantic Land Warrant to be amended to provide for each of the following: (i) in the event that the Inglewood Sale shall have closed on or prior to the fifth Business Day prior to the Closing Date, then, as of the Effective Time, the Atlantic Land Warrant shall be converted into the right to receive from the Pinnacle Surviving Corporation an amount in cash equal to the product of (x) the number of shares of Pinnacle Common Stock that were subject to the Atlantic Land Warrant immediately prior to the Effective Time and (y) the excess (if any) of the cash amount of the Pinnacle Merger Consideration over the exercise price per share of the Atlantic Land Warrant immediately prior to the Effective Time; (ii) in the event that the Inglewood Sale shall not have closed on or prior to the fifth Business Day prior to the Closing Date, the holder of the Atlantic Land Warrant shall not receive the amount contemplated by clause (i) above and shall instead be deemed to have received a number of Class B CPRs (as defined in Section 10.11 hereof) equal to the number of shares of Pinnacle Common Stock that were subject to the Atlantic Land Warrant immediately prior to the Effective Time; and (iii) as of the Effective Time, the Atlantic Land Warrant shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder of the Atlantic Land Warrant shall cease to have any rights with respect thereto, except the right to receive the consideration (if any) described in clause (i) above which such holder is entitled to receive.

   Section 7.17 Filing of Corporate Gaming License Applications. PHCR and Pinnacle Acq Corp shall, and PHCR shall cause Harveys and Harveys Acq Corp to, file, within sixty days of the date of this Agreement, corporate applications for gaming licenses in each jurisdiction in which Gaming Approvals are required to permit such persons to consummate the transactions contemplated by this Agreement and the Harveys Merger Agreement; provided that if advised by any of their gaming counsel that filing any such corporate application for gaming licenses in such 60-day period is not conducive to the timely satisfaction of the condition set forth in Section 8.3(d), then PHCR and Pinnacle Acq Corp shall, and PHCR shall cause Harveys and Harveys Acq Corp to, file such corporate applications for gaming licenses as soon after such 60-day period as is appropriate; provided, further, that Pinnacle and each of its Affiliates shall reasonably cooperate to the extent needed to facilitate the approval of such application. Nothing in this Section 7.17 shall require any of PHCR, Pinnacle Acq Corp, Harveys or Harveys Acq Corp to file during such 60-day period any gaming license applications with respect to any individual. In addition, nothing in this Section 7.17 shall obligate any of PHCR, Pinnacle Acq Corp, Harveys, Harveys Acquisition Corporation, or any of their respective Affiliates to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization or make any filing or application with respect to any limited partner of Colony III or its Affiliates.

                                 ARTICLE VIII

                             CONDITIONS PRECEDENT

   Section 8.1 Conditions to Each Party's Obligation to Effect the Pinnacle Merger. The respective obligations of each party to effect the Pinnacle Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

   (a) Stockholder Approval. This Agreement shall have been approved and adopted by the Requisite Vote in accordance with applicable Law and the Certificate of Incorporation of Pinnacle.

   (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Pinnacle Merger or the transactions contemplated hereby shall be in effect; provided, in the case of a decree, injunction or other order, each of the parties shall have used their best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

   (c) HSR Act. Any waiting period (and any extension thereof) applicable to the transaction contemplated by this Agreement under the HSR Act shall have expired or shall have been terminated.

   Section 8.2 Conditions to Obligations of Pinnacle Acq Corp. The obligations of Pinnacle Acq Corp to effect the Pinnacle Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

   (a) Representations and Warranties. The representations and warranties of Pinnacle contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case on the date hereof and at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement), and Pinnacle Acq Corp shall have received a certificate signed on behalf of Pinnacle by its President and its Chief Financial Officer to such effect.

   (b) Covenants. Pinnacle shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Pinnacle Acq Corp shall have received certificates signed on behalf of Pinnacle by its President and its Chief Financial Officer to such effect.

   (c) No Material Adverse Effect. From the date hereof through and including the Effective Time, no event or events shall have occurred which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Pinnacle or the transactions contemplated hereby.

   (d) Gaming Authority Approval. All licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and all filings, notices or declarations required to be made with, any Gaming Authority or Governmental Entity to permit Pinnacle Acq Corp and Pinnacle to consummate the Pinnacle Merger, to permit Harveys Acq Corp and Harveys to complete the Harveys Merger, and to permit the Pinnacle Surviving Corporation and the Harveys Surviving Corporation and each of their respective Subsidiaries to conduct their respective businesses in the jurisdictions regulated by such Gaming Authorities after the Effective Time in the same manner as conducted by Pinnacle and Harveys and their respective Subsidiaries prior to the Effective Time (collectively, the "Gaming Approvals") shall have been obtained or made, as applicable; provided that this condition shall not be deemed satisfied if any Gaming Approval obligates Pinnacle Acq Corp or Harveys Acq Corp, or any of their respective Affiliates to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization or make any filing or application with respect to any limited partner of Colony III or its Affiliates.

   (e) Consents. All consents, waivers, orders, approvals, authorizations, registrations, findings of suitability, licensing and action of (i) any Governmental Entity other than a Gaming Authority required to permit the consummation of the Pinnacle Merger, and (ii) any third party listed on
Schedule 4.4(a) or 4.4(b) hereof with respect to which consent is indicated on such Schedule to be obtained, shall have been obtained or made, free of any condition that would be materially adverse to Pinnacle or the transactions contemplated hereby.

   (f) Financing. Pinnacle Acq Corp and Harveys Acq Corp shall have received the cash proceeds of the Financing.

   (g) Tender Offers and Consent Solicitations. To the extent required in connection with the transactions contemplated hereby, Pinnacle Acq Corp shall have received valid consents and related tenders under the outstanding principal amount of debt of Pinnacle and Harveys pursuant to tender offers for such debt. Pinnacle Acq Corp shall have received the requisite consents under the instruments under which such debt was issued for any amendments of such instruments necessary in connection with the transactions contemplated hereby and such amendments shall have become effective in accordance with the terms of such instruments.

   (h) Principal Asset Dispositions. The Principal Asset Dispositions (other than the Inglewood Sale) shall have been consummated on substantially the terms and subject to the conditions contained in the applicable Asset Disposition Agreement, Pinnacle shall have received therefrom not less than the net proceeds indicated on Schedule 6.1(c) hereto, and the Chief Financial Officer of Pinnacle shall have delivered a certificate to Pinnacle Acq Corp certifying that his good faith reasonable estimate of net proceeds from such Principal Asset Dispositions are not less than the amounts set forth on
Schedule 6.1(c) hereto.

   (i) Transaction Documents. The transactions contemplated by the Transaction Documents shall have been consummated immediately prior to the Effective Time.

   (j) Dissenting Shares. The aggregate number of Pinnacle Dissenting Shares shall not exceed 5% of the total number of shares of Pinnacle Common Stock outstanding immediately prior to the Pinnacle Stockholders Meeting.

   (k) Indiana Project. (i) All material phases of the Indiana Project (other than the golf course and performance theater) shall have been substantially completed and opened to the public by not later than

September 15, 2000; and (ii) the costs associated with the Indiana Project shall not be, in the aggregate, more than $207 million, and the project (other than the golf course and performance theater) will have been completed in substantial conformity with the written budgets, plans and policies relating to the Indiana Project provided to Pinnacle Acq Corp prior to the date hereof.

   Section 8.3 Conditions to Obligations of Pinnacle. The obligations of Pinnacle to effect the Pinnacle Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

   (a) Representations and Warranties. The representations and warranties of Pinnacle Acq Corp contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement), and Pinnacle shall have received certificates signed on behalf of Pinnacle Acq Corp by its President to such effect.

   (b) Agreements and Covenants. Pinnacle Acq Corp shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Pinnacle shall have received a certificate signed on behalf of Pinnacle Acq Corp by its President to such effect.

   (c) Gaming Authority Approval. All licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and all filings, notices or declarations required to be made with, any Gaming Authority to permit Pinnacle Acq Corp to consummate the Pinnacle Merger shall have been obtained or made, as applicable.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

   Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Pinnacle Merger by the stockholders of Pinnacle:

   (a) by mutual written consent of each of the parties;

   (b) by either Pinnacle Acq Corp or Pinnacle if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Pinnacle Common Stock pursuant to the Pinnacle Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, in the case of an order, decree, ruling or other order, each of the parties shall have used their best efforts to prevent the entry of any such order, decree, ruling or other order and to appeal as promptly as possible any order, decree, ruling or other order that may be entered; provided further, the right to terminate this Agreement pursuant to the foregoing clause shall not be available to any party that fails to comply with Section 7.4;

   (c) (A) by either Pinnacle Acq Corp or Pinnacle, at any time after January 15, 2001 if the Effective Time shall not have occurred on or prior to such date other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or before the Closing; provided, however, that, Pinnacle Acq Corp may, at its option, (x) extend such date for up to six months if (i) it can demonstrate to Pinnacle's reasonable good faith satisfaction that there is a reasonable likelihood that it will receive the Gaming Approvals by such date, and (ii) Pinnacle Acq Corp delivers to Pinnacle commitment letter(s) and highly confident letter(s) reflecting amounts that are at least sufficient to cover the Financing with expiration dates that are at least coextensive with the date of such extension (and "Extended Commitment"); or

(y) extend the January 15, 2001 date for up to two months if the parties shall have received from any responsible individual of each Gaming Authority (i) the approval of which is required to be obtained to permit Pinnacle Acq Corp and Harveys Acq Corp to consummate the Pinnacle Merger and Harveys Merger, respectively and (ii) which has not prior to January 15, 2001 finally determined whether such approval shall be granted, reasonable assurance (written or oral) that a hearing is scheduled or can reasonably be expected to be scheduled prior to March 15, 2001;

   (B) Notwithstanding the foregoing, in the event that Pinnacle or Pinnacle Acq Corp receives a final and nonappealable written statement from any of the Gaming Authorities that states that such Gaming Authority has disapproved or will not give approval to this Agreement, which disapproval would cause Pinnacle Acq Corp to be unable to consummate the Pinnacle Merger, or if Pinnacle Acq Corp has finally withdrawn (with no intent to resubmit) its gaming application with such Gaming Authority, such party may terminate this Agreement with written notice of such termination given to the other party hereto; provided that no party may terminate this Agreement pursuant to the terms of this sentence if such party is in material breach of this Agreement;

   (d) by Pinnacle Acq Corp, if this Agreement has not been approved by the Requisite Vote of the outstanding shares of Pinnacle Common Stock within 120 days after the date hereof; provided however, the time period set for in this Section shall toll from the 51st day to the 80th day that the Proxy Statement and the Schedule 13E-3 are filed with the SEC and remain under review by the SEC (but in no event shall such period toll for more than 30 days in total or the Pinnacle Stockholders Meeting occur later than the 150th day after the date hereof); provided further that such tolling period shall only be available if the Proxy Statement and the Schedule 13E-3 are filed in accordance with the provisions of Section 7.2 hereof and Pinnacle has used its reasonable best efforts to respond to SEC comments to such disclosure documentation promptly and completely;

   (e) by Pinnacle Acq Corp if the Board of Directors of Pinnacle amends, modifies or withdraws its recommendation or publicly proposes to amend, modify in a manner adverse to Pinnacle Acq Corp, or withdraw its recommendation of the Pinnacle Merger or this Agreement or if, following a Takeover Proposal, Pinnacle fails to comply with its obligations under Sections 6.3 and 7.4 hereof;

   (f) by either Pinnacle or Pinnacle Acq Corp if, at a duly held stockholders meeting of Pinnacle or any adjournment thereof at which this Agreement is voted upon, the Requisite Vote in favor of the adoption of this Agreement shall not have been obtained; or

   (g) by Pinnacle in connection with simultaneously entering into a definitive agreement in accordance with Section 6.3(b); provided, it has complied with all provisions thereof, including the notice provisions therein, and that it simultaneously makes payment of the Termination Fee.

   (h) by Pinnacle Acq Corp or Pinnacle in the event that the Financing Letters shall have been withdrawn or terminated by the issuing lenders, and Pinnacle Acq Corp is unable, despite the exercise of its reasonable efforts, to obtain a replacement commitment letter(s) and/or highly confident letter(s) reflecting amounts that are at least sufficient to cover the Financing, within 20 Business Days following such withdrawal or termination.

   Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Pinnacle or Pinnacle Acq Corp as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Pinnacle Acq Corp or Pinnacle, other than the provisions of Section 7.2, Section 7.3, Section 7.7, this Section 9.2 and Article X (other than Section 10.11) and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case each other party shall be entitled to recover all damages allowable at law and all relief available in equity; provided that, upon receipt by Pinnacle Acq Corp of the Termination Fee in accordance with the provisions hereof, Pinnacle Acq Corp shall have no further rights hereunder, at law or in equity, to damages or other relief and shall release and forever discharge Pinnacle, and each of its past, present and future representatives, affiliates, stockholders, directors, officers, employees, subsidiaries, successors and assigns from any and all claims, demands, proceedings or other obligations, known or unknown, both at law and in equity, which Pinnacle Acq Corp may ever have against such persons arising out of any matter, cause or event occurring at or prior to the Effective Time; provided further that the limitation set forth in the previous proviso is not intended to act as a limitation of liability in the event that the Termination Fee is not payable pursuant to the terms hereof.

   Section 9.3 Amendment. This Agreement may be amended by the mutual agreement of the parties at any time before or after any required approval of matters presented in connection with the Pinnacle Merger by the stockholders of Pinnacle; provided, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   Section 9.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to
Section 9.4 shall, in order to be effective, require in the case of Pinnacle Acq Corp or Pinnacle, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE X

                              GENERAL PROVISIONS

   Section 10.1 Nonsurvival of Representations. None of the representations and warranties in this Agreement shall survive the Effective Time. This
Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Pinnacle Merger.

   Section 10.2 Representations and Warranties. Notwithstanding anything in this Agreement to the contrary, the disclosure of any information on any schedule to this Agreement shall be deemed to constitute the disclosure of such information for all other schedules to this Agreement to the extent that it is clear from a reading of such information that it is applicable to such other schedules.

   Section 10.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy number (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) if to Pinnacle Acq Corp or PHCR, to:

     c/o Harveys Casino Resorts
     Highway 50 & Stateline Avenue
     Lake Tahoe, Nevada 89449
     Attention: Charles W. Scharer
     Telephone: 775-586-6756
     Facsimile: 775-586-6852

     and
     c/o Colony Capital, Inc.
     1999 Avenue of the Stars, Suite 1200
     Los Angeles, California 90067
     Telephone: 310-282-8820
     Facsimile: 310-282-8813
     Attention: Jonathan H. Grunzweig

     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom LLP
     300 South Grand Avenue, Suite 3400
     Los Angeles, California 90071
     Attention: Nick P. Saggese, Esq.
     Telephone: 213-687-5550
     Facsimile: 213-687-5600

     (b) if to Pinnacle, to

     Pinnacle Entertainment, Inc.
     330 North Brand Boulevard, Suite 1100
     Glendale, California 91203
     Attention: Loren Ostrow, Esq.
     Telephone: 818-662-5900
     Facsimile: 818-662-5901

     with a copy to:

     Irell & Manella LLP
     1800 Avenue of the Stars, Suite 900
     Los Angeles, California 90067
     Attention: Alvin Segel, Esq.
     Telephone: 310-203-7069
     Facsimile: 310-203-7199

     and

     Munger, Tolles & Olson LLP
     355 South Grand Avenue, Suite 3500
     Los Angeles, California 90071
     Attention: Simon Lorne, Esq.
     Telephone: 213-683-9100
     Facsimile: 213-687-3702

   Section 10.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The Transaction Documents and the consummation of the transactions contemplated by such Transaction Documents are transactions contemplated by this Agreement. To the extent any restriction on the activities of Pinnacle or its Subsidiaries under the terms of this Agreement requires prior approval under any Gaming Law, such restriction shall be of no force or effect unless and until such approval is obtained. If any provision of this Agreement is illegal or unenforceable under any Gaming Law, such provision shall be void and of no force or effect.

   Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 10.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Voting Agreement constitute the entire agreements, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of these agreements and are not intended to confer upon any Person other than the parties any rights or remedies hereunder, except that (i) officers, directors, employees and agents of Pinnacle and its Subsidiaries are intended beneficiaries of the covenants and agreements set forth in Section 7.6 and (ii) the holders of Pinnacle Stock Options are the intended beneficiaries of the covenants and agreements set forth in Section 7.5.

   Section 10.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

   Section 10.8 Gaming Laws. Each of the provisions of this Agreement is subject to and shall be enforced in compliance with the Gaming Laws.

   Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Pinnacle Acq Corp may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any controlled affiliate of Colony Capital, Inc., provided such party assumes Pinnacle Acq Corp's obligations hereunder, and Pinnacle Acq Corp remains liable hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   Section 10.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to commit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

   Section 10.11 Inglewood Sale; CPRs.

   (a) Upon the occurrence of an event set forth below, the Pinnacle Merger Consideration shall be adjusted in the manner set forth below with respect to such event:

     (i) In the event that the Inglewood Sale shall have closed on or prior to the fifth Business Day prior to the Closing Date and the Net Proceeds to Pinnacle from the Inglewood Sale are equal to or greater than $40,750,000, then the Pinnacle Merger Consideration shall equal $25.00 in cash.

     (ii) In the event that the Inglewood Sale shall have closed on or prior to the fifth Business Day prior to the Closing Date and the Net Proceeds to Pinnacle from the Inglewood Sale are greater than $13,054,000 but less than $40,750,000, then the Pinnacle Merger Consideration shall equal the sum of
  (x) $24.00 in cash, and (y) the Proceeds Adjustment, in cash.

       (iii) In the event that the Inglewood Sale shall have closed on or prior to the fifth Business Day prior to the Closing Date and the Net Proceeds to Pinnacle from the Inglewood Sale are less than or equal to $13,054,000, then there shall be no adjustment to the Pinnacle Merger Consideration.

       (iv) In the event that the Inglewood Sale shall not have closed on or prior to the fifth Business Day prior to the Closing Date, then the Pinnacle Merger Consideration shall equal (i) $24.00 in cash, and (ii) one Class A CPR; provided that, the holder of the Atlantic Land Warrant shall not receive the Pinnacle Merger Consideration and shall instead receive that number of Class B CPRs equal to the number of shares issuable upon exercise of the Atlantic Land Warrant immediately prior to the Effective Time and no other consideration.

   (b) As used in this Agreement, the following terms shall have the following respective meanings:

       "Class A CPR" means a contingent payment right representing the right to receive from the Pinnacle Surviving Corporation (or, at its option, PHCR), in cash, the Class A CPR Amount, if any. The Paying Agent shall distribute to holders of Class A CPRs the Class A CPR Amount, if any, as soon as practicable following the closing of the Inglewood Sale. Payments in respect of Class A CPRs shall be without interest and less any withholding or deduction for Taxes required under applicable law. The CPRs shall not represent an equity or other ownership interest in PHCR or the Pinnacle Surviving Corporation, shall not be transferable by the holders thereof, except by operation of law or will, shall not be represented by any form of certificate or instrument, and shall not bear interest. Holders of Class A CPRs shall have no voting or other rights as stockholders of PHCR or the Pinnacle Surviving Corporation. No amount shall be payable with respect to the Class A CPRs if the Inglewood Sale shall not have closed prior to December 31, 2001 (the "Expiration Date"). If the Inglewood Sale shall not have closed prior to the Expiration Date, no further obligations shall be owing in respect of the Class A CPRs or the provisions of this Section
  10.11.

       "Class B CPR" means a contingent payment right representing the right to receive from the Pinnacle Surviving Corporation (or, at its option, PHCR), in cash the Class B CPR Amount, if any. The Paying Agent shall distribute to holders of Class B CPRs the Class B CPR Amount, if any, as soon as practicable following the closing of the Inglewood Sale. Payments in respect of Class B CPRs shall be without interest and less any withholding or deduction for Taxes required under applicable law. The Class B CPRs shall not represent an equity or other ownership interest in PHCR or the Pinnacle Surviving Corporation, shall not be transferable by the holders thereof, except by operation of law or will, shall not be represented by any form of certificate or instrument, and shall not bear interest. Holders of Class B CPRs shall have no voting or other rights as stockholders of PHCR or the Pinnacle Surviving Corporation. No amount shall be payable with respect to the Class B CPRs if the Inglewood Sale shall not have closed prior to the Expiration Date. If the Inglewood Sale shall not have closed prior to the Expiration Date, no further obligations shall be owing in respect of the Class B CPRs or the provisions of this Section 10.11.

       "Class A CPR Adjustment" means the quotient determined by dividing (a) the difference of (1) the Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale, minus (2) $13,054,000, minus (3) the product of (x) the Class B CPR Amount, and (y) the number of Class B CPRs outstanding, by (b) the sum of (1) the total number of shares of Pinnacle Common Stock outstanding immediately prior to the Effective Time, plus (2) the Implied Option Shares Number plus (3) the number of shares redeemed in accordance with Section 6.1(d) of this Agreement; provided that, if such number is negative, it shall be deemed to be zero.

       "Class A CPR Amount" means, with respect to an event described below, the amount set forth below with respect to such event:

           (A) In the event that Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are equal to or greater than $40,750,000, then the Class A CPR Amount shall equal $1.00.

           (B) In the event that the Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are greater than $13,054,000 but less than $40,750,000, then the Class A CPR Amount shall equal the Class A CPR Adjustment.

       (C) In the event that the Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are less than or equal to $13,054,000, then the Class A CPR Amount shall equal zero dollars ($0).

     "Class B CPR Adjustment" means the difference of (a) the quotient determined by dividing (1) the difference of (x) Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale, minus
  (y) $13,054,000, by (2) the total number of Class A CPRs and Class B CPRs outstanding, minus (b) $0.78; provided that, if such number is negative, it shall be deemed to be zero.

     "Class B CPR Amount" means, with respect to an event described below, the amount set forth below with respect to such event:

       (A) In the event that Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are equal to or greater than $40,750,000, then the Class B CPR Amount shall equal $0.22.

       (B) In the event that the Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are greater than $13,054,000 but less than $40,750,000, then the Class B CPR Amount shall equal the Class B CPR Adjustment.

       (C) In the event that the Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale are less than or equal to $13,054,000, then the Class B CPR Amount shall equal zero dollars ($0).

     "Gross Proceeds" means the aggregate dollar amount of any and all gross proceeds to Pinnacle or the Pinnacle Surviving Corporation, as the case may be, from the Inglewood Sale.

     "Implied Option Shares Number" means the number obtained by multiplying
  (a) the quotient derived by dividing (1) the difference of (x) the Maximum Option Consideration, minus (y) the aggregate exercise price of all In the Money Pinnacle Options, by (2) the Maximum Option Consideration, times (b) the total number of shares of Pinnacle Common Stock issuable upon exercise of the In the Money Pinnacle Options.

     "In the Money Pinnacle Options" means Pinnacle Options with an exercise price less than $24.00 per share.

     "Inglewood Sale" means the sale or other disposition for value of the entire Inglewood Property, whether accomplished in a single transaction or in more than one transaction; provided, however, that if the Inglewood Sale is accomplished in more than one transaction, the Inglewood Sale shall not be deemed to have been closed until such time as the transaction with respect to the last remaining portion of the Inglewood Property shall have closed.

     "Maximum Option Consideration" means the product derived by multiplying
  (a) $24.00, times (b) the total number of shares of Pinnacle Common Stock issuable upon exercise of the In the Money Pinnacle Options.

     "Net Proceeds" means the sum of (a) the product determined by multiplying (i) 0.58 by (ii) the difference of (x) the Gross Proceeds, minus (y) Pinnacle's inside tax basis in the Inglewood Property, plus (b) Pinnacle's inside tax basis in the Inglewood Property.

     "Proceeds Adjustment" means an amount of cash equal to the quotient determined by dividing (a) the difference of (1) the Net Proceeds to Pinnacle from the Inglewood Sale, minus (2) $13,054,000, minus (3) the Warrant Adjustment Amount, by (b) the sum of (1) the total number of shares of Pinnacle Common Stock outstanding immediately prior to the Effective Time, plus (2) the Implied Option Shares Number, plus (3) the number of shares redeemed in accordance with Section 6.1(d) of this Agreement; provided that, if such number is negative, it shall be deemed to be zero.

     "Warrant Adjustment Amount" means the difference of (a) the quotient determined by dividing (1) the difference of (x) Net Proceeds to the Pinnacle Surviving Corporation from the Inglewood Sale, minus (y) $13,054,000, by (2) the sum of (x) the total number of shares of Pinnacle Common Stock outstanding, plus (y) the total number of shares of Pinnacle Common Stock issuable upon exercise of the In the Money Options plus (c) the total number of shares of Pinnacle Common Stock issuable upon exercise of the Atlantic Land Warrant, plus (d) the number of shares redeemed in accordance with Section 6.1(d) of this Agreement minus (b) $0.78; provided that, if such number is negative, it shall be deemed to be zero.

   (c) In the event that the Inglewood Sale shall not have closed on or prior to the fifth Business Day prior to the Closing Date, the Pinnacle Surviving Corporation shall use its commercially reasonable efforts to consummate the Inglewood Sale during the period beginning on the date following the Closing Date and continuing through to but not including the Expiration Date; provided, however, that none of PHCR, Pinnacle Acq Corp or the Pinnacle Surviving Corporation shall have any liability for breach of this Section 10.11(c) except to the extent that any such breach shall have resulted from a willful and material breach by such party.

   (d) The obligation of the Pinnacle Surviving Corporation to pay the Class A CPR Amount and the Class B CPR Amount shall be secured by a letter of credit in an amount of $27,696,000 to be obtained at or prior to the Effective Time issued in favor of the Paying Agent (or in the event that the Paying Agent is unwilling to act in such capacity, a bank or title company reasonably acceptable to Pinnacle and Pinnacle Acq Corp), which shall expire on the Expiration Date.

   (e) A committee comprised of member of the present Board of Directors of Pinnacle or their designee(s) (the "Inglewood Sale Committee") shall have approval rights over any proposed sale of the Inglewood Property and such sales effort shall be managed by the present president of Realty Investment Group, Inc., or such other person as may be mutually agreed to by the Pinnacle Surviving Corporation and the Inglewood Sale Committee.

                           [signature pages follow]

   IN WITNESS WHEREOF, PHCR, Pinnacle and Pinnacle Acq Corp have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          PH CASINO RESORTS, INC.

                                          By: /s/ Charles W. Scharer
                                             --------------------------------
                                             Name: Charles W. Scharer
                                             Title: President

                                          PINNACLE ENTERTAINMENT, INC.

                                          By: /s/ Paul Alanis
                                             --------------------------------
                                             Name: Paul Alanis
                                             Title: President

                                          PINNACLE ACQUISITION CORPORATION

                                          By: /s/ Charles W. Scharer
                                             --------------------------------
                                             Name: Charles W. Scharer
                                             Title: President

                                                                        ANNEX B

                                April 17, 2000

The Special Committee of the Board of Directors
The Board of Directors
PINNACLE ENTERTAINMENT, INC.
330 North Brand Boulevard
Suite 1100
Glendale, CA 91203-2308

To the Special Committee of the Board of Directors and the Board of Directors:

   We understand that Pinnacle Entertainment, Inc., a Delaware corporation ("Pinnacle"), and Harveys Casino Resorts, a Nevada corporation (the "Purchaser") majority owned by Colony Capital, Inc. ("Colony"), propose to enter into an Agreement and Plan of Merger dated as of April 17, 2000 (the "Merger Agreement") whereby Pinnacle and the Purchaser will merge (the "Transaction"). Pursuant to the Merger Agreement, each share of Pinnacle common stock, par value $0.10 per share ("Pinnacle Common Stock"), outstanding immediately prior to the effective time of the Transaction will receive up to $25.00, $24.00 in cash plus up to $1.00 per share contingent upon the occurrence of, and amount of proceeds from, the sale of certain real estate located in Inglewood, California, (the "Acquisition Consideration"). You have requested Jefferies & Company, Inc.'s ("Jefferies") opinion as investment bankers as to whether the Acquisition Consideration is fair, from a financial point of view, to the holders of Pinnacle Common Stock.

   In our review and analysis and in rendering this opinion, we have with your permission assumed and relied upon the accuracy and completeness of all information provided to us by Pinnacle's management, as well as publicly available information, and have not verified such information. We have not conducted a physical inspection of any of the properties or facilities of Pinnacle, nor have we made, been provided with or considered any independent evaluation or appraisals of any of such properties or facilities. The Acquisition Consideration was based on negotiations between Pinnacle and the Purchaser during which Jefferies provided investment banking services to the Special Committee of the Board of Directors of Pinnacle (the "Committee").

   In conducting our analysis and rendering our opinion as expressed herein, we have reviewed and considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the Merger Agreement; (ii) the historical financial condition and results of operations of Pinnacle, including the Annual Reports on Form 10-K of Pinnacle for the years ended December 31, 1997, 1998, and 1999; (iii) certain internal financial and non-financial information prepared by the management of Pinnacle, which data was made available to us in our role as financial advisor to the Committee; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies which we deemed comparable; (v) business prospects of Pinnacle as projected by the management of Pinnacle; (vi) the historical and current market prices for Pinnacle Common Stock and for the equity securities of certain other companies with businesses that we consider relevant to our inquiry; and (vii) publicly available information, including research reports on companies we considered relevant to our inquiry. We have met with certain officers and employees of Pinnacle to discuss the foregoing as well as other matters we believed relevant to our opinion. We have also taken into account general economic, monetary, political, market and other conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion is based upon all of such conditions as they exist currently and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable changes and such changes could impact our opinion. Our opinion does not constitute a recommendation of the Transaction over any alternative transactions which may be available to Pinnacle and does not address Pinnacle's underlying business decision to effect the Transaction.

   For purposes of rendering this opinion and based on your direction and with your consent, Jefferies has assumed that, in all respects material to its analysis, the representations and warranties of Pinnacle contained in the Merger Agreement are true and correct, Pinnacle and Colony will each perform all of the covenants and agreements to be performed by it under the Merger Agreement, and all conditions to the obligations of Pinnacle to consummate the Transaction will be satisfied without any waiver thereof.

   Jefferies is a registered broker-dealer. Jefferies has acted as financial advisor to the Committee in connection with the Transaction and will receive
(i) a cash fee upon rendering of the opinion and (ii) a cash fee at the closing of the Transaction. Jefferies maintains a market in Pinnacle Common Stock and regularly publishes research reports regarding securities of Pinnacle. In the ordinary course of business, Jefferies and its affiliates may actively trade or hold the securities of Pinnacle for their own account and the accounts of customers and, accordingly, may at any time hold a long or short position in securities of Pinnacle.

   Based upon and subject to the foregoing, we are of the opinion as investment bankers that the Acquisition Consideration to be received by the holders of Pinnacle Common Stock pursuant to the Transaction is fair, from a financial point of view, to such holders.

   It is understood and agreed that this opinion is provided for the use and benefit of the Committee as one element in its consideration of the Transaction. Without limiting the foregoing, this opinion does not constitute a recommendation to any shareholder of Pinnacle as to whether to tender such holder's Pinnacle Common Stock or as to how such person should vote with respect to the proposed Transaction.

                                          Sincerely,

                                          /s/ JEFFERIES & COMPANY, INC.

                                                                        ANNEX C

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(S) 262. Appraisal Rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
  (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

--------------------------------------------------------------------------------
PROXY
                          PINNACLE ENTERTAINMENT, INC.

                 Proxy for 2000 Annual Meeting of Stockholders

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Pinnacle Entertainment, Inc. (the "Company") and the accompanying Proxy Statement relating to the above-referenced Annual Meeting, and hereby appoints R.D. Hubbard, or in his absence, Loren S. Ostrow, with full power to each of substitution in each, as attorneys and proxies of the undersigned.

  Said proxies are hereby given authority to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the 2000 Annual Meeting of Stockholders of the Company, and at any and all adjournments or postponements thereof on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.

  This proxy is solicited by the Board of Directors of the Company, and when properly executed, the shares represented hereby will be voted in accordance with the instructions in this proxy. If no direction is made, this proxy will be voted FOR the approval and adoption of the Merger Agreement and FOR the election of all nominees named as directors of the Company.

             PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
                            IN THE ENCLOSED ENVELOPE

                               (See reverse side)
--------------------------------------------------------------------------------
                          -- FOLD AND DETACH HERE --

--------------------------------------------------------------------------------
                                                    Please mark
                                                    your votes as [X]
                                                    indicated in
                                                    this example


1. Approval and Adoption of Agreement and Plan of Merger,                            WITHHOLD
   dated as of April 17, 2000, by and among Pinnacle             FOR     AGAINST    AUTHORITY
   Entertainment, Inc., PH Casino Resorts, Inc. and              [_]      [_]         [_]
   Pinnacle Acquisition Corporation


2. Election of Nine Directors:
                                                                     WITHHOLD
                                                                    AUTHORITY
 Nominees:                                                FOR         FROM
 Paul R. Alanis       Michael Ornest                      ALL         ALL
 R.D. Hubbard         Timothy J. Parrott                  [_]         [_]
 Robert T. Manfuso    Lynn P. Reitnouer
 James L. Martineau   Marlin Torguson
 Gary G. Miller

For all nominees except:
(Instruction: To withhold authority to vote for any indi-
vidual nominee, write that nominee's name in the space
provided below).
_______________________
This Proxy will be voted as directed or, if no direction is
indicated, the proxies are authorized to vote in their
discretion "FOR" the approval and adoption of the Merger
Agreement and "FOR" the election of the above-listed nominees or such substitute nominee(s) for directors as the Board of
Directors of Pinnacle Entertainment, Inc. shall select.
This Proxy also confers discretionary authority on the
proxies to vote as to any other matter that is properly
brought before the Annual Meeting that the Board of Directors did not have notice of prior to the date specified in the
Proxy Statement.
-------------------------------------------------------------
                                                  Dated: ___________, 2000

                                                  ________________________
                                                        (Signature)

                                                  ________________________
                                                          (Title)
                                                  ________________________
                                                     (Signature if held
                                                          jointly)
                                                  Note: Please date and
                                                  sign exactly as your
                                                  name(s) appear on this
                                                  proxy card. If shares
                                                  are registered in more
                                                  than one name, all such
                                                  persons should sign. A
                                                  corporation should sign
                                                  in its full corporate
                                                  name by a duly autho-
                                                  rized officer, stating
                                                  his title. When signing
                                                  as attorney, executor,
                                                  administrator, trustee
                                                  or guardian, please
                                                  sign in your official
                                                  capacity and give your
                                                  full title as such. If
                                                  a partnership, please
                                                  sign in the partnership
                                                  name by an authorized
                                                  person.





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